UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CC Media Holdings, Inc.
(Name of Registrant as Specified in its Charter)

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CC MEDIA HOLDINGS, INC.

200 East Basse Road
San Antonio, Texas 78209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2012

As a stockholder of CC Media Holdings, Inc. (“CC Media” or the “Company”), you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Stockholders of CC Media to be held in the Lone Star Ballroom-East at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, on May 18, 2012, at 9:00 a.m. local time, for the following purposes:

1.	to elect the 13 nominees for directors named in this proxy statement;

2.	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of CC Media for the year ending December 31, 2012; and

3.	to transact any other business which may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 2, 2012 are entitled to notice of and to vote at the annual meeting.

Two cut-out admission tickets are included on the back cover of this document and are required for admission to the annual meeting.  Please contact the Secretary of CC Media at the corporate headquarters of CC Media if you need additional tickets.  If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder.  Admission to the annual meeting will be on a first-come, first-served basis.  Registration and seating will begin at 8:45 a.m. local time.  Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.  Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.  Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.  The annual meeting will begin promptly at 9:00 a.m. local time.

Your attention is directed to the accompanying proxy statement.  In addition, although mere attendance at the annual meeting will not revoke your proxy, if you attend the annual meeting you may revoke your proxy and vote in person.  To ensure that your shares are represented at the annual meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors

/s/ Robert H. Walls, Jr.

Robert H. Walls, Jr.
Executive Vice President, General Counsel and Secretary
San Antonio, Texas
April 9, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2012

The Proxy and Annual Report Materials are available at:
http://bnymellon.mobular.net/bnymellon/ccmo

2012 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of CC Media Holdings, Inc. (referred to herein as “CC Media,” “Company,” “we,” “our” or “us”) to be held on Friday, May 18, 2012, beginning at 9:00 a.m. local time, in the Lone Star Ballroom-East at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, and at any postponements or adjournments thereof.  This proxy statement is first being mailed to stockholders on or about April 18, 2012.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
The Board of Directors of CC Media (the “Board”) is providing these proxy materials to you in connection with CC Media’s annual meeting of stockholders (the “annual meeting”), which will take place on May 18, 2012.  The Board is soliciting proxies to be used at the annual meeting.  You also are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our most highly paid executive officers and certain other required information.  Following this proxy statement are excerpts from CC Media’s 2011 Annual Report on Form 10-K, including the Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as certain other data.  A proxy card and a return envelope also are enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the annual meeting:

•	the election of the 13 nominees for directors named in this proxy statement; and
•	the ratification of the selection of Ernst & Young LLP as CC Media’s independent registered public accounting firm for the year ending December 31, 2012.

Q:	Which of my shares may I vote?

A:
Each share of Class A common stock and each share of Class B common stock owned by you as of the close of business on April 2, 2012 (the “Record Date”) may be voted by you.  These shares include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.  Each share of your Class A common stock is entitled to one vote at the annual meeting.  Each holder of shares of Class B common stock is entitled to 107.14 votes per share, which is the number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the Record Date and the number of shares of Class C common stock outstanding as of the Record Date by (b) the number of shares of Class B common stock outstanding as of the Record Date.  Except as otherwise required by law, the holders of outstanding shares of Class C common stock are not entitled to any votes upon any proposals presented to stockholders of CC Media.  As of the Record Date, there were 23,579,852 shares of CC Media’s Class A common stock, 555,556 shares of CC Media’s Class B common stock and 58,967,502 shares of CC Media’s Class C common stock outstanding.  All of the outstanding shares of Class B common stock and Class C common stock are held by CC IV (as defined below) and CC V (as defined below), respectively.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most stockholders of CC Media hold their shares through a stockbroker, bank or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record:  If your shares are registered directly in your name with CC Media’s transfer agent, Computershare Shareowner Services LLC (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Computershare on behalf of CC Media.  As the stockholder of record, you have the right to grant your voting proxy directly to CC Media or to vote in person at the annual meeting.  CC Media has enclosed a proxy card for you to use.  Please sign and return your proxy card.

Beneficial Owner:  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker on how to vote and also are invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares.  Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.  Please sign and return your voting instruction card.

Q:	What constitutes a quorum?

A:
For purposes of electing the two directors that the holders of CC Media’s Class A common stock are entitled to elect, the presence, in person or by proxy, of the holders of outstanding shares of CC Media’s Class A common stock representing a majority of the votes entitled to be cast by holders of Class A common stock is necessary to constitute a quorum at the annual meeting.  For all other matters, including for purposes of electing the 11 other directors, the presence, in person or by proxy, of the holders of outstanding shares of CC Media’s common stock representing a majority of the votes entitled to be cast is necessary to constitute a quorum at the annual meeting.  Votes “withheld,” abstentions and “broker non-votes” (described below) are counted as present for purposes of establishing a quorum.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Brokers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions.  When a broker is not permitted to vote the shares of a customer who does not provide voting instructions, it is called a “broker non-vote.”  If you do not provide your broker with voting instructions, your broker will not be able to vote your shares with respect to the election of directors.  Your broker will send you directions on how you can instruct your broker to vote.

As described above, if you do not provide your broker with voting instructions and the broker is not permitted to vote your shares on a proposal, a “broker non-vote” occurs.  Broker non-votes will be counted for purposes of establishing a quorum at the annual meeting and will have no effect on the vote on any of the proposals at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting.  If you choose to vote your shares held of record in person at the annual meeting, please bring the enclosed proxy card and proof of identification.  Even if you plan to attend the annual meeting, CC Media recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting.  You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting.  Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares.  Your vote is important.  Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder.  Admission to the annual meeting will be on a first-come, first-served basis.  Registration and seating will begin at 8:45 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.  Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date.  Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions.  You can specify your choices by marking the appropriate boxes on the enclosed proxy card or voting instruction card.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What if I abstain from voting or withhold my vote on a specific proposal?

A:
If you withhold your vote on the election of directors or abstain from voting on any of the other proposals, it will have no effect on the outcome of the vote on any of the proposals at the annual meeting.  Abstentions are counted as present for purposes of determining a quorum.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What are CC Media’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR”:

•	each of the 13 nominees for directors named in this proxy statement; and
•	the ratification of the selection of Ernst & Young LLP as CC Media’s independent registered public accounting firm for the year ending December 31, 2012.

Q:	What vote is required to elect the directors and approve each proposal?

A:
Holders of Class A common stock, voting as a separate class, are entitled to elect two members of our Board.  For the election of the 11 other members of our Board and all other matters submitted to a vote of the stockholders, the holders of Class A common stock and Class B common stock will vote together as a single class.  The directors will be elected by a plurality of the votes properly cast.  The ratification of the selection of Ernst & Young LLP as CC Media’s independent registered public accounting firm for the year ending December 31, 2012 will be approved by the affirmative vote of a majority of the votes properly cast.

Q:	May I change my vote?

A:
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of CC Media a proxy card dated later than your last submitted proxy card, notifying the Secretary of CC Media in writing or voting in person at the annual meeting.  If your shares are held beneficially in “street name,” you should follow the instructions provided by your broker or other nominee to change your vote.

Q:	Where can I find the voting results of the annual meeting?

A:
CC Media will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K, which we anticipate filing with the Securities and Exchange Commission (the “SEC”) by May 24, 2012.

Q:	May I access CC Media’s proxy materials from the Internet?

A:	Yes. These materials are available at http://bnymellon.mobular.net/bnymellon/ccmo.

THE BOARD OF DIRECTORS

Our Board, which currently consists of 13 members, is responsible for overseeing the direction of CC Media and for establishing broad corporate policies.  However, in accordance with corporate legal principles, it is not involved in day-to-day operating details.  Members of the Board are kept informed of CC Media’s business through discussions with the Chief Executive Officer, the Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, by receiving updates from Board committees and by otherwise participating in Board and committee meetings.

COMPOSITION OF THE BOARD OF DIRECTORS

Holders of CC Media’s Class A common stock, voting as a separate class, are entitled to elect two members of the Board (the “public directors”).  For the election of the 11 other members of our Board, the holders of Class A common stock and Class B common stock will vote together as a single class.  However, since several entities controlled by Bain Capital Partners, LLC and its affiliates (collectively, “Bain Capital”) and Thomas H. Lee Partners, L.P. and its affiliates (collectively, “THL” and, together with Bain Capital, the “Sponsors”) hold a majority of the outstanding capital stock and voting power of CC Media, the holders of CC Media’s Class A common stock do not have the voting power to elect the remaining 11 members of our Board.  Pursuant to an amended and restated voting agreement (the “Voting Agreement”) entered into among B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, BT Triple Crown Merger Co., Inc., CC Media, Highfields Capital I LP, Highfields Capital II LP, Highfields Capital III L.P. and Highfields Capital Management LP (collectively, with Highfields Capital I LP, Highfields Capital II LP and Highfields Capital III L.P., “Highfields”) on May 13, 2008, of the two members of the Board to be elected by holders of CC Media’s Class A common stock:

•
one was selected by Highfields Capital Management LP, which member was named to the Nominating and Corporate Governance Committee of CC Media’s Board and who the parties to the Voting Agreement agreed initially would be Jonathon S. Jacobson; and

•
the other was selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management LP, who the parties to the Voting Agreement agreed initially would be David C. Abrams.

These two directors are nominated to stand for reelection at the annual meeting.  Until the date that Highfields owns less than five percent of the Class A common stock of CC Media, CC Media will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially was Mr. Jacobson) will be selected by Highfields Capital Management LP, and one candidate (who initially was Mr. Abrams) will be selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management LP.  CC Media also has agreed that until the termination of the Voting Agreement and subject to the fiduciary duties of its Board, CC Media will cause at least one of the public directors to be appointed to each of the primary standing committees of the Board and, if such public director shall cease to serve as a director of CC Media or otherwise is unable to fulfill his or her duties on any such committee, CC Media shall cause the director to be succeeded by another public director.

BOARD MEETINGS

During 2011, the Board held ten meetings.  All of CC Media’s directors, other than Messrs. Irving L. Azoff, Charles A. Brizius and Ian K. Loring, attended at least 75% of the aggregate of all meetings of the Board and committees on which they served during the periods in which they served during 2011.

STOCKHOLDER MEETING ATTENDANCE

CC Media encourages, but does not require, directors to attend the annual meetings of stockholders.  Directors Mark P. Mays and Randall T. Mays attended the annual meeting of stockholders in 2011.

INDEPENDENCE OF DIRECTORS

The Board has adopted the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) for determining the independence of its members.  To be considered independent under NASDAQ rules, a director may not be employed by CC Media or engage in certain types of business dealings with CC Media.  As required, the Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has affirmatively determined that David C. Abrams and Jonathon S. Jacobson are independent directors under the listing standards of NASDAQ.  In making these determinations, the Board reviewed and discussed information provided by the directors and by CC Media with regard to the directors’ business and personal activities as they relate to CC Media and its affiliates.  In the ordinary course of business during 2011, we entered into purchase and sale transactions for products and services with certain entities affiliated with members of our Board, as described below, and the following transactions were considered by our Board in making their independence determinations with respect to Messrs. Abrams and Jacobson:

•
Funds managed by Mr. Abrams own approximately 10.8% of Arbitron Inc. and approximately 12% of Lamar Advertising Company, but do not have representatives serving in director or management positions with Arbitron Inc. or Lamar Advertising Company.  During 2011, we and our affiliates paid Arbitron Inc. approximately $101.3 million for radio ratings information, software and market research.  We and our affiliates also received approximately $196,000 from Arbitron Inc. during 2011.  During 2011, our affiliates leased property to Lamar Advertising Company for $1.2 million.  During 2011, we and our affiliates also conducted a small amount of business (less than $100,000 in the aggregate) with four other entities for which Mr. Abrams serves as a director or trustee.

•	Non-profit organizations for which Mr. Jacobson or an immediate family member serves as a director or trustee paid us and our affiliates less than $30,000 in the aggregate for advertising during 2011.

All of the payments described above are for arms-length, ordinary course of business transactions and we generally expect transactions of a similar nature to occur during 2012.  In each case, our Board concluded that the transaction or relationship did not impair the independence of the director.

COMMITTEES OF THE BOARD

The three primary standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  Each committee has a written charter, which guides its operations.  The written charters are available on CC Media’s Internet website at www.ccmediaholdings.com.  The table below sets forth the members of each of these committees.

Board Committee Membership

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David C. Abrams	*X	X
Irving L. Azoff
Steven W. Barnes			X
Richard J. Bressler	X	X
Charles A. Brizius		X	X
John P. Connaughton		*X
Blair E. Hendrix	X	X
Jonathon S. Jacobson		X	X
Ian K. Loring			X
Mark P. Mays
Randall T. Mays
Robert W. Pittman
Scott M. Sperling			*X

* = Chairman
X = Committee member

The Board also has an Operating Committee, which currently is composed of Richard J. Bressler, John P. Connaughton, Blair E. Hendrix and Scott M. Sperling.  The purpose of the Operating Committee is to actively engage with management on strategy and execution of corporate and financial plans and goals, as well as such other responsibilities and duties as may be established by the Board from time to time.

The Audit Committee

The Audit Committee assists the Board in its general oversight of CC Media’s financial reporting, internal control and audit functions.  Audit Committee member David C. Abrams has been designated by our Board as an “Audit Committee Financial Expert,” as defined by the SEC.  The Audit Committee met eight times during 2011.  Mr. Abrams is independent as defined by the standards of the rules and regulations of the SEC and CC Media’s independence standards.

The Audit Committee’s primary responsibilities, which are discussed in detail within its charter, include the following:

•	select the independent registered public accounting firm;
•	approve or pre-approve all auditing and non-audit services by the independent registered public accounting firm;
•	review, evaluate and discuss reports regarding the independent registered public accounting firm’s independence;
•	review with the internal auditors and the independent registered public accounting firm the scope and plan for audits;
•
review with management, the internal auditors and the independent registered public accounting firm CC Media’s system of internal control, financial and critical accounting practices and its policies relating to risk assessment and risk management, including legal and ethical compliance programs;

•
review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and

•	review material pending legal proceedings involving the Company and other contingent liabilities.

The full text of the Audit Committee’s charter can be found on our website at www.ccmediaholdings.com.

The Compensation Committee

The Compensation Committee, together with its Executive Performance Subcommittee (the “Subcommittee”), administers CC Media’s equity plans and performance-based compensation plans, determines compensation arrangements for executive officers and makes recommendations to the Board concerning the compensation, if any, of directors of CC Media and its subsidiaries (except with respect to matters related to the compensation of the directors and certain officers of CC Media’s publicly traded indirect subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”)).  The Compensation Committee met eight times during 2011.  Compensation Committee members David C. Abrams and Jonathon S. Jacobson are independent as defined by CC Media’s independence standards.

The Compensation Committee has the authority to form subcommittees composed solely of members of the Compensation Committee and delegate any of its responsibilities to such subcommittees.  In order to help it carry out its responsibilities, the Board and the Compensation Committee created the Subcommittee, which is composed of Messrs. Abrams and Jacobson.  The Subcommittee met four times during 2011.

The Compensation Committee and the Subcommittee each have the ability, under their respective charters, to select and retain, at the expense of CC Media, independent legal and financial counsel and other consultants necessary to assist them as they each may deem appropriate, in their sole discretion.  The Compensation Committee and the Subcommittee also each have the authority to select and retain any compensation consultant to be used to survey the compensation practices in CC Media’s industry and to provide advice so that CC Media can maintain its competitive ability to recruit and retain highly qualified personnel.  They have the sole authority to approve related fees and retention terms for any of their respective counsel and consultants.

The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are to:

•	assist the Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans;
•
obtain through discussions with management an understanding of CC Media’s risk management practices and policies in order to appropriately evaluate whether CC Media’s compensation policies or practices create incentives that affect risk taking;

•	make recommendations to the Board regarding the adoption of new employee incentive compensation plans and equity-based plans;
•
review and discuss with management the Compensation Discussion and Analysis and, based on that review and discussion, recommend to the Board that the Compensation Discussion and Analysis be included in the proxy statement;

•	produce a Compensation Committee report on executive compensation for inclusion in the proxy statement; and
•	make recommendations to the Board regarding compensation, if any, of the Board.

The Subcommittee’s primary responsibilities, which are discussed in detail within its charter, are to:

•
review and approve corporate goals and objectives relevant to Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s and other executive officers’ compensation level based on this evaluation; and

•
approve or recommend to the Board all awards under CC Media’s incentive compensation plans and equity-based plans, as well as adopt, administer, amend or terminate such plans; provided, that no adoption, amendment or termination of any compensation plan under which stock may be issued, or in which a member of the Board may be a participant, shall be effective unless the same shall be approved by the Board and, to the extent required by law or rules of any stock exchange on which CC Media’s securities are listed, by the stockholders.

The full text of the Compensation Committee’s charter and the Subcommittee’s charter can be found on our website at www.ccmediaholdings.com.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary responsibilities, which are discussed in detail within its charter, include the following:

•	identify individuals qualified to become Board members;
•	receive nominations for qualified individuals and review recommendations put forward by the Chief Executive Officer or recommended by stockholders;
•	establish any qualifications, desired background, expertise and other selection criteria for members of the Board and any committee; and
•	recommend to the Board the director nominees for the next annual meeting of stockholders.

The Nominating and Corporate Governance Committee met one time during 2011.  Committee member Jonathon S. Jacobson is independent as defined by CC Media’s independence standards.  The full text of the Nominating and Corporate Governance Committee’s charter can be found on our website at www.ccmediaholdings.com.

Our directors play a critical role in guiding CC Media’s strategic direction and overseeing the management of CC Media.  CC Media does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to recommend the nomination of directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate mix of experience, skills, and expertise to oversee CC Media’s businesses.  Director candidates should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated and have the time, energy, interest and willingness to serve as a member of the Board.  The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience.  The Nominating and Corporate Governance Committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term.

The Nominating and Corporate Governance Committee will consider as potential nominees individuals properly recommended by stockholders.  Recommendations concerning individuals proposed for consideration should be addressed to the Board, c/o Secretary, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.  Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration and a statement that the person has agreed to serve if nominated and elected.  The Board evaluates candidates recommended by stockholders in the same manner in which it evaluates other nominees.  Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the advance notice and other requirements set forth in our bylaws, as described below under “Stockholder Proposals for 2013 Annual Meeting and Advance Notice Procedures.”

BOARD LEADERSHIP STRUCTURE

From July 30, 2008 until March 31, 2011, Mark P. Mays served as both our President and Chief Executive Officer and our Chairman of the Board.  Mr. Mays retired as our President and Chief Executive Officer on March 31, 2011, but continues to serve as our Chairman of the Board.  On March 31, 2011, our Board (1) established a new “Office of the Chief Executive Officer” to serve the functions of the Chief Executive Officer and President until a permanent replacement for Mr. Mays was hired and (2) appointed Thomas W. Casey (our Executive Vice President and Chief Financial Officer) and Robert H. Walls, Jr. (our Executive Vice President, General Counsel and Secretary) to serve in the newly-created office in addition to their existing offices, which they retained.  Messrs. Casey and Walls are not members of our Board.  Robert W. Pittman was appointed as our Chief Executive Officer and a member of our Board on October 2, 2011, at which time the Office of the Chief Executive Officer ceased to exist at CC Media.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of CC Media to make that determination based on the position and direction of CC Media, the membership of the Board and the individuals who occupy those roles.  As our Chairman of the Board and our previous Chief Executive Officer, Mr. Mays worked collaboratively with the Office of the Chief Executive Officer during its tenure during 2011 and continues to work collaboratively with Mr. Pittman to effect a smooth transition.  Mr. Mays remains available to provide advice and input to Mr. Pittman regarding long term strategy and vision.  Mr. Mays and Mr. Pittman together provide our Board with insight into our operations and help facilitate the flow of information between management and the Board.  In addition, Board members John P. Connaughton and Scott M. Sperling serve as Co-Presiding Directors of our Board, providing an additional layer of non-employee director oversight.  For the reasons described above, our Board believes that this leadership structure is appropriate for us at this time.

Our risk management philosophy strives to:

•	timely identify the material risks that CC Media faces;
•	communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;
•	implement appropriate and responsive risk management strategies consistent with CC Media’s risk profile; and
•	integrate risk management into CC Media’s decision-making.

The Board has designated the Audit Committee to oversee risk management.  The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of CC Media’s risk management processes.  In addition, Mr. Mays (as our Chairman and our previous Chief Executive Officer) and Mr. Pittman (as a member of our Board and our current Chief Executive Officer) both are able to provide our Board with valuable insight into our risk profile and the options to mitigate and address our risks based on their respective experiences with the daily management of our business.  The Board encourages management to promote a corporate culture that incorporates risk management into CC Media’s corporate strategy and day-to-day operations.

STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD

Stockholders and other interested parties desiring to communicate with the Board or individual directors should do so by sending regular mail to:

Board of Directors
c/o Secretary
CC Media Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209

CODE OF BUSINESS CONDUCT AND ETHICS

In 2002, Clear Channel Communications, Inc. (“Clear Channel”) adopted a Code of Business Conduct and Ethics, as amended from time to time (the “Code of Conduct”), applicable to all of its directors and employees, including its principal executive officer, principal financial officer and principal accounting officer, which constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K.  Upon the consummation of the Merger (as defined below), Clear Channel became an indirect wholly owned subsidiary of CC Media.  The Code of Conduct applies to the principal executive officer, principal financial officer and principal accounting officer of CC Media, as the same individuals serve as the principal executive officer, principal financial officer and principal accounting officer, respectively, of both CC Media and Clear Channel.  The Code of Conduct is publicly available on CC Media’s Internet website at www.ccmediaholdings.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.ccmediaholdings.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of CC Media’s common stock as of April 2, 2012 for: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; (3) our directors and executive officers as a group; and (4) each person known to CC Media to beneficially own more than 5% of any class of CC Media’s outstanding shares of common stock.  At the close of business on April 2, 2012, there were 23,579,852 shares of CC Media’s Class A common stock, 555,556 shares of CC Media’s Class B common stock and 58,967,502 shares of CC Media’s Class C common stock outstanding.  In addition, information concerning the beneficial ownership of common stock of our indirect subsidiary, CCOH, by: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; and (3) our directors and executive officers as a group is set forth in the footnotes to the table below.  At the close of business on April 2, 2012, there were 41,802,578 shares of CCOH’s Class A common stock outstanding and 315,000,000 shares of CCOH’s Class B common stock outstanding.  Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

All of our outstanding shares of Class B common stock are held by Clear Channel Capital IV, LLC (“CC IV”) and all of our outstanding shares of Class C common stock are held by Clear Channel Capital V, L.P. (“CC V”), each of which ultimately is controlled jointly by funds affiliated with the Sponsors.  These shares represent in the aggregate approximately 72% (whether measured by voting power or economic interest) of the equity of CC Media.

Subject to certain limitations set forth in the Third Amended and Restated Certificate of Incorporation of CC Media, each share of Class B common stock and each share of Class C common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time.  Each holder of shares of Class B common stock is entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of total number of shares of Class B common stock outstanding as of the Record Date and the number of shares of Class C common stock outstanding as of the Record Date by (b) the number of shares of Class B common stock outstanding as of the Record Date.  Except as otherwise required by law, the holders of outstanding shares of Class C common stock are not entitled to any votes upon any proposals presented to stockholders of CC Media.  Each share of common stock is entitled to share on a pro rata basis in any distributions by CC Media.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (a)	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock		Number of Shares of Class C Common Stock		Percentage of Outstanding Common Stock on an As-Converted Basis (b)
Holders of More than 5%:
Bain Capital Investors, LLC and related investment funds	—	555,556	(c)	58,967,502	(d)	71.6%
Thomas H. Lee Partners, L.P. and related investment entities	—	555,556	(e)	58,967,502	(f)	71.6%
Highfields Capital Management LP and managed investment funds(g)	9,950,510	—		—		12.0%
Abrams Capital Management, L.P. and affiliates(h)	6,811,407	—		—		8.2%
Marathon Asset Management LLP and affiliates(i)	3,229,987	—		—		3.9%

Named Executive Officers, Executive Officers and Directors:
David C. Abrams(h)	6,811,407	—		—		8.2%
Irving L. Azoff	—	—		—		—
Steven W. Barnes(j)	—	—		—		—
Richard J. Bressler(k)	—	—		—		—
Charles A. Brizius(k)	—	—		—		—
Thomas W. Casey(l)	125,000	—		—		*
John P. Connaughton(j)	—	—		—		—
Ronald H. Cooper(m)	82,500	—		—		*
C. William Eccleshare(n)	—	—		—		—
Blair E. Hendrix(j)	—	—		—		—
John E. Hogan(o)	65,069	—		—		*
Jonathon S. Jacobson(g)	9,950,510	—		—		12.0%
Ian K. Loring(j)	—	—		—		—
Mark P. Mays(p)	824,361	—		—		1.0%
Randall T. Mays(q)	1,111,431	—		—		1.3%
Robert W. Pittman(r)	706,215	—		—		*
Scott M. Sperling(k)	—	—		—		—
Robert H. Walls, Jr. (s)	25,000	—		—		*
All directors and executive officers as a group (18 individuals)(t)	19,621,493	—		—		23.3%
___________________
* Means less than 1%.

(a)	Unless otherwise indicated, the address for all beneficial owners is c/o CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

(b)	Percentage of ownership calculated in accordance with Rule 13d-3(d) (1) under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”).

(c)
Represents the 555,556 shares of Class B common stock of CC Media owned by CC IV, which represents 100% of the outstanding shares of our Class B common stock.  Bain Capital Investors, LLC (“BCI”) is the general partner of Bain Capital Partners (CC) IX, L.P. (“BCP IX”), which is the general partner of Bain Capital (CC) IX, L.P. (“Bain Fund IX”), which holds 50% of the limited liability company interests in CC IV.  BCI disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.  The business address of CC IV is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(d)
Represents the 58,967,502 shares of Class C common stock of CC Media owned by CC V, which represents 100% of the outstanding shares of our Class C common stock.  BCI is the sole member of Bain Capital CC Partners, LLC (“Bain CC Partners”), which is the general partner of Bain Capital CC Investors, L.P. (“Bain CC Investors”), which holds 50% of the limited partnership interests in CC V.  Bain CC Investors expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act.  BCI disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.  The business address of CC V is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(e)
Represents the 555,556 shares of CC Media’s Class B common stock owned by CC IV, which represents 100% of the outstanding shares of our Class B common stock.  Thomas H. Lee Advisors, LLC (“THLA”) is the general partner of Thomas H. Lee Partners, L.P. (“THLP”), which is the sole member of THL Equity Advisors VI, LLC (“THL Advisors”), which is the general partner of Thomas H. Lee Equity Fund VI, L.P. (the “THL Fund”), which holds 50% of the limited liability company interests in CC IV.  Each of THLA, THLP, THL Advisors and the THL Fund expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d) (3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein.  The business address of CC IV is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(f)
Represents the 58,967,502 shares of CC Media’s Class C common stock owned by CC V, which represents 100% of the outstanding shares of our Class C common stock.  THLA is the general partner of THLP, which is the sole member of THL Advisors, which is the general partner of each of the THL Fund and THL Equity Fund VI Investors (Clear Channel), L.P. (the “THL Investors Fund”).  THLP is the general partner of each of THL Coinvestment Partners, L.P. (“THL Coinvestment”) and THL Operating Partners, L.P. (“THL Operating”) and THL Advisors is the general partner of each of Thomas H. Lee Parallel Fund VI, L.P. (“THL Parallel”) and Thomas H. Lee Parallel (DT) Fund VI, L.P. (“THL Parallel DT”), each of which entities is a limited partner in the THL Investors Fund.  THL Advisors also holds 50% of the limited liability company interests in CC V Manager, which is the general partner of CC V.  The THL Fund and the THL Investors Fund collectively hold 50% of the limited partnership interests in CC V.  Each of THLA, THLP, THL Advisors, CC V Manager, the THL Fund, the THL Investors Fund, THL Coinvestment, THL Operating, THL Parallel and THL Parallel DT expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d) (3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein.  The business address of CC V is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(g)
As reported on a Schedule 13G/A filed with respect to CC Media’s Class A common stock on February 14, 2012, Highfields Capital Management LP (“Highfields Capital Management”) is the investment manager to each of Highfields Capital I LP, a Delaware limited partnership (“Highfields I”), Highfields Capital II LP, a Delaware limited partnership (“Highfields II”), and Highfields Capital III L.P., an exempted limited partnership organized under the laws of the Cayman Islands, B.W.I. (“Highfields III”).  Highfields GP LLC, a Delaware limited liability company (“Highfields GP”), is the general partner of Highfields Capital Management.  Highfields Associates LLC, a Delaware limited liability company (“Highfields Associates”), is the general partner of each of Highfields I, Highfields II and Highfields III.  Each of Highfields Capital Management, Highfields GP, Highfields Associates, Highfields I, Highfields II and Highfields III disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself except to the extent of its pecuniary interest therein.  Mr. Jacobson is the managing member of Highfields GP and the senior managing member of Highfields Associates.  Each of Highfields Capital Management, Highfields GP, Highfields Associates and Mr. Jacobson has the power to direct the receipt of dividends from or the proceeds from the sale of the shares owned by Highfields I, Highfields II and Highfields III.  Each of the above disclaims beneficial ownership of any securities owned beneficially by any other person or persons.  Mr. Jacobson has indicated that a portion or all of the securities described in the Schedule 13G/A may be held in margin accounts from time to time.  The business address of Mr. Jacobson, Highfields Capital Management, Highfields GP, Highfields Associates, Highfields I and Highfields II is c/o Highfields Capital Management LP, John Hancock Tower, 200 Clarendon Street, 59th Floor, Boston, Massachusetts 02116.  The business address of Highfields III is c/o Goldman Sachs (Cayman) Trust, Limited, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, P.O. Box 896, Grand Cayman KY1-1103, Cayman Islands.  The shares of CC Media’s Class A common stock reported on the Schedule 13G/A represent 42.2% of the shares of CC Media’s Class A common stock.

(h)
As reported on a Schedule 13D filed with respect to CC Media’s Class A common stock on November 28, 2011. The CC Media shares reported in the Schedule 13D for Abrams Capital Partners II, L.P. (“ACP II”) represent shares beneficially owned by ACP II and other private investment vehicles for which Abrams Capital, LLC (“Abrams Capital”) serves as general partner.  Shares reported in the Schedule 13D for Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”) represent shares beneficially owned by ACP II and other private investment vehicles (including those for which shares are reported for Abrams Capital) for which Abrams CM LP serves as investment manager.  Abrams CM LLC is the general partner of Abrams CM LP.  The CC Media shares reported in the Schedule 13D for Mr. Abrams represent the above referenced shares reported for Abrams Capital and Abrams CM LLC.  Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC.  The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116.  The shares of CC Media’s Class A common stock reported on the Schedule 13D represent 28.9% of the shares of CC Media’s Class A common stock.

As reported on a Schedule 13G/A filed with respect to CCOH’s Class A common stock on February 10, 2012, ACP II and affiliates beneficially owned 3,354,390 shares of CCOH’s Class A common stock, which represented 8.0% of CCOH’s Class A common stock and less than 1% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.  Shares of CCOH’s Class A common stock reported in the Schedule 13G/A for ACP II represent shares beneficially owned by ACP II.  Shares reported in the Schedule 13G/A for Abrams Capital represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner.  Shares reported in the Schedule 13G/A for Abrams CM LP and Abrams CM LLC represent the above-referenced shares beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager.  Abrams CM LLC is the general partner of Abrams CM LP.  Shares reported in the Schedule 13G/A for Mr. Abrams represent the above referenced shares reported for Abrams Capital and Abrams CM LLC.  Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC.  Each disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest therein.  The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116.

(i)
As reported on a Schedule 13G filed with respect to CC Media’s Class A common stock on February 9, 2012. The shares of CC Media’s Class A common stock reported in the Schedule 13G may be deemed to be beneficially owned by one or more of the following persons: M.A.M. Investments Ltd., a Jersey corporation (“MAM”), Marathon Asset Management (Services) Ltd, a UK Corporation (“Marathon Ltd”), Marathon Asset Management LLP, a limited liability partnership incorporated under the laws of England and Wales (“Marathon LLP”), William James Arah, Jeremy John Hosking and Neil Mark Ostrer.  Marathon Ltd, an owner of Marathon LLP, is a wholly owned subsidiary of MAM and as such shares with MAM the voting and dispositive power as to all of the shares beneficially owned by Marathon Ltd.  Messrs. Arah, Hosking and Ostrer are directors and indirect owners of Marathon Ltd and owners and Executive Committee members of Marathon LLP.  The business address of MAM, Marathon Ltd and Marathon LLP is Orion House, 5 Upper St. Martin’s Lane, London WC2H 9EA, United Kingdom.  The shares of CC Media’s Class A common stock reported on the Schedule 13G represent 13.7% of the shares of CC Media’s Class A common stock.

(j)
Steven W. Barnes, John P. Connaughton, Blair E. Hendrix and Ian K. Loring are managing directors and members of BCI and, by virtue of this and the relationships described in footnotes (c) and (d) above, may be deemed to share voting and dispositive power with respect to all of the shares of CC Media’s Class B common stock held by CC IV and all of the shares of CC Media’s Class C common stock held by CC V.  Each of Messrs. Barnes, Connaughton, Hendrix and Loring expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein.  The business address of each of Messrs. Barnes, Connaughton, Hendrix and Loring is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(k)
Richard J. Bressler, Charles A. Brizius and Scott M. Sperling are managing directors of THLA and limited partners of THLP and, by virtue of this and the relationships described in footnotes (e) and (f) above, may be deemed to share voting and dispositive power with respect to all of the shares of CC Media’s Class B common stock held by CC IV and all of the shares of CC Media’s Class C common stock held by CC V.  Each of Messrs. Bressler, Brizius and Sperling expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein.  The business address of each of Messrs. Bressler, Brizius and Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(l)	Represents vested stock options representing 125,000 shares of CC Media’s Class A common stock held by Mr. Casey. Mr. Casey’s holdings represent less than 1% of CC Media’s Class A common stock.

(m)	Represents vested stock options representing 82,500 shares of CC Media’s Class A common stock held by Mr. Cooper. Mr. Cooper’s holdings represent less than 1% of CC Media’s Class A common stock.

As of April 2, 2012, Mr. Cooper also owned 32,626 shares of CCOH’s Class A common stock and held vested stock options representing 16,666 shares of CCOH’s Class A common stock, which represented less than 1% of CCOH’s Class A common stock and less than 1% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(n)
As of April 2, 2012, Mr. Eccleshare held 2,502 shares of CCOH’s Class A common stock and vested stock options representing 197,360 shares of CCOH’s Class A common stock, which represented less than 1% of CCOH’s Class A common stock and less than 1% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(o)	Includes vested stock options representing 49,268 shares of CC Media’s Class A common stock held by Mr. Hogan. Mr. Hogan’s holdings represent less than 1% of CC Media’s Class A common stock.

(p)
Includes vested stock options and stock options that will vest within 60 days after April 2, 2012 collectively representing 327,044 shares of CC Media’s Class A common stock held by Mark P. Mays, 222,223 shares of unvested restricted Class A common stock of CC Media held by Mr. Mays and 29,970 shares of CC Media’s Class A common stock held by trusts of which Mr. Mays is the trustee.  Mr. Mays’ holdings represent 3.4% of CC Media’s Class A common stock.

As of April 2, 2012, Mr. Mays also held 15,565 shares of CCOH’s Class A common stock and vested stock options to purchase 150,000 shares of CCOH’s Class A common stock.  These holdings represented less than 1% of CCOH’s Class A common stock and less than 1% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common are converted to shares of CCOH’s Class A common stock.

(q)
Includes vested stock options representing 413,850 shares of CC Media’s Class A common stock held by Randall T. Mays, 222,223 shares of unvested restricted Class A common stock of CC Media held by Mr. Mays and 102,168 shares of CC Media’s Class A common stock held by RTM Partners, Ltd.  Mr. Mays controls the sole general partner of RTM Partners, Ltd.  Mr. Mays’ holdings represent 4.6% of CC Media’s Class A common stock.

As of April 2, 2012, Mr. Mays also held 16,667 shares of CCOH’s Class A common stock and vested stock options to purchase 150,000 shares of CCOH’s Class A common stock.  These holdings represented less than 1% of CCOH’s Class A common stock and less than 1% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(r)
Represents 706,215 shares of CC Media’s Class A common stock beneficially owned by Pittman CC LLC, a limited liability company controlled by Mr. Pittman. These holdings represent 3.0% of CC Media’s Class A common stock.

(s)	Represents vested stock options to purchase 25,000 shares of CC Media’s Class A common stock held by Mr. Walls. Mr. Walls’ holdings represent less than 1% of CC Media’s Class A common stock.

(t)
Includes: (1) 6,811,407 shares of CC Media’s Class A common stock beneficially owned by Abrams Capital Management, L.P. and affiliates (Mr. Abrams is one of our directors and the managing member of Abrams Capital and Abrams CM LLC); (2) 9,950,510 shares of CC Media’s Class A common stock beneficially owned by Highfields Capital Management LP and managed investment funds (Mr. Jacobson is one of our directors and the managing member of Highfields GP and the senior managing member of Highfields Associates); (3) vested stock options and stock options that will vest within 60 days after April 2, 2012 collectively representing 942,662 shares of CC Media’s Class A common stock held by our directors and executive officers as a group; (4) 444,446 shares of unvested restricted Class A common stock of CC Media held by such persons; (5) 29,970 shares of CC Media’s Class A common stock held by a trust of which Mark P. Mays is the trustee; (6) 102,168 shares of CC Media’s Class A common stock held by RTM Partners, Ltd.; and (7) 706,215 shares of CC Media’s Class A common stock held by Pittman CC LLC.  These holdings represent 80.0% of CC Media’s Class A common stock.

As of April 2, 2012, all of CC Media’s directors and executive officers as a group also were the beneficial owners of CCOH’s Class A common stock as follows: (1) 34,734 shares of CCOH’s Class A common stock held by such persons; (2) vested stock options to purchase 497,360 shares of CCOH’s Class A common stock; and (3) 3,354,390 shares of CCOH’s Class A common stock beneficially owned by Abrams Capital Management, L.P. and affiliates.  These holdings represented 9.2% of CCOH’s Class A common stock and 1.1% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated the 13 persons listed as nominees below for election as directors at the annual meeting of stockholders.  Each of the directors elected at the annual meeting will serve until the next annual meeting of stockholders or until his or her successor shall have been elected and qualified, subject to earlier resignation, removal, death or disqualification.  The directors are to be elected by a plurality of the votes cast at the annual meeting by the holders of the shares of CC Media common stock represented and entitled to be voted at the annual meeting.  Holders of CC Media’s Class A common stock, voting as a separate class, are entitled to elect two members of the Board.  For the election of the 11 other members of our Board, the holders of Class A common stock and Class B common stock will vote together as a single class.  However, since the Sponsors hold a majority of the outstanding capital stock and voting power of CC Media, the holders of CC Media Class A common stock do not have the voting power to elect the remaining 11 members of our Board.  Pursuant to the Voting Agreement, of the members of the Board to be elected by holders of CC Media’s Class A common stock (referred to as the public directors):

•
one was selected by Highfields Capital Management LP, which member was named to the Nominating and Corporate Governance Committee and who the parties to the Voting Agreement agreed initially would be Jonathon S. Jacobson; and

•
the other was selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management LP, who the parties to the Voting Agreement agreed initially would be David C. Abrams.

These directors are nominated to stand for reelection at the annual meeting.  Until the date that Highfields owns less than five percent of the Class A common stock of CC Media, CC Media will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially was Mr. Jacobson) will be selected by Highfields Capital Management LP, and one candidate (who initially was Mr. Abrams) will be selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management LP.  CC Media also has agreed that until the termination of the Voting Agreement and subject to the fiduciary duties of its Board, CC Media will cause at least one of the public directors to be appointed to each of the primary standing committees of the Board and if such public director shall cease to serve as a director of CC Media or otherwise is unable to fulfill his or her duties on any such committee, CC Media shall cause the director to be succeeded by another public director.

Each of the nominees listed below currently is a director and is standing for re-election.  Each nominee has indicated a willingness to serve as director if elected.  Should any nominee become unavailable for election, discretionary authority is conferred on the proxies to vote for a substitute.  Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The following information, which is as of April 2, 2012, is furnished with respect to each of the nominees for election at our annual meeting:

NOMINEES FOR DIRECTOR

Mark P. Mays, age 48, currently serves as our Chairman and a director.  He was appointed as our Chairman and Chief Executive Officer and a director in July 2008 and as our President in January 2010.  He retired as our President and Chief Executive Officer on March 31, 2011, but continues to serve as an employee and as our Chairman and a director.  Mr. Mays also served as President and Chief Operating Officer of Clear Channel from February 1997 until his appointment as its President and Chief Executive Officer in October 2004.  He relinquished his duties as President of Clear Channel in February 2006 until he was reappointed as President in January 2010.  Mr. Mays has been one of Clear Channel’s directors since May 1998 and its Chairman since July 2008.  Additionally, he serves as a director of our publicly traded subsidiary, CCOH.  Mr. Mays retired as President and Chief Executive Officer of Clear Channel and as Chief Executive Officer of CCOH on March 31, 2011.  Mr. Mays is the son of L. Lowry Mays, our Chairman Emeritus, and the brother of Randall T. Mays, our former President and Chief Financial Officer and current Vice Chairman and a director of ours, and of Clear Channel.  Mr. Mays was selected to serve as a director because of his service as our Chief Executive Officer as well as his experience in the industry.

David C. Abrams, age 51, is the managing partner of Abrams Capital, a Boston-based investment firm he founded in 1999. Abrams Capital manages in excess of $5 billion in assets across a wide spectrum of investments. Mr. Abrams serves on the board of directors of Crown Castle International, Inc. and several private companies and also serves as a member of The Berklee College of Music Board of Trustees and as an overseer of the College of Arts and Sciences at the University of Pennsylvania.  Mr. Abrams previously served on the board of directors of USA Mobility, Inc.  He received a B.A. from the University of Pennsylvania.  Mr. Abrams has been one of our directors since July 30, 2008.  Mr. Abrams also serves as a director of Clear Channel.  Mr. Abrams was selected to serve as a director because of his experience in acquisitions and financings gained through his work at Abrams Capital and his strategic experience gained through serving on the boards of directors of public and private companies.

Irving L. Azoff, age 64, has been a member of our Board and has served as a director of Clear Channel since September 27, 2010.  He has served as Executive Chairman and a member of the board of directors of Live Nation Entertainment, Inc. (“Live Nation”) since January 2010 and as Chairman of the Board of Live Nation since February 2011.  Mr. Azoff also has served as Chairman and CEO of Front Line Management Group Inc. (“Front Line”) since January 2005.  Before joining Live Nation in 2010, Mr. Azoff was CEO of Ticketmaster Entertainment, Inc. since October 2008.  In addition to his day-to-day responsibilities at Live Nation, Mr. Azoff is the personal manager of the Eagles, who he has managed since 1974, Christina Aguilera, Neil Diamond, Van Halen and Steely Dan.  Mr. Azoff was selected to serve as a director because of his extensive experience in the entertainment industry.

Steven W. Barnes, age 51, has been associated with Bain Capital since 1988 and has been a Managing Director since 2000.  In addition to working for Bain Capital, he also held senior operating roles of several Bain Capital portfolio companies, including Chief Executive Officer of Dade Behring, Inc., President of Executone Business Systems, Inc. and President of Holson Burnes Group, Inc.  Prior to 1988, he held several senior management positions in the Mergers & Acquisitions Support Group of PricewaterhouseCoopers LLP.  Mr. Barnes presently serves on the boards of directors of public and private companies, including CRC Health Corporation and Ideal Standard.  Mr. Barnes previously served as a member of the board of directors of Accellent Inc.  He also is active in numerous community activities, including serving as chairman of the board of directors of Make-A-Wish Foundation of Massachusetts, as a member of the Trust Board of Children’s Hospital in Boston and as a Trustee of Syracuse University.  He received a B.S. from Syracuse University and is a Certified Public Accountant. Mr. Barnes has been one of our directors since May 2007.  Mr. Barnes also serves as a director of Clear Channel.  Mr. Barnes was selected to serve as a director because of his operational experience gained through his work as an executive of several large organizations and his experience in acquisitions and financing gained through his work at Bain Capital and PricewaterhouseCoopers LLP.

Richard J. Bressler, age 54, is a Managing Director at THL.  Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom Inc. (“Viacom”) from May 2001 through 2005, with responsibility for managing all strategic, financial, business development and technology functions.  Prior to that, Mr. Bressler served in various capacities with Time Warner Inc. (“Time Warner”), including as Chairman and Chief Executive Officer of Time Warner Digital Media.  He also served as Executive Vice President and Chief Financial Officer of Time Warner from March 1995 to June 1999.  Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young LLP since 1979.  Mr. Bressler currently is a director of Clear Channel, Gartner, Inc. and The Nielsen Company.  Mr. Bressler previously served as a member of the board of directors of American Media Operations, Inc. and Warner Music Group Corp, as a board observer at Univision Communications, Inc. and as a member of the J.P. Morgan Chase National Advisory Board.  Mr. Bressler holds a B.B.A. from Adelphi University. Mr. Bressler has been one of our directors since May 2007.  Mr. Bressler was selected to serve as a director for his experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL and Ernst & Young LLP.

Charles A. Brizius, age 43, is a Managing Director of THL.  Prior to joining THL, Mr. Brizius worked in the Corporate Finance Department at Morgan Stanley & Co. Incorporated (“Morgan Stanley”).  Mr. Brizius has also worked as a securities analyst at The Capital Group Companies, Inc. and as an accounting intern at Coopers & Lybrand.  Mr. Brizius also currently is a director of Ariel Holdings Ltd., Clear Channel and Sword Insurance Software.  His prior directorships include Houghton Mifflin Company, Spectrum Brands, Inc. and Front Line Management Companies, Inc.  Mr. Brizius holds a B.B.A., magna cum laude, in Finance and Accounting from Southern Methodist University and an M.B.A. from the Harvard Business School.  Mr. Brizius presently serves as President of the Board of Trustees of The Institute of Contemporary Art, Boston, Trustee of the Buckingham Browne & Nichols School and board member of The Steppingstone Foundation.  Mr. Brizius has been one of our directors since May 2007.  Mr. Brizius was selected to serve as a director because of his knowledge of finance and his experience in strategic acquisitions gained through his positions with THL, Morgan Stanley and The Capital Group Companies, as well as his strategic experience gained from service on a variety of boards of directors.

John P. Connaughton, age 46, has been a Managing Director of Bain Capital since 1997 and a member of the firm since 1989.  He has played a leading role in transactions in the media, technology and medical industries.  Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he advised Fortune 500 companies.  Mr. Connaughton currently also serves as a director of Clear Channel, SunGard Data Systems, Inc., HCA Holdings, Inc. (Hospital Corporation of America), Quintiles Transnational Corp., Warner Chilcott plc, Air Medical Holdings, Inc. and CRC Health Corporation.  Mr. Connaughton previously served as a member of the boards of directors of Warner Music Group Corp., AMC Entertainment Inc., Stericycle Inc. and CMP Susquehanna Holdings Corp.  He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the UVA McIntire Foundation Board of Trustees.  Mr. Connaughton received a B.S. in commerce from the University of Virginia and an M.B.A. from the Harvard Business School.  Mr. Connaughton has been one of our directors since May 2007.  Mr. Connaughton was selected to serve as a director because of his knowledge of and experience in the industry gained from his various positions with Bain Capital and his service on various boards of directors.

Blair E. Hendrix, age 47, is a Managing Director of Bain Capital and one of the leaders of the firm’s operationally focused Portfolio Group.  Mr. Hendrix joined Bain Capital in 2000.  Prior to joining Bain Capital, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he co-founded.  Earlier in his career, Mr. Hendrix was employed by Corporate Decisions, Inc. (now Oliver Wyman), a management consulting firm.  Mr. Hendrix also serves as a director of TWCC Holdings Corp. (The Weather Channel), Clear Channel and CCOH and has previously served as a director of Keystone Automotive Operations, Inc., Innophos Holdings, Inc. and SMTC Corporation.  Mr. Hendrix received a B.A. from Brown University, awarded with honors.  Mr. Hendrix has been a member of our Board since August 2008.  Mr. Hendrix was selected to serve as a director because of his operational knowledge gained through his experience with Bain Capital and in management consulting.

Jonathon S. Jacobson, age 50, founded Highfields Capital Management, a Boston-based investment firm, in July 1998 and serves as Chief Investment Officer.  Prior to founding Highfields, he spent eight years as a senior equity portfolio manager at Harvard Management Company, Inc. (“HMC”), which is responsible for investing Harvard University’s endowment.  At HMC, Mr. Jacobson managed both a U.S. and an emerging markets equity fund.  Prior to that, Mr. Jacobson spent three years in the Equity Arbitrage Group at Lehman Brothers and two years in investment banking at Merrill Lynch Capital Markets.  Mr. Jacobson received an M.B.A. from the Harvard Business School in 1987 and graduated magna cum laude with a B.S. in Economics from the Wharton School, University of Pennsylvania in 1983.  He is the Vice Chairman of the Board of Trustees of Brandeis University, where he is a member of both the Executive and Investment Committees, and a Trustee and Executive Committee member of the Gilman School.  He also serves on the Board of the Birthright Israel Foundation, is a member of the Investment Committee of the Weizmann Global Endowment Management Trust and is a past member of the Board of Dean’s Advisors at the Harvard Business School.  Mr. Jacobson has been one of our directors since July 30, 2008 and also serves as a director of Clear Channel.  Mr. Jacobson was selected to serve as a director because of his knowledge of finance and capital markets gained through his investment experience at Highfields and other investment funds.

Ian K. Loring, age 48, is a Managing Director at Bain Capital.  Since joining the firm in 1996, Mr. Loring has played a leading role in prominent media, technology and telecommunications investments such as Pro Seiben Sat 1 Media AG, Advertising Directory Solutions, Cumulus Media Partners, Eschelon Telecom, NXP Technologies and Therma-Wave.  Currently, Mr. Loring sits on the board of directors of Clear Channel, TWCC Holdings Corp. (The Weather Channel) and NXP Semiconductors N.V.  Mr. Loring previously served as a member of the boards of directors of Warner Music Group Corp. and SMTC Corporation.  He also volunteers for a variety of non-profit organizations and is a director of the Linda Loring Nature Foundation.  Prior to joining Bain Capital, Mr. Loring was a Vice President of Berkshire Partners, with experience in its specialty manufacturing, technology and retail industries. Previously, Mr. Loring worked in the Corporate Finance department at Drexel Burnham Lambert.  He received an M.B.A. from the Harvard Business School and a B.A. from Trinity College.  Mr. Loring has been one of our directors since May 2007.  Mr. Loring was selected as a director because of his knowledge of the industry gained through his experience at Bain Capital.

Randall T. Mays, age 46, was appointed as our Vice Chairman in January 2010 and has served as a member of our Board since July 2008.  Mr. Mays previously served as our President and Chief Financial Officer since July 2008.  Mr. Mays was appointed as Clear Channel’s Executive Vice President and Chief Financial Officer in February 1997 and was appointed as Clear Channel’s Secretary in April 2003.  He relinquished his duties as Secretary in 2004 and as Chief Financial Officer in January 2010.  Mr. Mays was appointed Clear Channel’s President in February 2006 and relinquished his duties as President upon transitioning to the role of Vice Chairman in January 2010.  Mr. Mays has been one of Clear Channel’s directors since April 1999.  Additionally, he serves as a director of Live Nation and previously served as a director of CCOH until May 2011.  Mr. Mays is the son of L. Lowry Mays, our Chairman Emeritus, and the brother of Mark P. Mays, our Chairman and former President and Chief Executive Officer.  Mr. Mays was selected to serve as a director because of his operational knowledge of our company as well as his experience in the industry.

Robert W. Pittman, age 58, was appointed as our Chief Executive Officer and a director, as Chief Executive Officer and a director of Clear Channel and as Executive Chairman and a director of CCOH on October 2, 2011.  Prior thereto, Mr. Pittman served as Chairman of Media and Entertainment Platforms for us and Clear Channel since November 2010.  He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003.  Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002.  He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001.  Mr. Pittman serves on the boards of numerous charitable organizations, including the Alliance for Lupus Research, the New York City Ballet, Public Theater, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman.  Mr. Pittman was selected to serve as a director because of his service as Chief Executive Officer of CC Media and Clear Channel, as well as his extensive media experience gained through the course of his career.

Scott M. Sperling, age 54, is Co-President of THL.  Mr. Sperling’s current directorships include Thermo Fisher Scientific Inc. and Clear Channel, and his prior directorships include Fisher Scientific International Inc., Houghton Mifflin Company, Vertis, Inc., Warner Music Group Corp. and several private companies.  Prior to joining THL in 1994, Mr. Sperling was Managing Partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company, for more than ten years.  Before that he was a senior consultant with the Boston Consulting Group.  Mr. Sperling also is a director of several charitable organizations, including the Brigham & Women’s / Faulkner Hospital Group, Chairman of The Citi Center for Performing Arts, the Harvard Business School’s Board of Dean’s Advisors and the Harvard Business School’s Rock Center for Entrepreneurship.  Mr. Sperling received an M.B.A. from the Harvard Business School and a B.S. from Purdue University.  Mr. Sperling has been one of our directors since May 2007.  Mr. Sperling was selected as a director because of his operational and strategic knowledge gained through his experience at THL and various directorships.

The Board recommends that you vote “For” the director nominees named above.  Properly submitted proxies will be so voted unless stockholders specify otherwise.

LEGAL PROCEEDINGS

Two derivative lawsuits were filed in 2012 in Delaware Chancery Court by stockholders of CCOH, an indirect non-wholly owned subsidiary of Clear Channel, which is, in turn, an indirect wholly owned subsidiary of CC Media.  The lawsuits are captioned NECA-IBEW Pension Trust Fund v. Mays, et al., Case No. 7353CS, and City of Pinellas Park Firefighters Pension Board v. Covell, et al., Case No. 7315.  The complaints name as defendants certain of Clear Channel’s and CCOH’s current and former directors and Clear Channel, as well as the Sponsors.  CCOH also is named as a nominal defendant.  The complaints allege, among other things, that Clear Channel breached fiduciary duties to CCOH and its stockholders by allegedly requiring CCOH to enter into a loan transaction with Clear Channel.  The complaints further allege that Clear Channel was unjustly enriched as a result of that transaction.  The complaints also allege that the director defendants breached fiduciary duties to CCOH in connection with that transaction and that the transaction constituted corporate waste.  CCOH and Clear Channel were served with the complaints on March 26, 2012 and March 30, 2012, respectively.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management.  Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE
John P. Connaughton, Chairman
David C. Abrams
Richard J. Bressler
Charles A. Brizius
Blair E. Hendrix
Jonathon S. Jacobson

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding Company and individual performance measures and other goals.  These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  Further, the Company performance measures used for purposes of executive compensation, as described more fully below, differ from segment results reported in our financial statements.  Segment results are used to measure the overall financial performance of the Company’s segments, while the performance measures used for compensation purposes are used in connection with assessing the performance of executives.  We specifically caution investors not to apply the following discussion to other contexts.

OVERVIEW AND OBJECTIVES OF OUR COMPENSATION PROGRAM

We believe that compensation of our named executive officers should be directly and materially linked to operating performance.  The fundamental objective of our compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive with the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
•	recruit, motivate and retain executive talent; and
•	align executive performance with stockholder interests.

We seek to achieve these objectives through a variety of compensation elements, as summarized below:

Element	Form	Purpose
Base salary	Cash	Provide a competitive level of base compensation in recognition of responsibilities, value to the Company and individual performance
Bonus	Cash
Through annual incentive bonuses and discretionary bonuses, recognize and provide an incentive for performance that achieves specific corporate and/or individual goals intended to correlate closely with the growth of long-term stockholder value

Long-Term Incentive Compensation	Generally stock options, restricted stock, restricted stock units or other equity-based compensation
Incentivize achievement of long-term goals, enable retention and/or recognize achievements and promotions—in each case aligning compensation over a multi-year period directly with the interests of stockholders by creating an equity stake

Other benefits and perquisites
Retirement plans, health and welfare plans and certain perquisites (such as club dues, relocation benefits and payment of legal fees in connection with promotions/new hires, personal use of aircraft, transportation and other services)

Provide tools for employees to pursue financial security through retirement benefits, promote the health and welfare of all employees and provide other specific benefits of value to individual executive officers

Severance	Varies by circumstances of separation	Facilitate an orderly transition in the event of management changes

In May 2011, we held a stockholder advisory vote on the compensation of our named executive officers.  Approximately 91% of the votes cast on the matter approved the compensation of our named executive officers as disclosed in our 2011 proxy statement.  Accordingly, we made no significant changes to the objectives or structure of our executive compensation program.

COMPENSATION PRACTICES

On March 31, 2011, Mark P. Mays retired as our President and Chief Executive Officer.  In connection with Mr. Mays’ retirement, on March 31, 2011 our Board (1) established a new “Office of the Chief Executive Officer” to serve the functions of the Chief Executive Officer and President until such time that a permanent replacement for Mr. Mays was hired and (2) appointed Thomas W. Casey (our Executive Vice President and Chief Financial Officer) and Robert H. Walls, Jr. (our Executive Vice President, General Counsel and Secretary) to serve in the newly-created office in addition to their existing offices, which they retained.  Robert W. Pittman was appointed as our Chief Executive Officer and a member of our Board on October 2, 2011, at which time our Office of the Chief Executive Officer ceased to exist.  As a result of these management changes during 2011, our named executive officers for fiscal year 2011 are as follows:

•	Robert W. Pittman, who was appointed as our Chief Executive Officer on October 2, 2011 (Principal Executive Officer);
•
Mark P. Mays, who served as our President and Chief Executive Officer (Principal Executive Officer) until his retirement on March 31, 2011 and who remains our Chairman of the Board and an employee of ours;

•
Thomas W. Casey, our Executive Vice President and Chief Financial Officer (Principal Financial Officer), who also served in our Office of the Chief Executive Officer from March 31, 2011 until October 2, 2011 (Principal Executive Officer);

•
Robert H. Walls, Jr., our Executive Vice President, General Counsel and Secretary, who also served in our Office of the Chief Executive Officer from March 31, 2011 until October 2, 2011 (Principal Executive Officer);

•
John E. Hogan, who served as President and Chief Executive Officer—Clear Channel Media & Entertainment (our media and entertainment division, formerly referred to as our radio division) until his February 16, 2012 promotion to Chairman and Chief Executive Officer—Clear Channel Media & Entertainment;

•
C. William Eccleshare, who served as our Chief Executive Officer—Clear Channel Outdoor—International until his January 24, 2012 promotion to Chief Executive Officer—Outdoor, overseeing both our Americas and International Outdoor divisions as Chief Executive Officer of our subsidiary, CCOH; and

•	Ronald H. Cooper, who served as our Chief Executive Officer—Clear Channel Outdoor—Americas until his February 7, 2012 termination of service.

CC Media’s Compensation Committee, along with the Subcommittee, typically determines total compensation, as well as the individual components of such compensation, of our named executive officers on an annual basis.  However, because Messrs. Eccleshare’s and Cooper’s responsibilities relate to our Outdoor divisions, CC Media’s Compensation Committee and Subcommittee only review their compensation, with final determination and approval of their compensation made by the Compensation Committee of the board of directors of our subsidiary, CCOH.  For purposes of this Compensation Discussion and Analysis, we refer to CC Media’s Compensation Committee and Subcommittee and CCOH’s Compensation Committee collectively as the “Compensation Committee.”  All compensation decisions are made within the scope of each named executive officer’s employment agreement.

In making decisions with respect to each element of executive compensation, the Compensation Committee considers the total compensation that may be awarded to the executive, including salary, annual incentive bonus and long-term incentive compensation.  Multiple factors are considered in determining the amount of total compensation awarded to the named executive officers, including:

•	the terms of our named executive officers’ employment agreements;
•	the Chief Executive Officer’s recommendations (other than for himself);
•	the value of previous equity awards;
•	internal pay equity considerations; and
•	broad trends in executive compensation generally.

The goal is to award compensation that is reasonable when all elements of potential compensation are considered.

ELEMENTS OF COMPENSATION

As described above, we believe that a combination of various elements of compensation best serves the interests of CC Media and its stockholders.  Having a variety of compensation elements enables us to meet the requirements of the highly competitive environment in which we operate while ensuring that our named executive officers are compensated in a way that advances the interests of all stockholders.  Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus.  The annual incentive bonus is based entirely on Company financial performance, individual performance or a combination of both.  In conjunction with the annual incentive bonus awards, the Compensation Committee also may provide annual discretionary bonuses to our named executive officers, which also are based on Company financial performance, individual performance or a combination of both.  Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation, which benefits all stockholders.

Our practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors considered in determining the amounts for each of the key elements.

Base Salary

Administration.  Base salaries for executive officers typically are reviewed on an annual basis and at the time of promotion or other change in responsibilities.  In general, any increases in salary will be based on the subjective evaluation of factors such as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives and competitive pay practices.  All decisions regarding increasing or decreasing an executive officer’s base salary are made within the scope of the executive’s respective employment agreement, if any.  In the case of our named executive officers, each of their employment agreements contains a minimum level of base salary, as described below under “Executive Compensation—Employment Agreements with the Named Executive Officers.”

In reviewing base salaries, the Compensation Committee considers the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus (plus any annual discretionary bonus), which is tied to Company financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.

Analysis.  As a result of concerns regarding global economic conditions and their effect on the business and markets of CC Media, Mr. Mays voluntarily reduced his base salary in 2009 from $1,000,000 to $500,000.  With improving economic conditions entering 2010, Mr. Mays’ base salary reverted back to its previous $1,000,000 level for 2010 and remained at that level for 2011.

Mr. Pittman became our Chief Executive Officer on October 2, 2011, after serving as our Chairman of Media and Entertainment Platforms pursuant to a consulting agreement since November 15, 2010.  Under his employment agreement, Mr. Pittman was provided an initial base salary of $1,000,000, with eligibility for annual raises commensurate with Company policy.  The Committee felt that this base salary, together with the stock options and other benefits and perquisites provided to Mr. Pittman under his employment agreement, represented a competitive compensation package for Mr. Pittman.

At the beginning of 2010, we hired Messrs. Casey and Walls and, in November 2010, we amended and restated the employment agreement of Mr. Hogan.  Under their employment agreements, Mr. Casey and Mr. Walls were provided initial base salaries of $750,000 and $550,000, respectively, consistent with our view of market rates for their positions at the time.  Messrs. Casey and Walls are eligible for annual raises commensurate with Company policy.  In November 2011, the Compensation Committee approved an increase in the annual base salary of Mr. Walls, from $550,000 to $750,000, effective as of October 1, 2011, in recognition of Mr. Walls’ continued contribution and value to the organization.  Mr. Casey’s annual base salary remained $750,000 for 2011.  Pursuant to his amended and restated employment agreement, Mr. Hogan received an annual base salary increase in November 2010 from $800,000 to $1,000,000 in recognition of his continued contribution and value to the organization, and his annual base salary remained at that level for 2011.

Messrs. Eccleshare and Cooper did not receive base salary increases in 2011; however, Mr. Eccleshare’s base salary increased from £486,577 (or $780,270 using the average exchange rate of ₤1=$1.60359 for the year ended December 31, 2011) to £671,141 (or $1,076,235 using the average exchange rate of ₤1=$1.60359 for the year ended December 31, 2011) in connection with his promotion on January 24, 2012.  For a more detailed description of the employment agreements for our named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Annual Incentive Bonus

Administration.  Messrs. Pittman, Mays, Casey, Walls and Hogan and other key executives of CC Media participate in the CC Media 2008 Annual Incentive Plan.  Messrs. Eccleshare and Cooper and other key executives of CCOH participate in the CCOH 2006 Annual Incentive Plan.

In July 2008, CC Media’s sole stockholder at that time, CC IV, approved the CC Media 2008 Annual Incentive Plan.  In April 2007, CCOH’s stockholders approved the CCOH 2006 Annual Incentive Plan.  The CC Media 2008 Annual Incentive Plan may be administered by CC Media’s Compensation Committee or the Subcommittee and the CCOH 2006 Annual Incentive Plan is administered by CCOH’s Compensation Committee (collectively, both plans are referred to in this Compensation Discussion and Analysis as the “Annual Incentive Plan”).  The Annual Incentive Plan is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability and increased stockholder value and to retain such executives.  Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period.  No single participant may receive more than $15,000,000 in awards in any calendar year.  Awards granted under the Annual Incentive Plan generally are intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable.

The performance goals for each named executive officer are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer in consultation with the Board, the Chief Financial Officer and other senior executive officers (in each case, at the applicable company, either CC Media or CCOH), within any parameters specified within each executive’s employment agreement.  The Chief Executive Officer makes recommendations as to the compensation levels and performance goals of our named executive officers (other than his own) to the Compensation Committee for its review, consideration and approval.  The Compensation Committee has complete discretion to accept, reject, or modify the recommendations of the Chief Executive Officer.

The 2011 annual incentive bonuses were based on the following performance goals (as further described below): (1) Mr. Casey’s performance goals were based on achievement of a targeted OIBDAN on a Company-wide basis and certain qualitative performance objectives, which were directly relevant to his position and responsibilities; (2) Mr. Walls’ performance goals were based upon achievement of a targeted OIBDAN on a Company-wide basis and certain qualitative performance objectives, which were directly relevant to his position and responsibilities; (3) Mr. Hogan’s performance goals were based upon achievement of a targeted OIBDAN of our Media and Entertainment division and certain qualitative performance objectives, which contributed to divisional performance; and (4) the performance goals for Messrs. Eccleshare and Cooper were based upon achievement of a targeted OIBDAN of the International and Americas Outdoor divisions, respectively, and certain qualitative performance objectives, which contributed to divisional performance.  Messrs. Pittman and Mays did not have specific OIBDAN and qualitative performance objectives set by the Compensation Committee for 2011 under the Annual Incentive Plan.  In lieu thereof, Messrs. Mays and Pittman received discretionary bonuses as described below for 2011.

The 2011 annual incentive bonus was paid in cash at the end of February 2012, and is reflected in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table (other than for Mr. Cooper).  Mr. Cooper’s annual incentive bonus is reflected in the Bonus column of the Summary Compensation Table because his annual incentive bonus for 2011 was determined in connection with his Severance Agreement and General Release before CCOH’s reportable OIBDAN for 2011 was finalized.  The aggregate annual incentive bonus is determined according to the level of achievement of the objective performance goals and any individual performance goals, as applicable.  Below a minimum threshold level of performance, no awards may be granted pursuant to the objective performance goal, and the Compensation Committee may, in its discretion, reduce the awards pursuant to either objective or individual performance goals, as applicable.

The annual incentive bonus process for each of the named executive officers involves four basic steps:

•	at the outset of the fiscal year:

•	set performance goals for the year for CC Media and the operating divisions;
•	set individual performance goals for each participant; and
•	set a target bonus for each participant; and

•	after the end of the fiscal year, measure actual performance against the predetermined goals of CC Media and the operating divisions and any individual performance goals to determine the bonus.

For 2011, CC Media’s OIBDAN performance was negatively impacted by the macroeconomic environment and, as a result, CC Media and certain of its operating divisions did not meet their OIBDAN targets.  Taking into account increased revenues, OIBDAN growth over the prior year, operating efficiencies and other operational and strategic improvements achieved during 2011, the Compensation Committee awarded discretionary bonuses to certain executive officers for 2011.  The discretionary bonus awards for 2011 were paid in cash during the first quarter of 2012, and are included in the Bonus column of the Summary Compensation Table.

Analysis.   In determining whether the 2011 financial performance goals were met, the Compensation Committee considered the financial results of CC Media and the operating divisions from January 1, 2011 to December 31, 2011.  For 2011, the performance-based goals applicable to the named executive officers are set forth below.

Robert W. Pittman

Pursuant to his employment agreement, Mr. Pittman was eligible to receive a bonus of not less than $1,650,000 (prorated for the portion of 2011 during which he served as our Chief Executive Officer) if all of his performance objectives were achieved with respect to 2011.  The Compensation Committee also retained the discretion to provide Mr. Pittman with a bonus in recognition of his services as our Chairman of Media and Entertainment Platforms provided as a consultant prior to his October 2, 2011 appointment as our Chief Executive Officer.  In recognition of Mr. Pittman’s services as our Chief Executive Officer since October 2, 2011 and his consulting services as our Chairman of Media and Entertainment Platforms prior thereto during 2011, Mr. Pittman received a $1,435,500 discretionary bonus for 2011 (which is consistent with the average percentage earned against annualized target bonus for our management population with respect to 2011).

Mark P. Mays

Mr. Mays’ employment agreement provided that his 2011 bonus was to be determined solely at the discretion of the Board (or a committee thereof), but would not be less than $500,000.  See “Executive Compensation—Employment Agreements with the Named Executive Officers.”  For 2011, Mr. Mays’ received an annual bonus of $500,000.

Thomas W. Casey

Pursuant to his employment agreement, Mr. Casey’s target bonus for 2011 was set at $1,000,000, with 70% attributed to achieving a Company-wide OIBDAN target of $1.98 billion and 30% attributed to achieving the other qualitative performance objectives described below.  His maximum bonus for 2011 was set at $2,000,000.  For purposes of calculating Mr. Casey’s bonus, OIBDAN was calculated as the Company’s reportable OIBDAN before restructuring charges, which is defined as consolidated net income (loss) adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges and other items.  Mr. Casey’s individual qualitative performance objectives for 2011 consisted of: (1) managing and containing corporate expenses; (2) focusing on forecasting of financial results and performance tracking against initiatives; (3) implementing certain new financial systems; (4) executing certain financing transactions; and (5) improving working capital measurements and capital expenditure tracking.  Our achieved OIBDAN for 2011 was approximately $1.87 billion, which was slightly below the OIBDAN target and, in connection with maximum achievement of his qualitative performance objectives described above, resulted in Mr. Casey receiving an annual incentive bonus of $710,620.  In addition, based on the subjective review of Mr. Casey’s performance by the Compensation Committee, Mr. Casey received an additional $189,380 discretionary bonus with respect to his service as Chief Financial Officer during 2011 and an additional $250,000 discretionary bonus in recognition of his service in the Office of the Chief Executive Officer during 2011, for an aggregate 2011 bonus of $1,150,000.

Robert H. Walls, Jr.

Pursuant to his employment agreement, Mr. Walls’ target bonus for 2011 was set at 100% of his base salary for 2011.  Accordingly, effective October 1, 2011, the increase in Mr. Walls’ base salary resulted in a corresponding increase in Mr. Walls’ target bonus amount for 2011, which provided a target bonus for Mr. Walls for 2011 of $600,411, based on his weighted average salary for 2011.  Of Mr. Walls’ $600,411 target bonus, 50% was attributed to achieving a Company-wide OIBDAN target of $1.98 billion and 50% was attributed to achieving the other qualitative performance objectives described below.  His maximum bonus was set at $1,200,822.  For purposes of calculating Mr. Walls’ bonus, OIBDAN was calculated in the manner described above for Mr. Casey.  Mr. Walls’ individual qualitative performance objectives for 2011 consisted of: (1) implementing initiatives in connection with the Company’s compliance and enterprise risk management program; (2) supporting the rollout of digital radio, collaborating with business leaders and providing assistance with the finance and capital structure management process; (3) continuing to expand and optimize the government affairs function; and (4) developing the legal department while managing corporate legal expenses.  Our achieved OIBDAN for 2011 was approximately $1.87 billion, which was slightly below the OIBDAN target and, in connection with maximum achievement of his qualitative performance objectives described above, resulted in Mr. Walls’ receiving an annual incentive bonus of $476,306.  In addition, based on the subjective review of Mr. Walls’ performance by the Compensation Committee, Mr. Walls received an additional $23,694 discretionary bonus for 2011 with respect to his service as General Counsel and Secretary and an additional $250,000 discretionary bonus in recognition of his service in the Office of the Chief Executive Officer during 2011, for an aggregate 2011 bonus of $750,000.

John E. Hogan

Mr. Hogan’s target bonus for 2011 was set at $1,200,000, with 70% attributed to achieving target OIBDAN of $1.28 billion for the Media and Entertainment division and 30% attributed to achieving the other qualitative performance objectives referenced below.  His maximum bonus for 2011 was set at $2,400,000.  For purposes of calculating Mr. Hogan’s bonus, OIBDAN was calculated in the manner described above for Mr. Casey, but with respect to the Media and Entertainment division.  Mr. Hogan’s individual qualitative performance objectives for 2011 consisted of achieving: (1) audience growth as compared to others in the industry; (2) revenue growth as compared to others in the industry; and (3) operating efficiencies.  The Media and Entertainment division OIBDAN for 2011 was approximately $1.16 billion, which was slightly below the OIBDAN target and, in connection with his performance against his qualitative performance objectives described above, resulted in Mr. Hogan receiving an annual incentive bonus of $612,864.  In addition, based on the subjective review of Mr. Hogan’s performance by the Compensation Committee, Mr. Hogan received an additional $400,000 discretionary bonus for 2011.  Pursuant to an additional bonus opportunity for Mr. Hogan approved by the Compensation Committee in November 2011, Mr. Hogan also earned an additional $1,000,000 supplemental bonus based on achieving the following additional performance objectives established by the Compensation Committee with respect to the Media and Entertainment division: (1) implementing planned regional organizational structure; (2) continuing to develop his leadership team with expanded responsibilities; and (3) building upon existing national advertising capabilities.  Of the $1,000,000 supplemental bonus, $333,333 was paid at the end of February 2012 and the remaining two thirds will be paid out in approximately equal annual installments in connection with annual incentive bonus payments in 2013 and 2014 if Mr. Hogan remains employed on the payment dates.  In addition, in March 2011, Mr. Hogan received an additional discretionary $25,000 bonus payment.  As a result, Mr. Hogan received an aggregate bonus payment of $1,371,197 for 2011.

C. William Eccleshare

Mr. Eccleshare’s target bonus for 2011 was set at 100% of his base salary for 2011, or £486,577 (or $780,270 using the average exchange rate of ₤1=$1.60359 for the year ended December 31, 2011), with 70% attributed to achieving OIBDAN in the International Outdoor division of $359 million and 30% attributed to achieving the other qualitative performance objectives described below.  His maximum bonus for 2011 was set at £973,154 (or $1,560,540 using the average exchange rate of ₤1=$1.60359 for the year ended December 31, 2011).  For purposes of calculating Mr. Eccleshare’s bonus, OIBDAN is CCOH’s OIBDAN before restructuring charges, which is defined as consolidated net income (loss) adjusted to include the results of non-consolidated joint ventures as if they were consolidated, and adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges, the impact of foreign currency and other items, except only for the International Outdoor division.  Mr. Eccleshare’s individual qualitative performance objectives for 2011 consisted of: (1) improving OIBDAN margins for the International Outdoor division; (2) successfully deploying a new shared business tracking system throughout the International Outdoor division; (3) achieving budgeted yield improvements as compared to 2010; and (4) providing leadership and vision for the International Outdoor division.  The 2011 International Outdoor division OIBDAN was approximately $362 million, which exceeded the OIBDAN target and, in connection with his maximum achievement of his qualitative performance objectives described above, resulted in Mr. Eccleshare receiving an annual incentive bonus of ₤573,796 (or $920,134 using the average exchange rate of ₤1=$1.60359 for the year ended December 31, 2011).

Ronald H. Cooper

Mr. Cooper’s target bonus for 2011 was set at $1,000,000, with 70% attributed to achieving OIBDAN in the Americas Outdoor division of $532 million and 30% attributed to achieving the other qualitative performance objectives described below.  His maximum bonus for 2011 was set at $2,000,000.  For purposes of calculating Mr. Cooper’s bonus, OIBDAN is CCOH’s reportable OIBDAN before restructuring charges, which is defined as consolidated net income (loss) adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges and other items, except only for the Americas Outdoor division.  Mr. Cooper’s individual qualitative performance objectives for 2011 consisted of: (1) increasing digital deployment; (2) preserving OIBDAN margins for the Americas Outdoor division; and (3) improving year-over-year digital performance.  The 2011 Americas Outdoor division OIBDAN was approximately $486 million, which was less than the OIBDAN target.  Mr. Cooper entered into a Severance Agreement and General Release with CCOH in January 2012, prior to the time that CCOH’s reportable OIBDAN was finalized for 2011.  Based on preliminary OIBDAN results and, in connection with his performance against the qualitative performance objectives described above, CCOH and Mr. Cooper agreed that he would receive an annual bonus of $381,500 for 2011 as part of his severance.

Long-Term Incentive Compensation

Administration.  Our named executive officers participate in CC Media’s 2008 Executive Incentive Plan (the “CC Media Incentive Plan”) and/or CCOH’s 2005 Stock Incentive Plan (the “CCOH Incentive Plan”), which allows for the issuance of incentive and non-statutory stock options, restricted stock and other equity awards.  The CC Media Incentive Plan is administered by CC Media’s Compensation Committee or the Subcommittee.  The CCOH Incentive Plan is administered by the CCOH Compensation Committee.  See “Executive Compensation—Grants of Plan-Based Awards” for more detailed description of the CC Media Incentive Plan and the CCOH Incentive Plan.  As of April 2, 2012, there were approximately 170 employees holding outstanding stock incentive awards under the CC Media Incentive Plan and approximately 430 employees holding outstanding stock incentive awards under the CCOH Incentive Plan.  In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the executive officers and the overall goals of the compensation program described above.  Long-term incentive compensation typically has been paid in stock options and/or restricted stock or restricted stock units with time-vesting conditions and/or vesting conditions tied to predetermined performance goals.  Equity ownership is important for purposes of executive retention and alignment of interests with stockholders.

Stock Options.  Long-term incentive compensation may be granted to our named executive officers in the form of stock options, with exercise prices of not less than fair market value of CC Media or CCOH stock, as applicable, on the date of grant.  We typically define fair market value as the closing price on the date of grant; however, in certain cases, the CC Media Subcommittee has determined an alternative fair market value in excess of the closing price of CC Media stock on the date of grant.  Vesting schedules are set by the Compensation Committee in their discretion and vary on a case by case basis.  All vesting is contingent on continued employment, with rare exceptions made by the Compensation Committee.  See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ stock option awards upon termination or change in control.  All decisions to award the named executive officers stock options are in the sole discretion of the Compensation Committee.

Restricted Stock or Restricted Stock Unit Awards.  Long-term incentive compensation also may be granted to our named executive officers in the form of restricted stock or restricted stock unit awards.  Vesting schedules are set by the Compensation Committee in their discretion and vary on a case by case basis.  All vesting is contingent on continued employment, with rare exceptions made by the Compensation Committee.  See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ restricted stock and restricted stock unit awards upon termination or change in control.  All decisions to award the named executive officers restricted stock or restricted stock unit awards are in the sole discretion of the Compensation Committee.

Analysis.  Restricted stock and restricted stock unit awards were not provided to named executive officers during 2011.  Awards of stock options representing a total of 911,223 shares of CC Media Class A common stock and a total of 245,138 shares of CCOH Class A common stock were made to our named executive officers in 2011.  Mr. Pittman received stock options to purchase 830,000 shares of CC Media Class A common stock on October 2, 2011 pursuant to his employment agreement, and the terms of the award were determined through the negotiation of his employment agreement.  As part of the option exchange program described below, Mr. Hogan was awarded stock options to purchase 81,223 shares of CC Media Class A common stock in February 2011.  During 2011, Mr. Eccleshare was awarded stock options to purchase 178,471 shares of CCOH’s Class A common stock, 88,471 shares of which reflect the August 11, 2011 modifications to the terms of stock options originally awarded to Mr. Eccleshare in September 2009 and September 2010 as described below, and 90,000 shares of which were granted to Mr. Eccleshare in February 2011 concurrently with annual CCOH stock option awards to other employees.  The amount of the annual CCOH stock option award to Mr. Eccleshare in February 2011 was based upon: (1) general performance; (2) internal pay equity relative to other key employees of CCOH; and (3) the value of equity awards granted in prior years.  Mr. Cooper received an award of stock options to purchase 66,667 shares of CCOH’s Class A common stock in December 2011 pursuant to the terms of his employment agreement.

On February 18, 2011, we commenced an offer to exchange certain outstanding options to purchase shares of CC Media’s Class A common stock granted under the CC Media Incentive Plan pursuant to either a Senior Management Option Agreement or an Executive Option Agreement that had a per share exercise price equal to $36.00 and an expiration date on or prior to September 10, 2019 (the “Eligible Options”) for new options to purchase one-half of the number shares underlying the Eligible Options at an exercise price equal to $10.00 (the “Replacement Options”) and different vesting schedule and performance conditions.  Although we continue to believe that stock options are an important component of our compensation program, we believe that options with an exercise price equal to $36.00 were perceived by their holders as having a reduced incentive and retention value due to the difference between the exercise prices and the then-current market price of our Class A common stock.  As a result, we believed that the Eligible Options were not providing the incentives and retention value that our Board believes are necessary to our future success and growth in the value of our shares.  Mr. Hogan, one of our named executive officers, participated in the exchange program and exchanged options to purchase 162,445 shares of Class A common stock at an exercise price of $36.00 per share for options to purchase 81,223 shares of Class A common stock at an exercise price of $10.00 per share, as referenced above.

On August 11, 2011, CCOH’s Compensation Committee amended and restated Mr. Eccleshare’s CCOH Stock Option Agreement originally dated September 17, 2009 to simplify the structure of Mr. Eccleshare’s long-term incentive compensation while retaining alignment between Mr. Eccleshare’s contributions to the performance of the business and the value of his long-term incentive compensation arrangements.  Pursuant to the terms of the amended and restated agreement: (1) Mr. Eccleshare forfeited his rights under the original agreement to receive additional CCOH stock option awards on September 10, 2011 and September 10, 2012, with the number of shares subject to those future stock option awards based on a formula provided in the original agreement; (2) CCOH agreed to grant Mr. Eccleshare, no later than March 31, 2012, a time-vesting stock option to purchase 90,000 shares of CCOH’s Class A common stock; and (3) the performance-based vesting conditions applicable to Mr. Eccleshare’s CCOH stock options originally awarded on September 10, 2009 and September 10, 2010 (referred to in the original agreement as Option B and Option C, respectively) were replaced with time-vesting conditions such that one third of the then-remaining unvested shares subject to Option B would vest on the second, third and fourth anniversaries of the original grant date of Option B (at the original $7.02 per share exercise price) and one quarter of the shares then-subject to Option C would vest on the first, second, third and fourth anniversaries of the original grant date of Option C (at the original $10.40 per share exercise price).

As mentioned above, the Compensation Committee typically considers internal pay equity when determining the amount of long-term incentive compensation to grant to our named executive officers.  However, the Committee does so broadly and does not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives.  For further information about the stock options awarded during 2011 and, in the case of CCOH, anti-dilution adjustments thereto in connection with the payment by CCOH of a special dividend to its stockholders in March 2012, please refer to the “Grants of Plan-Based Awards” and the “Employment Agreements with the Named Executive Officers” sections appearing later under the “Executive Compensation” heading in this proxy statement.

Equity Award Grant Timing Practices

Employee New Hires/Promotions Grant Dates.  Grants of stock options and other equity awards, if any, to newly-hired or newly promoted employees generally are made at the regularly scheduled meeting of the Compensation Committee immediately following the hire or promotion. However, timing may vary as provided in a particular employee’s agreement or to accommodate the Compensation Committee.

Initial Equity Award Grant Dates for Newly-Elected Independent Directors.  Grants of stock options and other equity awards, if any, to newly-elected independent members of the Board would be made at the regularly scheduled meeting of the Board immediately following his or her election.  If an independent member of the Board is appointed between regularly scheduled meetings, then grants of stock options and other equity awards, if any, would be made at the first meeting in attendance after such appointment, and the first meeting after election thereafter. However, due to the ownership structure of CC Media and the representation on the Board of designees of the Sponsors and two other large stockholders, CC Media historically has not provided compensation, including any equity awards, to any members of the Board for their service as directors.

Timing of Equity Awards.  We do not have a formal policy on the timing of equity awards in connection with the release of material non-public information to affect the value of compensation.  In the event that material non-public information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment regarding whether to delay the grant of the equity award in order to avoid any potential impropriety.

Executive Benefits and Perquisites

Each of the named executive officers are entitled to participate in all pension, profit sharing and other retirement plans, and all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees may participate.  We also provide Mr. Eccleshare, who is a resident and citizen of the United Kingdom, with private medical insurance and we contribute a portion of his salary to a private pension scheme in which he participates in the United Kingdom (or provide the cash benefits to him as salary in lieu of such contribution).  We also provide certain other perquisites to the named executive officers.

Security/Aircraft Benefits.  As a result of Clear Channel’s high public profile and due in part to threats against Clear Channel, its operations and management, Clear Channel engaged an outside security consultant to assess security risks to Clear Channel’s physical plant and operations, as well as its employees, including executive management.  Based upon the findings and recommendation of this security consultant, Clear Channel implemented, and management and the Board of CC Media intend to continue the implementation of, numerous security measures for CC Media’s operations and employees.  As provided in his employment agreement and, for security purposes and at the direction of the Board of CC Media, Mr. Mays uses Company-owned aircraft for all business and personal air travel in accordance with Clear Channel policy.  Under his employment agreement, Mr. Mays also has a right of first refusal to purchase a specified Company-owned aircraft if during the term of his agreement CC Media receives a bona fide offer to purchase the aircraft and, at the end of his employment term, to purchase the aircraft at fair market value.  Mr. Mays administers the personal use of Company-owned aircraft by other executive officers and members of management.  Pursuant to his employment agreement, during the term of Mr. Pittman’s employment, CC Media will make an aircraft (which, to the extent available, will be a Dassault-Breguet Mystere Falcon 900) available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft.  If a Company aircraft is not available due to service or maintenance issues, CC Media will charter a private aircraft for Mr. Pittman's business and personal use.

Club Dues, Automotive Benefits and Other Services.  CC Media also has agreed to make a car and driver available for Mr. Pittman's business and personal use in and around the New York area as well as anywhere else on Company business, and Mr. Eccleshare currently receives an automobile allowance in the United Kingdom.   Mr. Mays is entitled under the terms of his employment agreements to the use of a Company-owned automobile, but he does not do so.  In addition, Messrs. Mays and Eccleshare are reimbursed for the annual dues for memberships in certain clubs.  In addition, CC Media pays for certain personal accounting and tax services for Mr. Mays.

Relocation and Legal Review Benefits.  Since 2009, we have recruited and hired several new executive officers, as well as other officers and key employees.  As part of this process, the Compensation Committee considered the benefits that would be appropriate to provide to new personnel (including several of our named executive officers) to facilitate and/or accelerate their relocation to our headquarters in San Antonio, Texas or another corporate location.  Through the negotiation of their employment agreements, CC Media and its subsidiaries agreed to provide Messrs. Casey, Walls and Cooper with certain relocation benefits, as described under “Executive Compensation—Employment Agreements with the Named Executive Officers” below.  After their experience recruiting and hiring several new executive officers and other key personnel since 2009, in October 2010 the Compensation Committee adopted a new Company-wide tiered relocation policy reflecting these types of relocation benefits.  The Company-wide new relocation policy applies only in the case of a Company-requested relocation and provides different levels of benefits based on the employee’s level within the organization.

Mr. Pittman has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003.  In connection with Mr. Pittman’s appointment as our Chief Executive Officer, Pilot Group and certain of its portfolio investments in other media companies incurred restructuring expenses to ensure their continued compliance with applicable Federal Communications Commission regulations.  We reimbursed Pilot Group and the impacted portfolio companies for their legal and related fees associated with those restructuring activities to ensure continued compliance.  We also paid Mr. Pittman’s legal fees incurred in connection with the negotiation of his employment and related agreements during 2011 and in connection with the negotiation of the purchase of 706,215 shares of our Class A common stock by Pittman CC LLC (a limited liability company controlled by Mr. Pittman) and Mr. Pittman’s consulting agreement with us in November 2010.  Similarly, we reimbursed legal fees incurred by Messrs. Casey, Walls and Hogan during 2010 in connection with the negotiation of their respective employment agreements and have agreed to reimburse Mr. Hogan’s legal fees incurred in connection with the negotiation of his amendment to his employment agreement in February 2012.

The Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation.  In determining the named executive officers’ total compensation, the Compensation Committee will consider these benefits.  However, as these benefits and perquisites represent a relatively insignificant portion of the named executive officers’ total compensation (or, in the case of benefits such as relocation benefits, are not intended to occur frequently for each named executive officer), it is unlikely that they will materially influence the Compensation Committee’s decision in setting such named executive officers’ total compensation.  For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (d) to the Summary Compensation Table.  For further information about other benefits provided to the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Severance Arrangements

Pursuant to their respective employment agreements, each of our named executive officers is entitled to certain payments and benefits in certain termination situations or upon a change in control.  In addition, in connection with Mr. Cooper’s termination of service in 2012, he entered into a Severance Agreement and General Release with CCOH in January 2012.  We believe that our severance arrangements facilitate an orderly transition in the event of changes in management.  For further discussion of severance payments and benefits, see “Executive Compensation—Potential Post-Employment Payments” set forth below in this proxy statement.

Roles and Responsibilities

Role of the Compensation Committee.  As described above, CC Media’s Compensation Committee and the Subcommittee, as applicable, primarily are responsible for conducting reviews of CC Media’s executive compensation policies and strategies and overseeing and evaluating CC Media’s overall compensation structure and programs.  With respect to our Outdoor divisions, CC Media’s Compensation Committee and Subcommittee review compensation; however, CCOH’s Compensation Committee has the responsibility for conducting reviews of CCOH’s executive compensation policies and strategies and overseeing and evaluating CCOH’s overall compensation structure and programs.  The responsibilities of CC Media’s Compensation Committee and Subcommittee are described above under “The Board of Directors—Committees of the Board.”

Role of the Chief Executive Officer.  CC Media’s Chief Executive Officer provides reviews and recommendations for the Compensation Committee’s and the Subcommittee’s consideration regarding CC Media’s executive compensation programs, policies and governance.  In the case of our Outdoor divisions, his recommendations incorporate the recommendations from CCOH’s Chief Executive Officer.  Our Chief Executive Officer’s responsibilities include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including their level of competitiveness and their alignment with CC Media’s objectives;
•	recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and
•	recommending pay levels, payout and awards for the named executive officers other than himself.

As described above under “The Board of Directors—Committees of the Board,” the Compensation Committee and the Board have the ability to delegate to the Subcommittee certain responsibilities, including responsibilities in administrating performance awards under the Annual Incentive Plan.  These delegated duties may include, among other things, setting the performance period, setting the performance goals, and certifying the achievement of the predetermined performance goals by each named executive officer.

Use of Compensation Consultants.  For 2011, management retained two compensation consultants, Hay Group, Inc. (“Hay”) and Towers Watson Limited (“Towers”), to assist management with its review and communication of executive compensation matters as well as to provide other services to the Company.  The services provided to management by Hay included: providing support to management in its review of the Company-wide compensation structure; assisting with overall market analysis of executive compensation structures generally, and specifically consulting with management regarding potential annual incentive bonus structures and executive compensation structures and trends for the primary international locations where we operate; advising management with respect to the February 2011 stock option exchange program described above; providing equity valuation support in connection with both the February 2011 stock option exchange program and the August 2011 modifications to Mr. Eccleshare’s stock option awards described above; and assisting management with communication materials related to executive compensation as well as employee compensation more broadly.  Hay used existing sources of data for its market analysis.  Towers was engaged by management specifically to provide a review, using its existing sources of data, regarding executive compensation structures and trends for the primary international locations where we operate.

TAX AND ACCOUNTING TREATMENT

Deductibility of Executive Compensation

Although Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation a publicly held corporation may deduct for federal income tax purposes in any one year with respect to certain senior executives, in 2011, CC Media was not a “publicly held corporation” within the meaning of applicable provisions of Section 162(m) of the Code and Treasury regulations.   This is because, following the July 2008 merger (the “Merger”) pursuant to which Clear Channel became an indirect wholly owned subsidiary of CC Media, CC Media was not required to register its Class A common stock and, on December 31, 2011, CC Media would not have been subject to the reporting obligations of Section 12 of the Securities Exchange Act had CC Media not voluntarily registered its Class A common stock by filing a registration statement on Form 8-A on July 30, 2008.  In the event that CC Media subsequently becomes a “publicly held corporation” within the meaning of Section 162(m), the Compensation Committee will consider the anticipated tax treatment to CC Media and to senior executives covered by these rules of various payments and benefits.  In that event, the Compensation Committee may consider various alternatives to preserving the deductibility of compensation and benefits to the extent reasonably practicable and consistent with its other compensation objectives.

Accounting for Stock-Based Compensation

CC Media accounts for stock-based payments, including awards under the 2008 Executive Incentive Plan, in accordance with the requirements of ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)).

CORPORATE SERVICES AGREEMENT

In connection with CCOH’s initial public offering, CCOH entered into a corporate services agreement (the “Corporate Services Agreement”) with Clear Channel Management Services, L.P., now known as Clear Channel Management Services, Inc., an indirect subsidiary of CC Media.  Under the terms of the agreement, Clear Channel Management Services, Inc. provides, among other things, certain executive officer services to CCOH.  These executive officer services are allocated to CCOH based on CCOH’s OIBDAN as a percentage of Clear Channel’s total OIBDAN for the prior year, each as reported in connection with year-end financial results.  For purposes of these allocations, OIBDAN is defined as: consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in the Statement of Operations: Income tax benefit (expense); Other income (expense) - net; Equity in earnings (loss) of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income (expense) – net; Depreciation & Amortization; and Impairment charges.

For 2011, CCOH was allocated 38.95% of certain personnel costs for each of Mr. Mays (through his March 31, 2011 retirement as Chief Executive Officer), Mr. Casey (for his service as Chief Financial Officer and in connection with his service in the Office of the Chief Executive Officer) and Mr. Walls (in connection with his service in the Office of the Chief Executive Officer).  CC Media and CCOH considered these allocations to be a reflection of the utilization of services provided based on 2010 OIBDAN.  Please refer to footnote (g) to the Summary Compensation Table in this proxy statement for the allocations for 2011, 2010 and 2009.  For additional information regarding the Corporate Services Agreement, see “Certain Relationships and Related Party Transactions—Corporate Services Agreement.”

EXECUTIVE COMPENSATION

The Summary Compensation Table below provides compensation information for the years ended December 31, 2011, 2010 and 2009 for the principal executive officers (“PEO”) and the principal financial officer (“PFO”) serving during 2011 and each of the three next most highly compensated executive officers of CC Media for services rendered in all capacities (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus(a) ($)		Stock Awards(b) ($)	Option Awards(b) ($)		Non-Equity Incentive Plan Compensation(c) ($)		All Other Compensation(d) ($)	Total ($)
Robert W. Pittman – Chief Executive Officer (PEO)(e)	2011	250,000		1,435,500		—	1,146,064		—		570,190	3,401,754

Mark P. Mays – Chairman and Former Chief Executive Officer (PEO)(f)	2011	1,000,000	(g)	500,000	(g)	—	—		—		278,129	1,778,129
	2010	1,006,907	(g)(h)	—		5,970,000	—		2,653,784	(g)	1,419,058	11,049,749
	2009	549,171	(g)(h)	—		—	—		236,670	(g)	107,491	893,332

Thomas W. Casey – Executive Vice President and Chief Financial Officer (PFO)	2011	750,000	(g)	439,380	(g)	—	—		710,620	(g)	64,953	1,964,953
and Former Office of the Chief Executive Officer (PEO)(i)	2010	750,000	(g)	650,000	(g)	—	1,169,350		1,314,650	(g)	1,150,391	5,034,391

Robert H. Walls, Jr. – Executive Vice President, General Counsel & Secretary	2011	600,000		273,694	(g)	—	—		476,306		6,125	1,356,125
and Former Office of the Chief Executive Officer (PEO)(j)	2010	547,917		600,000		—	489,050		1,224,750		123,331	2,985,048

John E. Hogan – Chairman and Chief Executive Officer –	2011	1,000,000		758,333		—	59,834	(k)	612,864		46,276	2,477,307
Clear Channel Media & Entertainment	2010	825,758		225,000		—	831,385		1,648,435		51,203	3,581,781
	2009	775,000		—		—	—		350,000		8,850	1,133,850

C. William Eccleshare – Former Chief Executive Officer –	2011	798,260	(h)	—		—	1,256,729	(m)	920,134		126,970	3,102,093
Clear Channel Outdoor – International(l)

Ronald H. Cooper – Former Chief Executive Officer – Clear Channel Outdoor – Americas (n)	2011	775,000		381,500		—	424,589		—		49,557	1,630,646

(a)	The amounts reflect:

•	In the case of Messrs. Pittman, Mays, Casey, Walls and Hogan, cash payments for 2011 and 2010, as applicable, as discretionary bonus awards from CC Media;

•	In the case of Messrs. Casey and Walls for 2011, a $250,000 bonus that each of Messrs. Casey and Walls received for their service in the Office of the Chief Executive Officer during 2011;

•
In the case of Mr. Hogan for 2011, (1) a $25,000 discretionary bonus payment approved by the Compensation Committee in March 2011 and (2) a $333,333 payment pursuant to an additional bonus opportunity approved by the Compensation Committee in November 2011 with respect to 2011 performance, the remaining $666,667 of which will be paid in approximately equal annual installments in 2012 and 2013 if Mr. Hogan remains employed at the payment dates;

•	In the case of Messrs. Casey and Walls for 2010, a $500,000 signing bonus that each of Messrs. Casey and Walls received upon joining CC Media; and

•	In the case of Mr. Cooper, a discretionary bonus from CCOH for 2011.

See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(b)
The amount shown in the Stock Awards column for Mr. Mays for 2010 reflects the incremental fair value of Mr. Mays’ outstanding put option to require CC Media to purchase certain of his outstanding CC Media shares, the terms of which put option were modified on June 23, 2010 under his amended and restated employment agreement.  For a description of the modification, see “—Employment Agreements with the Named Executive Officers” below.

The amounts shown in the Option Awards column for 2010 for Messrs. Casey, Walls and Hogan and for 2011 for Mr. Pittman reflect the full grant date fair value of time-vesting CC Media stock options awarded to them in the respective years, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.

The fair value of the time-vesting stock options awarded by CC Media to Mr. Pittman in 2011 was estimated, based on several assumptions, on the date of grant using a Black-Scholes option valuation model.  The fair value and assumptions used for the stock option award by CC Media to Mr. Pittman in 2011 are shown below:

Pittman 10/2/11 Grant
Fair value per share of options granted	$1.38
Fair value assumptions:
Expected volatility	66.89%
Expected life, in years	6.5
Risk-free interest rate	1.34%
Dividend yield	0.00%

For Mr. Hogan, the amount shown in the Option Awards column for 2011 reflects the incremental fair value of stock option awards to Mr. Hogan on February 17, 2011 in exchange for stock option awards originally granted in 2008 pursuant to an Offer to Exchange that commenced in February 2011.  For a description of the option exchange, see footnote (k) below and the Grants of Plan Based Awards in 2011 table below.  The incremental fair value and assumptions used for Mr. Hogan’s option exchange in 2011 are shown below:

Hogan 2/17/11 Grant
Fair value per share of options granted	$2.21
Fair value assumptions:
Expected volatility	81.24%
Expected life, in years	4.0
Risk-free interest rate	1.79%
Dividend yield	0.00%

The amounts shown in the Option Awards column for 2011 for Messrs. Eccleshare and Cooper reflect the full grant date fair value of time-vesting CCOH stock options awarded to Messrs. Eccleshare and Cooper in 2011, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.  The fair value of the time-vesting stock options awarded by CCOH in 2011 was estimated, based on several assumptions, on the date of grant using a Black-Scholes option valuation model.  The fair value and assumptions used for the stock option awards by CCOH to Messrs. Eccleshare and Cooper in 2011 are shown below:

	Eccleshare 2/21/11 Grant	Cooper 12/10/11 Grant
Fair value per share of options granted	$8.53	$6.37
Fair value assumptions:
Expected volatility	57.35%	57.35%
Expected life, in years	6.3	6.3
Risk-free interest rate	2.75%	1.31%
Dividend yield	0.00%	0.00%

In addition, for Mr. Eccleshare, the amount shown in the Option Awards column for 2011 includes the incremental fair value of modifications made on August 11, 2011 to certain of his outstanding stock option awards originally granted on September 10, 2009 and September 10, 2010.   For a description of Mr. Eccleshare’s award modifications, see footnote (m) below and the Grants of Plan-Based Awards During 2011 table below.  The incremental fair value and assumptions used for Mr. Eccleshare’s award modifications on August 11, 2011 are shown below for each modified award:

	Original Grant Date
	Eccleshare 9/10/09 Grant	Eccleshare 9/10/10 Grant
Fair value per share of options granted	$5.95	$5.06
Fair value assumptions:
Expected volatility	57.35%	57.35%
Expected life, in years	5.1	5.4
Risk-free interest rate	1.06%	1.14%
Dividend yield	0.00%	0.00%

For further discussion of the assumptions made in valuation, see also Note 10-Shareholders’ Equity beginning on page A-74 of Appendix A.

(c)
The amounts reflect cash payments for the respective fiscal year as annual incentive bonus awards from CC Media under its 2008 Annual Incentive Plan or from CCOH under its 2006 Annual Incentive Plan, as applicable, pursuant to pre-established performance goals.  For discussion of the 2011 pre-established performance goals and payments, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(d)	As described below, for 2011 the All Other Compensation column reflects:

•
amounts we contributed under our 401(k) plan as a matching contribution for the benefit of the named executive officers in the United States or payments in lieu of pension contributions for the benefit of Mr. Eccleshare in the United Kingdom;

•	club membership dues paid by us;
•	personal use of company aircraft by the named executive officers;
•	personal accounting and tax services;
•	relocation expenses for named executive officers;
•	tax gross-ups on relocation expenses for those named executive officers;
•	legal and other fees in connection with employment and equity agreements and other related matters;
•	private medical insurance for the benefit of Mr. Eccleshare in the United Kingdom; and
•	an automobile allowance for the benefit of Mr. Eccleshare in the United Kingdom and an automobile and driver for the benefit of Mr. Pittman.

	Pittman	Mays	Casey	Walls	Hogan	Eccleshare	Cooper
Plan contributions (or payment in lieu thereof)	—	$6,125	$6,125	$6,125	$6,125	$97,534	$6,125
Club dues	—	5,915	—	—	—	2,659	—
Aircraft usage	$152,220	247,948	—	—	40,151	—	—
Accounting/tax services	—	18,141	—	—	—	—	—
Relocation expenses	—	—	37,385	—	—	—	26,736
Relocation tax gross-up	—	—	21,443	—	—	—	16,696
Legal and other fees	380,475	—	—	—	—	—	—
Private medical insurance	—	—	—	—	—	3,196	—
Automobile allowance	—	—	—	—	—	23,581	—
Automobile/driver	37,495	—	—	—	—	—	—
Total	$570,190	$278,129	$64,953	$6,125	$46,276	$126,970	$49,557

As a result of Clear Channel’s high public profile and due in part to threats against Clear Channel, its operations and management, Clear Channel engaged an outside security consultant to assess security risks to Clear Channel’s physical plant and operations, as well as its employees, including executive management.  Based upon the findings and recommendation of this security consultant, Clear Channel’s management and Board of Directors implemented, and CC Media’s management and Board intends to continue the implementation of, numerous security measures for CC Media’s operations and employees.

For security purposes and at the direction of the Board of CC Media, Mr. Mays uses Company-owned aircraft for all business and personal air travel in accordance with the Aircraft Policy attached to his amended and restated employment agreement.  From time to time, other officers also use the Company-owned aircraft for personal air travel, pursuant to the Company’s Aircraft Policy.  In addition, during the term of his employment, CC Media agreed to make an aircraft (which, to the extent available, will be a Dassault-Breguet Mystere Falcon 900) available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft.  If a Company aircraft is not available due to service or maintenance issues, CC Media will charter a private aircraft for Mr. Pittman's business and personal use.

The value of personal airplane usage reported above is based on CC Media’s direct variable operating costs.  This methodology calculates aggregate incremental variable cost based on the average weighted variable cost per hour of flight for fuel and oil expenses, mileage, trip-related maintenance, crew travel expenses, landing fees and other miscellaneous variable costs.  This methodology excludes fixed costs that do not change based on usage, such as pilot salaries, the cost of the plane, depreciation and administrative expenses.  On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight when such persons are invited to attend an event for appropriate business purposes.  No additional direct operating cost is incurred in such situations under the foregoing methodology.  The value of all other perquisites included in the All Other Compensation column is based upon CC Media’s actual costs.

Mr. Pittman has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003.  In connection with Mr. Pittman’s appointment as our Chief Executive Officer, Pilot Group and certain of its portfolio investments in other media companies incurred restructuring expenses to ensure their continued compliance with applicable Federal Communications Commission regulations.  Of the $380,475 of legal and other fees reflected in the table above, $279,710 represents payments by us of fees incurred by Pilot Group and the impacted portfolio companies in connection with those restructuring activities to ensure continued compliance.  We also paid Mr. Pittman’s legal fees incurred in connection with the negotiation of his employment and related agreements during 2011 ($37,104 of the $380,475 reflected in the table) and in connection with the negotiation of the purchase of 706,215 shares of our Class A common stock by Pittman CC LLC (a limited liability company controlled by Mr. Pittman) and Mr. Pittman’s consulting agreement with us in November 2010 ($63,661 of the $380,475 reflected in the table).

For a description of the relocation expenses, related tax gross-ups and other items reflected in the table above, see “—Employment Agreements with the Named Executive Officers” below.

(e)
Mr. Pittman became our Chief Executive Officer on October 2, 2011.  The summary compensation information presented above for Mr. Pittman reflects his service in that capacity since October 2, 2011.  Prior to becoming our Chief Executive Officer and an employee of ours on October 2, 2011, Mr. Pittman served as our Chairman of Media and Entertainment Platforms pursuant to a consulting agreement since November 2010.  During 2011, we paid Mr. Pittman $375,000 for his services under the consulting agreement.

(f)
The summary compensation information presented above for Mr. Mays reflects his service as an employee and our Chairman from April 1, 2011 until December 31, 2011, as our Chairman and Chief Executive Officer from January 1, 2011 until March 31, 2011 and during 2010 and 2009, and as our President during 2010, as well as his service as a director of Clear Media Limited, as described in footnote (h) below.

(g)
As described above under “Compensation Discussion and Analysis—Corporate Services Agreement,” Clear Channel Management Services, Inc. provides, among other things, certain executive officer services to CCOH.  The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns presented above reflect 100% of the amounts for each of Messrs. Mays, Casey and Walls.  However, pursuant to the Corporate Services Agreement, based on CCOH’s OIBDAN as a percentage of Clear Channel’s total OIBDAN, CCOH was allocated 38.95% of certain amounts for 2011 and 41% of certain amounts for 2010 and 2009, as described below:

•
With respect to Mr. Mays: (1) 38.95% of the amounts reflected in the Salary and Bonus columns and 38.95% of certain of the amounts reflected in the All Other Compensation column from January 1, 2011 until his March 31, 2011 retirement as Chief Executive Officer; and (2) 41% of the amounts reflected in those columns and the Non-Equity Incentive Plan Compensation column for 2010 and 2009 (other than the amounts described in footnote (h) below with respect to his service as a director of Clear Media Limited);

•
With respect to Mr. Casey: (1) 38.95% of the amounts reflected in the Salary and Non-Equity Incentive Plan Compensation columns and 38.95% of certain of the amounts reflected in the All Other Compensation column for 2011 based on his service as Chief Financial Officer; (2) $73,764 of the amount reflected in the Bonus column for 2011, reflecting 38.95% of his discretionary bonus provided for his service as Chief Financial Officer during 2011; (3) $148,250 of the amount reflected in the Bonus column for 2011, reflecting a pro rata portion of his discretionary bonus provided for his service as a member of the Office of the Chief Executive Officer for CCOH from March 31, 2011 through December 31, 2011; and (4) 41% of the amounts reflected in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns and 41% of certain amounts reflected in the All Other Compensation column for 2010; and

•
With respect to Mr. Walls, $148,250 of the amount reflected in the Bonus column for 2011, reflecting a pro rata portion of his discretionary bonus provided for his service as a member of the Office of the Chief Executive Officer for CCOH from March 31, 2011 through December 31, 2011.

	Salary Allocated to CCOH
	2011	2010	2009
Mark P. Mays	$97,375	$410,000	$218,496
Thomas W. Casey	292,125	307,500	—

	Bonus and Non-Equity Incentive Plan Compensation Allocated to CCOH
	2011	2010	2009
Mark P. Mays	$48,688	$1,088,051	$97,035
Thomas W. Casey	498,800	805,507	—
Robert H. Walls, Jr.	148,250	—	—

	All Other Compensation Allocated to CCOH
	2011	2010	2009
Mark P. Mays	$2,939	$11,322	$10,176
Thomas W. Casey	25,299	471,660	—

(h)
The amounts in the Salary column for Mr. Mays include his base salary paid by us, as well as $16,254 and $17,976 paid in 2010 and 2009, respectively, by our majority-owned subsidiary, Clear Media Limited, for the periods during which Mr. Mays served as a director of Clear Media Limited.  The amounts in the Salary column for Mr. Eccleshare include his base salary paid by CCOH, as well as $17,990 paid in 2011 by Clear Media Limited for his service as a director of Clear Media Limited.  Clear Media Limited is listed on the Hong Kong Stock Exchange.  The amounts paid by Clear Media Limited have been converted from Hong Kong dollars to U.S. dollars using the average exchange rate of HK$1=$0.1285, HK$1=$0.1287 and HK$1=$0.1290 for the years ended December 31, 2011, 2010 and 2009, respectively.

(i)
Mr. Casey became our Executive Vice President and Chief Financial Officer on January 4, 2010.  The summary compensation information presented above for Mr. Casey reflects his service in that capacity since January 4, 2010, as well as his service as a member of the Office of the Chief Executive Officer of CC Media from March 31, 2011 until October 2, 2011 and of CCOH from March 31, 2011 through December 31, 2011.

(j)
Mr. Walls became our Executive Vice President, General Counsel and Secretary on January 1, 2010.  The summary compensation information presented above for Mr. Walls reflects his service in that capacity since January 1, 2010, as well as his service as a member of the Office of the Chief Executive Officer of CC Media from March 31, 2011 until October 2, 2011 and of CCOH from March 31, 2011 through December 31, 2011.

(k)
During 2008 Mr. Hogan received stock options to purchase 108,297 shares of CC Media’s Class A common stock that contained performance-based vesting conditions and received time-vesting stock options to purchase 54,148 shares of CC Media’s Class A common stock.  The 108,297 performance-based stock options awarded to Mr. Hogan in 2008 were cancelled on March 21, 2011 in exchange for a grant of 54,149 new performance-based stock options pursuant to an Offer to Exchange commenced in February 2011.  Similarly, the 54,148 time-vesting stock options to purchase CC Media Class A common stock awarded to Mr. Hogan in 2008 were cancelled on March 21, 2011 in exchange for a grant of 27,074 new time-vesting stock options pursuant to the Offer to Exchange.  See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

The amount in the Option Awards column for Mr. Hogan for 2011 reflects the incremental fair value of the time-vesting stock options awarded to Mr. Hogan by CC Media in the option exchange, as described in footnote (b) above.  Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based vesting stock options that Mr. Hogan received in the option exchange in 2011, the grant date fair value of those performance-based vesting stock options would have been $184,648.  However, on the date of the option exchange, the actual fair value of those options was $0 based on the probable outcome of the performance-based vesting conditions, and, accordingly, no amount is reflected for the performance-based options in the Option Awards column.

(l)
Mr. Eccleshare became our Chief Executive Officer—Clear Channel Outdoor—International on September 1, 2009 but was not a named executive officer of ours in 2009 or 2010.  The summary compensation information presented above for Mr. Eccleshare reflects his service in that capacity during 2011, as well as his service as a director of Clear Media Limited, as described in footnote (h) above.  On January 24, 2012, Mr. Eccleshare was promoted to Chief Executive Officer of CCOH, overseeing both our Americas and International Outdoor divisions.  Mr. Eccleshare is a citizen of the United Kingdom, and the compensation amounts reported for him in the Summary Compensation Table have been converted from British pounds to U.S. dollars using the average exchange rate of ₤1=$1.60359 for the year ended December 31, 2011.

(m)	The amount in the table reflects the full grant date fair value of time-vesting stock options awarded by CCOH, as described in footnote (b) above.

On August 11, 2011, the Compensation Committee of CCOH’s Board of Directors amended and restated certain of Mr. Eccleshare’s outstanding stock options.  As part of the amendment and restatement, the performance-based vesting conditions applicable to Mr. Eccleshare’s outstanding stock options originally awarded on September 10, 2009 and September 10, 2010 were replaced with time-vesting conditions.  Accordingly, as described in footnote (b) above, the amount in the Option Awards column for 2011 also includes the incremental fair value of the August 11, 2011 modifications made to his September 10, 2009 and September 10, 2010 stock option awards.

(n)
Mr. Cooper became our Chief Executive Officer—Clear Channel Outdoor—Americas on December 10, 2009 but was not a named executive officer of ours in 2009 or 2010.  The summary compensation information presented above for Mr. Cooper reflects his service in that capacity during 2011.  Mr. Cooper’s service with us terminated on February 7, 2012.

EMPLOYMENT AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

Certain elements of the compensation of the named executive officers are determined based on their respective employment agreements.  The descriptions of the employment agreements set forth herein do not purport to be complete and are qualified in their entirety by the employment agreements.  Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under the heading “—Potential Post-Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.  For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above.

Robert W. Pittman

On October 2, 2011, CC Media entered into an employment agreement with Robert W. Pittman, pursuant to which he serves as Chief Executive Officer of CC Media and as Executive Chairman of the Board of Directors of CCOH.  His employment agreement supersedes the consulting agreement that Mr. Pittman previously entered into with CC Media and Pilot Group Manager LLC, dated November 15, 2010.  The employment agreement has an initial term that ends on December 31, 2016 and thereafter provides for automatic 12-month extensions, beginning on January 1, 2017, unless either party gives prior notice electing not to extend the employment agreement.

Pursuant to the employment agreement, Mr. Pittman will receive a base salary at a rate no less than $1,000,000 per year, which may be increased at the discretion of the Board or its Compensation Committee.  Mr. Pittman’s current annual base salary is $1,000,000.  Mr. Pittman also has the opportunity to earn an annual performance bonus for the achievement of reasonable performance goals established annually by the Board or its Compensation Committee after consultation with Mr. Pittman.  Pursuant to his employment agreement, the aggregate target performance bonus that may be earned upon achievement of all of Mr. Pittman’s performance objectives will be not less than $1,650,000 (pro rated for the portion of 2011 during which he served as our Chief Executive Officer).  In recognition of Mr. Pittman’s services as our Chief Executive Officer since October 2, 2011 and his consulting services as our Chairman of Media and Entertainment Platforms prior thereto during 2011, Mr. Pittman received a $1,435,500 discretionary bonus for 2011 (which is consistent with the percentage earned against annualized target bonus for our management population with respect to 2011).  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

Mr. Pittman is entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of CC Media may participate.  In addition, during the term of his employment, CC Media will make an aircraft (which, to the extent available, will be a Dassault-Breguet Mystere Falcon 900) available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft.  If a Company aircraft is not available due to service or maintenance issues, CC Media will charter a private aircraft for Mr. Pittman's business and personal use.  CC Media also will make a car and driver available for Mr. Pittman's business and personal use in and around the New York area as well as anywhere else on Company business.  CC Media also paid for legal and other fees in connection with the negotiation of the employment agreement and related matters, as described in footnote (d) to the Summary Compensation Table.

Additionally, pursuant to his employment agreement, on October 2, 2011, Mr. Pittman was granted a stock option to purchase 830,000 shares of CC Media’s Class A common stock.  See “—Grants of Plan-Based Awards” below.

Under the employment agreement, Mr. Pittman is required to protect the secrecy of CC Media’s confidential information.  He also is prohibited by the agreement from engaging in certain activities that compete with CC Media for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers for 18 months after termination of employment.  CC Media agreed to defend and indemnify Mr. Pittman for acts committed in the course and scope of his employment.

Mark P. Mays

Upon the consummation of the Merger, Mark P. Mays was employed by CC Media and Clear Channel as the Chief Executive Officer of each entity, and entered into an employment agreement with a term ending July 31, 2013.  Mr. Mays’ employment agreement was amended in January 2009 and amended and restated in June 2010 in connection with his announcement of his intention to retire as our President and Chief Executive Officer.  The amended and restated agreement provides for a term through July 31, 2013, which will be extended thereafter only by written agreement of the parties.  Upon the consummation of the Merger, the parties agreed that Mr. Mays would receive an annual base salary of not less than $895,000.  Pursuant to the January 2009 amendment to his employment agreement, Mr. Mays voluntarily reduced his base salary to $500,000 for 2009, which increased to not less than $1,000,000 per year thereafter.  Mr. Mays’ current annual base salary is $1,000,000.  Pursuant to his June 2010 amended and restated employment agreement, Mr. Mays also will receive benefits and perquisites consistent with his previous arrangement with Clear Channel (including “gross-up” payments for excise taxes that may be payable by Mr. Mays in connection with any payments made in connection with the Merger and for additional taxes that may be payable by Mr. Mays under Section 409A of the Code).  In addition, during the term of his agreement, Mr. Mays is entitled, at Company expense, to use Company-provided aircraft for personal travel, in accordance with the Company’s Aircraft Benefit Policy.  Mr. Mays also has a right of first refusal to purchase a specified Company-owned aircraft during the term of his agreement if the Company receives a bona fide offer to purchase the aircraft and, at the end of his employment term, to purchase the aircraft at fair market value.

Pursuant to his amended and restated employment agreement, for 2010, Mr. Mays was entitled to receive an annual bonus of between $0 and $4,000,000 based on the percentage of target OIBDAN achieved, as set forth in the table below.

Achieved OIBDAN/Target OIBDAN (expressed as a percentage)	Performance Bonus
90% or less	$0
100%	$2,000,000
120% or more	$4,000,000

For purposes of calculating Mr. Mays’ 2010 bonus under his amended and restated employment agreement, OIBDAN was the Company’s reportable OIBDAN before restructuring charges, defined as consolidated net income (loss) adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges and other items.  For purposes of that calculation only, Target OIBDAN to achieve 100% bonus for 2010 was $1.57 billion and Target OIBDAN to achieve a greater than 100% bonus for 2010 was $1.62 billion, with the bonus amount set at $2 million if Achieved OIBDAN was between $1.57 and $1.62 billion.  For any year after 2010, Mr. Mays’ performance bonus will be determined solely at the discretion of the Board, but shall not be less than $500,000 for any year (prorated if employment is terminated for any reason).  For 2011, Mr. Mays received an annual bonus of $500,000.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

Pursuant to his original employment agreement with CC Media, upon the consummation of the Merger, Mr. Mays received a stock option award to purchase 2,083,333 shares of CC Media’s Class A common stock (subject to performance and time vesting requirements) and was issued restricted shares of CC Media’s Class A common stock with a value equal to $20 million (subject to time vesting requirements).  Under certain circumstances, he also had a put option to require CC Media to purchase up to 555,556 of his shares at either $36 or the price on the date he notifies CC Media that he is exercising the put option, with the price varying depending on the circumstances triggering the ability to exercise the put option. Pursuant to the June 2010 amendments made to Mr. Mays’ employment and option agreements: (1) the put option with respect to 200,000 shares became exercisable for a 30-day period beginning August 15, 2010 (and was exercised on August 23, 2010), with the put option for the other 355,556 shares remaining subject to the original terms; and (2) upon his cessation of service as our Chief Executive Officer on March 31, 2011, one-half of his time-vesting options and one-half of his performance-vesting options granted on July 30, 2008 were cancelled, with all remaining CC Media stock options continuing pursuant to their original conditions for the remainder of the original 10-year term of the options.

Under his employment agreement, Mr. Mays is required to protect the secrecy of Clear Channel’s confidential information and to assign certain intellectual property rights to Clear Channel.  He also is prohibited by the agreement from engaging in certain activities that compete against Clear Channel for six months after his employment terminates, and he is prohibited from soliciting its customers, employees and independent contractors during employment and for a period of two years after his employment terminates.

Clear Channel will indemnify Mr. Mays from any losses incurred by him because he was made a party to a proceeding as a result of being an officer of Clear Channel.  Furthermore, any expenses incurred by him in connection with any such action shall be paid by Clear Channel in advance upon request that Clear Channel pay such expenses, but only in the event that he has delivered in writing to Clear Channel (1) an undertaking to reimburse Clear Channel for such expenses with respect to which he is not entitled to indemnification and (2) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by Clear Channel has been met.

Thomas W. Casey

On December 15, 2009, Thomas W. Casey entered into an employment agreement with Clear Channel. Pursuant to his agreement, Mr. Casey will serve as Chief Financial Officer until his agreement is terminated by either party as permitted in the agreement.

Under his agreement, Mr. Casey receives compensation consisting of a base salary, incentive awards and other benefits and perquisites.  Mr. Casey’s annual base salary was set at $750,000, with eligibility for additional annual raises commensurate with company policy.  Mr. Casey’s current annual base salary is $800,000.  During 2010, Mr. Casey received a $500,000 signing bonus, half of which he would have been required to reimburse if he terminated his employment within the first twelve months or Clear Channel terminated his employment for cause during that period.  No later than March 15 of each calendar year, Mr. Casey is eligible to receive a performance bonus.  For 2010 and each year thereafter (subject to annual increases as may be approved by Clear Channel), Mr. Casey’s target bonus will be $1,000,000, with bonus criteria being 70% company financial performance-based and 30% MBO-based.  For 2011, Mr. Casey received an annual bonus of $1,150,000, including a discretionary bonus of $189,390 with respect to his service as Chief Financial Officer and an additional discretionary bonus of $250,000 in recognition of his service in the Office of the Chief Executive Officer during 2011.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”  He is entitled to participate in all employee welfare benefit plans in which other similarly situated employees may participate.

Mr. Casey also was entitled to receive certain relocation benefits in connection with his relocation to San Antonio, Texas for a period of 24 months after entering into his employment agreement.  During 2010, Mr. Casey’s relocation benefits included a $15,000 relocation allowance, $21,678 to reimburse him for duplicate housing expenses, $82,901 for travel, temporary living and miscellaneous relocation expenses and $19,372 for closing costs related to the purchase of his new home.  We also engaged a third party relocation company, which purchased Mr. Casey’s home in Washington, with the purchase price based on appraisals obtained by the relocation company.  In addition, we paid Mr. Casey $270,000 to compensate him for losses to him on the sale of his Washington home (after the first 10% of any such losses) and $163,812 to compensate him for taxes resulting from these relocation benefits.  We bore the costs associated with the relocation company’s purchase and subsequent resale of Mr. Casey’s Washington home, as well as the costs of maintaining the home during the resale process and the loss to the relocation company on the resale of Mr. Casey’s Washington home, paying the relocation company an aggregate amount of $577,628 for these items.  During 2011, Mr. Casey completed his relocation and received relocation benefits from Clear Channel of $37,385 with respect to the transfer tax on the deed to his home, plus $21,443 to compensate him for the taxes on those relocation benefits.

Additionally, pursuant to his employment agreement, on December 31, 2010, Mr. Casey was granted a stock option to purchase 250,000 shares of CC Media’s Class A common stock.  See “—Outstanding Equity Awards at Fiscal Year End” below.  If the option spread (the fair market value minus the exercise price) is less than $5,000,000 on December 31, 2013, as long as Mr. Casey is employed by Clear Channel on that date, he will receive a grant of CC Media restricted stock units on December 31, 2013 with a fair market value equal to $5,000,000 minus the option spread. Any CC Media restricted stock units so awarded would vest on December 31, 2014 as long as Mr. Casey is employed by Clear Channel on that date.

Under the employment agreement, Mr. Casey is required to protect the secrecy of Clear Channel’s confidential information and to assign certain intellectual property rights to Clear Channel.  He also is prohibited by the agreement from engaging in certain activities that compete with Clear Channel for 18 months after his employment terminates, and he is prohibited from soliciting employees for employment or clients for advertising sales which compete with Clear Channel for 18 months after termination of employment.  Clear Channel agreed to defend and indemnify Mr. Casey for acts committed in the course and scope of his employment.

Robert H. Walls, Jr.

Effective January 1, 2010, Robert H. Walls, Jr. entered into an employment agreement with Clear Channel Management Services, Inc. (“CCMS”), an indirect subsidiary of CC Media.  Pursuant to his agreement, Mr. Walls will serve as Executive Vice President, General Counsel and Secretary until his agreement is terminated by either party as permitted in the agreement.

Under his agreement, Mr. Walls receives compensation consisting of a base salary, incentive awards and other benefits and perquisites.  Mr. Walls’ annual base salary was set at $550,000, with eligibility for additional annual raises commensurate with company policy.  Mr. Walls’ current annual base salary is $750,000.  During 2010, Mr. Walls received a $500,000 signing bonus, a prorated portion of which he would have been required to reimburse if he terminated his employment without good reason within the first twelve months or CCMS terminated his employment for cause during that period.  No later than March 15 of each calendar year, Mr. Walls is eligible to receive a performance bonus.  For 2010, Mr. Walls’ target bonus was $1,000,000, with the criteria being 50% EBITDA-based and 50% MBO-based.  For purposes of his agreement, (1) EBITDA-based means performance criteria selected by the Board with respect to the annual bonus and with target performance determined on the same basis as determined for other similarly situated employees of CCMS and its affiliates and (2) MBO-based means the subjective performance criteria agreed to on an annual basis between the Chief Executive Officer and Mr. Walls at about the same time as established for other similarly situated employees.  For 2011, Mr. Walls’ target bonus was required to be no less than 100% of his base salary for 2011, with the criteria being 50% EBITDA-based and 50% MBO-based.  For 2011, Mr. Walls received an annual bonus of $750,000, including a discretionary bonus of $23,694 with respect to his service as General Counsel and Secretary and an additional discretionary bonus of $250,000 in recognition of his service in the Office of the Chief Executive Officer during 2011.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”  For 2012 and thereafter, Mr. Walls’ target bonus will be no less than his base salary for the year to which the bonus relates and the criteria will be set by management in consultation with Mr. Walls.  He is entitled to participate in all employee benefit plans and perquisites in which other similarly situated employees may participate.

Mr. Walls also received certain other benefits, including reimbursement of legal expenses in connection with the negotiation of his employment agreement and certain relocation benefits in connection with his relocation to San Antonio, Texas, such as reimbursement of living expenses and commuting expenses until September 1, 2010, reimbursement of taxes associated with the relocation benefits as well as other relocation benefits in accordance with company policy.

Additionally, pursuant to his employment agreement, on December 31, 2010, Mr. Walls was granted a stock option to purchase 100,000 shares of CC Media’s Class A common stock.  See “—Outstanding Equity Awards at Fiscal Year End” below.

Under the employment agreement, Mr. Walls is required to protect the secrecy of confidential information of CCMS and its affiliates and to assign certain intellectual property rights.  He also is prohibited by the agreement from engaging in certain activities that compete with CCMS and its affiliates for 12 months after his employment terminates, and he is prohibited from soliciting employees for employment for 12 months after termination of employment.  CCMS agreed to defend and indemnify Mr. Walls for acts committed in the course and scope of his employment.

John E. Hogan

Effective June 29, 2008, subject to the consummation of the Merger, John E. Hogan entered into an employment agreement with Clear Channel Broadcasting, Inc. (“CCB”), a wholly owned subsidiary of CC Media, with such employment agreement amending and restating in its entirety his previous employment agreement with CCB.  On November 15, 2010, Mr. Hogan entered into a new amended and restated employment agreement, pursuant to which he would serve as President and Chief Executive Officer of our Media and Entertainment (formerly referred to as “Radio”) division through December 31, 2013, with automatic extensions from year to year thereafter unless either party gives prior notice of non-renewal.  Mr. Hogan and CCB further amended his amended and restated employment agreement on February 23, 2012, pursuant to which he serves as Chairman and Chief Executive Officer of our Media and Entertainment division through December 31, 2015, with automatic extensions from year to year thereafter unless either party gives prior notice of non-renewal.

Under his agreement, Mr. Hogan will receive compensation consisting of a base salary, incentive awards and other benefits and perquisites.  Pursuant to his November 2010 amended and restated employment agreement with CCB, Mr. Hogan’s annual base salary was set at $1,000,000, with eligibility for additional annual raises commensurate with company policy.  Mr. Hogan’s current annual base salary is $1,000,000.  No later than March 15 of each calendar year, Mr. Hogan is eligible to receive a performance bonus of not less than 120% of his annual base salary for the year if all of his performance objectives are achieved for the year.  For 2011, Mr. Hogan received an annual bonus of $1,012,864, including a discretionary bonus of $400,000.  Mr. Hogan also received an additional $25,000 bonus in March 2011, as well as an additional bonus payment of $333,333 provided pursuant to an additional bonus opportunity awarded by the Compensation Committee in November 2011.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”  Pursuant to the February 2012 amendment to his agreement, Mr. Hogan is eligible to earn an incremental bonus with a target of $900,000 with respect to 2012, based upon criteria to be approved by the Compensation Committee, in addition to his annual performance bonus.  Mr. Hogan also is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees may participate.  He also was entitled to reimbursement of his legal expenses in connection with the negotiation of his November 2010 amended and restated employment agreement and the February 2012 amendment thereto.

Additionally, pursuant to the February 2012 amendment, if the target amount (251,223 times the excess, if any, of the fair market value of the shares subject to Mr. Hogan’s stock options over $10.00) is less than $5,000,000 on December 31, 2015, as long as Mr. Hogan is employed by CCB on that date, he will receive a grant of CC Media restricted stock units on December 31, 2015 with a fair market value equal to $5,000,000 minus the target amount on such date.  Any CC Media restricted stock units so awarded would vest on December 31, 2016 as long as Mr. Hogan is employed by CCB on that date.

Under the employment agreement, Mr. Hogan is required to protect the secrecy of CCB’s confidential information and to assign certain intellectual property rights to CCB.  Mr. Hogan is prohibited by the agreement from activities that compete with CCB or its affiliates for one year after he leaves CCB, and he is prohibited from soliciting CCB’s employees for employment for 12 months after termination regardless of the reason for termination of employment.  However, after Mr. Hogan’s employment with CCB has terminated, upon receiving written permission from the Board, Mr. Hogan is permitted to engage in competing activities that would otherwise be prohibited by his employment agreement if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of CCB, or any subsidiary or affiliate thereof, in the location in question.  Mr. Hogan also is prohibited from using CCB’s confidential information at any time following the termination of his employment in competing, directly or indirectly, with CCB.

Mr. Hogan is entitled to reimbursement of reasonable attorneys’ fees and expenses and full indemnification from any losses related to any proceeding to which he may be made a party by reason of his being or having been an officer of CCB or any of its subsidiaries (other than any dispute, claim, or controversy arising under or relating to his employment agreement).

C. William Eccleshare

August 31, 2009 Contract of Employment.  On August 31, 2009, Clear Channel Outdoor Ltd., a subsidiary of CCOH, entered into an employment agreement with C. William Eccleshare, pursuant to which he served as Chief Executive Officer of our International Outdoor division.  The agreement had no specified term, but generally could be terminated by Clear Channel Outdoor Ltd. without cause upon 12 months prior written notice or by Mr. Eccleshare without cause upon six months prior written notice.

The agreement set Mr. Eccleshare’s initial base salary at £402,685, subject to additional annual raises at the sole discretion of Clear Channel Outdoor Ltd.  In connection with his promotion described below, Mr. Eccleshare’s annual base salary was increased and currently is £671,141 (or $1,076,235 using the average exchange rate of £1=$1.60359 for the year ended December 31, 2011).  Mr. Eccleshare also received a car allowance, was eligible to receive a performance bonus as decided at the sole discretion of the Chief Executive Officer of CCOH, and was entitled to certain other employee benefits.  For 2011, Mr. Eccleshare received an annual bonus of £573,796 (or $920,134 using the average exchange rate of £1=$1.60359 for the year ended December 31, 2011) from CCOH.    See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

In addition, pursuant to his employment agreement, Mr. Eccleshare was entitled to have Clear Channel Outdoor Ltd. contribute a portion of his annual base salary to a personal pension plan (not sponsored by Clear Channel Outdoor Ltd.) registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom.  Mr. Eccleshare’s employment agreement also contained non-compete and non-solicitation provisions, each with a nine-month term, and a confidentiality provision with a perpetual term.

New Employment Agreement.  On January 24, 2012, Mr. Eccleshare was promoted to serve as Chief Executive Officer of CCOH, overseeing both our Americas and International Outdoor divisions.  In connection with his promotion, CCOH has been negotiating a new employment agreement (the “New Employment Agreement”) with Mr. Eccleshare to replace his existing employment agreement.  Although the New Employment Agreement is still being finalized, the anticipated material terms are described below.

Mr. Eccleshare’s New Employment Agreement will have an initial term ending on December 31, 2014, and thereafter will provide for automatic 12-month extensions, beginning on January 1, 2015, unless either CCOH (or a subsidiary which, for purposes of his employment agreement discussion, will be referred to collectively as “CCOH”) or Mr. Eccleshare gives prior notice electing not to extend the New Employment Agreement.  As Chief Executive Officer of CCOH, Mr. Eccleshare will relocate from our offices in London to our offices in New York City upon finalizing the necessary immigration applications.  In his new position, Mr. Eccleshare will receive an annual base salary of $1,000,000 (to be paid in British Pounds Sterling using an exchange rate of $1.49:£1 until he relocates to the United States).  His salary will be reviewed for increase from time to time by the Board of CCOH.  During the term of the New Employment Agreement, Mr. Eccleshare will be eligible to receive an annual performance bonus with a target of not less than $1,000,000 and the opportunity to earn up to 200% of the target amount based on the achievement of performance goals specified in his New Employment Agreement for 2012 and performance goals to be set by the Compensation Committee of CCOH’s Board of Directors for years after 2012.  In addition to the annual bonus, Mr. Eccleshare will be eligible to receive an additional bonus of up to $300,000 (the “Additional Bonus Opportunity”), based on the achievement of one or more annual performance goals determined by CCOH’s Board of Directors or a subcommittee thereof.  Any bonus earned under the Additional Bonus Opportunity will be paid in equal installments on or about the first, second and third anniversary of the beginning of the performance period and will be contingent upon his continued employment through the applicable payment date.

CCOH will continue to contribute to Mr. Eccleshare’s personal pension plan, as provided in his previous employment agreement.  CCOH will reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his personal income tax returns.  CCOH also will make a car service available for Mr. Eccleshare’s business use and will pay all fees associated with the immigration applications for Mr. Eccleshare and his spouse.  Prior to his relocation, Mr. Eccleshare will continue to receive the health, medical, welfare and life insurance benefits currently provided to him.  After his relocation, Mr. Eccleshare will be eligible to receive health, medical, welfare and life insurance benefits on a basis no less favorable than provided to similarly situated employees.  He also will be entitled to vacation, pursuant to company policy.

CCOH will reimburse Mr. Eccleshare for reasonable expenses associated with his relocation to New York City pursuant to the relocation policy.  In addition, CCOH will: (1) pay Mr. Eccleshare an additional $200,000 (less applicable taxes) for relocation-related expenses not otherwise covered by the relocation policy; (2) provide a reasonable number of flights during the first 12 months after Mr. Eccleshare’s relocation for his family to visit New York; and (3) for the duration of Mr. Eccleshare’s assignment in New York City, reimburse Mr. Eccleshare up to $20,000 per month, fully grossed-up for applicable taxes, for housing in New York City.  If Mr. Eccleshare’s employment is terminated without cause or if Mr. Eccleshare terminates his employment for good reason, CCOH will reimburse Mr. Eccleshare for reasonable relocation expenses from New York to London.  However, no relocation reimbursement will be provided if: (1) Mr. Eccleshare’s employment is terminated for cause; (2) Mr. Eccleshare resigns without good reason; or (3) Mr. Eccleshare violates any of the restrictive covenants described below.  See “—Potential Post-Employment Payments.”

During Mr. Eccleshare’s employment and for 18 months thereafter, Mr. Eccleshare will be subject to non-competition, non-interference and non-solicitation covenants substantially consistent with CCOH’s other senior executives.  Mr. Eccleshare also will be subject to customary confidentiality, work product, non-disparagement and trade secret provisions.

In addition to the outstanding and future CCOH equity awards provided for in Mr. Eccleshare’s Amended and Restated Stock Option Agreement dated August 11, 2011, in connection with his promotion, CCOH agreed that Mr. Eccleshare would be awarded (contingent upon the approval of CCOH’s Compensation Committee) restricted stock units having a value of $4,000,000 based on the closing price of CCOH’s Class A common stock.  The restricted stock units will vest as follows:  25% of the units will vest if CCOH achieves agreed upon performance targets, and the remaining units will vest 50% on each of the third and fourth anniversaries of Mr. Eccleshare’s appointment as CCOH’s Chief Executive Officer.  CCOH’s Compensation Committee approved the terms of the restricted stock unit award on March 26, 2012 but the award will not be effective until the New Employment Agreement is finalized and signed by all parties.

During the term of the New Employment Agreement, Mr. Eccleshare may continue to perform non-executive services with Hays plc.  Upon his service with Hays plc ceasing, Mr. Eccleshare will be permitted to perform another non-executive role at any time with a business that does not compete with CCOH or its affiliates, subject to CCOH’s prior written consent, which shall not be unreasonably withheld.

Ronald H. Cooper

Effective as of December 10, 2009, CCOH entered into an employment agreement with Ronald H. Cooper, pursuant to which Mr. Cooper served as Chief Executive Officer of our Americas Outdoor division until February 7, 2012.  In January 2012, Mr. Cooper entered into a Severance and General Release agreement with CCOH, which is described under “—Potential Post-Employment Payments.”

Under his employment agreement, Mr. Cooper received compensation consisting of a base salary, incentive awards and other benefits and perquisites.  The agreement set Mr. Cooper’s initial base salary at $775,000, subject to annual raises in accordance with company policy.  Mr. Cooper also was eligible to receive a performance bonus based on a target bonus of no less than $1,000,000, with the bonus criteria being 70% company financial performance-based and 30% MBO-based and no less favorable versus the bonus plan of any similarly situated executive domestic employee of CCOH and its domestic affiliates.  For 2011, Mr. Cooper received a bonus of $381,500 from CCOH as part of his severance payment.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

Mr. Cooper also was entitled to certain relocation benefits under his employment agreement in connection with his relocation to Phoenix, Arizona.  CCOH agreed to reimburse all reasonable expenses associated with his commute from the Denver area to Phoenix and housing expenses in Phoenix during the term of his employment (until no later than August 2012, if he had remained employed through that date).  Upon his relocation, CCOH also agreed to pay relocation costs associated with the move in accordance with applicable company policies.

Pursuant to the employment agreement: (1) on December 10, 2009, Mr. Cooper was granted 150,000 restricted shares of CCOH’s A common stock and stock options to purchase 300,000 shares of CCOH’s Class A common stock; (2) on December 10, 2010, he received stock options to purchase 66,667 shares of CCOH’s Class A common stock; and (3) on December 10, 2011, he received stock options to purchase an additional 66,667 shares of CCOH’s Class A common stock.  Mr. Cooper also was granted options to purchase 165,000 shares of CC Media’s Class A common stock.  See “—Outstanding Equity Awards at Fiscal Year End” below.

Mr. Cooper’s employment agreement also contained non-compete and non-solicitation provisions, each with an 18-month term, and a confidentiality provision with a perpetual term.  Mr. Cooper is entitled to defense and indemnification for acts committed during his employment.

GRANTS OF PLAN-BASED AWARDS

Incentive Plans

2008 Executive Incentive Plan.  CC Media grants equity incentive awards to named executive officers and other eligible participants under the 2008 Executive Incentive Plan adopted in connection with, and prior to, the consummation of the Merger.  The 2008 Executive Incentive Plan is intended to advance the interests of CC Media and its affiliates by providing for the grant of stock-based and other incentive awards to the key employees and directors of, and consultants and advisors to, CC Media or its affiliates who are in a position to make a significant contribution to the success of CC Media and its affiliates.

The 2008 Executive Incentive Plan allows for the issuance of restricted stock, restricted stock units, incentive and non-statutory stock options, cash awards and stock appreciation rights to eligible participants, who include the key employees of CC Media and its subsidiaries in the case of incentive stock options, and the key employees and directors of, and consultants and advisors to, CC Media or any of its affiliates in the case of other awards.

The 2008 Executive Incentive Plan is administered by the CC Media Compensation Committee or Subcommittee.  The CC Media Compensation Committee or Subcommittee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award, including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule.  These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the 2008 Executive Incentive Plan.  The CC Media Compensation Committee or Subcommittee also makes other determinations and interpretations necessary to carry out the purposes of the 2008 Executive Incentive Plan.  For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Certain key participants who receive equity awards under the 2008 Executive Incentive Plan are subject to additional restrictions on their ability to transfer the shares they receive pursuant to awards granted under the 2008 Executive Incentive Plan.  In addition, all participants in the 2008 Executive Incentive Plan would be required to enter into a “lock up” or similar agreement with respect to the shares they receive pursuant to awards granted under the 2008 Executive Incentive Plan in connection with a public offering of CC Media’s shares on terms and conditions requested by CC Media or its underwriters.

2005 Stock Incentive Plan.  CCOH grants equity incentive awards to named executive officers in our outdoor businesses and other eligible participants under the 2005 Stock Incentive Plan.  The 2005 Stock Incentive Plan is intended to facilitate the ability of CCOH to attract, motivate and retain employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities.

The 2005 Stock Incentive Plan allows for the issuance of restricted stock, incentive and non-statutory stock options, stock appreciation rights, director shares, deferred stock rights and other types of stock-based and/or performance-based awards to any present or future director, officer, employee, consultant or advisor of or to CCOH or its subsidiaries.

The 2005 Stock Incentive Plan is administered by CCOH’s Compensation Committee, except that the entire CCOH Board has sole authority for granting and administering awards to CCOH’s non-employee directors.  The CCOH Compensation Committee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award, including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule.  These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the 2005 Stock Incentive Plan.  The CCOH Compensation Committee also makes other determinations and interpretations necessary to carry out the purposes of the 2005 Stock Incentive Plan.  For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Annual Incentive Plans

As discussed above, CC Media provides awards to named executive officers under the 2008 Annual Incentive Plan and CCOH provides awards to named executive officers under the 2006 Annual Incentive Plan.  In addition, Mr. Hogan was eligible to participate in an additional bonus opportunity (the “SIP”) with respect to 2011 performance.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for a more detailed description of the 2008 Annual Incentive Plan, the 2006 Annual Incentive Plan and the grant of awards to the named executive officers thereunder, as well as Mr. Hogan’s SIP.

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2011.

Grants of Plan-Based Awards During 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(a) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(b) ($)
Robert W. Pittman	N/A(c)	—	412,500	—	—	—	—	—	—	—	—
	10/02/11(d)	—	—	—	—	—	—	—	830,000	36.00	1,146,064

Mark P. Mays	N/A(c)	—	500,000	—	—	—	—	—	—	—	—

Thomas W. Casey	N/A(c)	—	1,000,000	2,000,000	—	—	—	—	—	—	—

Robert H. Walls, Jr.	N/A(c)	—	600,411	1,200,822	—	—	—	—	—	—	—

John E. Hogan	N/A(c)	—	1,200,000	2,400,000	—	—	—	—	—	—	—
	N/A(c)	—	—	1,000,000	—	—	—	—	—	—	—
	2/17/11(e)	—	—	—	—	54,149	—	—	27,074	10.00	59,834

C. William Eccleshare(f)	N/A	—	780,270	1,560,540	—	—	—	—	—	—	—
	2/21/11	—	—	—	—	—	—	—	90,000	15.06	767,898
	8/11/11	—	—	—	—	—	—	—	46,082	7.02	274,342
	8/11/11	—	—	—	—	—	—	—	42,389	10.40	214,489

Ronald H. Cooper(g)	N/A	—	1,000,000	2,000,000	—	—	—	—	—	—	—
	12/10/11	—	—	—	—	—	—	—	66,667	11.66	424,589

(a)
In connection with the payment by CCOH of a special cash dividend of $6.0832 on March 15, 2012 to its stockholders of record on March 12, 2012, CCOH made the following anti-dilution adjustments to awards outstanding under the 2005 Stock Incentive Plan as of March 16, 2012 and March 26, 2012 (other than those awarded on March 26, 2012): (1) the exercise price of CCOH options with a per share exercise price of $7.75 or greater was adjusted downward by $6.09; (2) CCOH options with a per share exercise price of less than $7.75 were adjusted by (A) dividing the exercise price by the "Conversion Ratio" and (B) multiplying the number of shares of common stock subject to such award by the "Conversion Ratio" (where the "Conversion Ratio" was equal to 1.736, which was (x) the closing price of a share of CCOH Class A common stock as of March 15, 2012 divided by (y) the opening price of a share of CCOH Class A common stock on the ex dividend date, March 16, 2012); and (3) each award of CCOH restricted stock units was amended such that the number of restricted stock units subject to such award was increased to an amount equal to B+((AxB)/C), where A was equal to $6.09, B was equal to the number of restricted stock units underlying such award and C was equal to $8.27.  All other terms and conditions governing each such award remained unchanged.  The table above reflects the terms of each award granted during 2011, prior to such adjustments.

(b)
Reflects the full grant date fair value computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.  For assumptions made in the valuation, see footnote (b) to the Summary Compensation Table above and Note 10-Shareholders’ Equity beginning on page A-74 of Appendix A.

(c)
Each of Messrs. Pittman, Mays, Casey, Walls and Hogan were eligible to receive cash incentive awards from CC Media under the 2008 Annual Incentive Plan.  Pursuant to his employment agreement, Mr. Pittman’s bonus opportunity had a target of $1,650,000 (prorated to $412,500 for the period of time during which he served as our Chief Executive Officer during 2011), but did not specify a maximum.  The amount shown for Mr. Mays reflects the bonus award provided to Mr. Mays by CC Media for 2011, in the discretion of CC Media’s Compensation Committee, pursuant to his amended and restated employment agreement.  Each of Messrs. Casey, Walls and Hogan was granted a cash incentive award by CC Media under the 2008 Annual Incentive Plan based on the achievement of pre-established performance goals.  In addition, Mr. Hogan was eligible to participate in the SIP and had the opportunity to earn an additional bonus of up to $1,000,000 with respect to 2011 performance, with any amounts earned to be paid out over three years if he remains employed on the payment dates.  For further discussion of their 2011 cash incentive awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(d)
On October 2, 2011, Mr. Pittman was granted stock options to purchase 830,000 shares of CC Media’s Class A common stock under the 2008 Executive Incentive Plan.  The options will vest 20% annually beginning on the first anniversary of the grant date.  The options have an exercise price per share of $36.00, which is the same price paid by the Sponsors for shares of CC Media in connection with the consummation of the Merger.  For further discussion of this stock option award, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

(e)
In February 2011, we commenced an offer to exchange certain outstanding options to purchase shares of our Class A common stock granted under the 2008 Executive Incentive Plan that had a per share exercise price equal to $36.00 and an expiration date on or prior to September 10, 2019 (the “Eligible Options”) for new options to purchase one-half of the number shares underlying the Eligible Options at an exercise price equal to $10.00 (the “Replacement Options”) and different vesting schedule and performance conditions.  Mr. Hogan participated in the exchange program and exchanged options to purchase 162,445 shares of CC Media’s Class A common stock at an exercise price of $36.00 per share for options to purchase 81,223 shares of CC Media’s Class A common stock at an exercise price of $10.00 per share. Of the stock options representing 81,223 shares of common stock: (1) stock options representing 27,074 shares of common stock are time-vesting and vest in four equal installments annually beginning on February 17, 2012 and (2) stock options representing 54,149 shares of common stock are time-vesting and performance-based vesting in that (a) stock options representing 27,074 shares of common stock become available to vest in four equal installments annually beginning on February 17, 2012 and will vest only if the Sponsors receive at least a 50% return on their investment in CC Media in the form of cash returns by such time and (b) additional stock options representing 27,075 shares of common stock become available to vest in four equal installments annually beginning on February 17, 2012 and will vest only if the Sponsors receive at least a 200% return on their investment in CC Media in the form of cash returns by such time.  For further discussion of these stock option awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

(f)
On February 21, 2011, Mr. Eccleshare was granted stock options to purchase 90,000 shares of CCOH’s Class A common stock under CCOH’s 2005 Stock Incentive Plan.  The options vest in 25% increments annually, beginning on the first anniversary of the grant date.

On August 11, 2011, CCOH’s Compensation Committee amended and restated Mr. Eccleshare’s CCOH Stock Option Agreement originally dated September 17, 2009.  Pursuant to the terms of the amended and restated agreement: (1) Mr. Eccleshare forfeited his rights under the original agreement to receive additional CCOH stock option awards on September 10, 2011 and September 10, 2012, with the number of shares subject to those future stock option awards based on a formula provided in the original agreement; (2) CCOH agreed to grant Mr. Eccleshare, no later than March 31, 2012, a time-vesting stock option to purchase 90,000 shares of CCOH’s Class A common stock; and (3) the performance-based vesting conditions applicable to Mr. Eccleshare’s CCOH stock options originally awarded on September 10, 2009 and September 10, 2010 (referred to in the original agreement as Option B and Option C, respectively) were replaced with time-vesting conditions such that one third of the then-remaining unvested shares subject to Option B would vest on the second, third and fourth anniversaries of the original grant date of Option B (at the original $7.02 per share exercise price) and one quarter of the shares then-subject to Option C would vest on the first, second, third and fourth anniversaries of the original grant date of Option C (at the original $10.40 per share exercise price).  For further discussion of Mr. Eccleshare’s stock option awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

For 2011, Mr. Eccleshare also was granted a cash incentive award under CCOH’s 2006 Annual Incentive Plan based on the achievement of pre-established performance goals.  For discussion of his 2011 cash incentive award, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(g)
On December 10, 2011, pursuant to the terms of his employment agreement, Mr. Cooper was granted stock options to purchase 66,667 shares of CCOH’s Class A common stock under CCOH’s 2005 Stock Incentive Plan.  The options would have vested in 25% increments annually, beginning on the first anniversary of the grant date; however, the options were cancelled upon Mr. Cooper’s February 7, 2012 termination of service with us.  For further discussion of this stock option award, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

Mr. Cooper also was granted a cash incentive award under CCOH’s 2006 Annual Incentive Plan based on the achievement of pre-established performance goals.  Payment of such award was included as part of his severance.  For discussion of his 2011 cash incentive award, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2011.  In connection with the payment by CCOH of a special cash dividend of $6.0832 on March 15, 2012 to its stockholders of record on March 12, 2012, CCOH made the following anti-dilution adjustments to awards outstanding under the 2005 Stock Incentive Plan as of March 16, 2012 and March 26, 2012 (other than those awarded on March 26, 2012): (1) the exercise price of CCOH options with a per share exercise price of $7.75 or greater was adjusted downward by $6.09; (2) CCOH options with a per share exercise price of less than $7.75 were adjusted by (A) dividing the exercise price by the "Conversion Ratio" and (B) multiplying the number of shares of common stock subject to such award by the "Conversion Ratio" (where the "Conversion Ratio" was equal to 1.736, which was (x) the closing price of a share of CCOH Class A common stock as of March 15, 2012 divided by (y) the opening price of a share of CCOH Class A common stock on the ex dividend date, March 16, 2012); and (3) each award of CCOH restricted stock units was amended such that the number of restricted stock units subject to such award was increased to an amount equal to B+((AxB)/C), where A was equal to $6.09, B was equal to the number of restricted stock units underlying such award and C was equal to $8.27.  All other terms and conditions governing each such award remained unchanged.  The table below reflects the terms of each award outstanding at December 31, 2011, prior to such adjustments.

Outstanding Equity Awards at December 31, 2011

	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a) ($)
Name	(#) Exercisable		(#) Unexercisable
Robert W. Pittman	—		830,000	(b)	—		36.00	10/02/21	—		—

Mark P. Mays	2,851	(c)	—		—		35.06	02/19/13	—		—
	8,324	(c)	—		—		9.80	02/19/13	—		—
	3,298	(d)	—		—		30.31	01/12/15	—		—
	46,554	(d)	—		—		9.80	01/12/15	—		—
	5,601	(d)	—		—		9.80	02/16/15	—		—
	100,000	(e)	—		—		18.00	11/11/15	—		—
	50,000	(f)	—		—		29.03	05/23/17	—		—
	130,208	(g)	390,626	(g)	520,834	(h)	36.00	07/30/18	—		—
	—		—		—		—	—	222,223	(i)	975,559

Thomas W. Casey	125,000	(j)	125,000	(j)	—		10.00	12/31/20	—		—

Robert H. Walls, Jr.	25,000	(k)	75,000	(k)	—		10.00	12/31/20	—		—

John E. Hogan	—		27,074	(l)	54,149	(m)	10.00	02/17/21	—		—
	42,500	(n)	127,500	(n)	—		10.00	12/31/20	—		—

C. William Eccleshare	70,721	(o)	46,082	(o)	—		7.02	09/10/19	—		—
	15,523	(p)	46,571	(p)	—		9.57	02/24/20	—		—
	15,895	(q)	47,688	(q)	—		10.40	09/10/20	—		—
	5,120	(r)	10,240	(r)	—		13.75	12/13/20	—		—
	—		90,000	(s)	—		15.06	02/21/21	—		—
	—		—		—		—	—	5,005	(t)	62,813

Ronald H. Cooper	150,000	(u)	150,000	(u)	—		9.03	12/10/19	—		—
	16,666	(v)	50,001	(v)	—		13.88	12/10/20	—		—
	—		66,667	(w)	—		11.66	12/10/21	75,000	(x)	941,250
	82,500	(y)	82,500	(y)	—		36.00	12/10/19	—		—

(a)
In the case of Mr. Mays, this value is based upon the closing sale price of CC Media’s Class A common stock on December 30, 2011 (the last trading day of the year) of $4.39.  In the case of Messrs. Eccleshare and Cooper, this value is based upon the closing sale price of CCOH’s Class A common stock on December 30, 2011 of $12.55.

(b)	These options to purchase CC Media’s Class A common stock vest in five equal annual installments, beginning on October 2, 2012.

(c)	These options to purchase CC Media’s Class A common stock vested on February 19, 2008.

(d)	These options to purchase CC Media’s Class A common stock vested on July 30, 2008.

(e)	These options to purchase CCOH’s Class A common stock vested on November 11, 2010.

(f)	These options to purchase CCOH’s Class A common stock vested on May 23, 2011.

(g)
Mr. Mays was granted stock options to purchase 1,041,667 shares of CC Media’s Class A common stock on July 30, 2008.  As a result of Mr. Mays’ retirement as our President and Chief Executive Officer, half of those stock options were cancelled on March 31, 2011. Of the remaining stock options to purchase 520,834 shares of CC Media’s Class A common stock, options to purchase 130,208 shares vested on May 13, 2011, options to purchase 130,208 shares will vest on May 13, 2012 and options to purchase 260,418 shares will vest on May 13, 2013.

(h)
Mr. Mays was granted stock options to purchase 1,041,666 shares of CC Media’s Class A common stock on July 30, 2008.  As a result of Mr. Mays’ retirement as our President and Chief Executive Officer, half of those stock options were cancelled on March 31, 2011. The remaining options will vest only if certain predetermined performance targets are met.  Of the remaining stock options to purchase 520,834 shares of CC Media’s Class A common stock, options to purchase 260,417 shares will vest fully upon the Sponsors’ receiving a 200% return on their investment in CC Media in the form of cash returns and options to purchase an additional 260,417 shares will vest fully upon the Sponsors’ receiving a 250% return on their investment in CC Media in the form of cash returns.

(i)
Unvested restricted stock awards representing 222,223 shares of CC Media’s Class A common stock will vest as follows: 111,111 shares will vest on July 30, 2012 and 111,112 shares will vest on July 30, 2013.

(j)
Options to purchase 62,500 shares of CC Media’s Class A common stock vested on each of December 31, 2010 and December 31, 2011. The remaining options vest in two equal annual installments, beginning on December 31, 2012.

(k)	Options to purchase 25,000 shares of CC Media’s Class A common stock vested on December 31, 2011. The remaining options vest in three equal annual installments, beginning on December 31, 2012.

(l)
These options to purchase 27,074 shares of CC Media’s Class A common stock pursuant to the Offer to Exchange described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” will vest in four equal annual installments, beginning on February 17, 2012.

(m)
These options to purchase 54,149 shares of CC Media’s Class A common stock pursuant to the Offer to Exchange described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” vest only if certain predetermined performance targets are met.  The options will vest as follows: (1) stock options representing 27,074 shares of CC Media’s Class A common stock will be available to vest in four equal annual installments beginning on February 17, 2012 and will only vest if the Sponsors receive at least a 50% return on their investment in CC Media in the form of cash returns by such time and (2) stock options representing 27,075 shares of CC Media’s Class A common stock will be available to vest in four equal annual installments beginning on February 17, 2012 and will only vest if the Sponsors receive at least a 200% return on their investment in CC Media in the form of cash returns by such time.

(n)	Options to purchase 42,500 shares of CC Media’s Class A common stock vested on December 31, 2011. The remaining options vest in three equal annual installments, beginning on December 31, 2012.

(o)
Options to purchase 27,680 shares of CCOH’s Class A common stock vested on September 10, 2010 and options to purchase 43,041 shares vested on September 10, 2011.  The remaining options will vest as follows: options to purchase 23,040 shares will vest on September 10, 2012 and options to purchase 23,042 shares will vest on September 10, 2013.

(p)	Options to purchase 15,523 shares of CCOH’s Class A common stock vested on February 24, 2011. The remaining options will vest in three equal annual installments, beginning on February 24, 2012.

(q)	Options to purchase 15,895 shares of CCOH’s Class A common stock vested on September 10, 2011. The remaining options will vest in three equal annual installments, beginning on September 10, 2012.

(r)	Options to purchase 5,120 shares of CCOH Class A common stock vested on September 10, 2011. The remaining options will vest in two equal annual installments, beginning on September 10, 2012.

(s)	These CCOH options vest in four equal annual installments, beginning on February 21, 2012.

(t)
Unvested restricted stock unit awards representing 5,005 shares of CCOH Class A common stock will vest as follows:  units representing 2,502 shares will vest on September 10, 2012 and units representing 2,503 shares will vest on September 10, 2013.

(u)	These CCOH options began vesting in four equal annual installments, beginning on December 10, 2010. Upon Mr. Cooper’s termination on February 7, 2012, all unvested options were cancelled.

(v)	These CCOH options began vesting in four equal annual installments, beginning on December 10, 2011. Upon Mr. Cooper’s termination on February 7, 2012, all unvested options were cancelled.

(w)	These CCOH options would have vested in four equal annual installments, beginning on December 10, 2012. Upon Mr. Cooper’s termination on February 7, 2012, all unvested options were cancelled.

(x)
Unvested restricted stock unit awards representing 75,000 shares of CCOH Class A common stock would have vested in two equal annual installments, beginning on December 10, 2012.  Upon Mr. Cooper’s termination on February 7, 2012, all unvested restricted stock units were cancelled.

(y)	These CC Media options began vesting in four equal annual installments, beginning on December 30, 2010. Upon Mr. Cooper’s termination on February 7, 2012, all unvested options were cancelled.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2011.

Option Exercises and Stock Vested During 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(a) (#)	Value Realized on Vesting(b) ($)
Robert W. Pittman	—	—	—	—
Mark P. Mays	—	—	141,778	968,226
Thomas W. Casey	—	—	—	—
Robert H. Walls, Jr.	—	—	—	—
John E. Hogan	—	—	7,500	52,500
C. William Eccleshare	—	—	2,502	26,496
Ronald H. Cooper	—	—	37,500	437,250

(a)
Represents the gross number of shares acquired on vesting of CC Media restricted stock by Messrs. Mays and Hogan and the gross number of shares acquired on vesting of CCOH restricted stock or restricted stock units by Messrs. Mays, Eccleshare and Cooper, without taking into account any shares withheld to satisfy applicable tax obligations.

(b)
Represents the value of the vested restricted stock or restricted stock units, as applicable, calculated by multiplying (1) the number of vested shares of restricted stock or the number of vested restricted stock units, as applicable, by (2) the closing price on the vesting date or, if the vesting date is not a trading day, the previous trading day.

PENSION BENEFITS

Neither CC Media nor Clear Channel has any pension plans applicable to the named executive officers.

NONQUALIFIED DEFERRED COMPENSATION PLANS

CC Media historically has offered a nonqualified deferred compensation plan for its highly compensated executives, pursuant to which its named executive officers could make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes.  Any matching credits on amounts deferred would be made in CC Media’s sole discretion and CC Media retains ownership of all assets until distributed.  Participants in the plan could allocate their deferrals and any CC Media matching credits among different investment options, the performance of which would be used to determine the amounts to be paid to participants under the plan.

The committee that administers the nonqualified deferred compensation plan decided to suspend all salary and bonus deferral contributions and company matching contributions for the 2010 plan year and all succeeding plan years until reinstated by such committee.

Payments under the plan must begin upon separation from service, death, disability or change in control; however, key employees generally must wait six months after separation from service for distributions to begin.  Payments will be made in accordance with the participant’s elections if the participant reaches retirement under the plan (age 65, or age 55 and 10 years of service) and has an account balance of $25,000 or more.  If a participant terminates and does not meet both of these criteria, the participant’s account balance will be distributed on the 10th of the month on or following 60 days after termination.   Distributions due to financial hardship (as determined by the Compensation Committee) are permitted, but other unscheduled withdrawals are not allowed.    In the event of a change in control, all deferral account balances will be distributed in a lump sum as soon as administratively feasible.

The following table sets forth certain information for the named executive officers with respect to the nonqualified deferred compensation plan for the year ended December 31, 2011.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2011($)	Registrant Contributions in 2011 ($)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2011(a) ($)
Robert W. Pittman	—	—	—	—	—
Mark P. Mays	—	—	—	—	—
Thomas W. Casey	—	—	—	—	—
Robert H. Walls, Jr.	—	—	—	—	—
John E. Hogan	—	—	(8,346)	—	208,327
C. William Eccleshare	—	—	—	—	—
Ronald H. Cooper	—	—	—	—	—
________________
(a)	Of the $208,327 shown in the Aggregate Balance at December 31, 2011 column, $135,700 was reported for Mr. Hogan in the Summary Compensation Table for years prior to 2011.

POTENTIAL POST-EMPLOYMENT PAYMENTS

The following narrative and table describe the potential payments or benefits upon termination, change in control or other post-employment scenarios for each of our named executive officers (other than Ronald H. Cooper), using an assumed December 31, 2011 trigger event for each scenario.  In the case of Mr. Cooper, the narrative and table describe the actual payments and benefits provided in connection with his February 7, 2012 termination of service.  For Mark P. Mays, the narrative below also describes the actual modifications to his outstanding equity awards in connection with his March 31, 2011 retirement as our President and Chief Executive Officer.  Mr. Mays remains an employee and the Chairman of our Board.

Robert W. Pittman

Termination by CC Media for Cause, by Mr. Pittman without Good Cause or Upon Non-Renewal of the Agreement by Mr. Pittman.  Robert W. Pittman’s employment agreement provides for the following payments and benefits upon termination by us for “Cause,” by Mr. Pittman without “Good Cause” or due to the non-renewal of the agreement by Mr. Pittman.

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Pittman constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Pittman of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Pittman’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Pittman for a felony or material violation of any securities law, including without limitation a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Pittman; or (6) a material violation by Mr. Pittman of CC Media’s employment policies regarding harassment.  In the case of (1), (3), (5) or (6), those acts will not constitute Cause unless Mr. Pittman has been given written notice specifying the conduct qualifying for Cause and Mr. Pittman fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by CC Media to comply with a material term of the agreement after written notice by Mr. Pittman specifying the alleged failure; (2) a substantial and adverse change in Mr. Pittman’s position, material duties, responsibilities or authority; or (3) a substantial reduction in Mr. Pittman’s material duties, responsibilities or authority.  To terminate for Good Cause, Mr. Pittman must provide CC Media with 30 days notice, after which CC Media has 15 days to cure.

If CC Media terminates Mr. Pittman’s employment for Cause, CC Media will pay Mr. Pittman a lump sum cash payment equal to Mr. Pittman’s accrued and unpaid base salary through the date of termination. If Mr. Pittman terminates his employment without Good Cause or elects not to renew his employment agreement, CC Media will pay Mr. Pittman a lump sum cash payment equal to his accrued but unpaid base salary and any earned but unpaid bonus with respect to the year prior to his termination.

Termination by CC Media without Cause, by Mr. Pittman for Good Cause, Upon Non-Renewal of the Agreement by CC Media or Upon Change in Control.  If CC Media terminates Mr. Pittman’s employment without Cause, if Mr. Pittman terminates his employment for Good Cause or if Mr. Pittman’s employment is terminated without Cause by CC Media after giving notice of non-renewal, Mr. Pittman will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination and any earned but unpaid bonus with respect to the year prior to his termination.  In addition, provided he signs and returns a release of claims in the time period required, CC Media will: (1) pay Mr. Pittman, over a period of two years, an amount equal to two times the sum of his base salary and target bonus; (2) reimburse Mr. Pittman for all COBRA premium payments paid by Mr. Pittman for continuation of healthcare coverage during the 18-month period following the date of Mr. Pittman's termination; and (3) pay Mr. Pittman a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date.  Mr. Pittman’s employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he is terminated without Cause after a change in control, Mr. Pittman will be entitled to the benefits described for a termination without Cause.

Termination due to Disability. If Mr. Pittman is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12 month period, CC Media may terminate his employment.  If Mr. Pittman’s employment is terminated he will receive: (1) a lump sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) any earned but unpaid bonus with respect to the year prior to his termination; and (3) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date.  If a release of claims is signed and returned in the time period required, CC Media will reimburse Mr. Pittman for all COBRA premium payments paid by Mr. Pittman for continuation of healthcare coverage during the 18-month period following Mr. Pittman's date of termination.

Termination due to Death. If Mr. Pittman’s employment is terminated due to his death, CC Media will pay to his designee or, if no designee, to his estate: (1) a lump sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) any earned but unpaid bonus with respect to the year prior to his termination; and (3) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date.  If a release of claims is signed and returned in the time period required, CC Media will reimburse all COBRA premium payments paid by Mr. Pittman’s estate for continuation of healthcare coverage during the 18-month period following Mr. Pittman's date of termination.

Impact of Termination on Equity Awards.  Except as described below, upon termination of Mr. Pittman’s employment, all of his outstanding and unvested CC Media stock options will be cancelled.  If Mr. Pittman’s employment is terminated by CC Media without Cause or by Mr. Pittman for Good Reason within 12 months after a change of control of CC Media where the Sponsors do not receive cash as a direct result of such transaction in an amount equal to at least 75% of their equity interest in CC Media immediately prior to the transaction, his unvested options will vest and be exercisable for the time periods described below.  If Mr. Pittman’s employment is terminated by CC Media without Cause or by Mr. Pittman for Good Reason (in circumstances other than as described in the previous sentence), the portion of his unvested options that would have vested within 12 months after the date of termination will vest on the date of termination and be exercisable for the time periods described below.  Upon termination of his employment due to death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options.  In the case of any termination of employment for a reason other than death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of six months or the remaining 10-year term of the options.  If both of the following conditions occur during the six month period after termination of Mr. Pittman’s employment, the period in which to exercise a vested option will be extended by an additional six months (in no event beyond the 10-year term of the options):  (1) the average closing value of the Dow Jones Industrial Average for the 10 consecutive trading days immediately prior to the date the options would otherwise expire pursuant to the previous two sentences (the “Exercise Measurement Period”) is at least 20% less than for the 10 consecutive trading days ending on the date Mr. Pittman’s employment terminated (the “Base Measurement Period”) and (2) the average closing price of the Class A common stock as reported on the principle exchange on which they are listed for trading during the Exercise Measurement Period is at least 25% less than the average closing price of the Class A common stock reported on such exchange for the Base Measurement Period.

Impact of Termination on Repurchase Rights.  Mr. Pittman’s employment agreement amends the Stock Purchase Agreement (the “Purchase Agreement”), dated November 15, 2010, by and among CC Media, CC IV, CC V and Pittman CC LLC with respect to certain repurchase rights in favor of CC Media and its affiliates relating to 706,215 shares of CC Media’s Class A common stock (the “Purchased Shares”) purchased by Pittman CC LLC, an entity controlled by Mr. Pittman, in November 2010.  The amendment provides that the repurchase rights in the Purchase Agreement will lapse so that CC Media will not be permitted to exercise the repurchase rights and Mr. Pittman will be deemed vested in all of the Purchased Shares unless Mr. Pittman's employment terminates for any reason before November 15, 2013, in which case the repurchase rights and related vesting provisions will be reinstated and may be exercised as follows: (1) 100% of the Purchased Shares that may otherwise be repurchased pursuant to the Purchase Agreement if such termination occurs before October 2, 2013 and (ii) 50% of the Purchased Shares that may otherwise be repurchased pursuant to the Purchase Agreement if such termination occurs on and after October 2, 2013 and before November 15, 2013.  The terms of CC Media’s repurchase right will be governed by the Purchase Agreement, except that if Mr. Pittman's employment is terminated by CC Media without Cause or by him with Good Cause prior to November 15, 2013 and CC Media elects to repurchase any of the Purchased Shares and the repurchase date is the Exit Date (as defined in the Purchase Agreement), the repurchase price would be the number of Purchased Shares to be repurchased multiplied by the higher of (A) the original per share cost of such Purchased Shares, plus interest, compounded quarterly, accruing from November 15, 2010 to the date of repurchase at a rate of four percent (4%) and (B) the fair market value of such shares as of the date his Employment Agreement is terminated.  Mr. Pittman's right to demand that CC Media repurchase a specified number of Purchased Shares as set forth in the Purchase Agreement shall apply in the event that Mr. Pittman's employment is terminated by CC Media without Cause or by Mr. Pittman for Good Cause.

Mark P. Mays

Termination by CC Media for Cause, by Mr. Mays without Good Reason or Upon Expiration of Term.  Mark P. Mays’ amended and restated employment agreement provides for the following payments and benefits upon termination by us for “Cause,” by Mr. Mays without “Good Reason” or due to the expiration of the term of his agreement.

Under the agreement, “Cause” is defined as Mr. Mays’: (1) willful or intentional material misconduct that causes material and demonstrable injury, monetarily or otherwise, to CC Media, the Sponsors or any of their respective affiliates; (2) conviction of, or plea of nolo contendere to, a felony or any misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to CC Media; (3) committing any act of fraud, embezzlement, or theft against CC Media or its affiliates, that causes material and demonstrable injury, monetarily or otherwise, to CC Media; or (4) breach of any of the restrictive covenants in the employment agreement that causes material and demonstrable injury, monetarily or otherwise, to CC Media.

The term “Good Reason” includes, subject to certain exceptions: (1) a reduction in Mr. Mays’ base pay or a breach of the section of the agreement providing for reimbursement of expenses; (2) a substantial diminution of his title, duties and responsibilities; (3) a failure to provide him with the use of a Company-provided aircraft for personal travel; or (4) a transfer of his primary workplace outside the city limits of San Antonio, Texas.  An isolated, insubstantial and inadvertent action that is not taken in bad faith and which is remedied by CC Media within 10 business days after receipt of notice thereof from Mr. Mays will not constitute “Good Reason.”

If Mr. Mays is terminated by CC Media for Cause, he resigns without Good Reason or the term of his agreement expires, he will receive a lump-sum cash payment equal to his base salary, bonus and unused vacation accrued but unpaid through the date of termination.  If the term of Mr. Mays’ agreement expires, he also has the right to purchase a specified Company-owned aircraft at fair market value.

In addition, if Mr. Mays is terminated by CC Media for Cause, he resigns without Good Reason or the term of his agreement expires, all of his CC Media stock options will continue pursuant to their original conditions for the remainder of their original 10-year term.  Any remaining unvested CC Media restricted stock and any CCOH stock options will be forfeited.

Termination by CC Media without Cause, by Mr. Mays for Good Reason or Upon Change in Control.  If Mr. Mays is terminated by CC Media without Cause or if Mr. Mays resigns for Good Reason: (1) he will receive a lump-sum cash payment equal to his base salary, bonus and unused vacation accrued but unpaid through the date of termination; and (2) provided he signs and returns a release of claims in the time period required, (a) he will receive a lump sum cash payment equal to $4,500,000 and (b) CC Media will maintain in full force and effect, for the continued benefit of him and his eligible dependents for a period of three years following the date of termination, the medical and hospitalization insurance programs in which he and his dependents were participating immediately prior to the date of termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by him for such benefits) as existed immediately prior to the date of termination.  However, if he or his dependents cannot continue to participate in our programs providing such benefits, CC Media will arrange to provide him and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs.  The aggregate value of these continued benefits is capped at $50,000, even if the cap is reached before the end of the three-year period.

Furthermore, in the event that Mr. Mays’ employment is terminated by CC Media without Cause or by him for Good Reason, Mr. Mays will be entitled to require CC Media to purchase all or a portion of 355,556 shares of the CC Media restricted stock granted to him in connection with the closing of the Merger at a price equal to $36.00 per share.  In addition, all of his CC Media stock options granted to him in connection with the Merger will remain exercisable for the remainder of their original 10-year term, any remaining unvested CC Media restricted stock will vest and his vested CCOH stock options will remain exercisable for 90 days after termination.

Mr. Mays’ employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he is terminated without Cause after a change in control, Mr. Mays will be entitled to the benefits described for a termination without Cause.  Any unvested CC Media restricted stock will vest upon change in control, with or without termination.  Mr. Mays will be entitled to a cash payment for his CC Media stock options equal to the excess, if any, of the price paid for shares of CC Media’s Class A common stock in such transaction over the exercise price of such stock options.

Termination due to Disability.  During any period in which he fails to perform his duties under his employment agreement as a result of incapacity due to physical or mental illness, Mr. Mays will continue to receive his full base salary until his employment is terminated.  If, as a result of his incapacity due to physical or mental illness, he has been substantially unable to perform his duties under his employment agreement for an entire period of six consecutive months, and within 30 days after written notice of termination is given after such six-month period, he has not returned to the substantial performance of his duties on a full-time basis, CC Media will have the right to terminate his employment for disability.  In the event his employment is terminated for disability, CC Media will pay to him his base salary, bonus and unused vacation accrued but unpaid through the date of termination.

Furthermore, Mr. Mays will be entitled to require CC Media to purchase all or a portion of 355,556 shares of the CC Media restricted stock granted to him in connection with the closing of the Merger at a price equal to $36.00 per share.  In addition, any of his CC Media stock options granted to him in connection with the Merger will remain exercisable for the remainder of their original 10-year term, and any remaining unvested CC Media restricted stock will vest.  Any CCOH stock options will remain exercisable for the shorter of five years or the remainder of the original 10-year term.

Termination due to Death.  If Mr. Mays’ employment is terminated by his death, CC Media will pay in a lump sum to his beneficiary, legal representatives, or estate, as the case may be, his base salary, bonus and unused vacation accrued but unpaid through the date of his death. Furthermore, his beneficiary, legal representatives, or estate, as the case may be, will be entitled to require CC Media to purchase all or a portion of 355,556 shares of the CC Media restricted stock granted to him in connection with the closing of the Merger at a price equal to $36.00 per share.  In addition, any of his CC Media stock options granted to him in connection with the Merger will remain exercisable for the remainder of their original 10-year term, and any remaining unvested CC Media restricted stock will vest.  Any CCOH stock options will be exercisable for the shorter of one year or the remainder of the original 10-year term.

Gross-Up.  If it is determined that any payment, award, benefit or distribution pursuant to the employment agreement or otherwise would be subject to (1) an additional tax under Section 409A of the Code or (2) an excise tax under Section 4999 of the Code as a result of the Merger, CC Media also is obligated to pay to Mr. Mays a tax gross-up payment to cover any taxes, interest or penalties imposed by those sections of the Code.

March 31, 2011 Retirement as President and Chief Executive Officer.  On March 31, 2011, Mr. Mays retired as our President and Chief Executive Officer.  He remains an employee and our Chairman.  Pursuant to his amended and restated employment agreement, upon his cessation of service as our Chief Executive Officer on March 31, 2011, one-half of his time-vesting CC Media options and one-half of his performance-vesting CC Media options granted on July 30, 2008 were cancelled, with all remaining CC Media stock options continuing pursuant to their original conditions for the remainder of their original 10-year term.

Thomas W. Casey

Termination by Clear Channel for Cause or by Mr. Casey without Good Reason.  Mr. Casey’s employment agreement provides for the following payments and benefits upon termination by Clear Channel for “Cause” or by Mr. Casey without “Good Reason.”

Under the agreement, “Cause” is defined as Mr. Casey’s: (1) willful and continued failure to perform substantially his duties with us (other than due to disability or following his notice to us of termination for Good Reason), after a demand for substantial performance is delivered by our Board or the Compensation Committee specifically identifying the manner in which he has not performed; (2) willful and material misconduct that causes material and demonstrable injury, monetarily or otherwise, to Clear Channel; (3) willful disregard or violation of published company policies and procedures or codes of ethics; (4) fraud, dishonesty, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; or (5) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude. In the case of (1), (2) or (3), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Casey has previously been provided notice, those acts will not constitute Cause unless the Board provides Mr. Casey with notice specifying (a) the conduct qualifying for Cause, (b) reasonable action that would remedy it and (c) a reasonable time (not less than 30 days) within which Mr. Casey can take the remedial action, and Mr. Casey fails to take the remedial action within the specified time.

The term “Good Reason” includes, subject to certain exceptions: (1) Clear Channel’s repeated failure to comply with a material term of the agreement after written notice from Mr. Casey specifying the failure; (2) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation; or (3) a substantial and unusual reduction in responsibilities or authority.  To terminate for Good Reason, Mr. Casey must provide Clear Channel with 30 days notice, after which Clear Channel has 30 days to cure.

If Mr. Casey is terminated for Cause, he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination.  If Mr. Casey resigns without Good Reason, he will receive his base salary for the 90-day notice period and any accrued but unpaid base salary and prior year bonus.  If he is terminated for Cause or if he resigns without Good Reason, his CC Media stock options will be cancelled.

Termination by Clear Channel without Cause, by Mr. Casey for Good Reason or Upon Change in Control.  If Mr. Casey is terminated by Clear Channel without Cause or if Mr. Casey resigns for Good Reason: (1) he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) provided he signs and returns a release of claims in the time period required, he will receive (a) a lump sum cash payment equal to any earned but unpaid bonus with respect to the year prior to his termination, (b) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity been based on Clear Channel’s financial performance criteria and based on Clear Channel’s actual performance against those criteria as of the end of the performance period, (c) an “equity value preservation payment” equal to $2,500,000 for a termination that occurs in 2011 (with amounts varying for terminations occurring in other years), and (d) a severance payment paid over 18 months in an amount equal to 1.5 times the sum of (i) his annual base salary at the termination date and (ii) his target bonus for the year that includes the termination.  However, if Mr. Casey violates the non-compete provisions of his agreement during the 18-month period above, Clear Channel may cease the severance payment referred to in (d) above.

Furthermore, in the event that Mr. Casey’s employment is terminated by Clear Channel without Cause, his vested CC Media stock options will continue to be exercisable for the shorter of 90 days or the remaining 10-year term of the options. Mr. Casey’s employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he is terminated without Cause after a change in control, Mr. Casey will be entitled to the benefits described for a termination without Cause.  Mr. Casey’s unvested CC Media stock options will vest if his employment is terminated without Cause during the 12 months after a change in control and be exercisable as described above.

Termination due to Disability.  If Mr. Casey is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, Clear Channel may terminate his employment.  If Mr. Casey’s employment is terminated: (1) he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) provided he signs and returns a release of claims in the time period required, he will receive (a) a lump sum cash payment equal to any earned but unpaid bonus with respect to the year prior to his termination and (b) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity been based on Clear Channel’s financial performance criteria and based on Clear Channel’s actual performance against those criteria as of the end of the performance period.  Furthermore, Mr. Casey’s vested CC Media stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options.

Termination due to Death.  If Mr. Casey’s employment is terminated by his death, Clear Channel will pay in a lump sum to his designee or, if no designee, to his estate, his accrued but unpaid base salary and any earned but unpaid bonus with respect to the year prior to the termination.  Furthermore, Mr. Casey’s vested CC Media stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options.

Robert H. Walls, Jr.

Termination by CCMS for Cause or by Mr. Walls without Good Cause.  Mr. Walls’ employment agreement provides for the following payments and benefits upon termination by CCMS for “Cause” or by Mr. Walls without “Good Cause.”

Under the agreement, “Cause” is defined as Mr. Walls’: (1) willful and material misconduct that causes material and demonstrable injury, monetarily or otherwise, to CCMS or its affiliates; (2) willful and material nonperformance of his duties (other than due to disability), willful and material failure to follow lawful directives consistent with his obligations under the agreement or other willful and material breach of the agreement, in each case after written notice specifying the failure; (3) conviction of, or plea of nolo contendere to, a felony or misdemeanor involving moral turpitude; or (4) fraud, embezzlement, theft or other act of dishonesty that causes material and demonstrable injury, monetarily or otherwise, to CCMS or its affiliates. In the case of (1) or (2), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Walls has previously been provided notice, those acts will not constitute Cause unless Mr. Walls is provided with ten days to cure after written notice and has an opportunity to address the Board upon his written request during the cure period.

The term “Good Cause” includes, subject to certain exceptions: (1) CCMS’ material breach of the agreement after written notice from Mr. Walls specifying the alleged failure; (2) a material diminution in Mr. Walls’ base compensation; (3) a material diminution in his authority, duties or responsibilities; (4) a material diminution in the authority, duties or responsibilities of the Chief Executive Officer; or (5) a change in the place of Mr. Walls’ performance of more than 50 miles. To terminate for Good Cause, Mr. Walls must provide CCMS with 30 days notice, after which CCMS has 30 days to cure.

If Mr. Walls is terminated for Cause, he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination.  If Mr. Walls resigns without Good Cause, he will receive his base salary for the 60-day notice period and any accrued but unpaid base salary and prior year bonus.  If he is terminated with Cause or if he resigns without Good Cause, his CC Media stock options will be cancelled.  In March 2012, CCOH awarded Mr. Walls restricted stock units.  His unvested CCOH restricted stock units awarded in March 2012 will be forfeited if he is terminated for Cause or if he resigns without Good Cause after the grant date.

Termination by CCMS without Cause, by Mr. Walls for Good Cause or Upon Change in Control.  If Mr. Walls is terminated by CCMS without Cause or if Mr. Walls resigns for Good Cause: (1) he will receive a lump-sum cash payment equal to his accrued but unpaid base salary and prior year bonus; and (2) provided he signs and returns a release of claims in the time period required, he will receive a lump sum cash payment equal to (a) 1.5 times the sum of his annual rate of base salary on the date of termination plus his target bonus for the year of termination and (b) a prorated annual bonus with respect to the days he was employed in the year that includes the termination.  However, if Mr. Walls violates the non-compete provisions of his agreement, he will forfeit a prorata portion of the amount described in (a) above for the amount of time remaining under the non-compete provisions.

Furthermore, in the event that Mr. Walls’ employment is terminated by CCMS without Cause, his vested CC Media stock options will continue to be exercisable for the shorter of 90 days or the remaining 10-year term of the options.  His unvested CCOH restricted stock units awarded in March 2012 will be forfeited if his employment is terminated without Cause or if he terminates his employment for Good Cause after the grant date.  Mr. Walls’ employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he is terminated without Cause after a change in control, Mr. Walls will be entitled to the benefits described for a termination without Cause.  Mr. Walls’ unvested CC Media stock options will vest upon change in control, with or without termination.  His unvested CCOH restricted stock units awarded in March 2012 will vest upon a change in control that occurs after the grant date.

Termination due to Disability.  If Mr. Walls is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, CCMS may terminate his employment.  If Mr. Walls’s employment is terminated, he will receive: (1) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) a lump sum cash payment equal to any earned but unpaid bonus with respect to the year prior to his termination; and (3) provided he signs and returns a release of claims in the time period required, a prorated annual bonus with respect to the days he was employed in the year that includes the termination.  Furthermore, Mr. Walls’s vested CC Media stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options.  In addition, his unvested CCOH restricted stock units awarded in March 2012 will continue to vest as if he were employed if his employment is terminated due to disability or retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time) after the grant date.

Termination due to Death.  If Mr. Walls’s employment is terminated by his death, CCMS will pay in a lump sum to his designee or, if no designee, to his estate: (1) his accrued but unpaid base salary and any earned but unpaid bonus with respect to the year prior to the termination; and (2) a prorated annual bonus with respect to the days he was employed in the year that includes the termination.  Furthermore, Mr. Walls’s vested CC Media stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options.  In addition, his unvested CCOH restricted stock units awarded in March 2012 will vest if his employment is terminated due to death after the grant date.

Limitation on Benefits.  To the extent that any of the payments and benefits under the agreement or otherwise would be subject to an excise tax under Section 4999 of the Code, then the payments will be payable either in full or as to such lesser amounts as would result in no portion of the payments being subject to an excise tax, whichever amount results in Mr. Walls’ receiving the greatest after-tax amount.

John E. Hogan

Termination by CCB for Cause or by Mr. Hogan without Good Cause.  Mr. Hogan’s employment agreement provides for the following payments and benefits upon termination by CCB for “Cause” or by Mr. Hogan without “Good Cause.”

A termination for “Cause” must be for one or more of the following reasons: (1) conduct by Mr. Hogan constituting a material act of willful misconduct in connection with the performance of his duties, including violation of CCB’s policy on sexual harassment, misappropriation of funds or property of CCB or any of its affiliates, or other willful misconduct as determined in the sole reasonable discretion of CCB; (2) continued, willful and deliberate non-performance by Mr. Hogan of his duties under his employment agreement (other than by reason of Mr. Hogan’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (3) Mr. Hogan’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (4) a criminal or civil conviction of Mr. Hogan, a plea of nolo contendere by Mr. Hogan, or other conduct by Mr. Hogan that, as determined in the sole reasonable discretion of the Board of Directors, has resulted in, or would result in if he were retained in his position with CCB, material injury to the reputation of CCB, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (5) a material breach by Mr. Hogan of any of the provisions of his employment agreement; or (6) a material violation by Mr. Hogan of CCB’s employment policies.

The term “Good Cause” includes: (1) a repeated willful failure of CCB to comply with a material term of the employment agreement following notice by Mr. Hogan of the alleged failure; (2) a substantial and unusual change in Mr. Hogan’s position, material duties, responsibilities or authority without an offer of additional reasonable compensation; or (3) a substantial and unusual reduction in Mr. Hogan’s material duties, responsibilities or authority.  To terminate for Good Cause, Mr. Hogan must provide CCB with 30 days notice, after which CCB has 30 days to cure.

If Mr. Hogan’s employment is terminated by CCB for Cause, CCB will pay in a lump sum to Mr. Hogan his accrued and unpaid base salary.  Furthermore, his CC Media stock options will be cancelled.

Termination by CCB without Cause, by Mr. Hogan for Good Cause, Upon Non-Renewal of the Agreement or Upon Change in Control.  If Mr. Hogan’s employment with CCB is terminated by CCB without Cause, by CCB after giving notice of non-renewal or by Mr. Hogan for Good Cause: (1) CCB will pay Mr. Hogan his accrued and unpaid base salary; (2) provided he signs and returns a release of claims in the time period required, CCB will pay Mr. Hogan (a) over a period of three years, an amount equal to three times his average annualized salary for the current and prior full year of employment, (b) a lump sum cash payment equal to the difference between (i) two times the sum of (x) his average annualized salary for the current and prior full year of employment plus (y) 120% of his average annualized salary for the current and prior full year of employment, and (ii) three times his average annualized salary for the current and prior full year of employment, and (c) an outplacement cash lump sum benefit equal to $20,000.  In addition, provided Mr. Hogan signs and returns a release of claims in the time period required: (1) he and his dependents will be allowed to participate in CCB’s health benefit plans under which they were covered as of the date of termination for a period of three years, provided that he pays the applicable COBRA premium, which CCB will reimburse; and (2) he will have access to secretarial services, at CCB’s expense, for a period of six months after termination of employment.  In addition, if his employment is terminated by CCB without cause, by CCB after giving notice of non-renewal or by Mr. Hogan for Good Cause, he will be paid (1) a prorata performance bonus if such bonus otherwise would have been earned if employment had not been terminated; and (2) an “equity value preservation payment” equal to $1,250,000 for a termination that occurs in 2012 (with amounts varying for terminations occurring in other years).

If Mr. Hogan gives notice of non-renewal of his employment agreement, CCB will pay Mr. Hogan: (1) his accrued and unpaid base salary; and (2) provided he signs and returns a release of claims in the time period required, his then current base salary for one year, payable during the one-year term of Mr. Hogan’s non-compete obligations.

Furthermore, if Mr. Hogan is terminated without Cause, his vested CC Media options will continue to be exercisable for the shorter of 90 days or the remaining 10-year term of the options.  If he terminates his employment for Good Cause or by non-renewal of his agreement, his CC Media stock options will be cancelled. Mr. Hogan’s employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he is terminated without Cause after a change in control, Mr. Hogan will be entitled to the benefits described for a termination without Cause.  If he is terminated without Cause within 12 months after a change in control, his CC Media stock options will vest, except that tranches 2 and 3 of his stock options granted on February 17, 2011 will only vest if the applicable return to investors is achieved on the change in control.

Termination due to Disability.  If Mr. Hogan is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, CCB may terminate his employment.  If Mr. Hogan’s employment is terminated, he will receive: (1) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; and (2) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity and based on CCB’s actual performance against those criteria as of the end of the performance period.  Furthermore, Mr. Hogan’s vested CC Media stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options.

Termination due to Death.  If Mr. Hogan’s employment is terminated by his death, CCB will pay in a lump sum to his designee or, if no designee, to his estate, his accrued but unpaid base salary and prorated bonus, if any.  Furthermore, Mr. Hogan’s vested CC Media stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options.

Termination under Key Man Provision.  If Mr. Hogan had terminated his employment within 180 days after the November 15, 2010 effective date of his employment agreement or within 180 days after the appointment of a new Chief Executive Officer succeeding Mr. Mays in that role, CCB would have paid Mr. Hogan: (1) his accrued but unpaid base salary through the date of termination; and (2) provided he signs and returns a release of claims in the time period required, over a period of three years, an amount equal to three times his average annualized base salary for the current and prior full year of employment.

C. William Eccleshare

August 31, 2009 Contract of Employment.  Under Mr. Eccleshare’s Contract of Employment dated August 31, 2009, Clear Channel Outdoor Ltd. (“CCI”) may terminate his employment by providing not less than 12 months written notice and Mr. Eccleshare may resign by providing not less than 6 months written notice.  CCI will continue to pay Mr. Eccleshare’s normal compensation during the notice period and a pro rata bonus for the portion of the year through the date of termination.  The bonus will be calculated at year-end based on actual audited results.  If CCI terminates Mr. Eccleshare’s employment for a serious breach of any material and fundamental terms of his employment agreement or for any gross misconduct by him, CCI will not be obligated to make any further payments to Mr. Eccleshare other than his accrued but unpaid compensation and untaken holiday entitlement through the date of termination.

If Mr. Eccleshare is terminated due to his death, all of his issued CCOH stock options will vest and continue to be exercisable for the shorter of one-year or the remainder of the original 10-year term and his unvested CCOH restricted stock units will vest.  If he is terminated due to his disability or Retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), all of his issued CCOH options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested CCOH restricted stock units will continue to vest as if he were employed.  If Mr. Eccleshare is terminated for Cause, all of his CCOH stock options will be cancelled and his unvested CCOH restricted stock units will be forfeited.  Upon a change in control, all issued CCOH stock options and any unvested CCOH restricted stock units will vest.  If CCI is divested before August 31, 2012, Mr. Eccleshare will have the option to instead receive a value of $1,200,000 for his CCOH stock options subject to his Amended and Restated Stock Option Agreement dated August 11, 2011. In all other termination situations, any vested CCOH options will remain exercisable for three months and any unvested CCOH options and unvested CCOH restricted stock units will be forfeited.

New Employment Agreement.  On January 24, 2012, Mr. Eccleshare was promoted to serve as Chief Executive Officer of CCOH, overseeing both the Americas and International Outdoor divisions.  In connection with his promotion, CCOH has been negotiating the New Employment Agreement to replace his existing employment agreement.  Although the New Employment Agreement is still being finalized, the description below summarizes how we anticipate that the various termination scenarios would be treated for a termination occurring after the New Employment Agreement is finalized.

In connection with Mr. Eccleshare’s relocation to New York City, CCOH will reimburse Mr. Eccleshare for certain expenses associated with his relocation to New York City.  If Mr. Eccleshare’s employment is terminated without Cause (to be defined in the New Employment Agreement) or if Mr. Eccleshare terminates his employment for Good Reason (to be defined in the New Employment Agreement), CCOH will reimburse Mr. Eccleshare for reasonable relocation expenses from New York to London.  However, no relocation reimbursement will be provided if: (1) Mr. Eccleshare’s employment is terminated for Cause; (2) Mr. Eccleshare resigns without Good Reason; or (3) Mr. Eccleshare violates any of the restrictive covenants to be contained in the New Employment Agreement.

Contingent upon Mr. Eccleshare’s compliance with the restrictive covenants to be contained in the New Employment Agreement, if Mr. Eccleshare’s employment is terminated by CCOH without Cause or by Mr. Eccleshare for Good Reason, CCOH will pay Mr. Eccleshare severance in an amount equal to 120% of his then-applicable annual base salary plus 100% of his then-applicable target bonus for the year in which the termination occurs, with such amount to be paid in equal ratable installments over the 12-month period after such termination.  If Mr. Eccleshare’s employment is terminated due to his death or disability, Mr. Eccleshare (or his estate) will receive a pro rata portion of his actual bonus earned for the year of termination, with such amount to be paid at the time bonuses are required to be paid.  Except in the case of death, Mr. Eccleshare also would be required to execute and deliver a general release as a condition to receiving the benefits described above.

In addition to the outstanding and future CCOH equity awards provided for in Mr. Eccleshare’s Amended and Restated Stock Option Agreement dated August 11, 2011, in connection with his promotion, CCOH agreed that Mr. Eccleshare would be awarded (contingent upon approval by the CCOH Compensation Committee) CCOH restricted stock units having a value of $4,000,000 based on the closing price of CCOH’s Class A common stock.  Any unvested portion of the CCOH restricted stock unit award will: (1) vest upon a Change in Control (to be defined in the New Employment Agreement); (2) vest if Mr. Eccleshare’s employment is terminated by CCOH for a reason other than Cause or if Mr. Eccleshare terminates his employment for Good Reason; and (3) terminate upon any other termination of Mr. Eccleshare’s employment.  CCOH’s Compensation Committee approved the terms of the restricted stock unit award on March 26, 2012 but the award will not be effective until the New Employment Agreement is finalized and signed by all parties.

Ronald H. Cooper

In January 2012, CCOH and Ronald H. Cooper entered into a Severance Agreement and General Release (the “Agreement”), pursuant to which his service as Chief Executive Officer—Americas of CCOH terminated on February 7, 2012.  Pursuant to the Agreement: (1) Mr. Cooper received a lump sum cash payment in the aggregate amount of $2,547,600 (the “Severance Payment”) in exchange for the Agreement and his release of claims, $381,500 of which represented payment of his bonus earned with respect to 2011; and (2) Mr. Cooper agreed to comply with the nondisclosure, non-hire, non-interference, non-competition, violation of post-employment covenants during non-compete period, ownership of materials, litigation and regulatory cooperation, dispute resolution and confidentiality provisions (collectively, the “Post-Employment Covenants”) of his employment agreement with CCOH dated December 10, 2009 (the “2009 Employment Agreement”).  If Mr. Cooper violates any Post-Employment Covenant during any non-compete period, Mr. Cooper will forfeit any right to the pro-rata portion of the Severance Payment, calculated as provided in the 2009 Employment Agreement.  In addition, pursuant to the Agreement: (1) Mr. Cooper’s unvested options to purchase shares of CCOH’s Class A common stock terminated upon his termination of employment and his vested options to purchase shares of CCOH’s Class A common stock remain exercisable for 90 days after his termination of employment; (2) Mr. Cooper’s unvested restricted stock units with respect to CCOH’s Class A common stock were forfeited upon his termination of employment; and (3) Mr. Cooper’s unvested options to purchase shares of the Class A common stock of CC Media terminated upon the termination of his employment and his vested options to purchase shares of CC Media’s Class A common stock remain exercisable for 90 days after his termination of employment.  For no less than 60 days after his termination of employment, Mr. Cooper agreed to assist with the transition of functions related to his position with CCOH.

Post-Employment Table

With respect to Ronald H. Cooper, the following table reflects the actual payments to Mr. Cooper in connection with his February 7, 2012 termination of service.  With respect to all other named executive officers, the following table describes the potential payments or benefits upon termination, other post-employment scenarios or change in control for each of those named executive officers.  The amounts in the table below show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment.  In addition, the table does not include amounts payable pursuant to plans that are available generally to all salaried employees. The actual amounts to be paid out can only be determined at the time of such change in control or such executive officer’s termination of service.

Potential Payments Upon Termination or Change in Control(a)

Name	Benefit	Termination with “Cause”		Termination without “Cause”		Termination due to “Disability”		Termination due to Death		Retirement or Resignation		“Change in Control”
Robert W. Pittman	Cash payment	—		$4,260,500	(b)	$1,435,500	(c)	$1,435,500	(c)	—		—
	Repurchase of stock(d)	—		$4,180,793		—		—		—		—
	TOTAL	—		$8,441,293		$1,435,500		$1,435,500		—		—

Mark P. Mays	Cash payment	$500,000	(e)	$5,000,000	(f)	$500,000	(e)	$500,000	(e)	$500,000	(e)	—
	Value of benefits(g)	—		49,596		—		—		—		—
	Vesting of equity awards(h)	—		—		—		—		—		$975,559
	Repurchase of stock(d)	—		12,800,016		12,800,016		12,800,016		—		—
	Other(i)	—		—		—		—		—		—
	TOTAL	$500,000		$17,849,612		$13,300,016		$13,300,016		$500,000		$975,559

Thomas W. Casey(j)	Cash payment	—		$5,711,600	(k)	$586,600	(l)	—		$184,932	(m)	—
	TOTAL	—		$5,711,600		$586,600		—		$184,932		—

Robert H. Walls, Jr.(j)	Cash payment	—		$2,775,617	(n)	$750,000	(o)	$750,000	(o)	$123,288	(p)	—
	TOTAL	—		$2,775,617		$750,000		$750,000		$123,288		—

John E. Hogan(q)	Cash payment	—		$5,077,857	(r)	$407,520	(s)	$1,012,864	(t)	$2,738,637	(u)	—
	Value of benefits(g)	—		49,357		—		—		—		—
	TOTAL	—		$5,127,214		$407,520		$1,012,864		$2,738,637		—

C. William Eccleshare(v)	Cash payment	$888,821	(w)	$1,642,539	(x)	—		—		$1,265,680	(x)	—
	Value of benefits(g)	—		138,922		—		—		69,462		—
	Vesting of equity awards(h)	—		—		—		$558,957		—		$558,957
	TOTAL	$888,821		$1,781,461		—		$558,957		$1,335,142		$558,957

Ronald H. Cooper	Cash payment	—		—		—		—		$2,547,600	(y)	—
	TOTAL	—		—		—		—		$2,547,600		—

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2011 or, in the case of Mr. Cooper, his actual February 7, 2012 termination date.

(b)
Represents (1) two times the sum of Mr. Pittman’s base salary and prorated annual bonus target for the year ended December 31, 2011 and (2) a prorated annual bonus for Mr. Pittman for the year ended December 31, 2011 pursuant to his employment agreement.

(c)	Represents a prorated annual bonus for Mr. Pittman for the year ended December 31, 2011 pursuant to his employment agreement.

(d)
In the case of Mr. Pittman, the amount shown represents the value of the right under the Purchase Agreement that Pittman CC LLC (an entity controlled by Mr. Pittman) has to require CC Media to purchase at $7.40 per share 80% of the 706,215 shares of CC Media’s Class A common stock owned by Pitman CC LLC (564,972 shares) upon CC Media’s termination of Mr. Pittman’s employment without cause or the termination by Mr. Pittman of his employment for good cause.  In the case of Mr. Mays, the amount shown represents the value of his outstanding put right to require CC Media to purchase 355,556 shares of his CC Media Class A common stock at $36.00 per share.

(e)	Represents Mr. Mays’ prorated annual bonus for the year ended December 31, 2011, as provided in his amended and restated employment agreement.

(f)	Represents a lump sum payment of $4,500,000 and the prorated annual bonus for Mr. Mays for the year ended December 31, 2011, as provided in his amended and restated employment agreement.

(g)
The values associated with the continued provision of health benefits are based on the 2012 premiums for medical insurance multiplied by the amount of time the executive is entitled to those benefits pursuant to his employment agreement.  For Mr. Eccleshare, the amounts also include a pension contribution (or payment in lieu thereof) and car allowance for the amount of time he is entitled to those benefits pursuant to his employment agreement.

(h)
Amounts reflect the value of unvested CC Media equity awards held by the respective named executive officers on December 31, 2011 that would be subject to accelerated vesting.  This value is based upon the closing sale price of CC Media’s Class A common stock on December 30, 2011 (the last trading day of the year) of $4.39, but it excludes stock options where the exercise price exceeds the closing sale price of CC Media’s Class A common stock on December 30, 2011.  Also, in the case of Mr. Eccleshare, the amounts reflect the value of his unvested CCOH equity awards on December 31, 2011, based upon the closing sale price of CCOH’s Class A common stock on December 30, 2011 of $12.55 and excluding any stock options where the exercise price exceeds the closing sale price of CCOH’s Class A common stock on December 30, 2011.  The value of vested equity awards is not included in this table.

(i)
In certain circumstances, Mr. Mays is eligible to receive an excise tax gross up payment under the terms of his amended and restated employment agreement.  The gross up payment is only payable with respect to parachute payments related to the change in control that occurred on July 30, 2008.  Parachute payments related to any subsequent change in control would not result in an excise tax gross up.  Based on Company calculations, no gross up payment would be required in connection with the scenarios presented in the table because the amount of compensation subject to Section 280G of the Code is below the Section 280G limit for Mr. Mays.

(j)
Amounts reflected in the table represent the entire portion of post-employment payments for Messrs. Casey and Walls.  Pursuant to the Corporate Services Agreement, a percentage of payments made to Mr. Casey upon termination or a change in control, other than payments with respect to the vesting of any CC Media equity awards, will be allocated to CCOH.  With respect to Mr. Walls, in certain termination scenarios a pro rata portion of his discretionary bonus in recognition of his service in the Office of the Chief Executive Officer during 2011 will be allocated to CCOH.  For 2011, this allocation is based on CCOH’s 2010 OIBDAN as a percentage of Clear Channel’s 2010 OIBDAN.  For a further discussion of the Corporate Services Agreement, please refer to “Compensation Discussion and Analysis—Corporate Services Agreement” or “Certain Relationships and Related Party Transactions—Corporate Services Agreement.”

(k)
Represents (1) 1.5 times the sum of Mr. Casey’s base salary at termination and annual bonus target for the year ended December 31, 2011, (2) $2,500,000 payable for equity value preservation and (3) a prorated annual bonus for the year ended December 31, 2011 based on company performance pursuant to Mr. Casey’s employment agreement.

(l)	Represents the prorated annual bonus for the year ended December 31, 2011 for Mr. Casey based on company performance pursuant to his employment agreement.

(m)	Represents base salary during the required 90 day notice period under Mr. Casey’s employment agreement.

(n)
Represents the amount payable to Mr. Walls pursuant to his employment agreement, which includes (1) 1.5 times the sum of his base salary at termination and annual bonus target for the year ended December 31, 2011 and (2) a prorated annual bonus for the year ended December 31, 2011.

(o)	Represents the prorated annual bonus for the year ended December 31, 2011 for Mr. Walls pursuant to his employment agreement.

(p)	Represents base salary during the required 60 day notice period under Mr. Walls’ employment agreement.

(q)
In addition to the amounts reflected in this table, if Mr. Hogan provides notice of non-renewal of his employment agreement, Mr. Hogan is entitled to receive his then current base salary for one year during the one-year period of his non-compete obligations.  His current salary is $1,000,000.  The amounts reflected in this table for Mr. Hogan do not include amounts payable to him under the non-qualified deferred compensation plan because those amounts are disclosed in the Nonqualified Deferred Compensation table above.

(r)
Represents (1) the prorated annual bonus for the year ended December 31, 2011 for Mr. Hogan, (2) three times the average of Mr. Hogan’s annualized base salary for 2011 and 2010, (3) a lump sum payment of $1,278,031, (4) an outplacement allowance of $20,000 pursuant to his amended and restated employment agreement and (5) the continuation of secretarial services for six months, to which he is entitled upon termination by CCB without cause or CCB’s non-renewal of Mr. Hogan’s amended and restated employment agreement at the end of its term.

(s)	Represents a prorated annual bonus based upon CCB performance for the year ended December 31, 2011 pursuant to Mr. Hogan’s amended and restated employment agreement.

(t)	Represents a prorated annual bonus based upon CCB and individual performance for the year ended December 31, 2011 pursuant to Mr. Hogan’s amended and restated employment agreement.

(u)
Represents a lump sum payment to which Mr. Hogan is entitled upon a termination pursuant to the “key man” provision of his amended and restated employment agreement.  The lump sum payment is equal to three times the average of Mr. Hogan’s annualized base salary for 2011 and 2010 pursuant to his amended and restated employment agreement.

(v)
Mr. Eccleshare is a citizen and resident of the United Kingdom.  The amounts presented in this table for Mr. Eccleshare have been converted from British pounds to U.S. dollars using the exchange rate in effect at December 31, 2011 of £1 = $1.54902.

(w)	Represents a prorated annual bonus for the year ended December 31, 2011 pursuant to Mr. Eccleshare’s employment agreement.

(x)
Represents the continuation of salary during the notice period required in each termination scenario (12 months in the case of termination of Mr. Eccleshare without cause and 6 months in the case of retirement or resignation by Mr. Eccleshare) and a prorated annual bonus for the year ended December 31, 2011 in each case, pursuant to Mr. Eccleshare’s employment agreement.

(y)	Represents the actual severance paid to Mr. Cooper in connection with his February 7, 2012 termination of service.

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with the Compensation Committee, management conducted an assessment of whether CC Media’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers.  This assessment included discussions with members of the corporate Human Resources, Legal, Finance and Internal Audit departments, as well as personnel in the business units, and a review of corporate and operational compensation arrangements.  The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies.  Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning CC Media’s compensation policies with the long-term interests of CC Media and avoiding rewards or incentive structures that could create unnecessary risks to CC Media.

Management reported its findings to the Compensation Committee, which agreed with management's assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on CC Media.

DIRECTOR COMPENSATION

The directors of CC Media are reimbursed for their expenses associated with their service as directors of CC Media, but currently do not receive compensation for their service as directors of CC Media.  For information regarding service as directors of our majority-owned subsidiary, Clear Media Limited, see footnote (h) to the Summary Compensation Table.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires CC Media’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of CC Media to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required to furnish CC Media with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during, and Forms 5 and amendments thereto furnished to us with respect to, the fiscal year ended December 31, 2011, and any written representations from reporting persons that no Form 5 is required, we have determined that all such Section 16(a) filing requirements were satisfied.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

There were no “interlocks” among any of the directors who served as members of our Compensation Committee and any of our executive officers during 2011 and as of the date of this proxy statement.  During 2011, no member of the Compensation Committee served as an executive officer of CC Media, and no member of the Compensation Committee had any relationship with CC Media requiring disclosure under the SEC’s rules governing disclosure of transactions with related persons, other than, in the case of Messrs. Richard J. Bressler, Charles A. Brizius, John P. Connaughton and Blair E. Hendrix, the relationships with the Sponsors as disclosed under “Certain Relationships and Related Party Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

THE MERGER AND THE MANAGEMENT AGREEMENT

In connection with the Merger, we became party to a management agreement with the Sponsors and certain other parties thereto, pursuant to which the Sponsors provide management and financial advisory services to us and our wholly owned subsidiaries until 2018, at a rate not greater than $15.0 million per year, plus reimbursable expenses.  We paid the Sponsors an aggregate of $15.7 million in management fees and reimbursable expenses in the year ended December 31, 2011.

STOCKHOLDERS AGREEMENTS

We are party to a stockholders agreement with CC IV, CC V, Mark P. Mays, Randall T. Mays, L. Lowry Mays and certain other parties. The stockholders agreement, among other things: (1) specifies how the parties vote in elections to our Board; (2) restricts the transfer of shares subject to the agreement; (3) includes the ability of CC IV to compel the parties to sell their shares in a change of control transaction or participate in a recapitalization of CC Media; (4) gives the parties the right to subscribe for their pro rata share of proposed future issuances of equity securities by CC Media or its subsidiaries to the Sponsors or their affiliates; (5) requires the parties to agree to customary lock-up agreements in connection with underwritten public offerings; and (6) provides the parties with customary demand and “piggy-back” registration rights. We, CC IV and CC V also entered into a separate agreement with Mark P. Mays, Randall T. Mays, L. Lowry Mays and certain other parties that set forth terms and conditions under which certain of their shares of our common stock would be repurchased by us following the termination of their employment (through the exercise of a “call option” by us or a “put option” by Mark P. Mays, Randall T. Mays and L. Lowry Mays, as applicable). Any shares of our common stock that Mark P. Mays, Randall T. Mays, L. Lowry Mays or their estate-planning entities acquired pursuant to stock elections are not subject to the stockholders agreement.

AFFILIATE TRANSACTION AGREEMENT

We, the Sponsors and Clear Channel are party to an agreement under which CC Media agreed that neither it nor any of its subsidiaries will enter into or effect any affiliate transaction between CC Media or one of its subsidiaries, on the one hand, and any Sponsor or any other private investment fund under common control with either Sponsor (collectively, the “principal investors”), on the other hand, without the prior approval of either a majority of the independent directors of CC Media or a majority of the then-outstanding shares of our Class A common stock (excluding for purposes of such calculation from both (1) the votes cast and (2) the outstanding shares of Class A common stock, all shares held at that time by any principal investor, any affiliate of a principal investor, or members of management and directors of CC Media whose beneficial ownership information is required to be disclosed in filings with the SEC pursuant to Item 403 of Regulation S-K (the “public shares”)).  That agreement expires upon the earlier of (1) an underwritten public offering and sale of our common stock which results in aggregate proceeds in excess of $250 million to us and after which our common stock is listed on NASDAQ’s National Market System or another national securities exchange (a “qualified public offering”) and (2) the consummation of a certain transaction resulting in a change of control (as defined in the agreement and summarized below) of CC Media.

The following are not deemed to be affiliate transactions for purposes of the affiliate transaction agreement: (1) any commercial transaction between CC Media or any of its subsidiaries, on the one hand, and any portfolio company in which any principal investor or any affiliate of a principal investor has a direct or indirect equity interest, on the other, so long as such transaction was entered into on an arms-length basis; (2) any purchase of bank debt or securities by a principal investor or an affiliate of a principal investor or any transaction between a principal investor or affiliate of a principal investor on the one hand, and CC Media or one of its subsidiaries, on the other hand, related to the ownership of bank debt or securities, provided such purchase or transaction is on terms (except with respect to relief from all or part of any underwriting or placement fee applicable thereto) comparable to those consummated within an offering made to unaffiliated third parties; (3) the payment by CC Media or one of its subsidiaries of up to $87.5 million in transaction fees to the principal investors or their affiliates in connection with the transactions contemplated by the Merger Agreement; (4) any payment of management, transaction, monitoring, or any other fees to the principal investors or their affiliates pursuant to an arrangement or structure whereby the holders of public shares of CC Media are made whole for the portion of such fees paid by CC Media that would otherwise be proportionate to their share holdings; and (5) any transaction to which a principal investor or an affiliate thereof is a party in its capacity as a stockholder of CC Media that is offered generally to other stockholders of CC Media (including the holders of shares of Class A common stock) on comparable or more favorable terms.

A change of control of CC Media will be deemed to have occurred upon the occurrence of any of the following: (1) any consolidation or merger of CC Media with or into any other corporation or other entity, or any other corporate reorganization or transaction (including the acquisition of stock of CC Media), in which the direct and indirect stockholders of CC Media immediately prior to such consolidation, merger, reorganization, or transaction, own stock either representing less than 50% of the economic interests in and less than 50% of the voting power of CC Media or other surviving entity immediately after such consolidation, merger, reorganization, or transaction or that does not have, through the ownership of voting securities, by agreement or otherwise, the power to elect a majority of the entire board of directors of CC Media or other surviving entity immediately after such consolidation, merger, reorganization, or transaction, excluding any bona fide primary or secondary public offering; (2) any stock sale or other transaction or series of related transactions, after giving effect to which in excess of 50% of CC Media’s voting power is owned by any person or entity and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the SEC under the Securities Exchange Act), other than the principal investors and their respective affiliates, excluding any bona fide primary or secondary public offering; or (3) a sale, lease, or other disposition of all or substantially all of the assets of CC Media.

The agreement described above terminates upon the earlier of a qualified public offering and the consummation of a change of control (as defined therein).  Other than as described in the prior sentence, the agreement may not be terminated, amended, supplemented, or otherwise modified without the prior written approval of either (1) a majority of the independent directors of CC Media elected by the holders of Class A common stock of CC Media or (2) a majority of the then-outstanding public shares.

CORPORATE SERVICES AGREEMENT

CCMS has entered into a Corporate Services Agreement with CCOH to provide CCOH certain administrative and support services and other assistance.  Pursuant to the Corporate Services Agreement, as long as Clear Channel continues to own greater than 50% of the total voting power of CCOH’s common stock, CCMS will provide CCOH with such services and other assistance, which CCOH must accept.  These include, among other things, the following:

•	treasury, payroll and other financial related services;
•	certain executive officer services;
•	human resources and employee benefits;
•	legal and related services;
•	information systems, network and related services;
•	investment services;
•	corporate services; and
•	procurement and sourcing support.

The charges for the corporate services generally are intended to allow CCMS to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.

Under the Corporate Services Agreement, CCMS and CCOH each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements.  The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.

The Corporate Services Agreement provides that certain executive officers of Clear Channel will be made available to CCOH, and CCOH will be obligated to utilize, those executive officers to serve as CCOH’s executive officers.  The Corporate Services Agreement may be terminated by mutual agreement or, after the date Clear Channel owns shares of CCOH’s common stock representing less than 50% of the total voting power of CCOH’s common stock, upon six months written notice by CCOH.  CCMS charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of CCOH’s financial performance to the financial performance of Clear Channel.  The compensation and benefits costs allocated to CCOH include such executives’ base salary, bonus and other standard employee benefits, but exclude equity based compensation.  See “Compensation Discussion and Analysis—Corporate Services Agreement” and footnote (g) to the Summary Compensation Table for additional information regarding the allocations.  For the year ended December 31, 2011, charges for the corporate and executive services provided to CCOH under the Corporate Services Agreement totaled $26.4 million.

COMMERCIAL TRANSACTIONS

As described elsewhere in this proxy statement, entities controlled by the Sponsors hold all of the shares of our Class B common stock and Class C common stock, representing a majority (whether measured by voting power or economic interest) of our equity.  Seven of our directors (Steven W. Barnes, Richard J. Bressler, Charles A. Brizius, John P. Connaughton, Blair E. Hendrix, Ian K. Loring and Scott M. Sperling) are affiliated with the Sponsors.

We are a leading global media and entertainment company specializing in radio, digital, out-of-home, mobile and on-demand entertainment and information services for national audiences and local communities and providing premiere opportunities for advertisers.  We operate in more than 40 countries across five continents.  The Sponsors are private equity firms that have investments in many companies.  As a result of our worldwide reach, the nature of our business and the breadth of investments by the Sponsors, it is not unusual for us to engage in ordinary course of business transactions with entities in which one of our directors, executive officers, greater than 5% stockholders or an immediate family member of any of them, may also be a director, executive officer, partner or investor or have some other direct or indirect interest.

During 2011, we provided ordinary course of business advertising and other services exceeding $120,000 in value for 17 companies in which one or both of the Sponsors directly or indirectly owned a greater than 10% equity interest.  One or more of Messrs. Bressler, Connaughton, Loring and Sperling also served as directors of three of these companies during 2011.  These transactions were negotiated on an arms-length basis and, in the aggregate, we were paid $35.7 million with respect to these 2011 transactions.  We paid two of those companies, in the aggregate, approximately $710,000 for arms-length, ordinary course of business content, licensing and similar fees related to our media and entertainment business and market information related to our media and entertainment and outdoor businesses during 2011.  In addition, entities in which THL directly or indirectly owns a greater than 10% equity interest provided us with audio conferencing services, payroll tax processing services and commercial credit card processing services pursuant to arms-length agreements at competitive market rates.  The fees paid by us for each of these services did not exceed $120,000.

From time to time the Sponsors or their affiliates may acquire debt or debt securities issued by our subsidiaries in open market transactions or through loan syndications.  As of December 31, 2011, the Sponsors collectively owned approximately $2.1 billion principal amount of Clear Channel’s term loans under Clear Channel’s senior secured credit facilities.  During 2011, the largest principal amount of Clear Channel’s term loans owned by the Sponsors collectively was approximately $2.7 billion.  During 2011, Clear Channel made a pro rata repayment of its term loans at par value, which included the repayment of term loans owned by the Sponsors in the aggregate amount of approximately $562 million.  Clear Channel paid an aggregate of approximately $4.9 million in interest on the term loans owned by the Sponsors during 2011.  On March 15, 2012, Clear Channel made a pro rata repayment of a portion of its term loans at par value, which included the payment of term loans owned by the Sponsors in the aggregate amount of approximately $32.2 million.  As a result of this repayment, the Sponsors collectively owned approximately $2.0 billion principal amount of Clear Channel's term loans as of March 15, 2012. The Clear Channel term loans owned by the Sponsors bear interest at various rates between LIBOR + 3.4% and LIBOR +3.65%.

Irving L. Azoff and Randall T. Mays, two of our directors, also serve as directors of Live Nation.  Mr. Azoff also serves as Executive Chairman of the Board of Live Nation.  During 2011, Live Nation paid us approximately $11.3 million for arms-length, ordinary course of business advertising services, and we paid Live Nation approximately $135,000 for entertainment-related services.  In addition, Mr. Azoff or his affiliates represent certain of the musical artists who performed at our iHeartRadio Music Festival during 2011, and Mr. Azoff participated in attracting musical artists to perform at our iHeartRadio Music Festival.  We are not a party to any of Mr. Azoff’s contractual arrangements with these musical artists.

As part of the employment agreement for Robert W. Pittman, who became our Chief Executive Officer and a member of our Board on October 2, 2011, we agreed to provide him with an aircraft for his personal and business use during the term of his employment.  Subsequently, one of our subsidiaries entered into a six-year aircraft lease with Yet Again Inc., a company controlled by Mr. Pittman, to lease an airplane for his use in exchange for a one-time upfront lease payment of $3.0 million. Our subsidiary also is responsible for all related taxes, insurance, and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment).  If the lease is terminated prior to the expiration of its term, Yet Again Inc. will be required to refund a pro rata portion of the one-time upfront lease payment and a pro rata portion of the tax associated with the amount of the lease payment refunded, based upon the period remaining in the term.  Pursuant to the lease agreement, we paid Yet Again Inc. $3.2 million during 2011 for the one-time upfront lease payment and related taxes.  For a description of Mr. Pittman’s Employment Agreement, see “Executive Compensation—Employment Agreements with the Named Executive Officers.”  We also are in the process of negotiating a sublease with Pilot Group Manager, LLC, an entity that Mr. Pittman is a member of and an investor in, to rent space in Rockefeller Plaza in New York City through July 29, 2014 for use by employees of CC Media and its subsidiaries, including Mr. Pittman, in the operation of our businesses.  Fixed rent is expected to be approximately $600,000 annually plus a proportionate share of building expenses.  Pending finalization of the sublease, we reimbursed Pilot Group Manager, LLC approximately $120,000 between October 2, 2011 and December 31, 2011 for the use of its office space in Rockefeller Plaza in New York City.

POLICY ON REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

We have adopted formal written policies and procedures for the review, approval, or ratification of certain related party transactions involving us and one of our executive officers, directors or nominees for director, or owner of more than 5% of any class of CC Media’s voting securities, and which may be required to be reported under the SEC disclosure rules.  Such transactions must be pre-approved by the Audit Committee of our Board of Directors (other than the directors involved, if any) or by a majority of disinterested directors, except that no such pre-approval shall be required for an agreement, or series of related agreements, providing solely for ordinary course of business transactions made on standard terms and conditions where the aggregate amount to be paid to us is less than $20 million.  In addition, if our management, in consultation with our Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions.  The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.  The primary consideration with respect to the approval of related party transactions is the overall fairness of the terms of the transaction to us.  The transactions described above in this proxy statement were ratified or approved by the Audit Committee or Board of Directors pursuant to these policies and procedures.  We generally expect transactions of a similar nature to occur during 2012.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Audit Committee’s activities regarding oversight of CC Media’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent CC Media specifically incorporates this Report by reference therein.

The Audit Committee is comprised three directors, and it operates under a written charter adopted by the Board of Directors.  CC Media does not have any securities listed on a national securities exchange.  Accordingly, its Audit Committee charter reflects standards set forth in SEC regulations.  In addition, the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.  The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.  The full text of the Audit Committee’s charter can be found on CC Media’s Internet website at www.ccmediaholdings.com.  A copy may also be obtained upon request from the Secretary of CC Media.

As set forth in more detail in the charter, the Audit Committee assists the Board of Directors in its general oversight of CC Media’s financial reporting, internal control and audit functions.  Management is responsible for the preparation, presentation and integrity of CC Media’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  Ernst & Young LLP, the independent registered public accounting firm that serves as CC Media’s independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules.  The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of CC Media’s internal and external auditors, including the audit scope and staffing, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services.  The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace CC Media’s independent auditor.  The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of CC Media’s financial, accounting and internal controls.  Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor.  In addition, the Audit Committee generally oversees CC Media’s internal compliance programs.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of CC Media’s financial statements, the Audit Committee met with both management and CC Media’s independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues.  Management advised the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.  The Audit Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

With respect to CC Media’s independent auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that CC Media’s audited financial statements be included in CC Media’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE
David C. Abrams, Chairman
Richard J. Bressler
Blair E. Hendrix

AUDITOR FEES

The following fees for services provided by Ernst & Young LLP were incurred by CC Media with respect to the years ended December 31, 2011 and 2010:

	Year Ended December 31,
(In thousands)	2011	2010
Audit fees (a)	$5,038	$5,296
Audit-related fees (b)	2	16
Tax fees (c)	572	621
All other fees (d)	461	589
Total fees for services	$6,073	$6,522

(a)
Audit fees are for professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements.  This category also includes fees for statutory audits required domestically and internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.

(b)
Audit-related fees are for assurance and related services not reported under annual audit fees that reasonably relate to the performance of the audit or review of our financial statements, including due diligence related to mergers and acquisitions, internal control reviews and attest services not required by statute or regulations.

(c)
Tax fees are for professional services rendered for tax compliance, tax advice and tax planning, except those provided in connection with the audit or quarterly reviews.  Of the $572,257 in tax fees with respect to 2011 and the $621,268 in tax fees with respect to 2010, $195,308 and $302,480, respectively, was related to tax compliance services.

(d)	All other fees are the fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

CC Media’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to CC Media is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for CC Media by its independent auditor.  The chairperson of the Audit Committee may represent the entire Audit Committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of CC Media for the year ending December 31, 2012.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or any other applicable legal requirement.  However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but ultimately may determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders.  Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as the independent registered public accounting firm without stockholder approval whenever the Audit Committee deems termination necessary or appropriate.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends that you vote “For” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2012.  Properly submitted proxies will be so voted unless stockholders specify otherwise.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING
AND ADVANCE NOTICE PROCEDURES

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the annual meeting of stockholders in 2013 may do so by following the procedures prescribed in SEC Rule 14a−8.  To be eligible for inclusion, stockholder proposals must be received by the Secretary of CC Media no later than December 19, 2012, and must otherwise comply with the SEC’s rules.  Proposals should be sent to: Secretary, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

If you intend to present a proposal at the annual meeting of stockholders in 2013, or if you want to nominate one or more directors at the annual meeting of stockholders in 2013, you must comply with the advance notice provisions of CC Media’s bylaws.  If you intend to present a proposal at the annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above.  Our Secretary must receive the notice not less than 90 days and not more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders.  This means that, for our 2013 annual meeting, our Secretary must receive the notice no earlier than January 18, 2013 and no later than February 17, 2013.  You may contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

OTHER MATTERS

Neither CC Media’s management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above.  If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

GENERAL

The cost of soliciting proxies will be borne by CC Media.  Following the original mailing of the proxy soliciting material, regular employees of CC Media or its subsidiaries may solicit proxies by mail, telephone, facsimile, e-mail and personal interview.  Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties.  CC Media expects to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  CC Media and some brokers household proxy materials, whereby a single proxy statement is delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.  You can notify us by sending a written request to: Investor Relations, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209 or by calling (210) 822-2828.  Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to a beneficial owner at a shared address to which a single copy of the proxy statement was delivered.

An electronic copy of CC Media’s Annual Report on Form 10-K filed with the SEC on February 21, 2012 is available free of charge at CC Media’s Internet website at www.ccmediaholdings.com.  A paper copy of the Form 10-K also is available without charge to stockholders upon written request to: Investor Relations, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

 APPENDIX A
FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA

STOCK PERFORMANCE GRAPH

The following chart provides a comparison of the cumulative total returns, adjusted for any stock splits and dividends, for CC Media Holdings, Inc., our Radio Index and the NASDAQ Stock Market Index for the period from July 30, 2008 through December 31, 2011.

Indexed Yearly Stock Price Close
(Price Adjusted for Stock Splits and Dividends)

	7/30/08	12/31/08	12/31/09	12/31/10	12/31/11
CC Media Holdings, Inc.	$1,000	$63	$86	$251	122
Radio Index	$1,000	$542	$2,867	$4,337	3,049
NASDAQ Stock Market Index	$1,000	$680	$989	$1,168	1,159

Our Radio Index is comprised of Cumulus Media Inc., Emmis Communications Corporation, Entercom Communications Corporation, Radio One Inc. and Spanish Broadcasting Systems Inc.

EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K

Our Business Segments

We are a diversified media and entertainment company with three reportable business segments:  Media and Entertainment (“CCME,” formerly known as Radio); Americas outdoor advertising (“Americas outdoor”); and International outdoor advertising (“International outdoor”).  Our CCME segment provides media and entertainment services via broadcast and digital delivery and also includes our national syndication business.  Our Americas outdoor and International outdoor segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types.  Our “Other” segment includes our full-service media representation business, Katz Media Group (“Katz Media”), as well as other general support services and initiatives, which are ancillary to our other businesses.  Approximately half of our revenue is generated from our CCME segment. The remaining half is comprised of our Americas outdoor and our International outdoor advertising segments, as well as Katz Media and other support services and initiatives.

We are a leading global media and entertainment company specializing in radio, digital, out-of-home, mobile and on-demand entertainment and information services for national audiences and local communities and providing premiere opportunities for advertisers.  Through our strong capabilities and unique collection of assets, we have the ability to deliver compelling content as well as innovative, effective marketing campaigns for advertisers and marketing, creative and strategic partners in communities across the Americas and internationally.

We are focused on building the leadership position of our diverse global assets and maximizing our financial performance while serving our local communities. We continue to invest strategically in our digital platforms, including the development of the next generation of iHeartRadio, our integrated digital radio platform, and the ongoing deployment of digital outdoor displays.  We intend to continue to execute our strategies while closely managing expenses and focusing on achieving operating efficiencies across our businesses. We share best practices across our businesses and markets in an attempt to replicate our successes throughout the markets in which we operate.

CCME Sources of Revenue

Our CCME segment generated 48% of our revenue in each of 2011, 2010 and 2009.  The primary source of revenue in our CCME segment is the sale of commercials on our radio stations for local, regional and national advertising.  Our iHeartRadio mobile application and website, our station websites and our traffic business (Total Traffic Network) also provide additional means for our advertisers to reach consumers.

Our advertisers cover a wide range of categories, including consumer services, retailers, entertainment, health and beauty products, telecommunications, automotive and media.  Our contracts with our advertisers generally provide for a term that extends for less than a one-year period.  We also generate additional revenues from network compensation, our online services, our traffic business, special events and other miscellaneous transactions.  These other sources of revenue supplement our traditional advertising revenue without increasing on-air-commercial time.

Each radio station’s local sales staff solicits advertising directly from local advertisers or indirectly through advertising agencies.  Our ability to produce commercials that respond to the specific needs of our advertisers helps to build local direct advertising relationships.  Regional advertising sales are also generally realized by our local sales staff.  To generate national advertising sales, we leverage national sales teams and engage our Katz Media unit, which specializes in soliciting radio advertising sales on a national level for us and other radio and television companies.  National sales representatives such as Katz Media obtain advertising principally from advertising agencies located outside the station’s market and receive commissions based on advertising sold.

Advertising rates are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by independent ratings services.  A station’s format can be important in determining the size and characteristics of its listening audience, and advertising rates are influenced by the station’s ability to attract and target audiences that advertisers aim to reach.  The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets.  Rates are generally highest during morning and evening commuting periods.

Americas Outdoor Advertising Sources of Revenue

Americas outdoor generated 21%, 22% and 22% of our revenue in 2011, 2010 and 2009, respectively.  Americas outdoor revenue is derived from the sale of advertising copy placed on our digital displays and our traditional displays.  Our display inventory consists primarily of billboards, street furniture displays and transit displays.  The margins on our billboard contracts, including those related to digital billboards, tend to be higher than those on contracts for other displays, due to their greater size, impact and location along major roadways that are highly trafficked.  Billboards comprise approximately two-thirds of our display revenues.  The following table shows the approximate percentage of revenue derived from each category for our Americas outdoor inventory:

	Year Ended December 31,
	2011	2010	2009
Billboards:
Bulletins	53%	53%	51%
Posters	13%	14%	14%
Street furniture displays	7%	6%	5%
Transit displays	16%	15%	17%
Other displays (1)	11%	12%	13%
Total	100%	100%	100%

(1)	Includes spectaculars, mall displays and wallscapes.

Our Americas outdoor segment generates revenues from local, regional and national sales.  Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points.  Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays.  The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time.  For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.  “Reach” is the percent of a target audience exposed to an advertising message at least once during a specified period of time, typically during a period of four weeks.  “Frequency” is the average number of exposures an individual has to an advertising message during a specified period of time.  Out-of-home frequency is typically measured over a four-week period.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales.  In addition, we have long-standing relationships with a diversified group of advertising brands and agencies that allow us to diversify client accounts and establish continuing revenue streams.

International Outdoor Advertising Sources of Revenue

Our International outdoor segment generated 27%, 25% and 26% of our revenue in 2011, 2010 and 2009, respectively.  International outdoor advertising revenue is derived from the sale of traditional advertising copy placed on our display inventory and electronic displays which are part of our network of digital displays.  Our International outdoor display inventory consists primarily of street furniture displays, billboards, transit displays and other out-of-home advertising displays, such as neon displays. The following table shows the approximate percentage of revenue derived from each inventory category of our International outdoor segment:

	Year Ended December 31,
	2011	2010	2009
Street furniture displays	43%	42%	40%
Billboards (1)	27%	30%	32%
Transit displays	9%	8%	8%
Other (2)	21%	20%	20%
Total	100%	100%	100%

(1)	Includes revenue from posters and neon displays.

(2)
Includes advertising revenue from mall displays, other small displays, and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services, operation of Smartbike schemes and production revenue.

Our International outdoor segment generates revenues worldwide from local, regional and national sales. Similar to our Americas outdoor business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales.  Our entrepreneurial culture allows local management to operate their markets as separate profit centers, encouraging customer cultivation and service.

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our Class A common shares are quoted for trading on the Over-The-Counter (“OTC”) Bulletin Board under the symbol “CCMO”.  There were 343 shareholders of record as of January 31, 2012.  This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies.  The following quotations obtained from the OTC Bulletin Board reflect the high and low bid prices for our Class A common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Class A Common Stock Market Price			Class A Common Stock Market Price
	High	Low		High	Low
2011			2010
First Quarter	$9.00	$7.25	First Quarter	$4.95	$2.60
Second Quarter	9.83	6.00	Second Quarter	16.00	4.20
Third Quarter	8.50	5.00	Third Quarter	8.00	5.00
Fourth Quarter	6.50	4.00	Fourth Quarter	11.00	6.00

There is no established public trading market for our Class B and Class C common stock.  There were 555,556 Class B common shares and 58,967,502 Class C common shares outstanding on January 31, 2012.  All of our outstanding shares of Class B common stock are held by Clear Channel Capital IV, LLC and all of our outstanding shares of Class C common stock are held by Clear Channel Capital V, L.P.

Dividend Policy

We currently do not intend to pay regular quarterly cash dividends on the shares of our common stock.  We have not declared any dividend on our common stock since our incorporation.  We are a holding company with no independent operations and no significant assets other than the stock of our subsidiaries.  We, therefore, are dependent on the receipt of dividends or other distributions from our subsidiaries to pay dividends.  In addition, Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends, which in turn affects our ability to pay dividends.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations- Liquidity and Capital Resources- Sources of Capital” and Note 5 to the Consolidated Financial Statements.

Sales of Unregistered Securities

We did not sell any equity securities during 2011 that were not registered under the Securities Act of 1933.

Purchases of Equity Securities

The following table sets forth the purchases made during the quarter ended December 31, 2011 by us or on our behalf or by or on behalf of an affiliated purchaser of shares of our Class A common stock registered pursuant to Section 12 of the Exchange Act:

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
October 1 through October 31	—	—	—		(1)
November 1 through November 30	—	—	—		(1)
December 1 through December 31	—	—	—		(1)
Total	—	—	—	$83,627,310	(1)

(1)
On August 9, 2010, Clear Channel announced that its board of directors approved a stock purchase program under which Clear Channel or its subsidiaries may purchase up to an aggregate of $100 million of our Class A common stock and/or the Class A common stock of Clear Channel Outdoor Holdings, Inc., an indirect subsidiary of Clear Channel.  No shares of our Class A common stock were purchased under the stock purchase program during the three months ended December 31, 2011. However, during the three months ended December 31, 2011, a subsidiary of Clear Channel purchased $5,749,343 of the Class A common stock of Clear Channel Outdoor Holdings, Inc. (555,721 shares) through open market purchases, which, together with previous purchases under the program, leaves an aggregate of $83,627,310 available under the stock purchase program to purchase our Class A common stock and/or the Class A common stock of Clear Channel Outdoor Holdings, Inc. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel’s discretion.

ITEM 6.      SELECTED FINANCIAL DATA

The following tables set forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data are derived from our audited consolidated financial statements. Certain prior period amounts have been reclassified to conform to the 2011 presentation.  Historical results are not necessarily indicative of the results to be expected for future periods.   Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

The summary historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto located within Item 8 of Part II of  the Annual Report on Form 10-K.  The statement of operations for the year ended December 31, 2008 is comprised of two periods: post-merger and pre-merger.  We applied purchase accounting adjustments to the opening balance sheet on July 31, 2008 as the merger occurred at the close of business on July 30, 2008. The merger resulted in a new basis of accounting beginning on July 31, 2008.

(In thousands)	For the Years Ended December 31,
	2011	2010	2009	2008	2007 (1)
	Post-Merger	Post-Merger	Post-Merger	Combined	Pre-Merger
Results of Operations Data:
Revenue	$6,161,352	$5,865,685	$5,551,909	$6,688,683	$6,921,202
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,504,036	2,381,647	2,529,454	2,836,082	2,672,852
Selling, general and administrative expenses (excludes depreciation and amortization)	1,617,258	1,570,212	1,520,402	1,897,608	1,822,091
Corporate expenses (excludes depreciation and amortization)	227,096	284,042	253,964	227,945	181,504
Depreciation and amortization	763,306	732,869	765,474	696,830	566,627
Merger expenses	—	—	—	155,769	6,762
Impairment charges(2)	7,614	15,364	4,118,924	5,268,858	—
Other operating income (expense) – net	12,682	(16,710)	(50,837)	28,032	14,113
Operating income (loss)	1,054,724	864,841	(3,687,146)	(4,366,377)	1,685,479
Interest expense	1,466,246	1,533,341	1,500,866	928,978	451,870
Gain (loss) on marketable securities	(4,827)	(6,490)	(13,371)	(82,290)	6,742
Equity in earnings (loss) of nonconsolidated affiliates	26,958	5,702	(20,689)	100,019	35,176
Other income (expense) – net	(4,616)	46,455	679,716	126,393	5,326
Income (loss) before income taxes and discontinued operations	(394,007)	(622,833)	(4,542,356)	(5,151,233)	1,280,853
Income tax benefit (expense)	125,978	159,980	493,320	524,040	(441,148)
Income (loss) before discontinued operations	(268,029)	(462,853)	(4,049,036)	(4,627,193)	839,705
Income from discontinued operations, net (3)	—	—	—	638,391	145,833
Consolidated net income (loss)	(268,029)	(462,853)	(4,049,036)	(3,988,802)	985,538
Less amount attributable to noncontrolling interest	34,065	16,236	(14,950)	16,671	47,031
Net income (loss) attributable to the Company	$(302,094)	$(479,089)	$(4,034,086)	$(4,005,473)	$938,507

	Post-Merger				Pre-Merger
	For the Years Ended December 31,			For the Five Months Ended December 31,	For the Seven Months Ended July 30,	For the Year Ended December 31,
	2011	2010	2009	2008	2008	2007 (1)
Net income (loss) per common share:
Basic:
Income (loss) attributable to the Company before discontinued operations	$(3.70)	$(5.94)	$(49.71)	$(62.04)	$0.80	$1.59
Discontinued operations	—	—	—	(0.02)	1.29	0.30
Net income (loss) attributable to the Company	$(3.70)	$(5.94)	$(49.71)	$(62.06)	$2.09	$1.89
Diluted:
Income (loss) attributable to the Company before discontinued operations	$(3.70)	$(5.94)	$(49.71)	$(62.04)	$0.80	$1.59
Discontinued operations	—	—	—	(0.02)	1.29	0.29
Net income (loss) attributable to the Company	$(3.70)	$(5.94)	$(49.71)	$(62.06)	$2.09	$1.88

Dividends declared per share	$—	$—	$—	$—	$—	$0.75

(In thousands)	As of December 31,
	2011	2010	2009	2008	2007 (1)
Balance Sheet Data:	Post-Merger	Post-Merger	Post-Merger	Post-Merger	Pre-Merger
Current assets	$2,985,285	$3,603,173	$3,658,845	$2,066,555	$2,294,583
Property, plant and equipment – net, including discontinued operations	3,063,327	3,145,554	3,332,393	3,548,159	3,215,088
Total assets	16,542,039	17,460,382	18,047,101	21,125,463	18,805,528
Current liabilities	1,428,962	2,098,579	1,544,136	1,845,946	2,813,277
Long-term debt, net of current maturities	19,938,531	19,739,617	20,303,126	18,940,697	5,214,988
Shareholders’ equity (deficit)	(7,471,941)	(7,204,686)	(6,844,738)	(2,916,231)	9,233,851

(1)
Effective January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, codified in ASC 740-10.  In accordance with the provisions of ASC 740-10, the effects of adoption were accounted for as a cumulative-effect adjustment recorded to the balance of retained earnings on the date of adoption.  The adoption of ASC 740-10 resulted in a decrease of $0.2 million to the January 1, 2007 balance of “Retained deficit”, an increase of $101.7 million in “Other long term-liabilities” for unrecognized tax benefits and a decrease of $123.0 million in “Deferred income taxes”.

(2)
We recorded non-cash impairment charges of $7.6 million and $15.4 million during 2011 and 2010, respectively.  We also recorded non-cash impairment charges of $4.1 billion in 2009 and $5.3 billion in 2008 as a result of the global economic downturn which adversely affected advertising revenues across our businesses.  Our impairment charges are discussed more fully in Item 8 of Part II of the Annual Report on Form 10-K.

(3)	Includes the results of operations of our television business, which we sold on March 14, 2008, and certain of our non-core radio stations.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Format of Presentation

Management’s discussion and analysis of our results of operations and financial condition (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes.  Our discussion is presented on both a consolidated and segment basis.  Our reportable operating segments are Media and Entertainment (“CCME”, formerly known as our Radio segment), Americas outdoor advertising (“Americas outdoor” or “Americas outdoor advertising”), and International outdoor advertising (“International outdoor” or “International outdoor advertising”).  Our CCME segment provides media and entertainment services via broadcast and digital delivery and also includes our national syndication business.  Our Americas outdoor and International outdoor segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types. Included in the “Other” segment are our media representation business, Katz Media Group, as well as other general support services and initiatives, which are ancillary to our other businesses.

We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Impairment charges, Other operating income (expense) - net, Interest expense, Loss on marketable securities, Equity in earnings (loss) of nonconsolidated affiliates, Other income (expense) - net and Income tax benefit are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

Certain prior period amounts have been reclassified to conform to the 2011 presentation.

CCME
Our revenue is derived primarily from selling advertising time, or spots, on our radio stations, with advertising contracts typically less than one year in duration.  The programming formats of our radio stations are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers.  We also provide streaming content via the Internet, mobile and other digital platforms which reach national, regional and local audiences and derive revenues primarily from selling advertising time with advertising contracts similar to those used by our radio stations.

CCME management monitors average advertising rates, which are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by an independent ratings service.  Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically priced the highest.  Management monitors yield per available minute in addition to average rates because yield allows management to track revenue performance across our inventory.  Yield is measured by management in a variety of ways, including revenue earned divided by minutes of advertising sold.

Management monitors macro-level indicators to assess our CCME operations’ performance.  Due to the geographic diversity and autonomy of our markets, we have a multitude of market-specific advertising rates and audience demographics.  Therefore, management reviews average unit rates across each of our stations.

Management looks at our CCME operations’ overall revenue as well as the revenue from each type of advertising, including local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets.  Local advertising is sold by each radio station’s sales staff while national advertising is sold, for the most part, through our national representation firm.  Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately because these revenue streams have different sales forces and respond differently to changes in the economic environment.  We periodically review and refine our selling structures in all markets in an effort to maximize the value of our offering to advertisers and, therefore, our revenue.

Management also looks at CCME revenue by market size.  Typically, larger markets can reach larger audiences with wider demographics than smaller markets.  Additionally, management reviews our share of CCME advertising revenues in markets where such information is available, as well as our share of target demographics listening to the radio in an average quarter hour.  This metric gauges how well our formats are attracting and retaining listeners.

A portion of our CCME segment’s expenses vary in connection with changes in revenue.  These variable expenses primarily relate to costs in our sales department, such as commissions and bad debt.  Our programming and general and administrative departments incur most of our fixed costs, such as talent costs, rights fees, utilities and office salaries.  We incur discretionary costs in our marketing and promotions, which we primarily use in an effort to maintain and/or increase our audience share. Lastly, we have incentive systems in each of our departments which provide for bonus payments based on specific performance metrics, including ratings, sales levels, pricing and overall profitability.

Outdoor Advertising

Our outdoor advertising revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide, consisting primarily of billboards, street furniture and transit displays.  Part of our long-term strategy for our outdoor advertising businesses is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets, both domestically and internationally.

Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy, and inventory levels of each of our display types by market.

We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements.  Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts.  Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs, electricity costs and the costs for cleaning and maintaining our displays.  Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays.  Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords.  The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

Americas Outdoor Advertising

Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points.  Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population.  The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time.  For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.

Client contract terms typically range from four weeks to one year for the majority of our display inventory in the United States.  Generally, we own the street furniture structures and are responsible for their construction and maintenance.  Contracts for the right to place our street furniture and transit displays and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law or are negotiated with private transit operators.  Generally, these contracts have terms ranging from 10 to 20 years.

International Outdoor Advertising

Similar to our Americas outdoor business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.  In addition, because our International outdoor advertising operations are conducted in foreign markets, primarily Europe and Asia, management reviews the operating results from our foreign operations on a constant dollar basis.  A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

Our International display inventory is typically sold to clients through network packages, with client contract terms typically ranging from one to two weeks with terms of up to one year available as well.  Internationally, contracts with municipal and transit authorities for the right to place our street furniture and transit displays typically provide for terms ranging from three to 15 years. The major difference between our International and Americas street furniture businesses is in the nature of the municipal contracts.  In our International outdoor business, these contracts typically require us to provide the municipality with a broader range of metropolitan amenities in exchange for which we are authorized to sell advertising space on certain sections of the structures we erect in the public domain.  A different regulatory environment for billboards and competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our business internationally, may result in higher site lease costs in our International business.  As a result, our margins are typically lower in our International business than in the Americas.

Macroeconomic Indicators

Our advertising revenue for all of our segments is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP, both domestically and internationally. According to the U.S. Department of Commerce, estimated U.S. GDP growth for 2011 was 1.7%. Internationally, our results are impacted by fluctuations in foreign currency exchange rates as well as the economic conditions in the foreign markets in which we have operations.

Executive Summary

The key highlights of our business for the year ended December 31, 2011 are summarized below:

•	Consolidated revenue increased $295.7 million during 2011compared to 2010.
•
CCME revenue increased $117.6 million during 2011 compared to 2010, due primarily to increased revenue resulting from our April 2011 addition of a complementary traffic operation to our existing traffic business, Total Traffic Network, through our acquisition of the traffic business of Westwood One, Inc. (the “Traffic acquisition”).  We also purchased a cloud-based music technology business in the first quarter of 2011 that has enabled us to accelerate the development and growth of the next generation of our iHeartRadio digital products.

•
Americas outdoor revenue increased $46.6 million during 2011compared to 2010, driven by revenue growth across our bulletin, airport and shelter displays, particularly digital displays.  During 2011, we deployed 242 digital billboards in the United States, compared to 158 for 2010.  We continue to see opportunities to invest in digital displays and expect our digital display deployments will continue throughout 2012.

•
International outdoor revenue increased $159.3 million during 2011 compared to 2010, primarily as a result of increased street furniture revenues and the effects of movements in foreign exchange.  The weakening of the U.S. Dollar throughout 2011 has significantly contributed to revenue growth in our International outdoor advertising business.  The revenue increase attributable to movements in foreign exchange was $82.0 million for 2011.

•
Our indirect subsidiary, Clear Channel Communications, Inc. (“Clear Channel”), issued $1.75 billion aggregate principal amount of 9.0% Priority Guarantee Notes due 2021 during 2011, consisting of $1.0 billion aggregate principal amount issued in February (the “February 2011 Offering”) and an additional $750.0 million aggregate principal amount issued in June (the “June 2011 Offering”).   Proceeds of the February 2011 Offering, along with available cash on hand, were used to repay $500.0 million of the senior secured credit facilities and $692.7 million of Clear Channel’s 6.25% senior notes at maturity in March 2011.  Please refer to the “Refinancing Transactions” section within this MD&A for further discussion of the offerings, including the use of the proceeds of the June 2011 Offering.

•
During 2011, CC Finco, LLC (“CC Finco”), our indirect subsidiary, repurchased $80.0 million aggregate principal amount of Clear Channel’s outstanding 5.5% senior notes due 2014 for $57.1 million, including accrued interest, through open market purchases.

•
During 2011, CC Finco purchased 1,553,971 shares of our indirect subsidiary, Clear Channel Outdoor Holdings, Inc.’s (“CCOH”), Class A common stock through open market purchases for approximately $16.4 million.

•
During 2011, Clear Channel repaid its 4.4% senior notes at maturity for $140.2 million (net of $109.8 million principal amount held by and repaid to a subsidiary of Clear Channel), plus accrued interest.

The key highlights of our business for the year ended December 31, 2010 are summarized below:

•	Consolidated revenue increased $313.8 million during 2010 compared to 2009, primarily as a result of improved economic conditions.
•	CCME revenue increased $163.9 million during 2010 compared to 2009, primarily as a result of increased average rates per minute driven by increased demand for both national and local advertising.
•	Americas outdoor revenue increased $51.9 million during 2010 compared to 2009, driven by revenue growth across our advertising inventory, particularly digital.
•
International outdoor revenue increased $48.1 million during 2010 compared to 2009, primarily as a result of increased revenue from street furniture across most countries, partially offset by a decrease from movements in foreign exchange of $10.3 million.

•	Our subsidiary, Clear Channel Investments, Inc. (“CC Investments”), repurchased $185.2 million aggregate principal amount of Clear Channel’s senior toggle notes for $125.0 million during 2010.
•	Clear Channel repaid $240.0 million upon the maturity of its 4.5% senior notes during 2010.

•
During 2010, Clear Channel repaid its remaining 7.65% senior notes upon maturity for $138.8 million with proceeds from its delayed draw term loan facility that was specifically designated for this purpose.

•	During 2010, we received $132.3 million in Federal income tax refunds.
•
On October 15, 2010, CCOH transferred its interest in its Branded Cities operations to its joint venture partner, The Ellman Companies.  We recorded a loss of $25.3 million in “Other operating income (expense) – net” related to the transfer.

RESULTS OF OPERATIONS

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2011 to the year ended December 31, 2010 is as follows:

(In thousands)	Years Ended December 31,		%
	2011	2010	Change

Revenue	$6,161,352	$5,865,685	5%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,504,036	2,381,647	5%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,617,258	1,570,212	3%
Corporate expenses (excludes depreciation and amortization)	227,096	284,042	(20%)
Depreciation and amortization	763,306	732,869	4%
Impairment charges	7,614	15,364
Other operating income (expense) – net	12,682	(16,710)
Operating income	1,054,724	864,841
Interest expense	1,466,246	1,533,341
Loss on marketable securities	(4,827)	(6,490)
Equity in earnings of nonconsolidated affiliates	26,958	5,702
Other income (expense) – net	(4,616)	46,455
Loss before income taxes	(394,007)	(622,833)
Income tax benefit	125,978	159,980
Consolidated net loss	(268,029)	(462,853)
Less amount attributable to noncontrolling interest	34,065	16,236
Net loss attributable to the Company	$(302,094)	$(479,089)

Consolidated Revenue

Our consolidated revenue increased $295.7 million during 2011 compared to 2010. Our CCME revenue increased $117.6 million, driven primarily by a $107.1 million increase due to our Traffic acquisition and higher advertising revenues from our digital radio services primarily as a result of improved rates and increased volume.  Americas outdoor revenue increased $46.6 million, driven by increases in revenue across bulletin, airport and shelter displays, particularly digital displays, as a result of our continued deployment of new digital displays and increased rates.  Our International outdoor revenue increased $159.3 million, primarily from increased street furniture revenue across our markets and an $82.0 million increase from the impact of movements in foreign exchange.

Consolidated Direct Operating Expenses

Direct operating expenses increased $122.4 million during 2011 compared to 2010.  Our CCME direct operating expenses increased $40.7 million, primarily due to an increase of $56.6 million related to our Traffic acquisition offset by a decline in music license fees related to a settlement of prior year license fees. Americas outdoor direct operating expenses increased $18.6 million, primarily due to increased site lease expense associated with higher airport and bulletin revenue, particularly digital displays, and the increased deployment of digital displays.  Direct operating expenses in our International outdoor segment increased $60.2 million, primarily from a $52.0 million increase from movements in foreign exchange.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased $47.0 million during 2011 compared to 2010.  Our CCME SG&A expenses increased $17.1 million, primarily due to an increase of $41.0 million related to our Traffic acquisition, partially offset by declines in compensation expense.  SG&A expenses increased $6.4 million in our Americas outdoor segment, which was primarily as a result of increased commission expense associated with the increase in revenue.  Our International outdoor SG&A expenses increased $39.8 million primarily due to a $15.9 million increase from movements in foreign exchange, a $6.5 million increase related to the unfavorable impact of litigation and increased selling and marketing expenses associated with the increase in revenue.

Corporate Expenses

Corporate expenses decreased $56.9 million during 2011 compared to 2010, primarily as a result of a decrease in bonus expense related to our variable compensation plans and decreased expense related to employee benefits.  Also contributing to the decline was a decrease in share-based compensation related to the shares tendered by Mark P. Mays to us in the third quarter of 2010 pursuant to a put option included in his amended employment agreement and the cancellation of certain of his options during 2011, and a decrease in restructuring expenses.  Partially offsetting the decreases was an increase in general corporate infrastructure support services and initiatives.

Depreciation and Amortization

Depreciation and amortization increased $30.4 million during 2011 compared to 2010, primarily due to increases in accelerated depreciation and amortization related to the removal of various structures, including the removal of traditional billboards in connection with the continued deployment of digital billboards.  Increases in depreciation and amortization related to our Traffic acquisition of $7.5 million also contributed to the increase.  In addition, movements in foreign exchange contributed an increase of $7.4 million during 2011.

Impairment Charges

We performed our annual impairment tests on October 1, 2011 and 2010 on our goodwill, FCC licenses, billboard permits, and other intangible assets and recorded impairment charges of $7.6 million and $15.4 million, respectively.  Please see Note 2 to the consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income (Expense) - Net

Other operating income of $12.7 million in 2011 primarily related to a gain on the sale of a tower and proceeds received from condemnations of bulletins.

Other operating expense of $16.7 million for 2010 primarily related to a $25.3 million loss recorded as a result of the transfer of our subsidiary’s interest in its Branded Cities business, partially offset by a $6.2 million gain on the sale of representation contracts.

Interest Expense

Interest expense decreased $67.1 million during 2011 compared to 2010.  Higher interest expense associated with the 2011 issuances of Clear Channel’s 9.0% Priority Guarantee Notes was offset by decreased expense on term loan facilities due to the prepayment of $500.0 million of Clear Channel’s senior secured credit facilities made in connection with the February 2011 Offering and the paydown of Clear Channel’s receivables-based credit facility made prior to, and in connection with, the June 2011 Offering.  Also contributing to the decline in interest expense was the timing of repurchases and repayments at maturity of certain of Clear Channel’s senior notes. Clear Channel’s weighted average cost of debt during both 2011 and 2010 was 6.1%.

Loss on Marketable Securities

The loss on marketable securities of $4.8 million and $6.5 million during 2011 and 2010, respectively, primarily related to the impairment of Independent News & Media PLC (“INM”).  The fair value of INM was below cost for an extended period of time. As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost, the financial condition and the near-term prospects of the issuer. After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM, as noted above.

Equity in Earnings of Nonconsolidated Affiliates

Equity in earnings of nonconsolidated affiliates of $5.7 million for 2010 included an $8.3 million impairment related to an equity investment in our International outdoor segment.

Other Income (Expense) - Net

Other expense of $4.6 million for 2011 primarily related to the accelerated expensing of $5.7 million of loan fees upon the prepayment of $500.0 million of Clear Channel’s senior secured credit facilities in connection with the February 2011 Offering described elsewhere in this MD&A, partially offset by an aggregate gain of $4.3 million on the repurchase of Clear Channel’s 5.5% senior notes due 2014.

Other income of $46.5 million in 2010 primarily related to an aggregate gain of $60.3 million on the repurchase of Clear Channel’s senior toggle notes partially offset by $12.8 million in foreign exchange transaction losses on short-term intercompany accounts.  Please refer to the “Debt Repurchases, Maturities and Other” section within this MD&A for additional discussion of the 2011 and 2010 repurchases.

Income Tax Benefit

The effective tax rate for the year ended December 31, 2011 was 32.0% as compared to 25.7% for the year ended December 31, 2011.  The effective tax rate for 2011 was favorably impacted by our settlement of U.S. Federal and state tax examinations during the year.  Pursuant to the settlements, we recorded a reduction to income tax expense of approximately $16.3 million to reflect the net tax benefits of the settlements.  This benefit was partially offset by additional tax recorded during 2011 related to the write-off of deferred tax assets associated with the vesting of certain equity awards and our inability to benefit from certain tax loss carryforwards in foreign jurisdictions.

The effective tax rate for the year ended December 31, 2010 was 25.7% as compared to 10.9% for the year ended December 31, 2009.  The effective tax rate for 2010 was impacted by our inability to benefit from tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.  In addition, we recorded a valuation allowance of $13.6 million in 2010 against deferred tax assets related to capital allowances in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.

CCME Results of Operations

Our CCME operating results were as follows:

(In thousands)	Years Ended December 31,
	2011	2010	% Change
Revenue	$2,986,828	$2,869,224	4%
Direct operating expenses	849,265	808,592	5%
SG&A expenses	980,960	963,853	2%
Depreciation and amortization	268,245	256,673	5%
Operating income	$888,358	$840,106	6%

CCME revenue increased $117.6 million during 2011 compared to 2010, primarily driven by a $107.1 million increase due to our Traffic acquisition.  We experienced increases in our digital radio services revenue as a result of improved rates, increased volume and revenues related to our iHeartRadio Music Festival.  Offsetting the increases were slight declines in local and national advertising across various markets and advertising categories including telecommunication, travel and tourism and, most notably, political.

Direct operating expenses increased $40.7 million during 2011 compared to 2010, primarily due to an increase of $56.6 million from our Traffic acquisition and an increase in expenses related to our digital initiatives, including our iHeartRadio Player and iHeartRadio Music Festival.   These increases were partially offset by a $19.0 million decline in music license fees related to a settlement of 2011 and 2010 license fees.  In addition, included in our 2011 results are restructuring expenses of $8.9 million, which represents a decline of $4.8 million compared to 2010.  SG&A expenses increased $17.1 million, primarily due to an increase of $41.0 million related to our Traffic acquisition, which was partially offset by a decline of $21.9 million in compensation expense primarily related to reduced salaries and commission.

Depreciation and amortization increased $11.6 million, primarily due to our Traffic acquisition.

Americas Outdoor Advertising Results of Operations

Our Americas outdoor operating results were as follows:

(In thousands)	Years Ended December 31,
	2011	2010	% Change
Revenue	$1,336,592	$1,290,014	4%
Direct operating expenses	607,210	588,592	3%
SG&A expenses	225,217	218,776	3%
Depreciation and amortization	222,554	209,127	6%
Operating income	$281,611	$273,519	3%

Our Americas outdoor revenue increased $46.6 million during 2011 compared to 2010, driven primarily by revenue increases from bulletin, airport and shelter displays, and particularly digital displays.  Bulletin revenues increased primarily due to digital growth driven by the increased number of digital displays, in addition to increased rates.  Airport and shelter revenues increased primarily on higher average rates.

Direct operating expenses increased $18.6 million, primarily due to increased site lease expense associated with higher airport and bulletin revenue, particularly digital displays, and the increased deployment of digital displays.  SG&A expenses increased $6.4 million, primarily as a result of increased commission expense associated with the increase in revenue.

Depreciation and amortization increased $13.4 million, primarily due to increases in accelerated depreciation and amortization related to the removal of various structures, including the removal of traditional billboards in connection with the continued deployment of digital billboards.

International Outdoor Advertising Results of Operations

Our International outdoor operating results were as follows:

(In thousands)	Years Ended December 31,
	2011	2010	% Change
Revenue	$1,667,282	$1,507,980	11%
Direct operating expenses	1,031,591	971,380	6%
SG&A expenses	315,655	275,880	14%
Depreciation and amortization	208,410	204,461	2%
Operating income	$111,626	$56,259	98%

International outdoor revenue increased $159.3 million during 2011 compared to 2010, primarily as a result of increased street furniture revenue across most of our markets.  Improved yields and additional displays contributed to the revenue increase in China, and improved yields in combination with a new contract drove the revenue increase in Sweden.  The increases from street furniture were partially offset by declines in billboard revenue across several of our markets, primarily Italy and the U.K. Foreign exchange movements resulted in an $82.0 million increase in revenue.

Direct operating expenses increased $60.2 million, attributable to a $52.0 million increase from movements in foreign exchange.  In addition, increased site lease expense of $10.7 million associated with the increase in revenue was partially offset by an $8.8 million decline in restructuring expenses.  SG&A expenses increased $39.8 million primarily due to a $15.9 million increase from movements in foreign exchange, a $6.5 million increase related to the unfavorable impact of litigation and higher selling expenses associated with the increase in revenue.

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2010 to the year ended December 31, 2009 is as follows:

(In thousands)	Years Ended December 31,		%
	2010	2009	Change

Revenue	$5,865,685	$5,551,909	6%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,381,647	2,529,454	(6%)
Selling, general and administrative expenses (excludes depreciation and amortization)	1,570,212	1,520,402	3%
Corporate expenses (excludes depreciation and amortization)	284,042	253,964	12%
Depreciation and amortization	732,869	765,474	(4%)
Impairment charges	15,364	4,118,924
Other operating expense – net	(16,710)	(50,837)
Operating income (loss)	864,841	(3,687,146)
Interest expense	1,533,341	1,500,866
Loss on marketable securities	(6,490)	(13,371)
Equity in earnings (loss) of nonconsolidated affiliates	5,702	(20,689)
Other income– net	46,455	679,716
Loss before income taxes	(622,833)	(4,542,356)
Income tax benefit	159,980	493,320
Consolidated net loss	(462,853)	(4,049,036)
Less amount attributable to noncontrolling interest	16,236	(14,950)
Net loss attributable to the Company	$(479,089)	$(4,034,086)

Consolidated Revenue

Consolidated revenue increased $313.8 million during 2010 compared to 2009. Our CCME revenue increased $163.9 million driven by increases in both national and local advertising from average rates per minute.  Americas outdoor revenue increased $51.9 million, driven by revenue increases across most of our advertising inventory, particularly digital.  Our International outdoor revenue increased $48.1 million, primarily due to revenue growth from street furniture across most countries, partially offset by a $10.3 million decrease from the effects of movements in foreign exchange.  Other revenue increased $61.0 million, primarily from stronger national advertising in our media representation business.

Consolidated Direct Operating Expenses

Direct operating expenses decreased $147.8 million during 2010 compared to 2009.  Our CCME direct operating expenses decreased $77.3 million, primarily from a $29.9 million decline in expenses incurred in connection with our restructuring program from which cost savings resulted in declines of $26.7 million and $11.0 million in programming expenses and compensation expenses, respectively.  Americas outdoor direct operating expenses decreased $19.5 million, primarily as a result of the disposition of our taxi advertising business (as described in the “Disposition of Taxi Business” section within this MD&A), partially offset by an increase in site lease expenses associated with the increase in revenue.  Direct operating expenses in our International outdoor segment decreased $45.6 million, primarily as a result of a $20.4 million decline in expenses incurred in connection with our restructuring program in addition to decreased site lease expenses associated with cost savings from our restructuring program, and included an $8.2 million decrease from movements in foreign exchange.

Consolidated SG&A Expenses

SG&A expenses increased $49.8 million during 2010 compared to 2009.  Our CCME SG&A expenses increased $45.5 million, primarily as a result of increased bonus and commission expense associated with the increase in revenue.  SG&A expenses increased $16.6 million in our Americas outdoor segment, primarily as a result of increased selling and marketing costs associated with the increase in revenue in addition to the unfavorable impact of litigation.  Our International outdoor SG&A expenses decreased $6.3 million, primarily as a result of a decrease in business tax related to a change in French tax law, and included a $2.3 million decrease from movements in foreign exchange.

 Corporate Expenses

Corporate expenses increased $30.1 million during 2010 compared to 2009, primarily due to a $49.9 million increase in bonus expense from improved operating performance and a $53.8 million increase primarily related to headcount from centralization efforts and the expansion of corporate capabilities.  Partially offsetting the 2010 increase was $23.5 million related to an unfavorable outcome of litigation recorded in 2009, a $22.6 million decrease in expenses during 2010 associated with our restructuring program and an $18.6 million decrease related to various corporate accruals.

Depreciation and Amortization

Depreciation and amortization decreased $32.6 million during 2010 compared to 2009, primarily as a result of assets in our International outdoor segment that became fully amortized during 2009.  Additionally, 2009 included $8.0 million of additional amortization expense associated with the finalization of purchase price allocations to the acquired intangible assets in our CCME segment.

Impairment Charges

We performed our annual impairment test on October 1, 2010 on our goodwill, FCC licenses, billboard permits, and other intangible assets and recorded impairment charges of $15.4 million.  We also performed impairment tests on our goodwill, FCC licenses, billboard permits, and other intangible assets in 2009 and recorded impairment charges of $4.1 billion.  Please see the notes to the consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for a further description of the impairment charges.

A rollforward of our goodwill balance from December 31, 2008 through December 31, 2009 by reporting unit is as follows:

(In thousands)	Balances as of December 31, 2008	Acquisitions	Dispositions	Foreign Currency		Impairment	Adjustments	Balances as of December 31, 2009

United States Radio Markets	$5,579,190	$4,518	$(62,410)	$	―	$(2,420,897)	$46,468	$3,146,869
United States Outdoor Markets	824,730	2,250	―		―	(324,892)	69,844	571,932
Switzerland	56,885	―	―		1,276	(7,827)	―	50,334
Ireland	14,285	―	―		223	(12,591)	―	1,917
Baltics	10,629	―	―		―	(10,629)	―	―
Americas Outdoor – Mexico	8,729	―	―		7,440	(10,085)	(442)	5,642
Americas Outdoor – Chile	3,964	―	―		4,417	(8,381)	―	―
Americas Outdoor – Peru	45,284	―	―		―	(37,609)	―	7,675
Americas Outdoor – Brazil	4,971	―	―		4,436	(9,407)	―	―
Americas Outdoor – Canada	4,920	―	―		―	―	(4,920)	―
All Others – International Outdoor	205,744	110	―		15,913	(42,717)	45,042	224,092
Other	331,290	―	(2,276)		―	(211,988)	(482)	116,544
	$7,090,621	$6,878	$(64,686)		$33,705	$(3,097,023)	$155,510	$4,125,005

Other Operating Expense - Net

Other operating expense of $16.7 million for 2010 primarily related to a $25.3 million loss recorded as a result of the transfer of our subsidiary’s interest in its Branded Cities business, partially offset by a $6.2 million gain on the sale of representation contracts.

Other operating expense of $50.8 million for 2009 primarily related to a $42.0 million loss on the sale and exchange of radio stations and a $20.9 million loss on the sale of our taxi advertising business.  The losses were partially offset by a $10.1 million gain on the sale of Americas and International outdoor assets.

Interest Expense

Interest expense increased $32.5 million during 2010 compared to 2009, primarily as a result of the issuance of $2.5 billion in subsidiary senior notes in December 2009.  This increase was partially offset by decreased interest expense due to maturities of Clear Channel’s 4.5% senior notes due January 2010, repurchases of Clear Channel’s senior toggle notes during the first quarter of 2010, repurchases of Clear Channel’s senior notes during the fourth quarter of 2009 and prepayment of $2.0 billion of term loans in December 2009. Clear Channel’s weighted average cost of debt for 2010 and 2009 was 6.1% and 5.8%, respectively.

Loss on Marketable Securities

The loss on marketable securities of $6.5 million and $13.4 million in 2010 and 2009, respectively, related primarily to the impairment of INM.  The fair value of INM was below cost for an extended period of time. As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM as noted above.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in earnings of nonconsolidated affiliates in 2010 included an $8.3 million impairment of an equity investment in our International outdoor segment.

Equity in loss of nonconsolidated affiliates for 2009 included a $22.9 million impairment of equity investments in our International outdoor segment in addition to a $4.0 million loss on the sale of a portion of our investment in Grupo ACIR Communicaciones (“Grupo ACIR”).

Other Income – Net

Other income of $46.5 million in 2010 primarily related to an aggregate gain of $60.3 million on the repurchase of Clear Channel’s senior toggle notes partially offset by a $12.8 million foreign exchange loss on the translation of short-term intercompany notes.  Please refer to the “Debt Repurchases, Maturities and Other” section within this MD&A for additional discussion of the repurchase.

Other income of $679.7 million in 2009 relates to an aggregate gain of $368.6 million on the repurchases of certain of Clear Channel’s senior notes and an aggregate gain of $373.7 million on the repurchases of certain of Clear Channel’s senior toggle notes and senior cash pay notes.  The gains on extinguishment of debt were partially offset by a $29.3 million loss related to loan costs associated with the $2.0 billion retirement of certain of Clear Channel’s outstanding senior secured debt.  Please refer to the “Debt Repurchases, Maturities and Other” section within this MD&A for additional discussion of the repurchases and debt retirement.

Income Tax Benefit

The effective tax rate for the year ended December 31, 2010 was 25.7% as compared to 10.9% for the year ended December 31, 2009.  The effective tax rate for 2010 was impacted by our inability to benefit from tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.  In addition, we recorded a valuation allowance of $13.6 million in 2010 against deferred tax assets related to capital allowances in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.

The effective tax rate for 2009 was impacted by the goodwill impairment charges, which are not deductible for tax purposes, along with our inability to benefit from tax losses in certain foreign jurisdictions as discussed above.

CCME Results of Operations

Our CCME operating results were as follows:

(In thousands)	Years Ended December 31,
	2010	2009	% Change
Revenue	$2,869,224	$2,705,367	6%
Direct operating expenses	808,592	885,870	(9%)
SG&A expenses	963,853	918,397	5%
Depreciation and amortization	256,673	261,246	(2%)
Operating income	$840,106	$639,854	31%
CCME revenue increased $163.9 million during 2010 compared to 2009, driven primarily by a $79.5 million increase in national advertising and a $51.0 million increase in local advertising.  Average rates per minute increased during 2010 compared to 2009 as a result of improved economic conditions.  Increases occurred across various advertising categories including automotive, political, food and beverage and healthcare.

Direct operating expenses decreased $77.3 million during 2010 compared to 2009, primarily from a $29.9 million decline in expenses incurred in connection with our restructuring program.  Cost savings from our restructuring program resulted in declines of $26.7 million and $11.0 million in programming expenses and compensation expenses, respectively.  Direct operating expenses declined further from the non-renewals of sports contracts, offset by the impact of $8.0 million associated with the finalization of purchase accounting during 2009.  SG&A expenses increased $45.5 million, primarily as a result of a $26.6 million increase in bonus and commission expense associated with the increase in revenue in addition to a $24.1 million increase in selling and marketing expenses.

Depreciation and amortization decreased $4.6 million during 2010 compared to 2009.  The 2009 results included $8.0 million of additional amortization expense associated with the finalization of purchase price allocations to the acquired intangible assets.

Americas Outdoor Advertising Results of Operations

Disposition of Taxi Business

On December 31, 2009, our subsidiary, Clear Channel Outdoor, Inc. (“CCOI”), disposed of Clear Channel Taxi Media, LLC (“Taxis”), our taxi advertising business.  For the year ended December 31, 2009, Taxis contributed $41.5 million in revenue, $39.8 million in direct operating expenses and $10.5 million in SG&A expenses.

Our Americas outdoor operating results were as follows:

(In thousands)	Years Ended December 31,
	2010	2009	% Change
Revenue	$1,290,014	$1,238,171	4%
Direct operating expenses	588,592	608,078	(3%)
SG&A expenses	218,776	202,196	8%
Depreciation and amortization	209,127	210,280	(1%)
Operating income	$273,519	$217,617	26%

Americas outdoor revenue increased $51.9 million during 2010 compared to 2009 as a result of revenue growth across most of our advertising inventory, particularly digital.  The increase was driven by increases in both occupancy and rate.  Partially offsetting the revenue increase was the decrease in revenue related to the sale of Taxis.

Direct operating expenses decreased $19.5 million during 2010 compared to 2009.  The decline in direct operating expenses was due to the disposition of Taxis, partially offset by a $20.2 million increase in site-lease expenses associated with the increase in revenue.  SG&A expenses increased $16.6 million as a result of a $6.3 million increase primarily related to the unfavorable impact of litigation, a $4.7 million increase in consulting costs and a $6.2 million increase primarily due to bonus and commission expenses associated with the increase in revenue, partially offset by the disposition of Taxis.

International Outdoor Advertising Results of Operations

Our International outdoor operating results were as follows:

(In thousands)	Years Ended December 31,
	2010	2009	% Change
Revenue	$1,507,980	$1,459,853	3%
Direct operating expenses	971,380	1,017,005	(4%)
SG&A expenses	275,880	282,208	(2%)
Depreciation and amortization	204,461	229,367	(11%)
Operating income (loss)	$56,259	$(68,727)	182%

International outdoor revenue increased $48.1 million during 2010 compared to 2009, primarily as a result of revenue growth from street furniture across most countries, partially offset by the exit from the businesses in Greece and India.  Foreign exchange movements negatively impacted revenue by $10.3 million.

Direct operating expenses decreased $45.6 million during 2010 compared to 2009, primarily as a result of a $20.4 million decrease in expenses incurred in connection with our restructuring program and a $15.6 million decline in site-lease expenses associated with cost savings from our restructuring program.  Also contributing to the decreased expenses was the exit from the businesses in Greece and India and an $8.2 million decrease from movements in foreign exchange.  SG&A expenses decreased $6.3 million during 2010 compared to 2009, primarily as a result of a $5.4 million decrease in business tax related to a change in French tax law and a $2.3 million decrease from movements in foreign exchange.

Depreciation and amortization decreased $24.9 million during 2010 compared to 2009 primarily as a result of assets that became fully amortized during 2009.

Reconciliation of Segment Operating Income (Loss) to Consolidated Operating Income (Loss)

(In thousands)	Years Ended December 31,
	2011	2010	2009
CCME	$888,358	$840,106	$639,854
Americas outdoor advertising	281,611	273,519	217,617
International outdoor advertising	111,626	56,259	(68,727)
Other	9,427	20,716	(43,963)
Impairment charges	(7,614)	(15,364)	(4,118,924)
Other operating income (expense) - net	12,682	(16,710)	(50,837)
Corporate expenses (1)	(241,366)	(293,685)	(262,166)
Consolidated operating income (loss)	$1,054,724	$864,841	$(3,687,146)

1 Corporate expenses include expenses related to CCME, Americas outdoor, International outdoor and our Other segment, as well as overall executive, administrative and support functions.

Share-Based Compensation Expense

As of December 31, 2011, there was $42.8 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions.  This cost is expected to be recognized over a weighted average period of approximately two years.  In addition, as of December 31, 2011, there was $15.2 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions.  This cost will be recognized when it becomes probable that the performance condition will be satisfied.

The following table indicates non-cash compensation costs related to share-based payments for the years ended December 31, 2011, 2010 and 2009, respectively:

(In thousands)	Years Ended December 31,
	2011	2010	2009
CCME	$4,606	$7,152	$8,276
Americas outdoor advertising	7,601	9,207	7,977
International outdoor advertising	3,165	2,746	2,412
Corporate 1	5,295	15,141	21,121
Total share-based compensation expense	$20,667	$34,246	$39,786

1 Included in corporate share-based compensation for year ended December 31, 2011 is a $6.6 million reversal of expense related to the cancellation of a portion of an executive’s stock options.

We completed a voluntary stock option exchange program on March 21, 2011 and exchanged 2.5 million stock options granted under the Clear Channel 2008 Executive Incentive Plan for 1.3 million replacement stock options with a lower exercise price and different service and performance conditions. We accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.0 million over the service period of the new awards.

Additionally, we recorded compensation expense of $6.0 million in “Corporate expenses” related to shares tendered by Mark P. Mays to us on August 23, 2010 for purchase at $36.00 per share pursuant to a put option included in his amended employment agreement.

LIQUIDITY AND CAPITAL RESOURCES

The following discussion highlights cash flow activities during the years ended December 31, 2011, 2010 and 2009.

Cash Flows

(In thousands)	Year ended December 31,
	2011	2010	2009
Cash provided by (used for):
Operating activities	$373,958	$582,373	$181,175
Investing activities	$(368,086)	$(240,197)	$(141,749)
Financing activities	$(698,116)	$(305,244)	$1,604,722

Operating Activities

2011

The decrease in cash flows from operations in 2011 compared to 2010 was primarily driven by declines in working capital partially offset by improved profitability, including a 5% increase in revenue.  Our net loss of $268.0 million, adjusted for $832.2 million of non-cash items, provided positive cash flows of $564.1 million in 2011.  Cash generated by higher operating income in 2011 compared to 2010 was offset by the decrease in accrued expenses in 2011 as a result of higher variable compensation payments in 2011 associated with our employee incentive programs based on 2010 operating performance.   In addition, in 2010 we received $132.3 million in U.S. Federal income tax refunds that increased cash flow from operations in 2010.

Non-cash items affecting our net loss include depreciation and amortization, deferred taxes, (gain) loss on disposal of operating assets, (gain) loss on extinguishment of debt, provision for doubtful accounts, share-based compensation, equity in earnings of nonconsolidated affiliates, amortization of deferred financing charges and note discounts – net and other reconciling items – net as presented on the face of the statement of cash flows.

2010

The increase in cash flows from operations in 2010 compared to 2009 was primarily driven by improved profitability, including a 6% increase in revenue and a 2% decrease in direct operating and SG&A expenses.  Our net loss, adjusted for $792.7 million of non-cash items, provided positive cash flows of $329.8 million in 2010.  We received $132.3 million in Federal income tax refunds during the third quarter of 2010.   Working capital, excluding taxes, provided $120.3 million to cash flows from operations in the current year.

2009

The decline in cash flow from operations in 2009 compared to 2008 was primarily driven by a 17% decline in consolidated revenues associated with the weak economy and challenging advertising markets and a 62% increase in interest expense to service our debt obligations.  Our net loss, adjusted for non-cash items of $4.2 billion, provided positive cash flows of $157.9 million.  Changes in working capital provided an additional $23.2 million in operating cash flows for 2009.

Investing Activities

2011

Cash used for investing activities during 2011 primarily reflected capital expenditures of $362.3 million. We spent $61.4 million for capital expenditures in our CCME segment, $131.1 million in our Americas outdoor segment primarily related to the construction of new digital billboards, and $160.0 million in our International outdoor segment primarily related to new billboard and street furniture contracts and renewals of existing contracts. Cash paid for purchases of businesses primarily related to our Traffic acquisition and the cloud-based music technology business we purchased during 2011. In addition, we received proceeds of $54.3 million primarily related to the sale of radio stations, a tower and other assets in our CCME, Americas outdoor, and International outdoor segments.

2010

Cash used for investing activities during 2010 primarily reflected capital expenditures of $241.5 million.  We spent $35.5 million for capital expenditures in our CCME segment, $96.7 million in our Americas outdoor segment primarily related to the construction of new digital billboards, and $98.6 million in our International outdoor segment primarily related to new billboard and street furniture contracts and renewals of existing contracts.   In addition, we acquired representation contracts for $14.1 million and received proceeds of $28.6 million primarily related to the sale of radio stations, assets in our Americas outdoor and International outdoor segments and representation contracts.

2009

Cash used for investing activities during 2009 primarily reflected capital expenditures of $223.8 million.  We spent $41.9 million for capital expenditures in our CCME segment, $84.4 million in our Americas outdoor segment for the purchase of property, plant and equipment mostly related to the construction of new billboards and $91.5 million in our International outdoor segment for the purchase of property, plant and equipment related to new billboard and street furniture contracts and renewals of existing contracts.  We received proceeds of $41.6 million primarily related to the sale of our remaining investment in Grupo ACIR.  In addition, we received proceeds of $48.8 million primarily related to the disposition of radio stations and corporate assets.

Financing Activities

2011

Cash used for financing activities during 2011 primarily reflected debt issuances in the February 2011 Offering and the June 2011 Offering, and the use of proceeds from the February 2011 Offering, as well as cash on hand, to prepay $500.0 million of Clear Channel’s senior secured credit facilities and repay at maturity Clear Channel’s 6.25% senior notes that matured in 2011 as discussed in the “Refinancing Transactions” section within this MD&A. Clear Channel also repaid all outstanding amounts under its receivables based facility prior to, and in connection with, the June 2011 Offering. Cash used for financing activities also included the $95.0 million of pre-existing, intercompany debt owed by acquired Westwood One subsidiaries repaid immediately after the closing of the Traffic acquisition. Clear Channel repaid its 4.4% senior notes at maturity in May 2011 for $140.2 million, plus accrued interest, with available cash on hand, and repaid $500.0 million of its revolving credit facility on June 27, 2011. Additionally, CC Finco repurchased $80.0 million aggregate principal amount of Clear Channel’s 5.5% senior notes for $57.1 million, including accrued interest, as discussed in the “Debt Repurchases, Maturities and Other” section within this MD&A.

2010

During 2010, CC Investments repurchased $185.2 million aggregate principal amount of Clear Channel’s senior toggle notes for $125.0 million as discussed in the “Debt Repurchases, Maturities and Other” section within this MD&A.  Clear Channel repaid its remaining 7.65% senior notes upon maturity for $138.8 million with proceeds from its delayed draw term loan facility that was specifically designated for this purpose.  In addition, Clear Channel repaid its remaining 4.5% senior notes upon maturity for $240.0 million with available cash on hand.

2009

Cash provided by financing activities during 2009 primarily reflected a draw of remaining availability of $1.6 billion under Clear Channel’s revolving credit facility and $2.5 billion of proceeds from the issuance of subsidiary senior notes, offset by the $2.0 billion paydown of Clear Channel’s senior secured credit facilities.  Clear Channel also repaid the remaining principal amount of its 4.25% senior notes at maturity with a draw under the $500.0 million delayed draw term loan facility that was specifically designated for this purpose as discussed in the “Debt Repurchases, Maturities and Other” section within this MD&A.  Our wholly-owned subsidiaries, CC Finco and Clear Channel Acquisition, LLC (formerly CC Finco II, LLC), together repurchased certain of Clear Channel’s outstanding senior notes for $343.5 million as discussed in the “Debt Repurchases, Maturities and Other” section within this MD&A.  In addition, during 2009, our Americas outdoor segment purchased the remaining 15% interest in our fully consolidated subsidiary, Paneles Napsa S.A., for $13.0 million and our International outdoor segment acquired an additional 5% interest in our fully consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

Anticipated Cash Requirements

Our primary source of liquidity is cash on hand and cash flow from operations and borrowings under Clear Channel’s revolving credit facility and receivables based credit facility. We have a large amount of indebtedness, and a substantial portion of our cash flows are used to service debt.  At December 31, 2011, we had $1.2 billion of cash on our balance sheet, with $542.7 million held by our subsidiary, CCOH, and its subsidiaries.  We have debt maturities totaling $275.6 million and $420.5 million in 2012 and 2013, respectively.

Our ability to fund our working capital needs, debt service and other obligations, and to comply with the financial covenant under our financing agreements depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control.  If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing.  Consequently, there can be no assurance that such financing, if permitted under the terms of Clear Channel’s financing agreements, will be available on terms acceptable to us or at all.  The inability to obtain additional financing in such circumstances could have a material adverse effect on our financial condition and on our ability to meet Clear Channel’s obligations.

We frequently evaluate strategic opportunities both within and outside our existing lines of business.  We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses.  These acquisitions or dispositions could be material.

Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, availability under Clear Channel’s revolving credit facility and receivables based facility, as well as cash flow from operations will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months.

We expect to be in compliance with the covenants contained in Clear Channel’s material financing agreements in 2012, including the maximum consolidated senior secured net debt to consolidated EBITDA limitation contained in Clear Channel’s senior secured credit facilities.  However, our anticipated results are subject to significant uncertainty and our ability to comply with this limitation may be affected by events beyond our control, including prevailing economic, financial and industry conditions.  The breach of any covenants set forth in Clear Channel’s financing agreements would result in a default thereunder.  An event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity.  Moreover, the lenders under the revolving credit facility under Clear Channel’s senior secured credit facilities would have the option to terminate their commitments to make further extensions of revolving credit thereunder.  If we are unable to repay Clear Channel’s obligations under any secured credit facility, the lenders could proceed against any assets that were pledged to secure such facility.  In addition, a default or acceleration under any of Clear Channel’s material financing agreements could cause a default under other of our obligations that are subject to cross-default and cross-acceleration provisions.  The threshold amount for a cross-default under the senior secured credit facilities and receivables based facility is $100.0 million.

Sources of Capital

As of December 31, 2011 and 2010, we had the following debt outstanding, net of cash and cash equivalents:

(In millions)	As of December 31,
	2011	2010
Senior Secured Credit Facilities:
Term Loan A Facility	$1,087.1	$1,127.7
Term Loan B Facility	8,735.9	9,061.9
Term Loan C – Asset Sale Facility	670.8	695.9
Revolving Credit Facility(1)	1,325.6	1,842.5
Delayed Draw Term Loan Facilities	976.8	1,013.2
Receivables Based Facility(2)	—	384.2
Priority Guarantee Notes	1,750.0	—
Other Secured Subsidiary Debt	30.9	4.7
Total Secured Debt	14,577.1	14,130.1

Senior Cash Pay Notes	796.3	796.3
Senior Toggle Notes	829.8	829.8
Clear Channel Senior Notes	1,998.4	2,911.4
Subsidiary Senior Notes	2,500.0	2,500.0
Other Clear Channel Subsidiary Debt	19.9	63.1
Purchase accounting adjustments and original issue discount	(514.3)	(623.3)
Total Debt	20,207.2	20,607.4
Less: Cash and cash equivalents	1,228.7	1,920.9
	$18,978.5	$18,686.5

(1)	We had $536.0 million of availability under the Revolving Credit Facility as of December 31, 2011.
(2)
As of December 31, 2011, we had available under the Receivables Based Facility the lesser of $625 million (the revolving credit commitment) or the borrowing base amount, as defined under the Receivables Based Facility.

We and our subsidiaries have from time to time repurchased certain debt obligations of Clear Channel and outstanding equity securities of CCOH, and we may in the future, as part of various financing and investment strategies, purchase additional outstanding indebtedness of Clear Channel or its subsidiaries or our outstanding equity securities or outstanding equity securities of CCOH, in tender offers, open market purchases, privately negotiated transactions or otherwise.  We may also sell certain assets or properties and use the proceeds to reduce our indebtedness. These purchases or sales, if any, could have a material positive or negative impact on our liquidity available to repay outstanding debt obligations or on our consolidated results of operations. These transactions could also require or result in amendments to the agreements governing outstanding debt obligations or changes in our leverage or other financial ratios, which could have a material positive or negative impact on our ability to comply with the covenants contained in Clear Channel’s debt agreements. These transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Senior Secured Credit Facilities

As of December 31, 2011, Clear Channel had a total of $12,796 million outstanding under its senior secured credit facilities, consisting of:

•	a $1,087 million term loan A facility which matures in July 2014;
•	an $8,736 million term loan B facility which matures in July 2016;
•	a $670.8 million term loan C—asset sale facility, subject to reduction as described below, which matures in January 2016;
•	two delayed draw term loan facilities, of which $568.6 million and $408.2 million was drawn as of December 31, 2011, respectively, and which mature in January 2016; and
•
a $1,928 million revolving credit facility, including a letter of credit sub-facility and a swingline loan sub-facility, of which $1,326 million was drawn as of December 31, 2011, which matures in July 2014.

Clear Channel may raise incremental term loans or incremental commitments under the revolving credit facility of up to (a) $1.5 billion, plus (b) the excess, if any, of (x) 0.65 times pro forma consolidated EBITDA (as calculated in the manner provided in the senior secured credit facilities documentation), over (y) $1.5 billion, plus (c) the aggregate amount of certain principal prepayments made in respect of the term loans under the senior secured credit facilities. Availability of such incremental term loans or revolving credit commitments is subject, among other things, to the absence of any default, pro forma compliance with the financial covenant and the receipt of commitments by existing or additional financial institutions.

Clear Channel is the primary borrower under the senior secured credit facilities, except that certain of its domestic restricted subsidiaries are co-borrowers under a portion of the term loan facilities. Clear Channel also has the ability to designate one or more of its foreign restricted subsidiaries in certain jurisdictions as borrowers under the revolving credit facility, subject to certain conditions and sublimits and have so designated certain subsidiaries in the Netherlands and the United Kingdom.

Interest Rate and Fees

Borrowings under Clear Channel’s senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent or (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the term loan facilities and revolving credit facility are the following percentages per annum:

•	with respect to loans under the term loan A facility and the revolving credit facility, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans; and
•
with respect to loans under the term loan B facility, term loan C - asset sale facility and delayed draw term loan facilities, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurocurrency rate loans.

The margin percentages are subject to adjustment based upon Clear Channel’s leverage ratio.

Clear Channel is required to pay each revolving credit lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is currently 0.50% per annum, but subject to adjustment based on Clear Channel’s leverage ratio. The delayed draw term facilities are fully drawn, therefore there are currently no commitment fees associated with any unused commitments thereunder.

Prepayments

The senior secured credit facilities require Clear Channel to prepay outstanding term loans, subject to certain exceptions, with:

•
50% (which percentage may be reduced to 25% and to 0% based upon Clear Channel’s leverage ratio) of our annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and revolving credit loans (to the extent accompanied by a permanent reduction of the commitment) and subject to customary credits;

•	100% of the net cash proceeds of sales or other dispositions of specified assets being marketed for sale (including casualty and condemnation events), subject to certain exceptions;
•
100% (which percentage may be reduced to 75% and 50% based upon Clear Channel’s leverage ratio) of the net cash proceeds of sales or other dispositions by Clear Channel or its wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions; and

•
100% of the net cash proceeds of (i) any incurrence of certain debt, other than debt permitted under Clear Channel’s senior secured credit facilities, (ii) certain securitization financing and (iii) certain issuances of Permitted Additional Notes (as defined in the senior secured credit facilities).

The foregoing prepayments with the net cash proceeds of certain incurrences of debt and annual excess cash flow will be applied (i) first to the term loans other than the term loan C - asset sale facility loans (on a pro rata basis) and (ii) second to the term loan C - asset sale facility loans, in each case to the remaining installments thereof in direct order of maturity.  The foregoing prepayments with the net cash proceeds of the sale of assets (including casualty and condemnation events) will be applied (i) first to the term loan C - asset sale facility loans and (ii) second to the other term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity.

Clear Channel may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

Amortization of Term Loans

Clear Channel is required to repay the loans under the term loan facilities, after giving effect to (1) the December 2009 prepayment of $2.0 billion of term loans with proceeds from the issuance of subsidiary senior notes discussed elsewhere in this MD&A and, (2) the February 2011 prepayment of $500.0 million of revolving credit facility and term loans with the proceeds of the February 2011 Offering discussed elsewhere in this MD&A as follows:

(In millions)
Year	Tranche A Term Loan Amortization*	Tranche B Term Loan Amortization**	Tranche C Term Loan Amortization**	Delayed Draw 1 Term Loan Amortization**	Delayed Draw 2 Term Loan Amortization**
2012	–	–	$1.0	–	–
2013	$88.5	–	$12.2	–	–
2014	$998.6	–	$7.0	–	–
2015	–	–	$3.4	–	–
2016	–	$8,735.9	$647.2	$568.6	$408.2
Total	$1,087.1	$8,735.9	$670.8	$568.6	$408.2

*Balance of Tranche A Term Loan is due July 30, 2014
**Balance of Tranche B Term Loan, Tranche C Term Loan, Delayed Draw 1 Term Loan and Delayed Draw 2 Term Loan are due January 29, 2016

Collateral and Guarantees

The senior secured credit facilities are guaranteed by Clear Channel and each of Clear Channel’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens, including prior liens permitted by the indenture governing the Clear Channel senior notes, and other exceptions, by:

•	a lien on the capital stock of Clear Channel;
•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing the Clear Channel senior notes;
•	certain assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes);
•
certain specified assets of Clear Channel and the guarantors that constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing the Clear Channel senior notes; and

•
a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility that is junior to the lien securing Clear Channel’s obligations under such credit facility.

The obligations of any foreign subsidiaries that are borrowers under the revolving credit facility are also guaranteed by certain of their material wholly-owned restricted subsidiaries, and secured by substantially all assets of all such borrowers and guarantors, subject to permitted liens and other exceptions.

Certain Covenants and Events of Default

The senior secured credit facilities require Clear Channel to comply on a quarterly basis with a financial covenant limiting the ratio of consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA for the preceding four quarters.  Clear Channel’s secured debt consists of the senior secured credit facilities, the receivables-based credit facility, the priority guarantee notes and certain other secured subsidiary debt.  Clear Channel’s consolidated EBITDA for the preceding four quarters of $2.0 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense) – net,  plus  non-cash compensation, and is further adjusted for the following items: (i) an increase of $18.5 million for cash received from nonconsolidated affiliates; (ii) an increase of $31.5 million for non-cash items; (iii) an increase of $40.1 million related to costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; and (iv) an increase of $31.6 million for various other items.  The maximum ratio under this financial covenant is currently set at 9.5:1 and becomes more restrictive over time beginning in the second quarter of 2013.  At December 31, 2011, our ratio was 6.9:1.

In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit our ability and the ability of the restricted subsidiaries to, among other things:

•	incur additional indebtedness;
•	create liens on assets;
•	engage in mergers, consolidations, liquidations and dissolutions;
•	sell assets;
•	pay dividends and distributions or repurchase Clear Channel’s capital stock;
•	make investments, loans, or advances;
•	prepay certain junior indebtedness;
•	engage in certain transactions with affiliates;
•	amend material agreements governing certain junior indebtedness; and
•	change lines of business.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of Clear Channel’s subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Receivables Based Credit Facility

As of December 31, 2011, Clear Channel had no borrowings outstanding under Clear Channel’s receivables based credit facility. On June 8, 2011, Clear Channel made a voluntary paydown of all amounts outstanding under this facility using cash on hand. Clear Channel’s voluntary paydown did not reduce its commitments under this facility and Clear Channel may reborrow under this facility at any time.

The receivables based credit facility provides revolving credit commitments of $625.0 million, subject to a borrowing base. The borrowing base at any time equals 85% of Clear Channel’s and certain of Clear Channel’s subsidiaries’ eligible accounts receivable. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.  The maturity of the receivables based credit facility is July 2014.

All borrowings under the receivables based credit facility are subject to the absence of any default, the accuracy of representations and warranties and compliance with the borrowing base. In addition, borrowings under the receivables based credit facility, excluding the initial borrowing, are subject to compliance with a minimum fixed charge coverage ratio of 1.0:1.0 if at any time excess availability under the receivables based credit facility is less than $50 million, or if aggregate excess availability under the receivables based credit facility and revolving credit facility is less than 10% of the borrowing base.

Clear Channel and certain subsidiary borrowers are the borrowers under the receivables based credit facility. Clear Channel has the ability to designate one or more of its restricted subsidiaries as borrowers under the receivables based credit facility. The receivables based credit facility loans and letters of credit are available in U.S. dollars.

Interest Rate and Fees

Borrowings under the receivables based credit facility bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent or (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentage applicable to the receivables based credit facility is (i) 1.40%, in the case of base rate loans and (ii) 2.40% in the case of Eurocurrency rate loans subject to adjustment if Clear Channel’s leverage ratio of total debt to EBITDA decreases below 7 to 1.

Clear Channel is required to pay each lender a commitment fee in respect of any unused commitments under the receivables based credit facility, which is currently 0.375% per annum, subject to adjustment based on Clear Channel’s leverage ratio.

Prepayments

If at any time the sum of the outstanding amounts under the receivables based credit facility (including the letter of credit outstanding amounts and swingline loans thereunder) exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the receivables based credit facility, Clear Channel will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess.

Clear Channel may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans. Any voluntary prepayments Clear Channel makes will not reduce its commitments under this facility.

Collateral and Guarantees

The receivables based credit facility is guaranteed by, subject to certain exceptions, the guarantors of the senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected security interest in all of Clear Channel’s and all of the guarantors’ accounts receivable and related assets and proceeds thereof, that is senior to the security interest of the senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing the Clear Channel senior notes, and certain exceptions.

The receivables based credit facility includes negative covenants, representations, warranties, events of default, and termination provisions substantially similar to those governing our senior secured credit facilities.

Priority Guarantee Notes

As of December 31, 2011, Clear Channel had outstanding $1.75 billion aggregate principal amount of 9.0% Priority Guarantee Notes due 2021.

The Priority Guarantee Notes mature on March 1, 2021 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2011. The Priority Guarantee Notes are Clear Channel’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The Priority Guarantee Notes and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of Clear Channel and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes), in each case equal in priority to the liens securing the obligations under Clear Channel’s senior secured credit facilities, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility junior in priority to the lien securing Clear Channel’s obligations thereunder, subject to certain exceptions.

Clear Channel may redeem the Priority Guarantee Notes at its option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the Priority Guarantee Notes redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. Clear Channel may redeem the Priority Guarantee Notes, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.  At any time on or before March 1, 2014, Clear Channel may elect to redeem up to 40% of the aggregate principal amount of the Priority Guarantee Notes at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Priority Guarantee Notes contains covenants that limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of Clear Channel’s existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of Clear Channel’s assets. The indenture contains covenants that limit Clear Channel Capital I, LLC’s and Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes. The indenture also provides for customary events of default.

Senior Cash Pay Notes and Senior Toggle Notes

As of December 31, 2011, Clear Channel had outstanding $796.3 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $829.8 million aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.

The senior cash pay notes and senior toggle notes are unsecured and are guaranteed by Clear Channel Capital I, LLC and all of Clear Channel’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.  The senior toggle notes mature on August 1, 2016 and may require a special redemption of up to $30.0 million on August 1, 2015.  Clear Channel may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”).  Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.

Clear Channel may redeem some or all of the senior cash pay notes and senior toggle notes at any time prior to August 1, 2012, at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and an “applicable premium,” as described in the indenture governing such notes. Clear Channel may redeem some or all of the senior cash pay notes and senior toggle notes at any time on or after August 1, 2012 at the redemption prices set forth in the indenture governing such notes. If Clear Channel undergoes a change of control, sells certain of its assets, or issues certain debt, it may be required to offer to purchase the senior cash pay notes and senior toggle notes from holders.

The senior cash pay notes and senior toggle notes are senior unsecured debt and rank equal in right of payment with all of Clear Channel’s existing and future senior debt. Guarantors of obligations under the senior secured credit facilities, the receivables based credit facility and the priority guarantee notes guarantee the senior cash pay notes and senior toggle notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities, the receivables based credit facility and the priority guarantee notes to the extent of the value of the assets securing such indebtedness. In addition, the senior cash pay notes and senior toggle notes and the guarantees are structurally senior to the Clear Channel senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the senior cash pay notes and senior toggle notes. The senior cash pay notes and senior toggle notes and the guarantees are effectively subordinated to Clear Channel’s existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the senior cash pay notes and senior toggle notes.

On July 16, 2010, Clear Channel made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010.  Assuming the cash interest election remains in effect for the remaining term of the notes, Clear Channel will be contractually obligated to make a payment to bondholders of $57.4 million on August 1, 2013.  This amount is included in “Interest payments on long-term debt” in the “Contractual Obligations” table of this MD&A.

Clear Channel Senior Notes

As of December 31, 2011, Clear Channel’s senior notes (the “senior notes”) represented approximately $2.0 billion of aggregate principal amount of indebtedness outstanding.

The senior notes were the obligations of Clear Channel prior to the merger. The senior notes are senior, unsecured obligations that are effectively subordinated to Clear Channel’s secured indebtedness to the extent of the value of Clear Channel’s assets securing such indebtedness and are not guaranteed by any of Clear Channel’s subsidiaries and, as a result, are structurally subordinated to all indebtedness and other liabilities of Clear Channel’s subsidiaries.  The senior notes rank equally in right of payment with all of Clear Channel’s existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness. The senior notes are not guaranteed by Clear Channel’s subsidiaries.

Subsidiary Senior Notes

As of December 31, 2011, we had outstanding $2.5 billion aggregate principal amount of subsidiary senior notes, which consisted of $500.0 million aggregate principal amount of Series A Senior Notes due 2017 (the “Series A Notes”) and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017 (the “Series B Notes” and, collectively with the Series A Notes, the “subsidiary senior notes”).  The subsidiary senior notes were issued by Clear Channel Worldwide Holdings, Inc. (“CCWH”) and are guaranteed by CCOH, CCOI and certain of CCOH’s direct and indirect subsidiaries. The subsidiary senior notes bear interest on a daily basis and contain customary provisions, including covenants requiring CCWH to maintain certain levels of credit availability and limitations on incurring additional debt.

The subsidiary senior notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the subsidiary senior notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.

The indentures governing the subsidiary senior notes require CCWH to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities consisting of (i) $50.0 million at the issuer and guarantor entities (principally the Americas outdoor segment) and (ii) $50.0 million at the non-guarantor subsidiaries (principally the International outdoor segment) (together the “Liquidity Amount”), in each case under the sole control of the relevant entity. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel, for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount shall be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities and a $25.0 million requirement at the non-guarantor subsidiaries.

In addition, interest on the subsidiary senior notes accrues daily and is payable into an account established by the trustee for the benefit of the bondholders (the “Trustee Account”). Failure to make daily payment on any day does not constitute an event of default so long as (a) no payment or other transfer by CCOH or any of its subsidiaries shall have been made on such day under the cash management sweep with Clear Channel and (b) on each semiannual interest payment date the aggregate amount of funds in the Trustee Account is equal to at least the aggregate amount of accrued and unpaid interest on the subsidiary senior notes.

The indenture governing the Series A Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than CCOH) or issue certain preferred stock;
•	create liens on its restricted subsidiaries assets to secure such debt;
•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;
•	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel and its subsidiaries (other than CCOH); and
•
purchase or otherwise effectively cancel or retire any of the Series A Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250.

In addition, the indenture governing the Series A Notes provides that if CCWH (i) makes an optional redemption of the Series B Notes or purchases or makes an offer to purchase the Series B Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A Notes or (ii) makes an asset sale offer under the indenture governing the Series B Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A Notes.

The indenture governing the Series A Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;
•	redeem, repurchase or retire CCOH’s subordinated debt;

•	make certain investments;
•	create liens on its or its restricted subsidiaries’ assets to secure debt;
•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the subsidiary senior notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;
•	sell certain assets, including capital stock of its subsidiaries;
•	designate its subsidiaries as unrestricted subsidiaries;
•	pay dividends, redeem or repurchase capital stock or make other restricted payments; and
•
purchase or otherwise effectively cancel or retire any of the Series B Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250. This stipulation ensures, among other things, that as long as the Series A Notes are outstanding, the Series B Notes are outstanding.

The Series A Notes indenture and Series B Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively.  The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively.  The Series A Notes indenture does not limit CCOH’s ability to pay dividends.  The Series B Notes indenture contains certain exceptions that allow CCOH to incur additional indebtedness and pay dividends, including a $500.0 million exception for the payment of dividends.  CCOH was in compliance with these covenants as of December 31, 2011.

A portion of the proceeds of the subsidiary senior notes offering were used to (i) pay the fees and expenses of the offering, (ii) fund $50.0 million of the Liquidity Amount (the $50.0 million liquidity amount of the non-guarantor subsidiaries was satisfied) and (iii) apply $2.0 billion of the cash proceeds (which amount is equal to the aggregate principal amount of the Series B Notes) to repay an equal amount of indebtedness under Clear Channel’s senior secured credit facilities. In accordance with the senior secured credit facilities, the $2.0 billion cash proceeds were applied ratably to the term loan A, term loan B, and both delayed draw term loan facilities, and within each such class, such prepayment was applied to remaining scheduled installments of principal.

The balance of the proceeds is available to CCOI for general corporate purposes.  In this regard, all of the remaining proceeds could be used to pay dividends from CCOI to CCOH.  In turn, CCOH could declare a dividend to its shareholders, of which Clear Channel would receive its proportionate share.  Payment of such dividends would not be prohibited by the terms of the subsidiary senior notes or any of the loan agreements or credit facilities of CCOI or CCOH.

Refinancing Transactions

During the first quarter of 2011 Clear Channel amended its senior secured credit facilities and its receivables based credit facility and issued $1.0 billion aggregate principal amount of 9.0% Priority Guarantee Notes due 2021 (the “Initial Notes”). We capitalized $39.5 million in fees and expenses associated with the offering and are amortizing them through interest expense over the life of the Initial Notes.

Clear Channel used the proceeds of the Initial Notes offering to prepay $500.0 million of the indebtedness outstanding under its senior secured credit facilities. The $500.0 million prepayment was allocated on a ratable basis between outstanding term loans and revolving credit commitments under Clear Channel’s revolving credit facility, thus permanently reducing the revolving credit commitments under Clear Channel’s revolving credit facility to $1.9 billion. The prepayment resulted in the accelerated expensing of $5.7 million of loan fees recorded in “Other income (expense) – net”.

The proceeds from the offering of the Initial Notes, along with available cash on hand, were also used to repay at maturity $692.7 million in aggregate principal amount of Clear Channel’s 6.25% senior notes, which matured during the first quarter of 2011.

Clear Channel obtained, concurrent with the offering of the Initial Notes, amendments to its credit agreements with respect to its senior secured credit facilities and its receivables based credit facility (revolving credit commitments under the receivables based facility were reduced from $783.5 million to $625.0 million), which were required as a condition to complete the offering.  The amendments, among other things, permit Clear Channel to request future extensions of the maturities of its senior secured credit facilities, provide Clear Channel with greater flexibility in the use of its accordion capacity, provide Clear Channel with greater flexibility to incur new debt, provided that the proceeds from such new debt are used to pay down senior secured credit facility indebtedness, and provide greater flexibility for CCOH and its subsidiaries to incur new debt, provided that the net proceeds distributed to Clear Channel from the issuance of such new debt are used to pay down senior secured credit facility indebtedness.

    In June 2011, Clear Channel issued an additional $750.0 million in aggregate principal amount of 9.0% Priority Guarantee Notes due 2021 (the “Additional Notes”) at an issue price of 93.845% of the principal amount of the Additional Notes. Interest on the Additional Notes accrued from February 23, 2011 and accrued interest was paid by the purchaser at the time of delivery of the Additional Notes on June 14, 2011. Of the $703.8 million of proceeds from the issuance of the Additional Notes ($750.0 million aggregate principal amount net of $46.2 million of discount), Clear Channel used $500 million for general corporate purposes (to replenish cash on hand that Clear Channel previously used to pay senior notes at maturity on March 15, 2011 and May 15, 2011) and intends to use the remaining $203.8 million to repay at maturity a portion of Clear Channel’s 5% senior notes which mature in March 2012.

    We capitalized an additional $7.1 million in fees and expenses associated with the offering of the Additional Notes and are amortizing them through interest expense over the life of the Additional Notes.

The Additional Notes were issued as additional notes under the indenture, dated as of February 23, 2011 (the “Indenture”), among Clear Channel, the guarantors named therein, Wilmington Trust FSB, as trustee (the “Trustee”), and the other agents named therein, under which Clear Channel previously issued the Initial Notes. The Additional Notes were issued pursuant to a supplemental indenture to the Indenture, dated as of June 14, 2011, between Clear Channel and the Trustee.  The Initial Notes and the Additional Notes have identical terms and are treated as a single class.

Dispositions and Other

During 2011, we divested and exchanged 27 radio stations for approximately $22.7 million and recorded a loss of $0.5 million in “Other operating income (expense) – net.”

On October 15, 2010, CCOH transferred its interest in its Branded Cities operations to its joint venture partner, The Ellman Companies.  We recognized a loss of $25.3 million in “Other operating income (expense) – net” related to this transfer.

During 2010, our International outdoor segment sold its outdoor advertising business in India, resulting in a loss of $3.7 million included in “Other operating income (expense) – net.” In addition, we sold three radio stations, donated one station, and recorded a gain of $1.3 million in “Other operating income (expense) – net.” We also sold representation contracts and recorded a gain of $6.2 million in “Other operating income (expense) – net.”

During 2009, we sold six radio stations for approximately $12.0 million and recorded a loss of $12.8 million in “Other operating income (expense) – net.”  In addition, we exchanged radio stations in our radio markets for assets located in a different market and recognized a loss of $28.0 million in “Other operating income (expense) – net.”

During 2009, we sold international assets for $11.3 million resulting in a gain of $4.4 million in “Other operating income (expense) – net.”  In addition, we sold assets for $6.8 million in our Americas outdoor segment and recorded a gain of $4.9 million in “Other operating income (expense) – net.”  We sold our taxi advertising business and recorded a loss of $20.9 million in our Americas outdoor segment included in “Other operating income (expense) –net.” We also received proceeds of $18.3 million from the sale of corporate assets during 2009 and recorded a loss of $0.7 million in “Other operating income (expense) – net.”

In addition, we sold our remaining interest in Grupo ACIR for approximately $40.5 million and recorded a loss of approximately $5.8 million during 2009.

Uses of Capital

Debt Repurchases, Maturities and Other

Between 2009 and 2011, our indirect wholly-owned subsidiaries, CC Investments, CC Finco and Clear Channel Acquisition, LLC (“CC Acquisition”), repurchased certain of Clear Channel’s outstanding senior notes, senior cash pay and senior toggle notes through open market repurchases, privately negotiated transactions and tenders as shown in the table below.  Notes repurchased and held by CC Investments, CC Finco and CC Acquisition are eliminated in consolidation.

(In thousands)	Years Ended December 31,
	2011	2010	2009
CC Investments
Principal amount of debt repurchased	$—	$185,185	$—
Deferred loan costs and other	—	104	—
Gain recorded in “Other income (expense) – net” (2)	—	(60,289)	—
Cash paid for repurchases of long-term debt	$—	$125,000	$—

CC Finco
Principal amount of debt repurchased	$80,000	$—	$801,302
Purchase accounting adjustments (1)	(20,476)	—	(146,314)
Deferred loan costs and other	—	—	(1,468)
Gain recorded in “Other income (expense) – net” (2)	(4,274)	—	(368,591)
Cash paid for repurchases of long-term debt	$55,250	$—	$284,929

CC Acquisition
Principal amount of debt repurchased (3)	$—	$—	$433,125
Deferred loan costs and other	—	—	(813)
Gain recorded in “Other income (expense) – net” (2)	—	—	(373,775)
Cash paid for repurchases of long-term debt	$—	$—	$58,537

(1)	Represents unamortized fair value purchase accounting discounts recorded as a result of the merger.
(2)
CC Investments, CC Finco and CC Acquisition repurchased certain of Clear Channel’s senior notes, senior cash pay notes and senior toggle notes at a discount, resulting in a gain on the extinguishment of debt.

(3)	CC Acquisition immediately cancelled these notes subsequent to the purchase.

During 2011, Clear Channel repaid its 4.4% senior notes at maturity for $140.2 million (net of $109.8 million principal amount held by and repaid to a subsidiary of Clear Channel), plus accrued interest, with available cash on hand.

As noted in the “Refinancing Transactions” section of MD&A above, Clear Channel repaid its 6.25% senior notes at maturity for $692.7 (net of $57.3 million principal amount held by and repaid to a subsidiary of Clear Channel) with proceeds from the February 2011 Offering.

Prior to, and in connection with the June 2011 Offering, Clear Channel repaid all amounts outstanding under its receivables based credit facility on June 8, 2011, using cash on hand. This voluntary repayment did not reduce Clear Channel’s commitments under this facility and Clear Channel may reborrow amounts under this facility at any time. In addition, on June 27, 2011, Clear Channel made a voluntary payment of $500.0 million on its revolving credit facility, which did not reduce Clear Channel’s commitments under this facility and Clear Channel may reborrow amounts under this facility at any time.

During 2010, Clear Channel repaid its remaining 7.65% senior notes upon maturity for $138.8 million, including $5.1 million of accrued interest, with proceeds from its delayed draw term loan facility that was specifically designated for this purpose.  Also during 2010, Clear Channel repaid its remaining 4.5% senior notes upon maturity for $240.0 million with available cash on hand.

During 2009, Clear Channel repaid the remaining principal amount of its 4.25% senior notes at maturity with a draw under the $500.0 million delayed draw term loan facility that was specifically designated for this purpose.

Capital Expenditures

Capital expenditures for the years ended December 31, 2011, 2010 and 2009 were as follows:

(In millions)	Years Ended December 31,
	2011	2010	2009
CCME	$61.4	$35.5	$41.9
Americas outdoor advertising	131.1	96.7	84.4
International outdoor advertising	160.0	98.6	91.5
Corporate and Other	9.8	10.7	6.0
Total capital expenditures	$362.3	$241.5	$223.8

Our capital expenditures are not of significant size individually and primarily relate to the ongoing deployment of digital displays and recurring maintenance.

Dividends

We have never paid cash dividends on our Class A common stock, and we currently do not intend to pay cash dividends on our Class A common stock in the future.  Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends, which in turn affects our ability to pay dividends.

Acquisitions

On April 29, 2011, we completed our Traffic acquisition for $24.3 million to add a complementary traffic operation to our existing traffic business. Immediately after closing, the acquired subsidiaries repaid pre-existing, intercompany debt owed by the subsidiaries to Westwood One, Inc. in the amount of $95.0 million.

During 2011, we also acquired Brouwer & Partners, a street furniture business in Holland, for $12.5 million.

Stock Purchases

On August 9, 2010, Clear Channel announced that its board of directors approved a stock purchase program under which Clear Channel or its subsidiaries may purchase up to an aggregate of $100 million of the Class A common stock of the Company and/or the Class A common stock of CCOH. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel’s discretion. During 2011, CC Finco purchased 1,553,971 shares of CCOH’s Class A common stock through open market purchases for approximately $16.4 million.

Purchases of Additional Equity Interests

During 2009, our Americas outdoor segment purchased the remaining 15% interest in our consolidated subsidiary, Paneles Napsa S.A., for $13.0 million and our International outdoor segment acquired an additional 5% interest in our consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

Certain Relationships with the Sponsors and Management

Clear Channel is party to a management agreement with certain affiliates of Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018.  These arrangements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, plus reimbursable expenses.  During the years ended December 31, 2011, 2010 and 2009, we recognized management fees and reimbursable expenses of $15.7 million, $17.1 million and $20.5 million, respectively.

As part of the employment agreement for our new Chief Executive Officer, we agreed to provide the Chief Executive Officer an aircraft for his personal and business use during the term of his employment.  Subsequently, one of our subsidiaries entered into a six-year aircraft lease with Yet Again Inc., a company controlled by the Chief Executive Officer, to lease an airplane for use by the Chief Executive Officer in exchange for a one-time upfront lease payment of $3.0 million. Our subsidiary also is responsible for all related taxes, insurance, and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment).  If the lease is terminated prior to the expiration of its term, Yet Again Inc. will be required to refund a pro rata portion of the lease payment and a pro rata portion of the tax associated with the amount of the lease payment refunded, based upon the period remaining in the term.

Additionally, subsequent to December 31, 2011, Clear Channel is in the process of negotiating a sublease with Pilot Group Manager, LLC, an entity that our Chief Executive Officer is a member of and an investor in, to rent space in Rockefeller Plaza in New York City through July 29, 2014.  Fixed rent is expected to be approximately $0.6 million annually plus a proportionate share of building expenses.  Pending finalization of the sublease, Clear Channel reimbursed Pilot Group Manager, LLC $40,000 per month for the use of its office space in Rockefeller Plaza in New York City.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.  Please refer to Item 3. Legal Proceedings within Part I of the Annual Report on Form 10-K.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five-year period.  The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts.  We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases.  Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, trains, bus shelters and terminals.  The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment.  Also, we have non-cancelable contracts in our radio broadcasting operations related to program rights and music license fees.

In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts.  These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.

The scheduled maturities of Clear Channel’s senior secured credit facilities, receivables based facility, senior cash pay and senior toggle notes, other long-term debt outstanding, and our future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments, and other long-term obligations as of December 31, 2011 are as follows:

(In thousands)	Payments due by Period
Contractual Obligations	Total	2012	2013-2014	2015-2016	Thereafter
Long-term Debt:
Secured Debt	$14,577,149	$5,938	$2,456,703	$10,363,454	$1,751,054
Senior Cash Pay and Senior Toggle Notes (1)	1,626,081	―	―	1,626,081	―
Clear Channel Senior Notes	1,998,415	249,851	773,564	500,000	475,000
Subsidiary Senior Notes	2,500,000	―	―	―	2,500,000
Other Long-term Debt	19,860	19,860	―	―	―
Interest payments on long-term debt (2)	6,446,889	1,279,981	2,395,966	1,625,771	1,145,171

Non-cancelable operating leases	2,808,273	383,456	629,185	507,752	1,287,880
Non-cancelable contracts	2,472,542	548,830	803,639	599,712	520,361
Employment/talent contracts	222,620	83,455	81,672	57,493	―
Capital expenditures	148,878	67,879	39,220	34,858	6,921
Unrecognized tax benefits (3)	217,172	4,500	―	―	212,672
Other long-term obligations (4)	147,735	71	10,625	28,824	108,215
Total (5)	$33,185,614	$2,643,821	$7,190,574	$15,343,945	$8,007,274

_________

(1)
On July 16, 2010, Clear Channel made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010.  Clear Channel is deemed to have made the cash interest election for future interest periods unless and until Clear Channel elects otherwise. Assuming the cash interest election remains in effect for the term of the notes, Clear Channel is contractually obligated to make a payment of $57.4 million on August 1, 2013 which is included in “Interest payments on long-term debt” in the table above.

(2)
Interest payments on the senior secured credit facilities, other than the revolving credit facility, assume the obligations are repaid in accordance with the amortization schedule (after giving effect to the December 2009 prepayment of $2.0 billion of term loans with proceeds from the issuance of subsidiary senior notes and the $500.0 million repayment of revolving credit facility and term loans associated with the priority guarantee notes, both discussed elsewhere in this MD&A) and the interest rate is held constant over the remaining term.

Interest payments related to the revolving credit facility assume the balance and interest rate as of December 31, 2011 is held constant over the remaining term.

Interest payments on $2.5 billion of the Term Loan B facility are effectively fixed at an interest rate of 4.4%, plus applicable margins, per annum, as a result of an aggregate $2.5 billion interest rate swap agreement maturing in September 2013.  Interest expense assumes the rate is fixed through maturity of the remaining swap, at which point the rate reverts back to the floating rate in effect at December 31, 2011.

(3)
The non-current portion of the unrecognized tax benefits is included in the “Thereafter” column as we cannot reasonably estimate the timing or amounts of additional cash payments, if any, at this time.  For additional information, see Note 10 included in Item 8 of Part II of the Annual Report on Form 10-K.

(4)
Other long-term obligations consist of $51.0 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 50 years.  Also included are $31.8 million of contract payments in our syndicated radio and media representation businesses and $65.0 million of various other long-term obligations.

(5)
Excluded from the table is $347.4 million related to various obligations with no specific contractual commitment or maturity, $159.1 million of which relates to the fair value of our interest rate swap agreement.

SEASONALITY

Typically, our CCME, Americas outdoor and International outdoor segments experience their lowest financial performance in the first quarter of the calendar year, with International outdoor historically experiencing a loss from operations in that period. Our International outdoor segment typically experiences its strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future.

MARKET RISK

We are exposed to market risk arising from changes in market rates and prices, including movements in interest rates, equity security prices and foreign currency exchange rates.

Equity Price Risk

The carrying value of our available-for-sale equity securities is affected by changes in their quoted market prices.  It is estimated that a 20% change in the market prices of these securities would change their carrying value and our comprehensive loss at December 31, 2011 by approximately $14.6 million.

Interest Rate Risk

A significant amount of our long-term debt bears interest at variable rates.  Accordingly, our earnings will be affected by changes in interest rates.  At December 31, 2011 we had an interest rate swap agreement with a $2.5 billion notional amount that effectively fixes interest rates on a portion of our floating rate debt at a rate of 4.4%, plus applicable margins, per annum.  The fair value of this agreement at December 31, 2011 was a liability of $159.1 million.  At December 31, 2011, approximately 50% of our aggregate principal amount of long-term debt, including taking into consideration debt on which we have entered into a pay-fixed-rate-receive-floating-rate swap agreement, bears interest at floating rates.

Assuming the current level of borrowings and interest rate swap contracts and assuming a 30% change in LIBOR, it is estimated that our interest expense for the year ended December 31, 2011 would have changed by approximately $9.1 million.

In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure.  However, due to the uncertainty of the actions that would be taken and their possible effects, the preceding interest rate sensitivity analysis assumes no such actions.  Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

Foreign Currency Exchange Rate Risk

We have operations in countries throughout the world.  Foreign operations are measured in their local currencies.  As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations.  We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar.  Our foreign operations reported net income of approximately $59.5 million for the year ended December 31, 2011.  We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have increased our net loss for the year ended December 31, 2011 by approximately $5.9 million and that a 10% decrease in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss by a corresponding amount.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect.  Inflation has affected our performance in terms of higher costs for wages, salaries and equipment.  Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces.

NEW ACCOUNTING PRONOUNCEMENTS

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this ASU change the wording used to describe many of the requirements in U.S. generally accepted accounting principles (“GAAP”) for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendments in this ASU to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this ASU are to be applied prospectively for interim and annual periods beginning after December 15, 2011. We do not expect the provisions of ASU 2011-04 to have a material effect on our financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This ASU improves the comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The changes apply for interim and annual financial statements and should be applied retrospectively, effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. We currently comply with the provisions of this ASU by presenting the components of comprehensive income in a single continuous financial statement within our consolidated statement of operations for both interim and annual periods.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (i.e., step 1 of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The ASU does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. We early adopted the provisions of this ASU as of October 1, 2011 with no material impact to our financial position or results of operations. Please refer to Note 2 included in Item 8 of Part II of the Annual Report on Form 10-K for a further discussion of our impairment testing.

In December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  The ASU defers the requirement to present components of reclassifications of other comprehensive income on the face of the income statement in response to requests from some investors for greater clarity about the impact of reclassification adjustments on net income.  The guidance in ASU 2011-05 called for reclassification adjustments from other comprehensive income to be measured and presented by income statement line item in net income and also in other comprehensive income. All other requirements in ASU 2011-05 are not affected by this Update.  The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We do not expect the provisions of ASU 2011-12 to have a material effect on our financial position or results of operations.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material.  Our significant accounting policies are discussed in the notes to our consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K.  Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.  The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors.  In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected.  For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a10% change in our allowance, we estimated that our bad debt expense for the year ended December 31, 2011 would have changed by approximately $6.3 million and our net loss for the same period would have changed by approximately $3.9 million.

Long-lived Assets

Long-lived assets, such as property, plant and equipment and definite-lived intangibles, are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the current fair market value of these assets, including future expected cash flows, industry growth rates and discount rates, as well as future salvage values.  Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Indefinite-lived Intangible Assets

Indefinite-lived intangible assets, such as our FCC licenses and our billboard permits, are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99.  Under the direct valuation method, the estimated fair value of the indefinite-lived intangible assets was calculated at the market level as prescribed by ASC 350-30-35.Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average asset within a market.

On October 1, 2011, we performed our annual impairment test in accordance with ASC 350-30-35 and recognized aggregate impairment charges of $6.5 million related to permits in one of our markets.

In determining the fair value of our FCC licenses, the following key assumptions were used:

▪	Market revenue growth, forecast and published by BIA Financial Network, Inc. (“BIA”), of 4.5% was used for the initial four-year period;
▪	2% revenue growth was assumed beyond the initial four-year period;
▪	Revenue was grown proportionally over a build-up period, reaching market revenue forecast by year 3;
▪	Operating margins of 12.5% in the first year gradually climb to the industry average margin in year 3 of up to 30%, depending on market size by year 3; and
▪	Assumed discount rates of 9% for the 13 largest markets and 9.5% for all other markets.

In determining the fair value of our billboard permits, the following key assumptions were used:

▪	Industry revenue growth forecast at 7.8% was used for the initial four-year period;
▪	3% revenue growth was assumed beyond the initial four-year period;
▪	Revenue was grown over a build-up period, reaching maturity by year 2;
▪	Operating margins gradually climb to the industry average margin of up to 52%, depending on market size, by year 3; and
▪	Assumed discount rate of 10%.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our indefinite-lived intangible assets, it is possible a material change could occur.  If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future.  The following table shows the change in the fair value of our indefinite-lived intangible assets that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Description	Revenue growth rate	Profit margin	Discount rates
FCC licenses	$(403,470)	$(164,040)	$(511,440)
Billboard permits	$(596,200)	$(129,200)	$(603,700)

The estimated fair value of our FCC licenses and billboard permits at October 1, 2011 was $3.4 billion and $2.1 billion, respectively, while the carrying value was $2.4 billion and $1.1 billion, respectively.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations.  We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired.  The fair value of our reporting units is used to apply value to the net assets of each reporting unit.  To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate.  Terminal values are also estimated and discounted to their present value.

On October 1, 2011, we performed our annual impairment test in accordance with ASC 350-20-35 and recognized an impairment charge of $1.1 million related to one country in our International outdoor segment.  We utilized the option to assess qualitative factors to determine whether it was more likely than not that the fair value of our reporting units was less than their carrying amounts, including goodwill.  As part of our qualitative assessment, we considered the following factors:

▪	macroeconomic characteristics of the environment in which the reporting unit operates;
▪	any significant changes in the business’ products, operating model or laws or regulations;
▪	any significant changes in the business’ cost structure and/or margin trends;
▪	comparisons of current and prior year operating performance and forecast trends for future operating performance;
▪	changes in management, business strategy or customer base during the current year;
▪	sustained decreases in share price relative to our peers; and
▪	the excess of fair value over carrying value and the significance of recorded goodwill as of October 1, 2010.

Generally, the qualitative factors for our reporting units indicated stable or improving margins despite economic conditions, new contracts, no adverse business or management changes, favorable or stable forecasted economic conditions and the existence of excess fair value over carrying value for the majority of our reporting units. Based on our annual assessment using the qualitative factors described above, we determined that it was not more likely than not that the fair value of our CCME reporting unit was less than its carrying amount.  As a result, further testing of goodwill for impairment was not required for this reporting unit.  Our assessment for the reporting units within our Americas outdoor segment required further testing of goodwill for impairment in one country while our assessment for the reporting units within our International outdoor segment required further testing for three countries.  Further testing indicated that goodwill was impaired by $1.1 million in one country within our International outdoor segment in 2011.

We believe we have made reasonable estimates and utilized appropriate assumptions to evaluate whether it was more likely than not that the fair value of our reporting units was less than their carrying values.  If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future.

Tax Accruals

Our estimates of income taxes and the significant items giving rise to the deferred tax assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by Federal, state or foreign tax authorities.

    We use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements.  We regularly review our uncertain tax positions and adjust our unrecognized tax benefits (UTBs) in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.  These adjustments to our UTBs may affect our income tax expense.  Settlement of uncertain tax positions may require use of our cash.

Litigation Accruals

We are currently involved in certain legal proceedings.  Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated.  Future results of operations could be materially affected by changes in these assumptions or the effectiveness of our strategies related to these proceedings.

Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

Insurance Accruals

We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty.  Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projected future development of costs related to existing claims. Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2011.

If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material.  A 10% change in our self-insurance liabilities at December 31, 2011 would have affected our net loss by approximately $2.3 million for the year ended December 31, 2011.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period.  If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2011 would not be materially impacted.  Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would not be materially impacted.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award.  Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Required information is located within Item 7 of Part II of the Annual Report on Form 10-K.

ITEM 8.      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS

The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management.  The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management’s best estimates and judgments.

It is management’s objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.

The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.

The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities.  The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

/s/ Robert W. Pittman
Chief Executive Officer

/s/Thomas W. Casey
Executive Vice President and Chief Financial Officer

/s/Scott D. Hamilton
Senior Vice President and Chief Accounting Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
CC Media Holdings, Inc.

We have audited the accompanying consolidated balance sheets of CC Media Holdings, Inc. (the Company) as of December 31, 2011 and 2010, the related consolidated statements of comprehensive loss, changes in shareholders’ deficit, and cash flows of the Company for each of the three years in the period ended December 31, 2011. Our audits also include the financial statement schedule listed in the index as Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2011 and 2010, the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Antonio, Texas
February 21, 2012

CONSOLIDATED BALANCE SHEETS

(In thousands)
	As of December 31,
	2011	2010
CURRENT ASSETS
Cash and cash equivalents	$1,228,682	$1,920,926
Accounts receivable, net of allowance of $63,098 in 2011 and $74,660 in 2010	1,404,674	1,373,880
Prepaid expenses	161,317	124,114
Other current assets	190,612	184,253
Total Current Assets	2,985,285	3,603,173

PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,950,437	2,007,399
Other property, plant and equipment, net	1,112,890	1,138,155

INTANGIBLE ASSETS
Definite-lived intangibles, net	2,017,760	2,288,149
Indefinite-lived intangibles – licenses	2,411,367	2,423,828
Indefinite-lived intangibles – permits	1,105,704	1,114,413
Goodwill	4,186,718	4,119,326

OTHER ASSETS
Other assets	771,878	765,939
Total Assets	$16,542,039	$17,460,382

CURRENT LIABILITIES
Accounts payable	$134,576	$127,263
Accrued expenses	722,151	829,604
Accrued interest	160,361	121,199
Current portion of long-term debt	268,638	867,735
Deferred income	143,236	152,778
Total Current Liabilities	1,428,962	2,098,579

Long-term debt	19,938,531	19,739,617
Deferred income taxes	1,938,599	2,050,196
Other long-term liabilities	707,888	776,676
Commitments and contingent liabilities (Note 7)

SHAREHOLDERS’ DEFICIT
Noncontrolling interest	521,794	490,920
Class A Common Stock, par value $.001 per share, authorized 400,000,000 shares, issued 24,106,139 and 24,118,358 shares in 2011 and 2010, respectively	24	24
Class B Common Stock, par value $.001 per share, authorized 150,000,000 shares, issued 555,556 shares in 2011 and 2010	1	1
Class C Common Stock, par value $.001 per share, authorized 100,000,000 shares, issued 58,967,502 shares in 2011 and 2010	58	58
Additional paid-in capital	2,132,368	2,130,871
Retained deficit	(9,857,267)	(9,555,173)
Accumulated other comprehensive loss	(266,043)	(268,816)
Cost of shares (530,944 in 2011 and 487,126 in 2010) held in treasury	(2,876)	(2,571)
Total Shareholders’ Deficit	(7,471,941)	(7,204,686)

Total Liabilities and Shareholders’ Deficit	$16,542,039	$17,460,382

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except per share data)	Years Ended December 31,
	2011	2010	2009
Revenue	$6,161,352	$5,865,685	$5,551,909
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,504,036	2,381,647	2,529,454
Selling, general and administrative expenses (excludes depreciation and amortization)	1,617,258	1,570,212	1,520,402
Corporate expenses (excludes depreciation and amortization)	227,096	284,042	253,964
Depreciation and amortization	763,306	732,869	765,474
Impairment charges	7,614	15,364	4,118,924
Other operating income (expense) - net	12,682	(16,710)	(50,837)
Operating income (loss)	1,054,724	864,841	(3,687,146)
Interest expense	1,466,246	1,533,341	1,500,866
Loss on marketable securities	(4,827)	(6,490)	(13,371)
Equity in earnings (loss) of nonconsolidated affiliates	26,958	5,702	(20,689)
Other income (expense) – net	(4,616)	46,455	679,716
Loss before income taxes	(394,007)	(622,833)	(4,542,356)
Income tax benefit	125,978	159,980	493,320
Consolidated net loss	(268,029)	(462,853)	(4,049,036)
Less amount attributable to noncontrolling interest	34,065	16,236	(14,950)
Net loss attributable to the Company	$(302,094)	$(479,089)	$(4,034,086)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(29,647)	26,301	151,422
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	(224)	17,187	1,678
Unrealized holding gain (loss) on cash flow derivatives	33,775	15,112	(74,100)
Reclassification adjustment for realized loss on securities included in net income and other	3,787	14,750	10,008
Other comprehensive income	7,691	73,350	89,008
Comprehensive loss	(294,403)	(405,739)	(3,945,078)
Less amount attributable to noncontrolling interest	4,324	8,857	20,788
Comprehensive loss attributable to the Company	$(298,727)	$(414,596)	$(3,965,866)
Net loss attributable to the Company per common share:
Basic	$(3.70)	$(5.94)	$(49.71)
Weighted average common shares outstanding	82,487	81,653	81,296

Diluted	$(3.70)	$(5.94)	$(49.71)
Weighted average common shares outstanding	82,487	81,653	81,296

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ DEFICIT

					Controlling Interest
(In thousands, except share data)	Class C Shares	Class B Shares	Common Shares Issued	Non-controlling Interest	Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balances at December 31, 2008	58,967,502	555,556	23,605,923	$426,220	$82	$2,100,995	$(5,041,998)	$(401,529)	$(1)	$(2,916,231)
Net loss				(14,950)			(4,034,086)			(4,049,036)
Issuance (forfeiture) of restricted stock			(177,116)			4			(184)	(180)
Amortization of share-based compensation				12,104		27,682				39,786
Other				11,486		(19,571)				(8,085)
Other comprehensive income				20,788				68,220		89,008
Balances at December 31, 2009	58,967,502	555,556	23,428,807	$455,648	$82	$2,109,110	$(9,076,084)	$(333,309)	$(185)	$(6,844,738)
Net income (loss)				16,236			(479,089)			(462,853)
Shares issued through stock purchase agreement			706,215		1	4,999				5,000
Issuance (forfeiture) of restricted stock			(16,664)	792		478			(2,386)	(1,116)
Amortization of share-based compensation				12,046		22,200				34,246
Other				(2,659)		(5,916)				(8,575)
Other comprehensive income				8,857				64,493		73,350
Balances at December 31, 2010	58,967,502	555,556	24,118,358	$490,920	$83	$2,130,871	$(9,555,173)	$(268,816)	$(2,571)	$(7,204,686)
Net income (loss)				34,065			(302,094)			(268,029)
Issuance (forfeiture) of restricted stock			(12,219)	735					(305)	430
Amortization of share-based compensation				10,705		9,962				20,667
Purchases of additional noncontrolling interest				(14,428)		(5,492)		(594)		(20,514)
Other				(4,527)		(2,973)				(7,500)
Other comprehensive income				4,324				3,367		7,691
Balances at December 31, 2011	58,967,502	555,556	24,106,139	$521,794	$83	$2,132,368	$(9,857,267)	$(266,043)	$(2,876)	$(7,471,941)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Years Ended December 31,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net loss	$(268,029)	$(462,853)	$(4,049,036)

Reconciling Items:
Impairment charges	7,614	15,364	4,118,924
Depreciation and amortization	763,306	732,869	765,474
Deferred taxes	(143,944)	(211,180)	(417,191)
Provision for doubtful accounts	13,723	23,118	52,498
Amortization of deferred financing charges and note discounts, net	188,034	214,950	229,464
Share-based compensation	20,667	34,246	39,786
(Gain) loss on disposal of operating and fixed assets	(12,682)	16,710	50,837
Loss on marketable securities	4,827	6,490	13,371
Equity in (earnings) loss of nonconsolidated affiliates	(26,958)	(5,702)	20,689
(Gain) loss on extinguishment of debt	1,447	(60,289)	(713,034)
Other reconciling items, net	16,120	26,090	46,166
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	(7,835)	(119,860)	99,225
Decrease in Federal income taxes receivable	―	132,309	75,939
Increase (decrease) in accrued expenses	(127,242)	117,432	(51,970)
Increase (decrease) in accounts payable and other liabilities	(15,131)	(6,924)	24,036
Increase (decrease) in accrued interest	39,170	87,053	33,047
Increase (decrease) in deferred income	(10,776)	796	2,168
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(68,353)	41,754	(159,218)
Net cash provided by operating activities	373,958	582,373	181,175

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of other investments	6,894	1,200	41,627
Purchases of businesses	(46,356)	―	―
Purchases of property, plant and equipment	(362,281)	(241,464)	(223,792)
Proceeds from disposal of assets	54,270	28,637	48,818
Purchases of other operating assets	(20,995)	(16,110)	(8,300)
Change in other - net	382	(12,460)	(102)
Net cash used for investing activities	(368,086)	(240,197)	(141,749)

CASH FLOWS FROM FINANCING ACTIVITIES:
Draws on credit facilities	55,000	198,670	1,708,625
Payments on credit facilities	(960,332)	(152,595)	(202,241)
Proceeds from long-term debt	1,731,266	145,639	500,000
Proceeds from issuance of subsidiary senior notes	―	―	2,500,000
Payments on long-term debt	(1,398,299)	(369,372)	(2,472,419)
Repurchases of long-term debt	(55,250)	(125,000)	(343,466)
Deferred financing charges	(46,659)	―	(60,330)
Change in other - net	(23,842)	(2,586)	(25,447)
Net cash provided by (used for) financing activities	(698,116)	(305,244)	1,604,722

Net increase (decrease) in cash and cash equivalents	(692,244)	36,932	1,644,148

Cash and cash equivalents at beginning of period	1,920,926	1,883,994	239,846
Cash and cash equivalents at end of period	$1,228,682	$1,920,926	$1,883,994

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Interest	$1,260,767	$1,235,755	$1,240,322
Income taxes	81,162	―	―

See Notes to Consolidated Financial Statements

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

CC Media Holdings, Inc. (the “Company”) was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) for the purpose of acquiring the business of Clear Channel Communications, Inc., a Texas company (“Clear Channel”).  The acquisition was completed on July 30, 2008 pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008 (the “Merger Agreement”).

The Company’s reportable operating segments are Media and Entertainment (“CCME”, formerly known as the Radio segment), Americas outdoor advertising (“Americas outdoor” or “Americas outdoor advertising”), and International outdoor advertising (“International outdoor” or “International outdoor advertising”).  The CCME segment provides media and entertainment services via broadcast and digital delivery.  The Americas outdoor and International outdoor segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types. Included in the “Other” segment are the Company’s media representation business, Katz Media Group, as well as other general support services and initiatives, which are ancillary to its other businesses.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary.  Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the Company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated in consolidation.

Certain prior period amounts have been reclassified to conform to the 2011 presentation.

The Company owns certain radio stations which, under current Federal Communications Commission (“FCC”) rules, are not permitted or transferable. These radio stations were placed in a trust in order to comply with FCC rules at the time of the closing of the merger that resulted in the Company’s acquisition of Clear Channel.  The Company is the beneficial owner of the trust, but the radio stations are managed by an independent trustee.  The Company will have to divest all of these radio stations unless any stations may be owned by the Company under then-current FCC rules, in which case the trust will be terminated with respect to such stations.  The trust agreement stipulates that the Company must fund any operating shortfalls of the trust activities, and any excess cash flow generated by the trust is distributed to the Company. The Company is also the beneficiary of proceeds from the sale of stations held in the trust.  The Company consolidates the trust in accordance with ASC 810-10, which requires an enterprise involved with variable interest entities to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in the variable interest entity, as the trust was determined to be a variable interest entity and the Company is its primary beneficiary.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors.  In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected.  For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.  The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Purchase Accounting

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.  Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items.  Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee.  The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements - 10 to 39 years
Structures - 5 to 40 years
  Towers, transmitters and studio equipment - 7 to 20 years
  Furniture and other equipment - 3 to 20 years
  Leasehold improvements - shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate.  Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

The Company impaired outdoor advertising structures in its Americas outdoor segment by $4.0 million during 2010.  During 2009, the Company recorded a $21.0 million impairment to street furniture tangible assets in its International outdoor segment and an $11.3 million impairment of corporate assets.

Land Leases and Other Structure Licenses

Most of the Company’s outdoor advertising structures are located on leased land.  Americas outdoor land leases are typically paid in advance for periods ranging from one to 12 months.  International outdoor land leases are paid both in advance and in arrears, for periods ranging from one to 12 months.  Most International street furniture display faces are operated through contracts with municipalities for up to 20 years.  The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment.  Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Intangible Assets and Goodwill

Definite-lived intangible assets include primarily transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows.  The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets.  These assets are recorded at cost.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company tests for possible impairment of definite-lived intangible assets whenever events and circumstances indicate that amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

The Company impaired certain definite-lived intangible assets primarily related to a talent contract in its CCME segment by $3.9 million during 2010.  The Company impaired definite-lived intangible assets related to certain street furniture and billboard contract intangible assets in its Americas outdoor and International outdoor segments by $55.3 million during 2009.

The Company’s indefinite-lived intangible assets include FCC broadcast licenses in its CCME segment and billboard permits in its Americas outdoor advertising segment.  The Company’s indefinite-lived intangible assets are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a significant reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed in ASC 805-20-S99.  The Company engages Mesirow Financial Consulting LLC (“Mesirow Financial”), a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its FCC licenses and permits.

The Company performed its annual impairment test on its indefinite-lived intangible assets as of October 1, 2011, which resulted in a non-cash impairment charge of $6.5 million related to permits in one specific market.  The Company performed impairment tests during 2010 and 2009, which resulted in non-cash impairment charges of $5.3 million and $935.6 million, respectively, related to its indefinite-lived FCC licenses and permits.  See Note 2 for further discussion.

At least annually, the Company performs its impairment test for each reporting unit’s goodwill.  Beginning with its annual impairment testing in the fourth quarter of 2011, the Company utilized the option to assess qualitative factors under ASC 350-20-35 to determine whether it was more likely than not that the fair value of its reporting units was less than their carrying amounts, including goodwill.  The Company has identified its reporting units in accordance with ASC 350-20-55.  The U.S. radio markets are aggregated into a single reporting unit and the Company’s U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test.  The Company also determined that within its Americas outdoor segment, Canada, Mexico, Peru, and Brazil constitute separate reporting units and each country in its International outdoor segment constitutes a separate reporting unit.

If, after the qualitative approach, further testing is required, the Company uses a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit.  The Company recognized a non-cash impairment charge of $1.1 million to reduce goodwill in one country within its International outdoor segments for 2011, which is further discussed in Note 2.

The Company performed its annual goodwill impairment test during 2010, and recognized a non-cash impairment charge of $2.1 million related to a specific reporting unit in its International outdoor segment. See Note 2 for further discussion.  The Company performed its impairment tests during 2009 and recognized non-cash impairment charges of $3.1 billion. See Note 2 for further discussion.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method.  The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees.  The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in earnings (loss) of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

For 2010 and 2009, the Company recorded non-cash impairment charges of $8.3 million and $22.9 million, respectively, related to certain equity investments in its International outdoor segment.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Other Investments

Other investments are composed primarily of equity securities.  These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices.  Securities are carried at historical value when quoted market prices are unavailable.  The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of shareholders’ equity.  In addition, the Company holds investments that do not have quoted market prices.  The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.  The average cost method is used to compute the realized gains and losses on sales of equity securities.

The Company periodically assesses the value of its available-for-sale securities.  Based on these assessments, the Company concluded that other-than-temporary impairments existed at December 31, 2011, 2010 and September 30, 2009 and recorded non-cash impairment charges of $4.8 million, $6.5 million and $11.3 million, respectively, during each of these years. Such charges are recorded on the statement of operations in “Loss on marketable securities”.

Derivative Instruments and Hedging Activities

The provisions of ASC 815-10 require the Company to recognize its interest rate swap agreement as either an asset or liability in the consolidated balance sheet at fair value.  The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship.  The interest rate swap is designated and qualifies as a hedging instrument, and is characterized as a cash flow hedge.  The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions.  The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item.  If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2011 and 2010.

Income Taxes

The Company accounts for income taxes using the liability method.  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized.  As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations.  It is not practical to determine the amount of Federal income taxes, if any, that might become due in the event that the earnings were distributed.

Revenue Recognition

CCME revenue is recognized as advertisements or programs are broadcast and is generally billed monthly.  Outdoor advertising contracts typically cover periods of a few weeks up to one year and are generally billed monthly.  Revenue for outdoor advertising is recognized ratably over the term of the contract.  Advertising revenue is reported net of agency commissions.  Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s broadcasting and outdoor operations.  Payments received in advance of being earned are recorded as deferred income.

Barter transactions represent the exchange of advertising spots or display space for merchandise or services.  These transactions are recorded at the estimated fair market value of the advertising spots or display space or the fair value of the merchandise or services received, whichever is most readily determinable.  Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed.  Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized, or when the event occurs.  Barter and trade revenues and expenses from continuing operations are included in consolidated revenue and selling, general and administrative expenses, respectively.  Barter and trade revenues and expenses from continuing operations were as follows:

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions)	Years Ended December 31,
	2011	2010	2009

Barter and trade revenues	$61.2	$67.0	$71.9
Barter and trade expenses	63.4	66.4	86.7

Barter and trade expenses for 2009 include $14.9 million of trade receivables written off as it was determined they no longer had value to the Company.

Advertising Expense

The Company records advertising expense as it is incurred.  Advertising expenses were $92.2 million, $82.0 million and $67.3 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award.  For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market or performance conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied.  Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, the Company’s results of operations could be materially impacted.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year.  The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date.  The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income (loss)”.  Foreign currency transaction gains and losses are included in operations.

New Accounting Pronouncements

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this ASU change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendments in this ASU to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this ASU are to be applied prospectively for interim and annual periods beginning after December 15, 2011. The Company does not expect the provisions of ASU 2011-04 to have a material effect on its financial position or results of operations.
In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This ASU improves the comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The changes apply for interim and annual financial statements and should be applied retrospectively, effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company currently complies with the provisions of this ASU by presenting the components of comprehensive income in a single continuous financial statement within its consolidated statement of operations for both interim and annual periods.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (i.e., step 1 of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The ASU does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The Company early adopted the provisions of this ASU as of October 1, 2011 with no material impact to its financial position or results of operations.  Please refer to Note 2 for additional discussion.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  The ASU defers the requirement to present components of reclassifications of other comprehensive income on the face of the income statement in response to requests from some investors for greater clarity about the impact of reclassification adjustments on net income.  The guidance in ASU 2011-05 called for reclassification adjustments from other comprehensive income to be measured and presented by income statement line item in net income and also in other comprehensive income. All other requirements in ASU 2011-05 are not affected by this Update.  The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not expect the provisions of ASU 2011-12 to have a material effect on its financial position or results of operations.

NOTE 2 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Acquisitions

On April 29, 2011, a wholly owned subsidiary of the Company purchased the traffic business of Westwood One, Inc. for $24.3 million. Immediately after closing, the acquired subsidiaries repaid pre-existing, intercompany debt owed by the subsidiaries to Westwood One, Inc. in the amount of $95.0 million. The acquisition resulted in an increase of $17.2 million to property, plant and equipment, $35.0 million to intangible assets and $70.6 million to goodwill.

During 2011, a subsidiary of the Company acquired Brouwer & Partners, a street furniture business in Holland, for $12.5 million.

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at December 31, 2011 and 2010, respectively:

(In thousands)	December 31,	December 31,
	2011	2010
Land, buildings and improvements	$657,346	$652,575
Structures	2,783,434	2,623,561
Towers, transmitters and studio equipment	400,832	397,434
Furniture and other equipment	365,137	282,385
Construction in progress	68,658	65,173
	4,275,407	4,021,128
Less: accumulated depreciation	1,212,080	875,574
Property, plant and equipment, net	$3,063,327	$3,145,554

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Definite-lived Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2011 and 2010, respectively:

(In thousands)	December 31, 2011		December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture, and other outdoor contractual rights	$773,238	$329,563	$789,867	$256,685
Customer / advertiser relationships	1,210,269	409,794	1,210,205	289,824
Talent contracts	347,489	139,154	317,352	99,050
Representation contracts	237,451	137,058	231,623	101,650
Other	560,978	96,096	551,197	64,886
Total	$3,129,425	$1,111,665	$3,100,244	$812,095

Total amortization expense related to definite-lived intangible assets was $328.3 million, $332.3 million, and $341.6 million for the years ended December 31, 2011, 2010 and 2009, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary.  The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2012	$302,374
2013	282,921
2014	259,860
2015	232,293
2016	217,248

Indefinite-lived Intangible Assets and Goodwill

The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits.  FCC broadcast licenses are granted to radio stations for up to eight years under the Telecommunications Act of 1996 (the “Act”).  The Act requires the FCC to renew a broadcast license if the FCC finds that the station has served the public interest, convenience and necessity, there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee, and there have been no other serious violations which taken together constitute a pattern of abuse.  The licenses may be renewed indefinitely at little or no cost.  The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future.

The Company’s billboard permits are granted for the right to operate an advertising structure at the specified location as long as the structure is in compliance with the laws and regulations of each jurisdiction.  The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements.  In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index.  If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. Due to significant differences in both business practices and regulations, billboards in the International outdoor segment are subject to long-term, finite contracts unlike the Company’s permits in the United States and Canada.  Accordingly, there are no indefinite-lived intangible assets in the International outdoor segment.

The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible asset at the market level with its carrying amount.  If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to that excess.  After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis.  The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99.  Under the direct valuation method, the fair value of the indefinite-lived assets is calculated at the market level as prescribed by ASC 350-30-35. The Company engaged Mesirow Financial, a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived intangible assets.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The application of the direct valuation method attempts to isolate the income that is properly attributable to the indefinite-lived intangible asset alone (that is, apart from tangible and identified intangible assets and goodwill).  It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process.  The Company forecasts revenue, expenses, and cash flows over a ten-year period for each of its markets in its application of the direct valuation method.  The Company also calculates a “normalized” residual year which represents the perpetual cash flows of each market.  The residual year cash flow was capitalized to arrive at the terminal value of the licenses in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average FCC license or billboard permit within a market.

Annual Impairment Test to FCC Licenses and Billboard Permits

The Company performs its annual impairment test on October 1 of each year.

The aggregate fair value of the Company’s FCC licenses on October 1, 2011 and 2010 increased approximately 10% and 14% from the fair value at October 1, 2010 and 2009, respectively.  The increase in fair value for both years resulted primarily from improvements to general market conditions leading to increased advertising spending, which results in higher revenues for the industry.  The aggregate fair value of the Company’s permits on October 1, 2011 and 2010 increased approximately 12% and 58% from the fair value at October 1, 2010 and 2009, respectively.  The increase in fair value resulted primarily from improvements to general market conditions leading to increased advertising spending and results in higher revenues for the industry.

During 2011, the Company recognized a $6.5 million impairment charge related to billboard permits in one market due to significant declines in permit value resulting from flat revenues, a slight decline in margin and increased capital expenditures within the market.  During 2010, although the aggregate fair values of FCC licenses and billboard permits increased, certain markets experienced continuing declines.  As a result, impairment charges were recorded in 2010 for FCC licenses and billboard permits of $0.5 million and $4.8 million, respectively.

Interim Impairment to FCC Licenses

The Company performed an interim impairment test on its FCC licenses as of June 30, 2009 as a result of the poor economic environment during the period.  In determining the fair value of the Company’s FCC licenses, the following key assumptions were used:

▪	Industry revenue forecast by BIA Financial Network, Inc. (“BIA”) of 1.8% were used during the three year build-up period;
▪	Operating margin of 12.5% in the first year gradually climbs to the industry average margin in year three of 29%;
▪	2% revenue growth was assumed beyond the discrete build-up projection; and
▪	Assumed discount rates of 10% for the 13 largest markets and 10.5% for all other markets.

The BIA forecast for 2009 declined 8.7% and declined between 13.8% and 15.7% through 2013 compared to the BIA forecasts used in the 2008 impairment test.  Additionally, the industry profit margin declined 100 basis points from the 2008 impairment test.  These market driven changes were primarily responsible for the decline in fair value of the FCC licenses below their carrying value.  As a result, the Company recognized a non-cash impairment charge at June 30, 2009 in approximately one-quarter of its markets, which totaled $590.3 million.

In calculating the fair value of its FCC licenses, the Company primarily relied on the discounted cash flow models.  However, the Company relied on the stick method for those markets where the discounted cash flow model resulted in a value less than the stick method indicated. Approximately 23% of the fair value of the Company’s FCC licenses at June 30, 2009 was determined using the stick method.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Interim Impairment to Billboard Permits

The Company performed an interim impairment test on its billboard permits as June 30, 2009 as a result of the poor economic environment during the period.  In determining the fair value of the Company’s billboard permits, the following key assumptions were used:

▪	Industry revenue growth of negative 16% during the one year build-up period;
▪
Cost structure reached a normalized level over a three year period and the operating margins gradually grew over that period to the industry average margins of 45%.  The margin in year three was the lower of the industry average margin or the actual margin for the market;

▪	Industry average revenue growth of 3% beyond the discrete build-up projection; and
▪	A discount rate of 10%.

The discount rate used in the June 30, 2009 impairment model increased approximately 50 basis points over the discount rate used to value the permits at December 31, 2008.  Industry revenue forecasts declined 8% through 2013 compared to the forecasts used in the 2008 impairment test. These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value.  As a result, the Company recognized a non-cash impairment charge at June 30, 2009 in all but five of its markets in the United States and Canada, which totaled $345.4 million.

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on October 1 of each year.  Each of the Company’s U.S. radio markets and outdoor advertising markets are components.  The U.S. radio markets are aggregated into a single reporting unit and the U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.  The Company also determined that within its Americas outdoor segment, Canada, Mexico, Peru, and Brazil constitute separate reporting units and each country in its International outdoor segment constitutes a separate reporting unit.

Beginning with its annual impairment testing in the fourth quarter of 2011, the Company utilized the option to assess qualitative factors under ASC 350-20-35 to determine whether it was more likely than not that the fair value of its reporting units was less than their carrying amounts, including goodwill.  Based on a qualitative assessment, the Company concluded that no further testing of goodwill for impairment was required for its CCME reporting unit and for all of the reporting units within its Americas outdoor segment, with the exception of one country, for which further testing was required.  Further testing was also required for three of the countries within its International outdoor segment.

If further testing of goodwill for impairment is required after assessing qualitative factors, the Company follows the two-step impairment testing approach in accordance with ASC 350-20-35.  The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill.  If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate.  Terminal values were also estimated and discounted to their present value.  Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data.  There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

For the year ended December 31, 2011, the Company recognized a non-cash impairment charge to goodwill of $1.1 million due to a decline in the fair value of one country within the Company’s International outdoor segment.

The fair value of the Company’s reporting units on October 1, 2010 increased from the fair value at October 1, 2009.  The increase in the fair value of the Company’s CCME reporting unit was primarily the result of a 50 basis point decline in the discount rate and a $210.0 million increase related to industry projections.  The increase in the fair value of the Company’s Americas outdoor reporting unit was primarily the result of a $638.6 million increase related to forecast revenues and operating margins.  As a result of increase in fair value across the CCME and Americas outdoor reporting units, no goodwill impairments were recognized in these segments.  Within the Company’s International outdoor segment, one country experienced a decline in fair value which resulted in a $2.1 million non-cash impairment to goodwill recorded for the year ended December 31, 2010.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments.  The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment.  As a result of the merger, a new basis in goodwill was recorded in accordance with ASC 805-10.  All impairments shown in the table below have been recorded subsequent to the merger and, therefore, do not include any pre-merger impairment.

(In thousands)	CCME	Americas Outdoor Advertising	International Outdoor Advertising	Other	Consolidated
Balance as of December 31, 2009	$3,146,869	$585,249	$276,343	$116,544	$4,125,005
Impairment	—	—	(2,142)	—	(2,142)
Acquisitions	—	—	—	342	342
Dispositions	(5,325)	—	—	—	(5,325)
Foreign currency	—	285	3,299	—	3,584
Other	(1,346)	—	(792)	—	(2,138)
Balance as of December 31, 2010	$3,140,198	$585,534	$276,708	$116,886	$4,119,326
Impairment	—	—	(1,146)	—	(1,146)
Acquisitions	82,844	—	2,995	212	86,051
Dispositions	(10,542)	—	—	—	(10,542)
Foreign currency	—	(670)	(6,228)	—	(6,898)
Other	(73)	—	—	—	(73)
Balance as of December 31, 2011	$3,212,427	$584,864	$272,329	$117,098	$4,186,718

The balance at December 31, 2009 is net of cumulative impairments of $3.5 billion, $2.7 billion, $247.2 million and $212.0 million in the Company’s CCME, Americas outdoor, International outdoor and Other segments, respectively.

Interim Impairment Test to Goodwill

The discounted cash flow model indicated that the Company failed the first step of the impairment test for certain of its reporting units as of June 30, 2009, which required it to compare the implied fair value of each reporting unit’s goodwill with its carrying value.

As of June 30, 2009, the Company calculated the weighted average cost of capital (“WACC”) of 11%, 12.5% and 13.5% for each of the reporting units in the CCME, Americas outdoor and International outdoor segments, respectively.  The Company also utilized the market approach to provide a test of reasonableness to the results of the discounted cash flow model.  The market approach can be estimated through the quoted market price method, the market comparable method, and the market transaction method. The three variations of the market approach indicated that the fair value determined by the Company’s discounted cash flow model was within a reasonable range of outcomes.

The Company forecasted revenue, expenses, and cash flows over a ten-year period for each of its reporting units.  The revenue forecasts for 2009 declined 8%, 7% and 9% for CCME, Americas outdoor and International outdoor, respectively, compared to the forecasts used in the 2008 impairment test primarily as a result of the revenues realized during the first six months of 2009.  These market driven changes were primarily responsible for the decline in fair value of the reporting units below their carrying value.  As a result, the Company recognized a non-cash impairment charge to reduce its goodwill of $3.1 billion at June 30, 2009.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 – INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Australian Radio Network

The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.

Summarized Financial Information

The following table summarizes the Company's investments in nonconsolidated affiliates:

(In thousands)	ARN	All Others	Total
Balance at December 31, 2009	$320,778	$24,571	$345,349
Reclass to cost method investments and other	―	1,574	1,574
Dispositions of investments, net	―	(987)	(987)
Cash advances	―	2,556	2,556
Equity in net earnings (loss)	15,685	(9,983)	5,702
Foreign currency transaction adjustment	(6,881)	―	(6,881)
Foreign currency translation adjustment	21,589	(434)	21,155
Distributions received	(8,386)	(2,331)	(10,717)
Balance at December 31, 2010	$342,785	$14,966	$357,751
Cash advances (repayments)	―	(929)	(929)
Dispositions of investments, net	―	(6,316)	(6,316)
Equity in earnings	20,958	6,000	26,958
Foreign currency transaction adjustment	(153)	―	(153)
Foreign currency translation adjustment	(1,125)	290	(835)
Distributions received	(15,088)	(1,701)	(16,789)
Other	―	―	―
Balance at December 31, 2011	$347,377	$12,310	$359,687

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Other assets.” The Company's interests in their operations are recorded in the statement of operations as “Equity in earnings (loss) of nonconsolidated affiliates”.

NOTE 4 – ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in “Other long-term liabilities” with the current portion recorded in “Accrued liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease.  When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value.  Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2011	2010
Beginning balance	$52,099	$51,301
Adjustment due to change in estimate of related costs	(3,174)	(1,839)
Accretion of liability	5,001	5,202
Liabilities settled	(2,631)	(2,565)
Ending balance	$51,295	$52,099

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 – LONG-TERM DEBT

Long-term debt at December 31, 2011 and 2010 consisted of the following:

(In thousands)	As of December 31,
	2011	2010
Senior Secured Credit Facilities:
Term Loan A Facility Due 2014 (1)	$1,087,090	$1,127,657
Term Loan B Facility Due 2016	8,735,912	9,061,911
Term Loan C - Asset Sale Facility Due 2016 (1)	670,845	695,879
Revolving Credit Facility Due 2014	1,325,550	1,842,500
Delayed Draw Term Loan Facilities Due 2016	976,776	1,013,227
Receivables Based Facility Due 2014	—	384,232
Priority Guarantee Notes Due 2021	1,750,000	—
Other Secured Subsidiary Debt	30,976	4,692
Total Consolidated Secured Debt	14,577,149	14,130,098

Senior Cash Pay Notes Due 2016	796,250	796,250
Senior Toggle Notes Due 2016	829,831	829,831
Clear Channel Senior Notes:
6.25% Senior Notes Due 2011	—	692,737
4.4% Senior Notes Due 2011	—	140,241
5.0% Senior Notes Due 2012	249,851	249,851
5.75% Senior Notes Due 2013	312,109	312,109
5.5% Senior Notes Due 2014	461,455	541,455
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	250,000
6.875% Senior Debentures Due 2018	175,000	175,000
7.25% Senior Debentures Due 2027	300,000	300,000
Subsidiary Senior Notes:
9.25% Series A Senior Notes Due 2017	500,000	500,000
9.25% Series B Senior Notes Due 2017	2,000,000	2,000,000
Other Clear Channel Subsidiary Debt	19,860	63,115
Purchase accounting adjustments and original issue discount	(514,336)	(623,335)
	20,207,169	20,607,352
Less: current portion of long-term debt	268,638	867,735
Total long-term debt	$19,938,531	$19,739,617

(1)	These facilities are subject to an amortization schedule with the final payment on the Term Loan A and Term Loan C due 2014 and 2016, respectively.

The Company’s weighted average interest rate at December 31, 2011 was 6.2%. The aggregate market value of the Company’s debt based on quoted market prices for which quotes were available was approximately $16.2 billion and $18.7 billion at December 31, 2011 and 2010, respectively.

The Company and its subsidiaries have from time to time repurchased certain debt obligations of Clear Channel and outstanding equity securities of Clear Channel Outdoor Holdings, Inc. (“CCOH”), and may in the future, as part of various financing and investment strategies, purchase additional outstanding indebtedness of Clear Channel or its subsidiaries or the Company’s outstanding equity securities or outstanding equity securities of CCOH, in tender offers, open market purchases, privately negotiated transactions or otherwise. The Company or its subsidiaries may also sell certain assets or properties and use the proceeds to reduce its indebtedness. These purchases or sales, if any, could have a material positive or negative impact on the Company’s liquidity available to repay outstanding debt obligations or on the Company’s consolidated results of operations. These transactions could also require or result in amendments to the agreements governing outstanding debt

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

obligations or changes in the Company’s leverage or other financial ratios, which could have a material positive or negative impact on the Company’s ability to comply with the covenants contained in Clear Channel’s debt agreements. These transactions, if any, will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Senior Secured Credit Facilities

As of December 31, 2011, Clear Channel had a total of $12,796 million outstanding under its senior secured credit facilities, consisting of:

•	a $1,087 million term loan A facility which matures in July 2014;
•	an $8,736 million term loan B facility which matures in July 2016;
•	a $670.8 million term loan C—asset sale facility, subject to reduction as described below, which matures in January 2016;
•	two delayed draw term loan facilities, of which $568.6 million and $408.2 million was drawn as of December 31, 2011, respectively, and which mature in January 2016; and
•
a $1,928 million revolving credit facility, including a letter of credit sub-facility and a swingline loan sub-facility, of which $1,326 million was drawn as of December 31, 2011, which matures in July 2014.

Clear Channel may raise incremental term loans or incremental commitments under the revolving credit facility of up to (a) $1.5 billion, plus (b) the excess, if any, of (x) 0.65 times pro forma consolidated EBITDA (as calculated in the manner provided in the senior secured credit facilities documentation), over (y) $1.5 billion, plus (c) the aggregate amount of certain principal prepayments made in respect of the term loans under the senior secured credit facilities. Availability of such incremental term loans or revolving credit commitments is subject, among other things, to the absence of any default, pro forma compliance with the financial covenant and the receipt of commitments by existing or additional financial institutions.

Clear Channel is the primary borrower under the senior secured credit facilities, except that certain of its domestic restricted subsidiaries are co-borrowers under a portion of the term loan facilities. Clear Channel also has the ability to designate one or more of its foreign restricted subsidiaries in certain jurisdictions as borrowers under the revolving credit facility, subject to certain conditions and sublimits and have so designated certain subsidiaries in the Netherlands and the United Kingdom.

Interest Rate and Fees

Borrowings under Clear Channel’s senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent or (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the term loan facilities and revolving credit facility are the following percentages per annum:

•	with respect to loans under the term loan A facility and the revolving credit facility, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans; and
•
with respect to loans under the term loan B facility, term loan C - asset sale facility and delayed draw term loan facilities, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurocurrency rate loans.

The margin percentages are subject to adjustment based upon Clear Channel’s leverage ratio.

Clear Channel is required to pay each revolving credit lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is currently 0.50% per annum, but subject to adjustment based on Clear Channel’s leverage ratio.  The delayed draw term facilities are fully drawn, therefore there are currently no commitment fees associated with any unused commitments thereunder.

Prepayments

The senior secured credit facilities require Clear Channel to prepay outstanding term loans, subject to certain exceptions, with:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

•
50% (which percentage may be reduced to 25% and to 0% based upon Clear Channel’s leverage ratio) of Clear Channel’s annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and revolving credit loans (to the extent accompanied by a permanent reduction of the commitment) and subject to customary credits;

•	100% of the net cash proceeds of sales or other dispositions of specified assets being marketed for sale (including casualty and condemnation events), subject to certain exceptions;
•
100% (which percentage may be reduced to 75% and 50% based upon Clear Channel’s leverage ratio) of the net cash proceeds of sales or other dispositions by Clear Channel or its wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions; and

•
100% of the net cash proceeds of (i) any incurrence of certain debt, other than debt permitted under Clear Channel’s senior secured credit facilities. (ii) certain securitization financing and (iii) certain issuances of Permitted Additional Notes (as defined in the senior secured credit facilities).

The foregoing prepayments with the net cash proceeds of certain incurrences of debt and annual excess cash flow will be applied (i) first to the term loans other than the term loan C - asset sale facility loans (on a pro rata basis) and (ii) second to the term loan C - asset sale facility loans, in each case to the remaining installments thereof in direct order of maturity.  The foregoing prepayments with the net cash proceeds of the sale of assets (including casualty and condemnation events) will be applied (i) first to the term loan C - asset sale facility loans and (ii) second to the other term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity.

Clear Channel may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

Amortization of Term Loans

Clear Channel is required to repay the loans under the term loan facilities, after giving effect to (1) the December 2009 prepayment of $2.0 billion of term loans with proceeds from the issuance of subsidiary senior notes discussed elsewhere in this Note 5 and, (2) the February 2011 prepayment of $500.0 million of revolving credit facility and term loans with the proceeds of the February 2011 Offering discussed elsewhere in this Note 5, as follows:

(In millions)
Year	Tranche A Term Loan Amortization*	Tranche B Term Loan Amortization**	Tranche C Term Loan Amortization**	Delayed Draw 1 Term Loan Amortization**	Delayed Draw 2 Term Loan Amortization**
2012	–	–	$1.0	–	–
2013	$88.5	–	$12.2	–	–
2014	$998.6	–	$7.0	–	–
2015	–	–	$3.4	–	–
2016	–	$8,735.9	$647.2	$568.6	$408.2
Total	$1,087.1	$8,735.9	$670.8	$568.6	$408.2

*Balance of Tranche A Term Loan is due July 30, 2014
**Balance of Tranche B Term Loan, Tranche C Term Loan, Delayed Draw 1 Term Loan and Delayed Draw 2 Term Loan are due January 29, 2016

Collateral and Guarantees

The senior secured credit facilities are guaranteed by Clear Channel and each of Clear Channel’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens, including prior liens permitted by the indenture governing the Clear Channel senior notes, and other exceptions, by:

•	a lien on the capital stock of Clear Channel;
•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing the Clear Channel senior notes;
•	certain assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes);

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

•
certain specified assets of Clear Channel and the guarantors that constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing the Clear Channel senior notes; and

•
a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility that is junior to the lien securing Clear Channel’s obligations under such credit facility.

The obligations of any foreign subsidiaries that are borrowers under the revolving credit facility are also guaranteed by certain of their material wholly-owned restricted subsidiaries, and secured by substantially all assets of all such borrowers and guarantors, subject to permitted liens and other exceptions.

Certain Covenants and Events of Default

The senior secured credit facilities contain a financial covenant that requires Clear Channel to comply on a quarterly basis with a maximum consolidated senior secured net debt to consolidated EBITDA ratio (maximum of 9.5:1). This financial covenant becomes more restrictive over time.  Clear Channel’s senior secured debt consists of the senior secured facilities, the receivables based credit facility, the priority guarantee notes and certain other secured subsidiary debt.  Clear Channel was in compliance with this covenant as of December 31, 2011.

In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things:

              • incur additional indebtedness;
              • create liens on assets;
              • engage in mergers, consolidations, liquidations and dissolutions;
              • sell assets;
              • pay dividends and distributions or repurchase Clear Channel’s capital stock;
              • make investments, loans, or advances;
              • prepay certain junior indebtedness;
              • engage in certain transactions with affiliates;
              • amend material agreements governing certain junior indebtedness; and
              • change lines of business.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of Clear Channel’s subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Receivables Based Credit Facility

As of December 31, 2011, Clear Channel had no borrowings outstanding under Clear Channel’s receivables based credit facility.  On June 8, 2011, Clear Channel made a voluntary paydown of all amounts outstanding under this facility using cash on hand.  Clear Channel’s voluntary paydown did not reduce its commitments under this facility and Clear Channel may reborrow under this facility at any time.

The receivables based credit facility provides revolving credit of $625.0 million, subject to a borrowing base. The borrowing base at any time equals 85% of Clear Channel’s and certain of Clear Channel’s subsidiaries’ eligible accounts receivable. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.  The maturity of the receivables based credit facility is July 2014.

All borrowings under the receivables based credit facility are subject to the absence of any default, the accuracy of representations and warranties and compliance with the borrowing base. In addition, borrowings under the receivables based credit facility, excluding the initial borrowing, are subject to compliance with a minimum fixed charge coverage ratio of 1.0:1.0 if at any time excess availability under the receivables based credit facility is less than $50 million, or if aggregate excess availability under the receivables based credit facility and revolving credit facility is less than 10% of the borrowing base.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Clear Channel and certain subsidiary borrowers are the borrowers under the receivables based credit facility. Clear Channel has the ability to designate one or more of its restricted subsidiaries as borrowers under the receivables based credit facility. The receivables based credit facility loans and letters of credit are available in U.S. dollars.

Interest Rate and Fees

Borrowings under the receivables based credit facility bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent or (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentage applicable to the receivables based credit facility is (i) 1.40%, in the case of base rate loans and (ii) 2.40% in the case of Eurocurrency rate loans subject to adjustment if Clear Channel’s leverage ratio of total debt to EBITDA decreases below 7 to 1.

Clear Channel is required to pay each lender a commitment fee in respect of any unused commitments under the receivables based credit facility, which is currently 0.375% per annum, subject to adjustment based on Clear Channel’s leverage ratio.

Prepayments

If at any time the sum of the outstanding amounts under the receivables based credit facility (including the letter of credit outstanding amounts and swingline loans thereunder) exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the receivables based credit facility, Clear Channel will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess.

Clear Channel may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.  Any voluntary prepayments Clear Channel makes will not reduce its commitments under this facility.

Collateral and Guarantees

The receivables based credit facility is guaranteed by, subject to certain exceptions, the guarantors of the senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected security interest in all of Clear Channel’s and all of the guarantors’ accounts receivable and related assets and proceeds thereof, that is senior to the security interest of the senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing the Clear Channel senior notes, and certain exceptions.

The receivables based credit facility includes negative covenants, representations, warranties, events of default, and termination provisions substantially similar to those governing the senior secured credit facilities.

Priority Guarantee Notes

As of December 31, 2011, Clear Channel had outstanding $1.75 billion aggregate principal amount of 9.0% Priority Guarantee Notes due 2021.

The Priority Guarantee Notes mature on March 1, 2021 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2011. The Priority Guarantee Notes are Clear Channel’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The Priority Guarantee Notes and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of Clear Channel and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain legacy notes of Clear Channel), in each case equal in priority to the liens securing the obligations under Clear Channel’s senior secured credit facilities, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility junior in priority to the lien securing Clear Channel’s obligations thereunder, subject to certain exceptions.

Clear Channel may redeem the Priority Guarantee Notes at its option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the Priority Guarantee Notes redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. Clear Channel may redeem the Priority Guarantee Notes, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before March 1, 2014, Clear Channel may elect to redeem up to 40% of the aggregate principal amount of the Priority Guarantee Notes at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The indenture governing the Priority Guarantee Notes contains covenants that limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of Clear Channel’s existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of Clear Channel’s assets. The indenture contains covenants that limit Clear Channel Capital I, LLC’s and Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes. The indenture also provides for customary events of default.

Senior Cash Pay Notes and Senior Toggle Notes

As of December 31, 2011, Clear Channel had outstanding $796.3 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $829.8 million aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.

The senior cash pay notes and senior toggle notes are unsecured and are guaranteed by Clear Channel Capital I, LLC and each of Clear Channel’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.  The senior toggle notes mature on August 1, 2016 and may require a special redemption of up to $30.0 million on August 1, 2015.  Clear Channel may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”).  Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.

Clear Channel may redeem some or all of the senior cash pay notes and senior toggle notes at any time prior to August 1, 2012, at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and an “applicable premium,” as described in the indenture governing such notes. Clear Channel may redeem some or all of the senior cash pay notes and senior toggle notes at any time on or after August 1, 2012 at the redemption prices set forth in the indenture governing such notes. If Clear Channel undergoes a change of control, sells certain its assets, or issues certain debt, it may be required to offer to purchase the senior cash pay notes and senior toggle notes from holders.

The senior cash pay notes and senior toggle notes are senior unsecured debt and rank equal in right of payment with all of Clear Channel’s existing and future senior debt. Guarantors of obligations under the senior secured credit facilities, the receivables based credit facility and the priority guarantee notes guarantee the senior cash pay notes and senior toggle notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities, the receivables based credit facility and the priority guarantee notes to the extent of the value of the assets securing such indebtedness. In addition, the senior cash pay notes and senior toggle notes and the guarantees are structurally senior to the Clear Channel senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the senior cash pay notes and senior toggle notes. The senior cash pay notes and senior toggle notes and the guarantees are effectively subordinated to Clear Channel’s existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the senior cash pay notes and senior toggle notes.

On July 16, 2010, Clear Channel made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010.Assuming the cash interest election remains in effect for the remaining term of the notes, Clear Channel will be contractually obligated to make a payment to bondholders of $57.4 million on August 1, 2013.

Clear Channel Senior Notes

As of December 31, 2011, Clear Channel’s senior notes (the “senior notes”) represented approximately $2.0 billion of aggregate principal amount of indebtedness outstanding.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The senior notes were the obligations of Clear Channel prior to the merger. The senior notes are senior, unsecured obligations that are effectively subordinated to Clear Channel’s secured indebtedness to the extent of the value of Clear Channel’s assets securing such indebtedness and are not guaranteed by any of Clear Channel’s subsidiaries and, as a result, are structurally subordinated to all indebtedness and other liabilities of Clear Channel’s subsidiaries.  The senior notes rank equally in right of payment with all of Clear Channel’s existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness. The senior notes are not guaranteed by Clear Channel’s subsidiaries.

Subsidiary Senior Notes

As of December 31, 2011, the Company had outstanding $2.5 billion aggregate principal amount of subsidiary senior notes, which consisted of $500.0 million aggregate principal amount of Series A Senior Notes due 2017 (the “Series A Notes”) and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017 (the “Series B Notes” and, collectively with the Series A Notes, the “subsidiary senior notes”).  The subsidiary senior notes were issued by Clear Channel Worldwide Holdings, Inc. (“CCWH”) and are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries. The subsidiary senior notes bear interest on a daily basis and contain customary provisions, including covenants requiring CCWH to maintain certain levels of credit availability and limitations on incurring additional debt.

The subsidiary senior notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the subsidiary senior notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.

The indentures governing the subsidiary senior notes require CCWH to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities consisting of (i) $50.0 million at the issuer and guarantor entities (principally the Americas outdoor segment) and (ii) $50.0 million at the non-guarantor subsidiaries (principally the International outdoor segment) (together the “Liquidity Amount”), in each case under the sole control of the relevant entity. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel, for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount shall be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities and a $25.0 million requirement at the non-guarantor subsidiaries.

In addition, interest on the subsidiary senior notes accrues daily and is payable into an account established by the trustee for the benefit of the bondholders (the “Trustee Account”). Failure to make daily payment on any day does not constitute an event of default so long as (a) no payment or other transfer by CCOH or any of its subsidiaries shall have been made on such day under the cash management sweep with Clear Channel and (b) on each semiannual interest payment date the aggregate amount of funds in the Trustee Account is equal to at least the aggregate amount of accrued and unpaid interest on the subsidiary senior notes.

The indenture governing the Series A Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than CCOH) or issue certain preferred stock;
•	create liens on its restricted subsidiaries’ assets to secure such debt;
•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;
•	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel and its subsidiaries (other than CCOH); and
•
purchase or otherwise effectively cancel or retire any of the Series A Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250.

In addition, the indenture governing the Series A Notes provides that if CCWH (i) makes an optional redemption of the Series B Notes or purchases or makes an offer to purchase the Series B Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A Notes or (ii) makes an asset sale offer under the indenture governing the Series B Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A Notes.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The indenture governing the Series A Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;
•	redeem, repurchase or retire CCOH’s subordinated debt;
•	make certain investments;
•	create liens on its or its restricted subsidiaries’ assets to secure debt;
•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the subsidiary senior notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;
•	sell certain assets, including capital stock of its subsidiaries;
•	designate its subsidiaries as unrestricted subsidiaries;
•	pay dividends, redeem or repurchase capital stock or make other restricted payments; and
•
purchase or otherwise effectively cancel or retire any of the Series B Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250. This stipulation ensures, among other things, that as long as the Series A Notes are outstanding, the Series B Notes are outstanding.

The Series A Notes indenture and Series B Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively.  The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. The Series A Notes indenture does not limit CCOH’s ability to pay dividends.  The Series B Notes indenture contains certain exceptions that allow CCOH to incur additional indebtedness and pay dividends, including a $500.0 million exception for the payment of dividends.  CCOH was in compliance with these covenants as of December 31, 2011.

A portion of the proceeds of the subsidiary senior notes offering were used to (i) pay the fees and expenses of the offering, (ii) fund $50.0 million of the Liquidity Amount (the $50.0 million liquidity amount of the non-guarantor subsidiaries was satisfied) and (iii) apply $2.0 billion of the cash proceeds (which amount is equal to the aggregate principal amount of the Series B Notes) to repay an equal amount of indebtedness under Clear Channel’s senior secured credit facilities. In accordance with the senior secured credit facilities, the $2.0 billion cash proceeds were applied ratably to the term loan A, term loan B, and both delayed draw term loan facilities, and within each such class, such prepayment was applied to remaining scheduled installments of principal.

The balance of the proceeds is available to CCOI for general corporate purposes.  In this regard, all of the remaining proceeds could be used to pay dividends from CCOI to CCOH.  In turn, CCOH could declare a dividend to its shareholders, of which Clear Channel would receive its proportionate share.  Payment of such dividends would not be prohibited by the terms of the subsidiary senior notes or any of the loan agreements or credit facilities of CCOI or CCOH.

Refinancing Transactions

During the first quarter of 2011, Clear Channel amended its senior secured credit facilities and its receivables based credit facility and issued $1.0 billion aggregate principal amount of 9.0% Priority Guarantee Notes due 2021 (the “Initial Notes”). The Company capitalized $39.5 million in fees and expenses associated with the offering of the Initial Notes and is amortizing them through interest expense over the life of the Initial Notes.

Clear Channel used the proceeds of the Initial Notes offering to prepay $500.0 million of the indebtedness outstanding under its senior secured credit facilities. The $500.0 million prepayment was allocated on a ratable basis between outstanding term loans and revolving credit commitments under Clear Channel’s revolving credit facility, thus permanently reducing the revolving credit commitments under Clear Channel’s revolving credit facility to $1.9 billion. The prepayment resulted in the accelerated expensing of $5.7 million of loan fees recorded in “Other income (expense) – net”.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The proceeds from the offering of the Initial Notes, along with available cash on hand, were also used to repay at maturity $692.7 million in aggregate principal amount of Clear Channel’s 6.25% senior notes, which matured during the first quarter of 2011.

Clear Channel obtained, concurrent with the offering of the Initial Notes, amendments to its credit agreements with respect to its senior secured credit facilities and its receivables based credit facility (revolving credit commitments under the receivables based facility were reduced from $783.5 million to $625.0 million), which were required as a condition to complete the offering. The amendments, among other things, permit Clear Channel to request future extensions of the maturities of its senior secured credit facilities, provide Clear Channel with greater flexibility in the use of its accordion capacity, provide Clear Channel with greater flexibility to incur new debt, provided that the proceeds from such new debt are used to pay down senior secured credit facility indebtedness, and provide greater flexibility for CCOH and its subsidiaries to incur new debt, provided that the net proceeds distributed to Clear Channel from the issuance of such new debt are used to pay down senior secured credit facility indebtedness.

In June 2011, Clear Channel issued an additional $750.0 million in aggregate principal amount of its 9.0% Priority Guarantee Notes due 2021 (the “Additional Notes”) at an issue price of 93.845% of the principal amount of the Additional Notes. Interest on the Additional Notes accrued from February 23, 2011, and accrued interest was paid by the purchaser at the time of delivery of the Additional Notes on June 14, 2011. The Initial Notes and the Additional Notes have identical terms and are treated as a single class.  Of the $703.8 million of proceeds from the issuance of the Additional Notes ($750.0 million aggregate principal amount net of $46.2 million of discount), Clear Channel used $500 million for general corporate purposes (to replenish cash on hand that Clear Channel previously used to pay senior notes at maturity on March 15, 2011 and May 15, 2011) and intends to use the remaining $203.8 million to repay at maturity a portion of Clear Channel’s 5% senior notes which mature in March 2012.

The Company capitalized an additional $7.1 million in fees and expenses associated with the offering of the Additional Notes and is amortizing them through interest expense over the life of the Additional Notes.

Debt Repurchases, Maturities and Other

Between 2009 and 2011, CC Investments, Inc. (“CC Investments”), CC Finco, LLC and Clear Channel Acquisition, LLC (previously known as CC Finco II, LLC), indirect wholly-owned subsidiaries of the Company, repurchased certain of Clear Channel’s outstanding senior notes, senior cash pay notes and senior toggle notes through open market repurchases, privately negotiated transactions and tenders as shown in the table below.  Notes repurchased and held by CC Investments, CC Finco, LLC and Clear Channel Acquisition, LLC are eliminated in consolidation.

(In thousands)	Years Ended December 31,
	2011	2010	2009
CC Investments
Principal amount of debt repurchased	$—	$185,185	$—
Deferred loan costs and other	—	104	—
Gain recorded in “Other income (expense) – net” (2)	—	(60,289)	—
Cash paid for repurchases of long-term debt	$—	$125,000	$—

CC Finco, LLC
Principal amount of debt repurchased	$80,000	$—	$801,302
Purchase accounting adjustments (1)	(20,476)	—	(146,314)
Deferred loan costs and other	—	—	(1,468)
Gain recorded in “Other income (expense) – net” (2)	(4,274)	—	(368,591)
Cash paid for repurchases of long-term debt	$55,250	$—	$284,929

Clear Channel Acquisition, LLC
Principal amount of debt repurchased (3)	$—	$—	$433,125
Deferred loan costs and other	—	—	(813)
Gain recorded in “Other income (expense) – net” (2)	—	—	(373,775)
Cash paid for repurchases of long-term debt	$—	$—	$58,537

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1)	Represents unamortized fair value purchase accounting discounts recorded as a result of the merger.
(2)
CC Investments, CC Finco, LLC and Clear Channel Acquisition, LLC, repurchased certain of Clear Channel’s senior notes, senior cash pay notes and senior toggle notes at a discount, resulting in a gain on the extinguishment of debt.

(3)	Clear Channel Acquisition, LLC immediately cancelled these notes subsequent to the purchase.

During 2011, Clear Channel repaid its 4.4% senior notes at maturity for $140.2 million (net of $109.8 million principal amount held by and repaid to a subsidiary of Clear Channel), plus accrued interest, with available cash on hand.

As noted in the “Refinancing Transactions” section above, Clear Channel repaid its 6.25% senior notes at maturity for $692.7 (net of $57.3 million principal amount held by and repaid to a subsidiary of Clear Channel) with proceeds from the February 2011 Offering.

Prior to, and in connection with the June 2011 Offering, Clear Channel repaid all amounts outstanding under its receivables based credit facility on June 8, 2011, using cash on hand. This voluntary repayment did not reduce Clear Channel’s commitments under this facility and Clear Channel may reborrow amounts under this facility at any time. In addition, on June 27, 2011, Clear Channel made a voluntary payment of $500.0 million on its revolving credit facility, which did not reduce Clear Channel’s commitments under this facility and Clear Channel may reborrow amounts under this facility at any time.

During 2010, Clear Channel repaid its remaining 7.65% senior notes upon maturity for $138.8 million, including $5.1 million of accrued interest, with proceeds from its delayed draw term loan facility that was specifically designated for this purpose.  Also during 2010, Clear Channel repaid its remaining 4.50% senior notes upon maturity for $240.0 million with available cash on hand.

During 2009, Clear Channel repaid the remaining principal amount of its 4.25% senior notes at maturity with a draw under the $500.0 million delayed draw term loan facility that was specifically designated for this purpose.

Future maturities of long-term debt at December 31, 2011are as follows:

(In thousands)
2012	$275,649
2013	420,495
2014	2,809,772
2015	253,535
2016	12,236,000
Thereafter	4,726,054
Total (1)	$20,721,505
_________

(1)	Excludes purchase accounting adjustments and original issue discount of $514.3 million, which is amortized through interest expense over the life of the underlying debt obligations.

NOTE 6 – FAIR VALUE MEASUREMENTS

ASC 820-10-35 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Marketable Equity Securities

The Company’s marketable equity securities and interest rate swap are measured at fair value on each reporting date.

The marketable equity securities are measured at fair value using quoted prices in active markets.  Due to the fact that the inputs used to measure the marketable equity securities at fair value are observable, the Company has categorized the fair value measurements of the securities as Level 1.

The cost, unrealized holding gains or losses, and fair value of the Company’s investments at December 31, 2011 and 2010 are as follows:

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)		Gross Unrealized		Gross Unrealized	Fair
Investments	Cost	Losses		Gains	Value
2011
Available-for sale	$7,786	$	―	$65,214	$73,000
Other cost investments	4,766		―	―	4,766
Total	$12,552	$	―	$65,214	$77,766

2010
Available-for sale	$12,614	$	―	$57,945	$70,559
Other cost investments	4,773		―	―	$4,773
Total	$17,387	$	―	$57,945	$75,332

Other cost investments include various investments in companies for which there is no readily determinable market value.

The Company’s available-for-sale security, Independent News & Media PLC (“INM”), was in an unrealized loss position for an extended period of time throughout 2009 through 2011.  As a result, the Company considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer.  After this assessment, the Company concluded that the impairment was other than temporary and recorded a non-cash impairment charge of $4.8 million, $6.5 million and $11.3 million in “Loss on marketable securities” for the years ended December 31, 2011, 2010 and 2009, respectively.

Interest Rate Swap

The Company’s $2.5 billion notional amount interest rate swap agreement is designated as a cash flow hedge and the effective portion of the gain or loss on the swap is reported as a component of other comprehensive income (loss).  Ineffective portions of a cash flow hedging derivative’s change in fair value are recognized currently in earnings.  In accordance with ASC 815-20-35-9, as the critical terms of the swap and the floating-rate debt being hedged were the same at inception and remained the same during the current period, no ineffectiveness was recorded in earnings.

The Company entered into its swap agreement to effectively convert a portion of its floating-rate debt to a fixed basis, thus reducing the impact of interest rate changes on future interest expense. The Company assesses at inception, and on an ongoing basis, whether its interest rate swap agreement is highly effective in offsetting changes in the interest expense of its floating rate debt.  A derivative that is not a highly effective hedge does not qualify for hedge accounting.

The Company continually monitors its positions with, and credit quality of, the financial institution which is counterparty to its interest rate swap.  The Company may be exposed to credit loss in the event of nonperformance by its counterparty to the interest rate swap.  However, the Company considers this risk to be low. If a derivative instrument no longer qualifies as a cash flow hedge, hedge accounting is discontinued and the gain or loss that was recorded in other comprehensive income is recognized currently in income.

The swap agreement is valued using a discounted cash flow model that takes into account the present value of the future cash flows under the terms of the agreements by using market information available as of the reporting date, including prevailing interest rates and credit spread. Due to the fact that the inputs are either directly or indirectly observable, the Company classified the fair value measurement of the agreement as Level 2.

The fair value of the Company’s $2.5 billion notional amount interest rate swap designated as a hedging instrument and recorded in “Other long-term liabilities” was $159.1 million and $213.1 million at December 31, 2011 and 2010, respectively.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table provides the beginning and ending accumulated other comprehensive loss and the current period activity related to the interest rate swap agreements:

(In thousands)	Accumulated other comprehensive loss
Balance at December 31, 2009	$149,179
Other comprehensive income	15,112
Balance at December 31, 2010	134,067
Other comprehensive income	33,775
Balance at December 31, 2011	$100,292

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC 840.

The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10.  These contracts may contain minimum annual franchise payments which generally escalate each year.  The Company accounts for these minimum franchise payments on a straight-line basis.  If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable.  Other contracts may contain a variable rent component based on revenue.  The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25.  The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed.  Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases.  The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract.  The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract.  Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

In addition, the Company has commitments relating to required purchases of property, plant and equipment under certain street furniture contracts.  Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures.  Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays.  At December 31, 2011, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $32.5 million.  As the contingencies have not been met or resolved as of December 31, 2011, these amounts are not recorded.

As of December 31, 2011, the Company's future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Non-Cancelable Operating Leases	Non-Cancelable Contracts	Capital Expenditure Commitments
2012	$383,456	$548,830	$67,879
2013	334,200	427,703	26,472
2014	294,985	375,936	12,748
2015	284,647	333,130	16,402
2016	223,105	266,582	18,456
Thereafter	1,287,880	520,361	6,921
Total	$2,808,273	$2,472,542	$148,878

Rent expense charged to operations for the years ended December 31, 2011, 2010 and 2009 was $1.16 billion, $1.10 billion and $1.13 billion, respectively.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed.  The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.

The Company and its subsidiaries are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, the Company has accrued its estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.

On or about July 12, 2006 and April 12, 2007, two of the Company’s operating businesses (L&C Outdoor Ltda. (“L&C”) and Publicidad Klimes São Paulo Ltda. (“Klimes”), respectively) in the São Paulo, Brazil market received notices of infraction from the state taxing authority, seeking to impose a value added tax (“VAT”) on such businesses, retroactively for the period from December 31, 2001 through January 31, 2006. The taxing authority contends that the Company’s businesses fall within the definition of “communication services” and as such are subject to the VAT.

L&C and Klimes have filed separate petitions to challenge the imposition of this tax. L&C’s challenge in the administrative courts was unsuccessful at the first level, but successful at the second administrative level. The state taxing authority filed an appeal to the third and final administrative level, which required consideration by a full panel of 16 administrative law judges. On September 27, 2010, L&C received an unfavorable ruling at this final administrative level, which concluded that the VAT applied. On December 15, 2011, a Special Chamber of the administrative court considered the reasonableness of the amount of the penalty assessed against L&C and significantly reduced the penalty. With the reduction, the amounts allegedly owed by L&C are approximately $8.6 million in taxes, approximately $4.3 million in penalties and approximately $18.4 million in interest (as of December 31, 2011 at an exchange rate of 0.534). On January 27, 2012, L&C filed a writ of mandamus in the 8th lower public treasury court in São Paulo, State of São Paulo, appealing the administrative court’s decision that the VAT applies. On that same day, L&C filed a motion for an injunction barring the taxing authority from collecting the tax, penalty and interest while the appeal is pending. The court denied the motion on January 30, 2012.  L&C filed a motion for reconsideration, and in early February 2012, the court granted that motion and issued an injunction.

Klimes’ challenge was unsuccessful at the first level of the administrative courts, and denied at the second administrative level on or about September 24, 2009. On January 5, 2011, the administrative law judges at the third administrative level published a ruling that the VAT applies but significantly reduced the penalty assessed by the taxing authority. With the penalty reduction, the amounts allegedly owed by Klimes are approximately $9.7 million in taxes, approximately $4.8 million in penalties and approximately $20.1 million in interest (as of December 31, 2011 at an exchange rate of 0.534). In late February 2011, Klimes filed a writ of mandamus in the 13th lower public treasury court in São Paulo, State of São Paulo, appealing the administrative court’s decision that the VAT applies. On that same day, Klimes filed a motion for an injunction barring the taxing authority from collecting the tax, penalty and interest while the appeal is pending. The court denied the motion in early April 2011. Klimes filed a motion for reconsideration with the court and also appealed that ruling to the São Paulo State Higher Court, which affirmed in late April 2011. On June 20, 2011, the 13th lower public treasury court in São Paulo reconsidered its prior ruling and granted Klimes an injunction suspending any collection effort by the taxing authority until a decision on the merits is obtained at the first judicial level.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

On August 8, 2011, Brazil’s National Council of Fiscal Policy (CONFAZ) published a rule authorizing a general amnesty to sixteen states, including the State of São Paulo, to reduce the principal amount of VAT allegedly owed for communications services and reduce or waive related interest and penalties.  The State of São Paulo ratified the amnesty in late August 2011.  However, in late 2011, the State of São Paulo decided not to pursue the general amnesty, but it has indicated that it would be willing to consider a special amnesty for the out-of-home industry.  Klimes and L&C are actively exploring this opportunity but do not know whether the State ultimately will offer a special amnesty or what the terms of any special amnesty might be.  Accordingly, the businesses continue to vigorously pursue their appeals in the lower public treasury court.

At December 31, 2011, the range of reasonably possible loss is from zero to approximately $31.2 million in the L&C matter and is from zero to approximately $34.6 million in the Klimes matter. The maximum loss that could ultimately be paid depends on the timing of the final resolution at the judicial level and applicable future interest rates.  Based on the Company’s review of the law, the outcome of similar cases at the judicial level and the advice of counsel, the Company has not accrued any costs related to these claims and believes the occurrence of loss is not probable.

NOTE 8 – GUARANTEES

At December 31, 2011, Clear Channel guaranteed $39.5 million of credit lines provided to certain of its international subsidiaries by a major international bank.  Most of these credit lines related to intraday overdraft facilities covering participants in Clear Channel’s European cash management pool.  As of December 31, 2011, no amounts were outstanding under these agreements.

As of December 31, 2011, Clear Channel had outstanding surety bonds and commercial standby letters of credit of $48.3 million and $136.5 million, respectively, of which $67.5 million of letters of credit were cash secured.  Letters of credit in the amount of $9.1 million are collateral in support of surety bonds and these amounts would only be drawn under the letters of credit in the event the associated surety bonds were funded and Clear Channel did not honor its reimbursement obligation to the issuers. These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items.

As of December 31, 2011, Clear Channel had outstanding bank guarantees of $56.2 million. Bank guarantees in the amount of $4.3 million are backed by cash collateral.

NOTE 9 – INCOME TAXES

Significant components of the provision for income tax benefit (expense) are as follows:

(In thousands)	Years Ended December 31,
	2011	2010	2009
Current - Federal	$18,608	$(4,534)	$104,539
Current - foreign	(51,293)	(41,388)	(15,301)
Current - state	14,719	(5,278)	(13,109)
Total current benefit (expense)	(17,966)	(51,200)	76,129

Deferred - Federal	126,078	211,137	366,024
Deferred - foreign	13,708	(3,859)	30,399
Deferred - state	4,158	3,902	20,768
Total deferred benefit (expense)	143,944	211,180	417,191
Income tax benefit (expense)	$125,978	$159,980	$493,320

Current tax expense of $18.0 million was recorded for 2011 as compared to current tax expenses of $51.2 million for 2010 primarily due to the Company’s settlement of U.S. Federal and state tax examinations during 2011.  Pursuant to the settlements, the Company recorded a reduction to current income tax expense of approximately $51.1 million during 2011 to reflect the net current tax benefits of the settlements.

Deferred tax benefits of $143.9 million for 2011, primarily relate to future benefits of net operating loss carryforwards, and were lower when compared with deferred tax benefits of $211.2 million for 2010. The decrease in deferred tax benefits in 2011 is primarily due to a decrease in Federal tax losses.  Additional decreases are a result of the deferred tax impacts from the Company’s settlement of U.S. Federal and state tax examinations during 2011 along with the write-off of deferred tax assets associated with the 2011 vesting of certain equity awards.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the year ended December 31, 2010, deferred tax benefits decreased $206.0 million as compared to 2009 primarily due to larger impairment charges recorded in 2009 related to tax deductible intangibles.  This decrease was partially offset by increases in deferred tax expense in 2009 as a result of the deferral of certain discharge of indebtedness income, for income tax purposes, resulting from the reacquisition of business indebtedness, as provided by the American Recovery and Reinvestment Act of 2009 signed into law on February 17, 2009.  In addition, in 2010 the Company recorded additional deferred tax expenses related to excess tax over book depreciation resulting from the accelerated tax depreciation provisions available under the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 that was signed into law on December 17, 2010.

Significant components of the Company's deferred tax liabilities and assets as of December 31, 2011and 2010 are as follows:

(In thousands)	2011	2010
Deferred tax liabilities:
Intangibles and fixed assets	$2,381,177	$2,202,702
Long-term debt	465,201	523,846
Foreign	43,305	55,102
Investments in nonconsolidated affiliates	46,502	48,880
Other investments	7,068	7,012
Other	25,834	18,488
Total deferred tax liabilities	2,969,087	2,856,030

Deferred tax assets:
Accrued expenses	92,038	123,225
Unrealized gain in marketable securities	6,833	22,229
Net operating losses	917,078	658,352
Bad debt reserves	10,767	12,244
Deferred Income	590	700
Other	33,931	32,241
Total gross deferred tax assets	1,061,237	848,991
Less: Valuation allowance	14,177	17,434
Total deferred tax assets	1,047,060	831,557
Net deferred tax liabilities	$1,922,027	$2,024,473

Included in the Company’s net deferred tax liabilities are $ 16.6 million and $25.7 million of current net deferred tax assets for 2011 and 2010, respectively.  The Company presents these assets in “Other current assets” on its consolidated balance sheets.  The remaining $1.9 billion and $2.0 billion of net deferred tax liabilities for 2011 and 2010, respectively, are presented in “Deferred tax liabilities” on the consolidated balance sheets.

At December 31, 2011, the Company had recorded net operating loss carryforwards (tax effected) for federal and state income tax purposes of $917.1 million, expiring in various amounts through 2031.    The Company expects to realize the benefits of the majority of net operating losses based on its expectations as to future taxable income from deferred tax liabilities that reverse in the relevant carryforward period and therefore the Company has not recorded a valuation allowance against those losses.

At December 31, 2011, net deferred tax liabilities include a deferred tax asset of $27.5 million relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation.  Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date.  Accordingly, there can be no assurance that the stock price of the Company’s common stock will rise to levels sufficient to realize the entire deferred tax benefit currently reflected in its balance sheet.

The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses, permits and tax deductible goodwill created from the Company’s various stock acquisitions.  In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company does not amortize FCC licenses and permits.  As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits.  As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The reconciliation of income tax computed at the U.S. Federal statutory tax rates to income tax benefit (expense) is:

	Years Ended December 31,
(In thousands)	2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent
Income tax benefit (expense) at statutory rates	$137,903	35%	$217,991	35%	$1,589,825	35%
State income taxes, net of Federal tax benefit	18,877	5%	(1,376)	0%	7,660	0%
Foreign taxes	(4,683)	(1%)	(30,967)	(5%)	(92,648)	(2%)
Nondeductible items	(3,154)	(1%)	(3,165)	(0%)	(3,317)	(0%)
Changes in valuation allowance and other estimates	(15,816)	(4%)	(16,263)	(3%)	54,579	1%
Impairment charge	―	0%	―	0%	(1,050,535)	(23%)
Other, net	(7,149)	(2%)	(6,240)	(1%)	(12,244)	(0%)
Income tax benefit (expense)	$125,978	32%	$159,980	26%	$493,320	11%

A tax benefit was recorded for the year ended December 31, 2011 of 32%.    The effective tax rate for 2011 was impacted by the Company’s settlement of U.S. Federal and state tax examinations during the year.  Pursuant to the settlements, the Company recorded a reduction to income tax expense of approximately $16.3 million to reflect the net tax benefits of the settlements.  This benefit was partially offset by additional tax recorded during 2011 related to the write-off of deferred tax assets associated with the vesting of certain equity awards and the inability to benefit from certain tax loss carryforwards in foreign jurisdictions. Foreign income before income taxes was approximately $94.0 million for 2011.

A tax benefit was recorded for the year ended December 31, 2010 of 26%.    The effective tax rate for 2010 was impacted by the Company’s inability to benefit from tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.  In addition, the Company recorded a valuation allowance of $13.6 million against deferred tax assets in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.   Foreign income before income taxes was approximately $40.8 million for 2010.

A tax benefit was recorded for the year ended December 31, 2009 of 11%.  The effective tax rate for 2009 was primarily impacted by the goodwill impairment charges which are not deductible for tax purposes (see Note 2).  In addition, the Company was unable to benefit tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.  These impacts were partially offset by the reversal of valuation allowances on certain net operating losses as a result of the Company’s ability to utilize those losses through either carrybacks to prior years or based on our expectations as to future taxable income from deferred tax liabilities that reverse in the relevant carryforward period for those net operating losses that cannot be carried back.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense.  The total amount of interest accrued at December 31, 2011 and 2010 was $61.0 million and $87.5 million, respectively.  The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2011 and 2010 was $236.8 million and $312.9 million, respectively, of which $212.7 million and $269.3 million is included in “Other long-term liabilities”, and $4.5 million and $35.3 million is included in “Accrued Expenses” on the Company’s consolidated balance sheets, respectively.  In addition, $19.6 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2011. The total amount of unrecognized tax benefits at December 31, 2011 and 2010 that, if recognized, would impact the effective income tax rate is $146.0 million and $204.6 million, respectively.

(In thousands)	Years Ended December 31,
Unrecognized Tax Benefits	2011	2010
Balance at beginning of period	$225,469	$237,517
Increases for tax position taken in the current year	5,373	5,222
Increases for tax positions taken in previous years	12,115	22,990
Decreases for tax position taken in previous years	(37,677)	(20,705)
Decreases due to settlements with tax authorities	(29,443)	(14,462)
Decreases due to lapse of statute of limitations	(55)	(5,093)
Balance at end of period	$175,782	$225,469

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company and its subsidiaries file income tax returns in the United States Federal jurisdiction and various state and foreign jurisdictions.  During 2011, the Company reached a settlement with the Internal Revenue Service (“IRS”) related to the examination of the tax years 2003 and 2004.  As a result of the settlement the Company paid approximately $22.4 million, inclusive of interest to the IRS and reversed the excess liabilities related to the settled tax years.  During 2010, the Company reached a settlement with the IRS related to the examination of the tax years 2005 and 2006.  As a result of the settlement the Company paid approximately $14.3 million, inclusive of interest, to the IRS and reversed the excess liabilities related to the settled tax years.  The IRS is currently auditing the Company’s 2007 and 2008 pre and post merger periods. In addition, the Company effectively settled several state and foreign tax examinations during 2010 and 2011 that resulted in a reduction to our net tax liabilities to reflect the tax benefits of the settlements.  Substantially all material state, local, and foreign income tax matters have been concluded for years through 2003.

NOTE 10 - SHAREHOLDERS’ EQUITY

The Company has issued approximately 24.1 million shares of Class A common stock, approximately 0.6 million shares of Class B common stock and approximately 59.0 million shares of Class C common stock.  Every holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock.  Every holder of shares of Class B common stock is entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the record date for such vote and the number of shares of Class C common stock outstanding as of the record date for such vote by (b) the number of shares of Class B common stock outstanding as of the record date for such vote.  Except as otherwise required by law, the holders of outstanding shares of Class C common stock are not entitled to any votes upon any matters presented to our stockholders.

Except with respect to voting as described above, and as otherwise required by law, all shares of Class A common stock, Class B common stock and Class C common stock have the same powers, privileges, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, and are identical to each other in all respects.

Dividends

Clear Channel did not declare dividends in 2011, 2010 or 2009.  The Company has never paid cash dividends on its Class A common stock, and currently does not intend to pay cash dividends on its Class A common stock in the future.  Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends thereby limiting the Company’s ability to pay dividends.

Share-Based Compensation

Stock Options

The Company has granted options to purchase its shares of Class A common stock to certain key executives under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant.  These options are granted for a term not to exceed ten years and are forfeited, except in certain circumstances, in the event the executive terminates his or her employment or relationship with the Company or one of its affiliates.  Approximately one-third of the options granted vest based solely on continued service over a period of up to five years with the remainder becoming eligible to vest over a period of up to five years if certain predetermined performance targets are met.  The equity incentive plan contains antidilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.

The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10.  The fair value of the portion of options that vest based on continued service is estimated on the grant date using a Black-Scholes option-pricing model and the fair value of the remaining options which contain vesting provisions subject to service, market and performance conditions is estimated on the grant date using a Monte Carlo model.  Expected volatilities were based on historical volatility on peer companies’ stock, including the Company, over the expected life of the options.  The expected life of the options granted represents the period of time that the options granted are expected to be outstanding.  The Company used historical data to estimate option exercises and employee terminations within the valuation model.  The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards.  The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option.  The following assumptions were used to calculate the fair value of these options:

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	2011	2010	2009
Expected volatility	67%	58%	58%
Expected life in years	6.3 – 6.5	5.0 – 7.0	5.5 – 7.5
Risk-free interest rate	1.22% – 2.37%	2.03% – 2.74%	2.30% – 3.26%
Dividend yield	0%	0%	0%

The following table presents a summary of the Company's stock options outstanding at and stock option activity during the year ended December 31, 2011(“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2011	6,320	$32.93
Granted (1)	2,948	17.32
Exercised	—
Forfeited	(3,824)	34.33
Expired	(402)	36.00
Outstanding, December 31, 2011 (2)	5,042	22.49	8.2 years	$—
Exercisable	994	25.04	6.3 years	—
Expected to Vest	2,050	25.05	8.8 years	—

_____________

(1)	The weighted average grant date fair value of options granted during the years ended December 31, 2011, 2010, and 2009 was $2.69, $4.79, and $0.12 per share, respectively.

(2)
Non-cash compensation expense has not been recorded with respect to 2.0 million shares as the vesting of these options is subject to performance conditions that have not yet been determined probable to meet.

A summary of the Company’s unvested options and changes during the year ended December 31, 2011is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2011	5,234	$18.32
Granted	2,948	2.69
Vested (1)	(310)	12.11
Forfeited	(3,824)	18.65
Unvested, December 31, 2011	4,048	7.10

______________

(1)	The total fair value of the options vested during the years ended December 31, 2011, 2010 and 2009 was $3.8 million, $4.5 million and $4.4 million, respectively.

Restricted Stock Awards

The Company has granted restricted stock awards to its employees and affiliates under its equity incentive plan.  These common shares are restricted in transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee terminated his or her employment or relationship with the Company prior to the lapse of the restriction.  Recipients of the restricted stock awards were entitled to all cash dividends as of the date the award was granted.

The following table presents a summary of the Company's restricted stock outstanding at and restricted stock activity during the year ended December 31, 2011 (“Price” reflects the weighted average share price at the date of grant):

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands, except per share data)
	Awards	Price
Outstanding January 1, 2011	895	$36.00
Granted	—
Vested (restriction lapsed)	(438)	36.00
Forfeited	(12)	36.00
Outstanding, December 31, 2011	445	36.00

CCOH Share-Based Awards

CCOH Stock Options

The Company’s subsidiary, CCOH, has granted options to purchase shares of its Class A common stock to employees and directors of CCOH and its affiliates under its equity incentive plan at no less than the fair market value of the underlying stock on the date of grant.  These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCOH or one of its affiliates.  These options vest solely on continued service over a period of up to five years.  The equity incentive stock plan contains anti-dilutive provisions that permit an adjustment of the number of shares of CCOH’s common stock represented by each option for any change in capitalization.

The fair value of each option awarded on CCOH common stock is estimated on the date of grant using a Black-Scholes option-pricing model.  Expected volatilities are based on historical volatility of CCOH’s stock over the expected life of the options.  The expected life of options granted represents the period of time that options granted are expected to be outstanding.  CCOH uses historical data to estimate option exercises and employee terminations within the valuation model.  CCOH includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards.  The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option.  The following assumptions were used to calculate the fair value of CCOH’s options on the date of grant:

	Years Ended December 31,
	2011	2010	2009
Expected volatility	57%	58%	58%
Expected life in years	6.3	5.5 – 7.0	5.5 – 7.0
Risk-free interest rate	1.26% – 2.75%	1.38% – 3.31%	2.31% – 3.25%
Dividend yield	0%	0%	0%

The following table presents a summary of CCOH’s stock options outstanding at and stock option activity during the year ended December 31, 2011(“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2011	9,041	$15.55
Granted (1)	1,908	14.69
Exercised (2)	(220)	6.39
Forfeited	(834)	11.71
Expired	(904)	24.08
Outstanding, December 31, 2011	8,991	15.10	6.0 years	$14,615
Exercisable	4,998	17.64	4.3 years	5,725
Expected to Vest	3,638	11.88	8.2 years	8,320
__________
(1)	The weighted average grant date fair value of CCOH options granted during the years ended December 31, 2011, 2010 and 2009 was $8.30, $5.65 and $3.38 per share, respectively.

(2)
Cash received from option exercises during the years ended December 31, 2011 and 2010 was $1.4 million and $0.9 million, respectively.  The total intrinsic value of the options exercised during the years ended December 31, 2011 and 2010 was $1.5 million and $1.1 million, respectively.  No options were exercised during the year ended December 31, 2009.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 A summary of CCOH’s unvested options at and changes during the year ended December 31, 2011 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2011	4,389	$5.31
Granted	1,908	8.30
Vested (1)	(1,470)	5.59
Forfeited	(834)	6.15
Unvested, December 31, 2011	3,993	6.41
__________
(1)	The total fair value of CCOH options vested during the years ended December 31, 2011, 2010 and 2009 was $8.2 million, $15.9 million and $9.9 million, respectively.

Restricted Stock Awards

CCOH has also granted both restricted stock and restricted stock unit awards to its employees and affiliates under its equity incentive plan.  The restricted stock awards represent shares of Class A common stock that hold a legend which restricts their transferability for a term of up to five years.  The restricted stock units represent the right to receive shares upon vesting, which is generally over a period of up to five years.  Both restricted stock awards and restricted stock units are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCOH prior to the lapse of the restriction.

The following table presents a summary of CCOH’s restricted stock and restricted stock units outstanding at and activity during the year ended December 31, 2011 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2011	180	$15.36
Granted	—
Vested (restriction lapsed)	(88)	19.44
Forfeited	(9)	29.03
Outstanding, December 31, 2011	83	8.69

Share-Based Compensation Cost

The share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. The following table presents the amount of share-based compensation recorded during the years ended December 31, 2011, 2010 and 2009:

(In thousands)	Years Ended December 31,
	2011	2010	2009
Direct operating expenses	$10,013	$11,996	$11,361
Selling, general & administrative expenses	5,359	7,109	7,304
Corporate expenses	5,295	15,141	21,121
Total share based compensation expense	$20,667	$34,246	$39,786

The tax benefit related to the share-based compensation expense for the years ended December 31, 2011, 2010, and 2009 was $7.9 million, $13.0 million, and $15.1 million, respectively.

As of December 31, 2011, there was $42.8 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions.  This cost is expected to be recognized over two years.  In addition, as of December 31, 2011, there was $15.2 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions.  This cost will be recognized when it becomes probable that the performance condition will be satisfied.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Included in corporate share-based compensation for the year ended December 31, 2011 is a $6.6 million reversal of expense related to the cancellation of a portion of an executive’s stock options. Additionally, the Company completed a voluntary stock option exchange program on March 21, 2011 and exchanged 2.5 million stock options granted under the Clear Channel 2008 Executive Incentive Plan for 1.3 million replacement stock options with a lower exercise price and different service and performance conditions. The Company accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.0 million over the service period of the new awards.

During the year ended December 31, 2010, the Company recorded additional share-based compensation expense of $6.0 million in “Corporate expenses” related to shares tendered by Mark P. Mays to the Company on August 23, 2010 for purchase at $36.00 per share pursuant to a put option included in his amended employment agreement.

Reconciliation of Loss per Share

(In thousands, except per share data)	Years Ended December 31,
	2011	2010	2009
NUMERATOR:
Net loss attributable to the Company – common shares	$(302,094)	$(479,089)	$(4,034,086)
Less: Participating securities dividends	2,972	5,916	6,799
Less: Income (loss) attributable to the Company – unvested shares	―	―	―
Net loss attributable to the Company per common share – basic and diluted	$(305,066)	$(485,005)	$(4,040,885)

DENOMINATOR:
Weighted average common shares outstanding - basic	82,487	81,653	81,296
Effect of dilutive securities:
Stock options and common stock warrants (1)	―	―	―
Weighted average common shares outstanding - diluted	82,487	81,653	81,296

Net loss attributable to the Company per common share:
Basic	$(3.70)	$(5.94)	$(49.71)
Diluted	$(3.70)	$(5.94)	$(49.71)
_______
(1)
5.5 million, 7.2 million and 7.6 million stock options and restricted shares were outstanding at December 31, 2011, 2010, and 2009, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive as the respective options’ strike price was greater than the current market price of the shares.

NOTE 11 – EMPLOYEE STOCK AND SAVINGS PLANS

The Company has various 401(k) savings and other plans for the purpose of providing retirement benefits for substantially all employees.  Under these plans, an employee can make pre-tax contributions and the Company will match a portion of such an employee’s contribution.  Employees vest in these Company matching contributions based upon their years of service to the Company.  Contributions of $27.8 million, $29.8 million and $23.0 million to these plans for the years ended December 31, 2011, 2010 and 2009, respectively, were expensed. The Company suspended the matching contribution as of April 30, 2009 and reinstated the matching contribution effective April 1, 2010 retroactive to January 1, 2010.

The Company offers a non-qualified deferred compensation plan for its highly compensated executives, under which such executives are able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes.  The Company accounts for the plan in accordance with the provisions of ASC 710-10.  Matching credits on amounts deferred may be made in the Company’s sole discretion and the Company retains ownership of all assets until distributed.  Participants in the plan have the opportunity to allocate their deferrals and any Company matching credits among different investment options, the performance of which is used to determine the amounts to be paid to participants under the plan.  In accordance with the provisions of ASC 710-10, the assets and liabilities of the non-qualified deferred compensation plan are presented in “Other assets” and “Other long-term liabilities” in the accompanying consolidated balance sheets, respectively.  The asset and liability under the deferred compensation plan at December 31, 2011 was approximately $10.5 million recorded in “Other assets” and $10.5 million recorded in “Other long-term liabilities”, respectively.  The asset and liability under the deferred compensation plan at December 31, 2010 was approximately $11.3 million recorded in “Other assets” and $11.3 million recorded in “Other long-term liabilities”, respectively.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 – OTHER INFORMATION

The following table discloses the components of “Other income (expense)” for the years ended December 31, 2011, 2010 and 2009, respectively:

(In thousands)	Years Ended December 31,
	2011	2010	2009
Foreign exchange gain (loss)	$(234)	$(12,783)	$(15,298)
Gain (loss) on debt extinguishment	(1,447)	60,289	713,034
Other	(2,935)	(1,051)	(18,020)
Total other income (expense) – net	$(4,616)	$46,455	$679,716

The following table discloses the deferred income tax (asset) liability related to each component of other comprehensive income (loss) for the years ended December 31, 2011, 2010 and 2009, respectively:

(In thousands)	Years Ended December 31,
	2011	2010	2009
Foreign currency translation adjustments	$(449)	$5,916	$16,569
Unrealized holding gain on marketable securities	2,667	14,475	6,743
Unrealized holding gain (loss) on cash flow derivatives	20,157	9,067	(44,350)
Total income tax benefit (expense)	$22,375	$29,458	$(21,038)

The following table discloses the components of “Other current assets” as of December 31, 2011 and 2010, respectively:

(In thousands)	As of December 31,
	2011	2010
Inventory	$21,157	$22,517
Deferred tax asset	16,573	25,724
Deposits	15,167	30,966
Deferred loan costs	53,672	50,133
Other	84,043	54,913
Total other current assets	$190,612	$184,253

The following table discloses the components of “Other assets” as of December 31, 2011 and 2010, respectively:

(In thousands)	As of December 31,
	2011	2010
Investments in, and advances to, nonconsolidated affiliates	$359,687	$357,751
Other investments	77,766	75,332
Notes receivable	512	761
Prepaid expenses	600	794
Deferred loan costs	188,823	204,772
Deposits	17,790	13,804
Prepaid rent	79,244	79,683
Other	36,917	21,723
Non-qualified plan assets	10,539	11,319
Total other assets	$771,878	$765,939

The following table discloses the components of “Other long-term liabilities” as of December 31, 2011 and 2010, respectively:

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	As of December 31,
	2011	2010
Unrecognized tax benefits	$212,672	$269,347
Asset retirement obligation	50,983	52,099
Non-qualified plan liabilities	10,539	11,319
Interest rate swap	159,124	213,056
Deferred income	15,246	13,408
Redeemable noncontrolling interest	57,855	57,765
Deferred rent	81,599	61,650
Employee related liabilities	40,145	34,551
Other	79,725	63,481
Total other long-term liabilities	$707,888	$776,676

The following table discloses the components of “Accumulated other comprehensive loss,” net of tax, as of December 31, 2011 and 2010, respectively:

(In thousands)	As of December 31,
	2011	2010
Cumulative currency translation adjustment	$(212,761)	$(179,639)
Cumulative unrealized gain (losses) on securities	41,302	36,698
Cumulative other adjustments	5,708	8,192
Cumulative unrealized gain (losses) on cash flow derivatives	(100,292)	(134,067)
Total accumulated other comprehensive loss	$(266,043)	$(268,816)

NOTE 13 – SEGMENT DATA

The Company’s reportable segments, which it believes best reflect how the Company is currently managed, are CCME, Americas outdoor advertising and International outdoor advertising.  Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation.  The CCME segment provides media and entertainment services via broadcast and digital delivery and also includes the Company’s national syndication business.  The Americas outdoor advertising segment consists of operations primarily in the United States, Canada and Latin America, with approximately 89% of its 2011 revenue in this segment derived from the United States.  The international outdoor segment primarily includes operations in Europe, Asia and Australia.  The Americas outdoor and International outdoor display inventory consists primarily of billboards, street furniture displays and transit displays.  The Other category includes the Company’s media representation firm as well as other general support services and initiatives which are ancillary to the Company’s other businesses. Corporate includes infrastructure and support including, information technology, human resources, legal, finance and administrative functions of each of the Company’s operating segments, as well as overall executive, administrative and support functions. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

The following table presents the Company’s operating segment results for the years ended December 31, 2011, 2010 and 2009.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	CCME	Americas Outdoor Advertising	International Outdoor Advertising	Other	Corporate and other reconciling items	Eliminations	Consolidated
Year Ended December 31, 2011
Revenue	$2,986,828	$1,336,592	$1,667,282	$234,542	$—	$(63,892)	$6,161,352
Direct operating expenses	849,265	607,210	1,031,591	27,807	—	(11,837)	2,504,036
Selling, general and administrative expenses	980,960	225,217	315,655	147,481	—	(52,055)	1,617,258
Depreciation and amortization	268,245	222,554	208,410	49,827	14,270	—	763,306
Corporate expenses	—	—	—	—	227,096	—	227,096
Impairment charges	—	—	—	—	7,614	—	7,614
Other operating income – net	—	—	—	—	12,682	—	12,682
Operating income (loss)	$888,358	$281,611	$111,626	$9,427	$(236,298)	$—	$1,054,724
Intersegment revenues	$—	$4,141	$—	$59,751	$—	$—	$63,892
Segment assets	$8,364,246	$4,036,584	$2,015,687	$809,212	$1,316,310	$—	$16,542,039
Capital expenditures	$61,434	$132,770	$159,973	$—	$9,797	$—	$363,974
Share-based compensation expense	$4,606	$7,601	$3,165	$—	$5,295	$—	$20,667
Year Ended December 31, 2010
Revenue	$2,869,224	$1,290,014	$1,507,980	$261,461	$—	$(62,994)	$5,865,685
Direct operating expenses	808,592	588,592	971,380	27,953	—	(14,870)	2,381,647
Selling, general and administrative expenses	963,853	218,776	275,880	159,827	—	(48,124)	1,570,212
Depreciation and amortization	256,673	209,127	204,461	52,965	9,643	—	732,869
Corporate expenses	—	—	—	—	284,042	—	284,042
Impairment charges	—	—	—	—	15,364	—	15,364
Other operating expense – net	—	—	—	—	(16,710)	—	(16,710)
Operating income (loss)	$840,106	$273,519	$56,259	$20,716	$(325,759)	$—	$864,841
Intersegment revenues	$—	$4,173	$—	$58,821	$—	$—	$62,994
Segment assets	$8,411,953	$4,578,130	$2,059,892	$812,189	$1,598,218	$—	$17,460,382
Capital expenditures	$35,463	$96,720	$98,553	$—	$10,728	$—	$241,464
Share-based compensation expense	$7,152	$9,207	$2,746	$—	$15,141	$—	$34,246
Year Ended December 31, 2009
Revenue	$2,705,367	$1,238,171	$1,459,853	$200,467	$—	$(51,949)	$5,551,909
Direct operating expenses	885,870	608,078	1,017,005	29,912	—	(11,411)	2,529,454
Selling, general and administrative expenses	918,397	202,196	282,208	158,139	—	(40,538)	1,520,402
Depreciation and amortization	261,246	210,280	229,367	56,379	8,202	—	765,474
Corporate expenses	—	—	—	—	253,964	—	253,964
Impairment charges	—	—	—	—	4,118,924	—	4,118,924
Other operating expense – net	—	—	—	—	(50,837)	—	(50,837)
Operating income (loss)	$639,854	$217,617	$(68,727)	$(43,963)	$(4,431,927)	$—	$(3,687,146)
Intersegment revenues	$937	$2,767	$—	$48,245	$—	$—	$51,949
Segment assets	$8,601,490	$4,722,975	$2,216,691	$771,346	$1,734,599	$—	$18,047,101
Capital expenditures	$41,880	$84,440	$91,513	$—	$5,959	$—	$223,792
Share-based compensation expense	$8,276	$7,977	$2,412	$—	$21,121	$—	$39,786

Revenue of $1.8 billion, $1.7 billion and $1.6 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2011, 2010 and 2009, respectively.  Revenue of $4.3 billion, $4.2 billion and $4.0 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2011, 2010 and 2009, respectively.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Identifiable long-lived assets of $797.7 million, $802.4 million and $863.8 million derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2011, 2010 and 2009, respectively.  Identifiable long-lived assets of $2.3 billion, $2.3 billion and $2.5 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2011, 2010 and 2009, respectively.

NOTE 14 – QUARTERLY RESULTS OF OPERATIONS (Unaudited)

In thousands, except per share data)

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2011	2010	2011	2010	2011	2010	2011	2010
Revenue	$1,320,826	$1,263,778	$1,604,386	$1,490,009	$1,583,352	$1,477,347	$1,652,788	$1,634,551
Operating expenses:
Direct operating expenses	584,069	584,213	630,015	584,852	654,163	583,301	635,789	629,281
Selling, general and administrative expenses	372,710	362,430	420,436	392,701	402,160	378,794	421,952	436,287
Corporate expenses	52,347	64,496	56,486	64,109	54,247	80,518	64,016	74,919
Depreciation and amortization	183,711	181,334	189,641	184,178	197,532	184,079	192,422	183,278
Impairment charges	―	―	―	―	―	―	7,614	15,364
Other operating income (expense) - net	16,714	3,772	3,229	3,264	(6,490)	(29,559)	(771)	5,813
Operating income	144,703	75,077	311,037	267,433	268,760	221,096	330,224	301,235
Interest expense	369,666	385,795	358,950	385,579	369,233	389,197	368,397	372,770
Loss on marketable securities	―	―	—	—	—	—	(4,827)	(6,490)
Equity in earnings (loss) of nonconsolidated affiliates	2,975	1,871	5,271	3,747	5,210	2,994	13,502	(2,910)
Other income (expense) – net	(2,036)	58,035	(4,517)	(787)	7,307	(5,700)	(5,370)	(5,093)
Loss before income taxes	(224,024)	(250,812)	(47,159)	(115,186)	(87,956)	(170,807)	(34,868)	(86,028)
Income tax benefit	92,661	71,185	9,184	37,979	20,665	20,415	3,468	30,401
Consolidated net loss	(131,363)	(179,627)	(37,975)	(77,207)	(67,291)	(150,392)	(31,400)	(55,627)
Less amount attributable to noncontrolling interest	469	(4,213)	15,204	9,117	6,765	4,293	11,627	7,039
Net loss attributable to the Company	$(131,832)	$(175,414)	$(53,179)	$(86,324)	$(74,056)	$(154,685)	$(43,027)	$(62,666)

Net loss attributable to the Company per common share:
Basic:	$(1.62)	$(2.17)	$(0.65)	$(1.06)	$(0.91)	$(1.91)	$(0.53)	$(0.80)
Diluted:	$(1.62)	$(2.17)	$(0.65)	$(1.06)	$(0.91)	$(1.91)	$(0.53)	$(0.80)

The Company's Class A common shares are quoted for trading on the OTC Bulletin Board under the symbol CCMO.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 – CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Clear Channel is a party to a management agreement with certain affiliates of the Sponsors and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018.  These agreements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, plus reimbursable expenses.  For the years ended December 31, 2011, 2010 and 2009, the Company recognized management fees and reimbursable expenses of $15.7 million, $17.1 million and $20.5 million, respectively.

As part of the employment agreement for the Company’s new Chief Executive Officer, the Company agreed to provide the Chief Executive Officer an aircraft for his personal and business use during the term of his employment.  Subsequently, a subsidiary of the Company entered into a six-year aircraft lease with Yet Again Inc., a company controlled by the Chief Executive Officer, to lease an airplane for use by the Chief Executive Officer in exchange for a one-time upfront lease payment of $3.0 million. The Company’s subsidiary also is responsible for all related taxes, insurance, and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment).  If the lease is terminated prior to the expiration of its term, Yet Again Inc. will be required to refund a pro rata portion of the lease payment and a pro rata portion of the tax associated with the amount of the lease payment refunded, based upon the period remaining in the term.

Additionally, subsequent to December 31, 2011, Clear Channel is in the process of negotiating a sublease with Pilot Group Manager, LLC, an entity that the Company’s Chief Executive Officer is a member of and an investor in, to rent space in Rockefeller Plaza in New York City through July 29, 2014.  Fixed rent is expected to be approximately $0.6 million annually plus a proportionate share of building expenses.  Pending finalization of the sublease, Clear Channel reimbursed Pilot Group Manager, LLC $40,000 per month for the use of its office space in Rockefeller Plaza in New York City.

Stock Purchases

On August 9, 2010, Clear Channel announced that its board of directors approved a stock purchase program under which Clear Channel or its subsidiaries may purchase up to an aggregate of $100 million of the Class A common stock of the Company and/or the Class A common stock of CCOH. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel’s discretion. During 2011, CC Finco purchased 1,553,971 shares of CCOH’s Class A common stock through open market purchases for approximately $16.4 million.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of management, including our Chief Executive Officer and our Chief Financial Officer, we have carried out an evaluation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act).  Based on that evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2011 to ensure that information we are required to disclose in reports that are filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC and is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting.  The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles.

As of December 31, 2011, management assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2011, based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in the Annual Report on Form 10-K, has issued an attestation report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011.  The report, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
CC Media Holdings, Inc.

We have audited CC Media Holdings, Inc.’s (the Company) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2011 and 2010, the related consolidated statements of comprehensive loss, changes in shareholders’ deficit, and cash flows of the Company for each of the three years in the period ended December 31, 2011 and our report dated February 21, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Antonio, Texas
February 21, 2012

ITEM 9B.     OTHER INFORMATION

Not Applicable

OTHER DATA

Executive Officers of the Registrant

The following information with respect to our executive officers is presented as of April 2, 2012:

Name	Age	Position
Robert W. Pittman	58	Chief Executive Officer and Director
Thomas W. Casey	49	Executive Vice President and Chief Financial Officer
C. William Eccleshare	56	Chief Executive Officer—Outdoor
Scott D. Hamilton	42	Senior Vice President, Chief Accounting Officer and Assistant Secretary
John E. Hogan	55	Chairman and Chief Executive Officer—Clear Channel Media and Entertainment
Robert H. Walls, Jr.	51	Executive Vice President, General Counsel and Secretary

The officers named above serve until the next Board of Directors meeting immediately following the Annual Meeting of Stockholders or until their respective successors are chosen and qualified, in each case unless the officer sooner dies, resigns, is removed or becomes disqualified.  We expect to retain the individuals named above as our executive officers at such next Board of Directors meeting immediately following the Annual Meeting of Stockholders.

Robert W. Pittman was appointed as our Chief Executive Officer and a director, as Chief Executive Officer and a director of Clear Channel Communications, Inc. and as Executive Chairman and a director of Clear Channel Outdoor Holdings, Inc. on October 2, 2011.  Prior thereto, Mr. Pittman served as Chairman of Media and Entertainment Platforms for us and Clear Channel Communications, Inc. since November 2010.  He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003.  Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002.  He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001.  Mr. Pittman serves on the boards of numerous charitable organizations, including the Alliance for Lupus Research, the New York City Ballet, Public Theater, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman.

Thomas W. Casey was appointed as our Executive Vice President and Chief Financial Officer, and as Executive Vice President and Chief Financial Officer of Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc., effective as of January 4, 2010.  On March 31, 2011, Mr. Casey was appointed to serve in the newly-created Office of the Chief Executive Officer of CC Media Holdings, Inc., Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc., in addition to his existing offices.  Mr. Casey served in the Office of the Chief Executive Officer of CC Media Holdings, Inc. and Clear Channel Communications, Inc. until October 2, 2011, and served in the Office of the Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. until January 24, 2012.  Prior to January 4, 2010, Mr. Casey served as Executive Vice President and Chief Financial Officer of Washington Mutual, Inc. from November 2002 until October 2008.  Washington Mutual, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2008.  Prior to November 2002, Mr. Casey served as Vice President of General Electric Company and Senior Vice President and Chief Financial Officer of GE Financial Assurance since 1999.

C. William Eccleshare was appointed as Chief Executive Officer – Outdoor of CC Media Holdings, Inc. and Clear Channel Communications, Inc. and as Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. on January 24, 2012.  Prior thereto, he served as Chief Executive Officer—Clear Channel Outdoor—International of CC Media Holdings, Inc. and Clear Channel Communications, Inc. since February 17, 2011 and served as Chief Executive Officer—International of Clear Channel Outdoor Holdings, Inc. since September 1, 2009.  Previously, he was Chairman and CEO of BBDO EMEA from 2005 to 2009.  Prior thereto, he was Chairman and CEO of Young & Rubicam EMEA since 2002.

Scott D. Hamilton was appointed as our Senior Vice President, Chief Accounting Officer and Assistant Secretary, and as Senior Vice President, Chief Accounting Officer and Assistant Secretary of Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc., on April 26, 2010.  Previously, Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc. (“Avaya”), a multinational telecommunications company, from October 2008 to April 2010.  Prior thereto, Mr. Hamilton served in various accounting and finance positions at Avaya, beginning in October 2004.  Prior thereto, Mr. Hamilton was employed by PricewaterhouseCoopers from September 1992 until September 2004.

John E. Hogan was appointed as Chairman and Chief Executive Officer—Clear Channel Media and Entertainment of CC Media Holdings, Inc. and Clear Channel Communications, Inc. on February 16, 2012.  Previously, he served as President and Chief Executive Officer—Clear Channel Media and Entertainment (formerly known as Clear Channel Radio) of CC Media Holdings, Inc. and Clear Channel Communications, Inc. since July 30, 2008.  Prior thereto, he served as the Senior Vice President and President and CEO of Radio for Clear Channel Communications, Inc. since August 2002.

Robert H. Walls, Jr. was appointed as our Executive Vice President, General Counsel and Secretary, and as Executive Vice President, General Counsel and Secretary of Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc., on January 1, 2010.  On March 31, 2011, Mr. Walls was appointed to serve in the newly-created Office of the Chief Executive Officer of CC Media Holdings, Inc., Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc., in addition to his existing offices.  Mr. Walls served in the Office of the Chief Executive Officer of CC Media Holdings, Inc. and Clear Channel Communications, Inc. until October 2, 2011, and served in the Office of the Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. until January 24, 2012.  Prior to January 1, 2010, Mr. Walls was a founding partner of Post Oak Energy Capital, LP and served as Managing Director through December 31, 2009, and remains an advisor to and a partner of Post Oak Energy Capital, LP.

CC Media Holdings, Inc.
Annual Meeting of Stockholders	May 18, 2012
9:00 a.m.
Hilton San Antonio Airport
Lone Star Ballroom-East
611 NW Loop 410	ADMIT ONE
San Antonio, TX 78216

CC Media Holdings, Inc.
Annual Meeting of Stockholders	May 18, 2012
9:00 a.m.
Hilton San Antonio Airport
Lone Star Ballroom-East
611 NW Loop 410	ADMIT ONE
San Antonio, TX 78216

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

To vote by mail, sign and date your proxy card and return it in the enclosed postage-paid envelope.

CC Media Holdings, Inc.

22616

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE 13 NOMINEES
NAMED BELOW AND “FOR” ITEM 2.
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							FOR	AGAINST	ABSTAIN

1.	ELECTION OF DIRECTORS (Please vote for a total of only 13 Nominees)	FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT	2.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2012.	☐	☐	☐
	The Board recommends that you vote “FOR” all 13 Nominees listed below:	☐	☐	☐	The Board recommends that you vote “FOR” ratification.
Nominees:
01	David C. Abrams	08 Jonathon S. Jacobson
02 03	Irving L. Azoff Steven W. Barnes	09 Ian K. Loring 10 Mark P. Mays
04	Richard J. Bressler	11 Randall T. Mays
05	Charles A. Brizius	12 Robert W. Pittman
06	John P. Connaughton	13 Scott M. Sperling
07	Blair E. Hendrix
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matters properly come before the meeting, the proxies will vote as recommended by our Board or, if there is no recommendation, in their discretion.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box above and write that nominee’s name in the space provided below.)

							Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your CC Media Holdings, Inc. account online.

Access your CC Media Holdings, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for CC Media Holdings, Inc. now makes it easy and convenient to get current information on your shareholder account.

●	View account status	●	Make address changes
●	View certificate history	●	Obtain a duplicate 1099 tax form
●	View book-entry information

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on May 18, 2012.

The Proxy Statement and Annual Report Materials are available at:
http://bnymellon.mobular.net/bnymellon/ccmo.

▼ FOLD AND DETACH HERE ▼

PROXY
CC Media Holdings, Inc.

2012 Meeting of Stockholders – May 18, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert W. Pittman, Thomas W. Casey and Robert H. Walls, Jr., and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CC Media Holdings, Inc. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said company to be held in San Antonio, Texas on May 18, 2012 at 9:00 a.m. local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	22616